As filed with the Securities and Exchange Commission on June 20, 2011
Registration No. 333- 172772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIAMOND RESORTS CORPORATION
(Exact name of registrant as specified in its charter)
SEE TABLE OF ADDITIONAL REGISTRANTS

Maryland (State or other jurisdiction of incorporation or organization)	7011 (Primary Standard Industrial Classification Code Number)	95-4582157 (I.R.S. Employer Identification Number)

10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Tel: (702) 684-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth Brennan, Esq.
Executive Vice President and General Counsel
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135
(702) 823-7550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Howard S. Lanznar, Esq.
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
(312) 902-5200
Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post–effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

	State or Other	I.R.S.	Industrial
	Jurisdiction of	Employer	Classification
Exact Name of Registrant Guarantor as Specified in its Charter (or	Incorporation or	Identification	Code
Other Organizational Document) (1)	Organization	Number	Number
Diamond Resorts Parent, LLC	NV	26-2349909	7011
Diamond Resorts Holdings, LLC	NV	27-5181614	7011
AKGI-St. Maarten N.V.	DE	59-3324734	7011
Chestnut Farms, LLC	NV	01-0905882	7011
Cumberland Gate, LLC	DE	61-1596179	7011
Diamond Resorts California Collection Development, LLC	DE	20-0292225	7011
Diamond Resorts Centralized Services Company	DE	82-0554601	7011
Diamond Resorts Citrus Share Holding, LLC	DE	33-1014939	7011
Diamond Resorts Coral Sands Development, LLC	DE	33-1014958	7011
Diamond Resorts Cypress Pointe I Development, LLC	DE	33-1014959	7011
Diamond Resorts Cypress Pointe II Development, LLC	DE	33-1014960	7011
Diamond Resorts Cypress Pointe III Development, LLC	DE	33-1014961	7011
Diamond Resorts Daytona Development, LLC	DE	33-1014956	7011
Diamond Resorts Developer and Sales Holding Company	DE	86-0787595	7011
Diamond Resorts Epic Mortgage Holdings, LLC	DE	33-1014921	7011
Diamond Resorts Fall Creek Development, LLC	DE	33-1014962	7011
Diamond Resorts Finance Holding Company	DE	82-0554621	7011
Diamond Resorts Financial Services, Inc.	NV	88-0410455	7011
Diamond Resorts Grand Beach I Development, LLC	DE	33-1014963	7011
Diamond Resorts Grand Beach II Development, LLC	DE	33-1014965	7011
Diamond Resorts Greensprings Development, LLC	DE	33-1014966	7011
Diamond Resorts Hawaii Collection Development, LLC	DE	33-1014926	7011
Diamond Resorts Hilton Head Development, LLC	DE	33-1014957	7011
Diamond Resorts International Club, Inc.	FL	59-3510037	7011
Diamond Resorts International Marketing, Inc.	CA	95-4484297	7011
Diamond Resorts Las Vegas Development, LLC	DE	33-1014971	7011
Diamond Resorts Management and Exchange Holding Company	DE	33-1014911	7011
Diamond Resorts Management, Inc.	AZ	86-0713421	7011
Diamond Resorts Mortgage Holdings, LLC	DE	82-0554625	7011
Diamond Resorts Palm Springs Development, LLC	DE	33-1014935	7011
Diamond Resorts Poco Diablo Development, LLC	DE	33-1014970	7011
Diamond Resorts Poipu Development, LLC	DE	33-1014968	7011
Diamond Resorts Polo Development, LLC	NV	26-0145739	7011
Diamond Resorts Port Royal Development, LLC	DE	33-1014973	7011
Diamond Resorts Powhatan Development, LLC	DE	33-1014974	7011
Diamond Resorts Residual Assets Development, LLC	DE	33-1014975	7011
Diamond Resorts Residual Assets Finance, LLC	DE	33-1014919	7011
Diamond Resorts Residual Assets M&E, LLC	DE	33-1014914	7011
Diamond Resorts Ridge on Sedona Development, LLC	DE	33-1014976	7011
Diamond Resorts Ridge Pointe Development, LLC	DE	33-1014977	7011
Diamond Resorts San Luis Bay Development, LLC	DE	33-1014978	7011
Diamond Resorts Santa Fe Development, LLC	DE	33-1014979	7011
Diamond Resorts Scottsdale Development, LLC	DE	33-1014954	7011
Diamond Resorts Sedona Springs Development, LLC	DE	33-1014980	7011
Diamond Resorts Sedona Summit Development, LLC	DE	33-1014981	7011
Diamond Resorts St. Croix Development, LLC	DE	33-1014982	7011
Diamond Resorts Steamboat Development, LLC	DE	33-1014984	7011
Diamond Resorts Tahoe Beach & Ski Development, LLC	DE	33-1014986	7011
Diamond Resorts U.S. Collection Development, LLC	DE	33-1014915	7011
Diamond Resorts Villa Mirage Development, LLC	DE	33-1014985	7011
Diamond Resorts Villas of Sedona Development, LLC	DE	33-1014987	7011
Diamond Resorts West Maui Development, LLC	DE	33-1014927	7011

	State or Other	I.R.S.	Industrial
	Jurisdiction of	Employer	Classification
Exact Name of Registrant Guarantor as Specified in its Charter (or	Incorporation or	Identification	Code
Other Organizational Document) (1)	Organization	Number	Number
Foster Shores, LLC	MO	01-0905934	7011
George Acquisition Subsidiary, Inc.	NV	58-2385599	7011
Ginger Creek, LLC	DE	32-0262324	7011
Grand Escapes, LLC	DE	20-1884181	7011
International Timeshares Marketing, LLC	DE	33-1014941	7011
Lake Tahoe Resort Partners, LLC	CA	95-4569152	7011
Mazatlan Development Inc.	WA	91-1491324	7011
MMG Development Corp.	FL	65-0530260	7011
Poipu Resort Partners, L.P.	HI	95-4501724	7011
Resort Management International, Inc.	CA	95-4582082	7011
Resorts Development International, Inc.	NV	88-0198739	7011
Walsham Lake, LLC	MO	01-0905847	7011
West Maui Resort Partners, L.P.	DE	99-0327624	7011

(1)	The address and telephone number of each registrant guarantor’s principal executive offices is 10600 West Charleston Boulevard, Las Vegas, Nevada 89135, (702) 684-8000.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2011

PROSPECTUS
$425,000,000

Diamond Resorts Corporation

Diamond Resorts Corporation is offering to exchange all of its outstanding $425,000,000 12% Senior Secured Notes due 2018 (the “outstanding notes”) for an equal amount of 12% Senior Secured Notes due 2018 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2011, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

•	Each of Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC and all of Diamond Resorts Corporation’s existing and future direct or indirect U.S. restricted subsidiaries jointly and severally, irrevocably and unconditionally guarantee, on a secured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of Diamond Resorts Corporation under the outstanding notes, exchange notes and the indenture governing the notes.

•	The exchange notes and the guarantees will be secured by first-priority liens on all Diamond Resorts Corporation’s and the guarantors’ assets, other than real property and consumer loans, subject to certain exceptions and permitted liens.

Resales of Exchange Notes

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 17 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

The notes and related guarantees described in this prospectus have not been recommended by or approved by the Securities and Exchange Commission, or the SEC, or any other federal or state securities commission or regulatory authority, nor has the SEC or any other such federal or state securities commission or regulatory authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. The information in this prospectus may only be accurate as of the date hereof.

INDUSTRY AND MARKET DATA
          Certain market and industry data included in this prospectus have been obtained from third-party sources that we believe to be reliable, including the American Resort Development Association, or ARDA. Market estimates are calculated by using independent industry publications and other publicly available information in conjunction with our assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein and we have not independently verified such information, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.
TRADEMARKS
          As used in this prospectus, Diamond Resorts International® and THE Club® are trademarks of the Company. This prospectus also refers to brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus are the property of their respective holders.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements in this prospectus by using words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.
          Although we believe that our expectations are based on reasonable assumptions, our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this prospectus as a result of various factors, including, among others:
•	adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries;

•	adverse changes to, or interruptions in, relationships with our affiliates and other third parties, including our hospitality management contracts;

•	our ability to maintain a sufficient inventory of vacation ownership interests, or VOIs, for sale to customers without expending significant capital to develop or acquire additional resort properties;

•	our ability to sell, securitize or borrow against the consumer loans that we generate;

•	decreased demand from prospective purchasers of VOIs;

•	declines or disruptions in the travel industry;

•	adverse events or trends in vacation destinations and regions where our resorts are located;

•	changes in our senior management;

•	our ability to comply with regulations applicable to the vacation ownership industry;

•	the effects of our indebtedness and our compliance with the terms thereof;

•	our ability to successfully implement our growth strategy;

•	our ability to compete effectively; and

•	other risks and uncertainties discussed in “Risk Factors” and elsewhere in this prospectus.
          Accordingly, before you decide to tender outstanding notes in the exchange offer, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.
          Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

PROSPECTUS SUMMARY
          The following summary highlights selected information contained elsewhere in this prospectus but does not contain all the information that is important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our consolidated financial statements included elsewhere in this prospectus before you decide to tender outstanding notes in the exchange offer. Except as otherwise stated or required by context, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Diamond Resorts Parent, LLC and its subsidiaries, including Diamond Resorts Corporation. All financial information contained in this prospectus is that of Diamond Resorts Parent, LLC.
Company Overview
          We are one of the world’s largest companies in the vacation ownership industry, with an ownership base of more than 380,000 families and a network of 203 destinations located in 28 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Our resort network includes 68 Diamond Resorts International-branded properties, which we manage, and 131 affiliated resorts and four cruise ships, which we do not manage and which do not carry our brand, but are a part of our network and are consequently available for our members to use as vacation destinations.
          Our operations consist of three interrelated businesses that provide us with diversified and stable cash flow: (i) hospitality and management services; (ii) marketing and sales of vacation ownership interests, or VOIs; and (iii) consumer financing for purchasers of our VOIs. VOIs represent the right of our customers to stay at one or more of our resorts for a specified length of time on a periodic basis, typically annually.

•	Hospitality and Management Services. We manage 68 branded resort properties, as well as our five Collections which hold real estate in our resort properties underlying the VOIs that we sell. We also manage THE Club, our points-based exchange and member services program that enables our members to vacation throughout our resort network. We provide billing services, account collections, accounting and treasury functions and information technology services to our branded resorts and Collections. We also provide an online reservation system and customer service contact center, operate the front desks and amenities and furnish housekeeping, maintenance and human resources services for our branded resorts. Our management contracts are structured on a cost-plus basis, thereby providing us with a recurring and stable revenue stream.

•	Marketing and Sales of VOIs. We market and sell VOIs in our resort network. We generate sales prospects by utilizing a variety of marketing programs and close substantially all of our VOI sales following presentations at our sales centers, which we refer to as tours. The number of points required to stay at one of our resorts varies according to the resort, the type and size of accommodation, the season and the length of stay. In 2010, the average cost to purchase points equivalent to a one-week vacation at one of our resorts was $17,965.

•	Consumer Financing of VOIs. We provide loans to eligible customers who purchase VOIs through our U.S. sales centers and choose to finance their purchase. These loans are collateralized by the underlying VOIs and bear interest at a fixed rate. We manage the underwriting, services and collection of our consumer loan portfolio.

          For financial reporting purposes, our business consists of two segments: Hospitality and Management Services; and Vacation Interest Sales and Financing, which combines our marketing and sales of VOIs with our consumer financing of VOIs. For the year ended December 31, 2010, we generated revenue of $370.8 million and Adjusted EBITDA of $85.7 million. Adjusted EBITDA is defined and discussed in “Prospectus Summary—Summary Consolidated Financial and Operating Data.”
Our Resort Properties
     The following table summarizes the broad global footprint of our resort network:

Managed and Branded Resorts
North America and the Caribbean
Arizona	9
California	2
Caribbean	2
Colorado	1
Florida	2
Hawaii	2
Indiana	1
Mexico	1
Missouri	1
Nevada	3
New Mexico	1
Tennessee	1
Virginia	2

Subtotal	28

Europe
Austria	1
England	12
France	4
Italy	1
Malta	1
Ireland	3
Portugal	1
Scotland	1
Spain	16

Subtotal	40

Total Managed and Branded Resorts	68

Affiliated Resorts
North America and the Caribbean
Arizona	6
California	12
Colorado	1
Canada	2
Dominican Republic	2
Florida	8
Hawaii	10
Idaho	1
Jamaica	1
Massachusetts	3
Mexico	13
Nevada	3
New Hampshire	2
North Carolina	1
Ohio	1
Oregon	2
South Carolina	3

Tennessee	3
Texas	2
Utah	1
Washington	4
Wisconsin	1

Subtotal	82

Europe and Africa
Austria	4
Czech Republic	1
England	3
Germany	3
Greece	1
Hungary	1
Italy	2
Morocco	1
Norway	1
Portugal	4
South Africa	6
Spain	2
Sweden	1
Turkey	1

Subtotal	31

Asia and Australia
Australia	6
India	3
Indonesia	2
Thailand	7

Subtotal	18

Total Affiliated Resorts	131

Cruise Ships
Alaska	1
Caribbean	1
Hawaiian Isles	1
Mediterranean	1

Total Cruise Ships	4

Total Managed, Branded and Affiliated Resorts and Cruise Ships	203

Industry Overview
          There are two primary alternatives in the leisure industry for overnight resort accommodations: commercial lodging establishments and vacation ownership resorts. Commercial lodging establishments consist generally of hotels and motels in which a room is rented on a nightly, weekly or monthly basis, and to a lesser degree includes rentals of privately owned condominium units or homes. For many vacationers, particularly those with families, the amount of space provided in a hotel or motel room, relative to its cost, is not as economical. Vacation ownership resorts are typically composed of condominium or apartment units that have a kitchen, dining area, living room, one or more bedrooms and common area amenities, such as swimming pools, playgrounds, restaurants and gift shops. Room rates and availability at commercial lodging establishments are subject to periodic change, while much of the cost of a VOI is generally fixed at the time of purchase. Consequently, vacation ownership is an attractive alternative to commercial lodging for many vacationers.
          The vacation ownership industry has grown substantially during the past several decades, due to both the expansion of existing resort companies and the entry of well-known lodging and entertainment companies, into the market.

          According to ARDA, as of December 31, 2010, the U.S. vacation ownership community was comprised of approximately 1,548 resorts, representing approximately 197,700 units and an estimated 8.1 million vacation ownership week equivalents. The following table reflects the growth in ownership of VOI week equivalents since 1975:

*	A change in ARDA’s definition of the study population resulted in a decrease in the number of resorts included in the ARDA study from 2004 to 2005, which also resulted in a decrease in the number of vacation ownership week equivalents. This change focused ARDA’s analysis on traditional VOIs, including intervals and points, by removing non-comparable entities such as fractionals, non-equity clubs, private residence clubs and vacation clubs. Prior years were not restated to give effect to this change.

Source: Historical timeshare industry research conducted by Ragatz Associates, American Economic Group and Ernst & Young on behalf of the ARDA International Foundation, as of December 31, 2010.

          According to ARDA, the decline in VOI sales from 2007 to 2009 was due to actions by several larger VOI developers to intentionally slow sales efforts in the face of an overall tighter credit environment. Based on the 2011 ARDA report, sales volume increased by 1.6% from 2009 to 2010.
          We expect our industry to grow over the long term due to more positive consumer attitudes and the low penetration of vacation ownership in North America. According to ARDA’s 2010 Market Sizing Survey conducted in January 2010, less than 8% of U.S. households own a VOI.
Competitive Strengths
          Our competitive strengths include:
          Stable cash flow from hospitality and management services. The management fees from our “evergreen” hospitality management contracts are structured on a cost-plus basis. Most of our current management contracts are priced at cost plus a range of 10% to 15%. These costs include an allocation of a substantial portion of our overhead related to our provision of management services. Because the cost component of these contracts is included in each of our managed resorts’ annual budgets, which are typically finalized in September of the prior year, our management fees are highly predictable. Our management fees are paid with funds that we collect annually as part of an annual maintenance fee billed to owners by each resort’s homeowners’ association, or HOA. An HOA is a not-for-profit organization governing the operations of each resort for the benefit of the owners of VOIs at that resort. Because annual maintenance fees are paid in advance, the collection risk for our management fees is substantially mitigated.
          Capital-light business model. We employ a capital-light business model that does not require significant capital expenditures or investment in new inventory or substantial working capital investment. Our focus on the hospitality management business is an essential aspect of this model. Because the funds to pay our management fees are collected in advance and released to us as services are provided, our hospitality and management services business consumes limited working capital. Moreover, all resort level maintenance and improvements are paid for by the respective HOAs. Our VOI sales and financing business is also managed in accordance with the capital-light philosophy. During each of the past two years, we recovered approximately 3.1% of our previously sold VOIs in the ordinary course of our business. The recovery of these points has enabled us to maintain our current sales level without needing to acquire or build any new resorts because our inventory has effectively replenished itself.

          Flexible points-based vacation ownership structure. Our points-based structure, combined with the exchange network provided by THE Club, offers our members the ability to stay at any of our resorts. We believe this structure, combined with our broad resort network, gives us a significant competitive advantage by allowing our members to travel where they want and when they want. Because points are not tied to a specific vacation date or location, we can sell points to our members in a wide variety of increments. Furthermore, from an operational perspective, our points-based structure enables us to efficiently manage our inventory and sales centers by selling points-based access to our global network from any sales location, rather than being limited to selling intervals at a specific resort.
          High customer satisfaction drives significant repeat customers. Over the past three years, we have enhanced our overall member experience by improving our reservations process and customer communications program, upgrading appliances, furnishings, bedding and linens in many of our resort units and refurbishing resort amenities, such as swimming facilities and fitness areas. We believe that these improvements, combined with our diverse collection of resort locations and the variety of vacation experiences that we offer (including golf, ski, beach and historic destination experiences), have led to high customer satisfaction levels. Approximately 59% of our VOI sales in 2010 were made to our existing customers.
          High-quality loan originations and reduced reliance on receivables financing. Since 2000, we have included credit scoring as part of our loan underwriting process to help ensure the origination of high quality credit-quality consumer loans. In October 2008, we responded to deteriorating credit market conditions by taking measures to reduce our reliance on receivables financing and improve the credit quality of our consumer loan portfolio. These measures included reducing the purchase price for all-cash sales and increasing the interest rate on loans we provided in order to incentivize all-cash sales and reduce the volume of new consumer loans generated. As a result of these actions, the weighted average Fair Isaac and Company, or FICO, score of our borrowers from October 2008 through March 2011 was 759, and during that period approximately 67% of our sales were all-cash purchases, reflecting an increase in the percentage of all-cash sales from 33% in the prior twelve months.
          Strong management team. Since the acquisition of Sunterra Corporation in April 2007, our leadership team, led by Stephen J. Cloobeck, our Chairman and CEO, and David F. Palmer, our President and CFO, has taken a number of significant steps to change our strategic focus, build our brand recognition and streamline our operations. These actions have included:
•	implementing a new focus on service and hospitality to provide our members a premium experience;

•	introducing the Diamond Resorts International brand throughout our network of managed resorts;

•	renegotiating our hospitality management contracts to provide improved cost recovery;

•	implementing a capital-light business model that does not require capital-intensive acquisitions, development or construction and reduces working capital requirements;

•	responding quickly to the credit crisis by substantially increasing our percentage of all-cash sales, thereby reducing our dependence on the receivables financing market; and

•	adjusting our marketing and sales efforts by closing certain low margin sales centers, eliminating certain incentive programs and implementing a new sales commission structure.
Business Strategies
          Our objective is to expand our core operations and become the leader in the vacation ownership industry. To achieve this objective, we are pursuing the following strategies:
          Capitalizing on current industry dynamics to grow fee-based services. Since the economic downturn began in 2008, traditional lenders have significantly curtailed the availability of credit to small and mid-market companies in the vacation ownership industry. Several such lenders have announced their intention to exit the VOI finance business or discontinue new VOI financing commitments for the foreseeable future. We believe this loss of traditional financing sources to the industry provides us with opportunities to grow our fee-based revenue in the following three ways: (i) assuming the management of resorts from operators facing financial distress; (ii) managing the sales and marketing of portfolios of VOIs of these operators or financial institutions; and (iii) servicing these operators’ and financial institutions’ consumer loan portfolios. We intend to structure such opportunities in a manner consistent with our capital-light business model.
          Diversify and increase revenue through new business initiatives. In addition to the strategies outlined in the previous paragraph, we believe that we can increase and diversify our revenue through new business initiatives, which may include: (i) expanding THE Club by adding new affiliated resorts, thereby increasing its value to our members and driving more potential customers to our resorts; (ii) entering into marketing arrangements with third parties whereby we offer their products and services to our member base; (iii) pursuing management contracts and other services arrangements for resorts that we do not currently manage; and (iv) expanding programs to incentivize our members to refer their friends and family to us.
          Strengthening our brand. Since the acquisition of Sunterra Corporation in 2007, we have deployed the Diamond Resorts International brand across our managed resorts. Our goal is to associate our brand with a premium hospitality experience that offers simplicity, choice and comfort to our members. In pursuit of that goal, we will continue to take steps to improve our members’ experience, including improving our reservations system and customer service contact center, upgrading amenities in many of our resort units and common areas, and increasing the quality and variety of vacation experiences available through THE Club.
Certain Transactions
          Guggenheim Transactions. In 2010, we entered into agreements with DRP Holdco, LLC (which we refer to hereafter as DRP). DRP is an investment vehicle managed by an affiliate of Guggenheim Partners, LLC, or Guggenheim, and has members that are clients or affiliates of Guggenheim. Pursuant to these agreements, DRP made a $75 million investment in preferred and common equity securities of Diamond Resorts Parent, LLC, our ultimate parent entity. The proceeds of this investment were used to repurchase a portion of the equity securities then held by another minority institutional investor in Diamond Resorts Parent, LLC, and, therefore, we did not retain any net proceeds from this investment. We refer to these transactions, collectively, as the Guggenheim Transactions.
          Amendment and Restatement of 2008 Conduit Facility. On August 31, 2010, we further amended and restated our 2008 conduit facility to provide for a revised $65 million 364-day facility that is renewable annually at the election of the lenders. The amended 2008 conduit facility bears interest at either LIBOR or the Commercial Paper rate (having a floor of 1.0%) plus 4.5% and has a non-use fee of 2.0%. The principal amount outstanding under our 2008 conduit facility as of December 31, 2010 was $39.5 million. For additional information regarding the amendment and restatement of our 2008 conduit facility, see “Description of Other Indebtedness — Securitization and Other Receivables Transactions — 2008 Conduit Facility and Diamond Resorts Owners Trust Series 2009-1.”
Corporate Structure
          The following chart illustrates our corporate structure:

(1)	Consists of approximately $85 million face value of (i) 16.5% preferred units and (ii) common units representing approximately 29% of Diamond Resorts Parent, LLC’s common equity. See Note 7 to the table under “Security Ownership of Certain Beneficial Owners and Management.”

(2)	Does not include warrants exercisable for an aggregate of 4.8% of the fully-diluted equity of Diamond Resorts Corporation. Each warrant is exercisable until April 26, 2014 and has an exercise price of $0.01 per share. The number of shares subject to each warrant and the exercise price are subject to certain anti-dilution adjustments.

(3)	Upstream guarantees provided by all of our direct and indirect domestic restricted subsidiaries, other than our special purpose vehicles (see footnote 4 below), including special purpose vehicles established in connection with certain acquisitions. See “Business—Business Strategies—Capitalizing on current industry dynamics to grow fee-based services.”

(4)	Consists of special purpose vehicles created to issue non-recourse indebtedness secured by our VOI consumer loans. See “Description of Other Indebtedness.”
Company Information
          We were formed in April 2007 to effect the acquisition of Sunterra Corporation by an investor group led by Stephen J. Cloobeck, our Chairman and CEO. In connection with the acquisition, Sunterra Corporation, which was incorporated in Maryland on May 26, 1996 under the name KGK Resorts, Inc., was renamed Diamond Resorts Corporation. We sometimes refer to Sunterra Corporation and its operations prior to the acquisition as our “predecessor” or our “predecessor company.”
          Our mailing address is 10600 West Charleston Boulevard, Las Vegas, Nevada 89135, and our telephone number is (702) 684-8000. Our website is www.diamondresorts.com. The information on our website is not part of this prospectus.

The Exchange Offer
          On August 13, 2010, we completed a private offering of $425,000,000 aggregate principal amount of our 12% Senior Secured Notes due 2018, which we refer in this prospectus as the “outstanding notes.” The term “exchange notes” refers to the 12% Senior Secured Notes due 2018 as registered under the Securities Act. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.
          We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering, pursuant to which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and agreed to use reasonable best efforts to have the registration statement covering the exchange to be declared effective under the Securities Act within 330 days after the closing of the private offering. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	certain special interest rate provisions are no longer applicable.

The Exchange Offer	We are offering to exchange up to $425,000,000 aggregate principal amount of our 12% Senior Secured Notes due 2018, which have been registered under the Securities Act, for up to $425,000,000 aggregate principal amount of our existing 12% Senior Secured Notes due 2018. Outstanding notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•     you are acquiring the exchange notes in the ordinary course of your business; and

•     you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;
• does not acquire exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on , 2011, unless extended by us. We do not currently intend to extend the expiration date. You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer and your outstanding notes are not held through The Depository Trust Company (“DTC”) you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through DTC and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

•     if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we and the guarantors will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we and the guarantors will not have any further obligations to you to provide for the registration of untendered outstanding notes under the registration rights agreement.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the guarantors do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain United States Federal Tax Consequences	The exchange of outstanding notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes. See “Certain United States Federal Tax Consequences.”

Accounting Treatment	We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Regulatory Approvals	Other than compliance with the Securities Act and qualification of the indenture governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association, is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

The Exchange Notes
          The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuer	Diamond Resorts Corporation

Securities Offered	$425,000,000 aggregate principal amount of 12% Senior Secured Notes due 2018.

Maturity	August 15, 2018.

Interest Payment Dates	February 15 and August 15, commencing on August 15, 2011.

Guarantees	The exchange notes will be guaranteed on a senior secured basis by Diamond Resorts Parent, LLC and Diamond Resorts Holdings, LLC, our indirect and direct parent companies, and all of our existing and future direct or indirect U.S. restricted subsidiaries other than our special purpose vehicles.

Collateral	The exchange notes and the guarantees will be secured by a first-priority lien (subject only to certain permitted liens such as tax, assessment and other statutory liens and pre-existing liens on acquired assets) on the capital stock of all subsidiaries (with certain limitations on the capital stock of foreign subsidiaries), property, equipment, contract rights, accounts, intellectual property and all other tangible and intangible assets of Diamond Resorts Corporation and each guarantor, other than their real property and consumer loans. See “Description of the Exchange Notes — Collateral.”

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior secured obligations. The indebtedness evidenced by the exchange notes and the guarantees will:

• rank senior in right of payment to any existing and future subordinated indebtedness;

•     be effectively senior to all of our and the guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral (after giving effect to any prior liens on the collateral); and;

• be effectively junior to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

Optional Redemption	We are entitled to redeem some or all of the exchange notes at our option, in whole or in part, at any time on or after August 15, 2014, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

We are also entitled to redeem up to 35% of the aggregate principal amount of the exchange notes, at our option, with the net proceeds from certain equity offerings from time to time prior to August 15, 2013, at a redemption price of 112%, plus accrued and unpaid interest, if any, to the date of redemption.

We are also entitled to redeem some or all of the notes, at our option, at any time prior to August 15, 2014, at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

Required Offers	Upon a change of control, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Subject to certain conditions and limitations, within 105 days of the end of each twelve-month period ended December 31 beginning with the twelve-month period ended December 31, 2011, we will be required to make an offer to purchase notes in an amount equal to 50% of the Excess Cash Flow (as defined herein) generated during such twelve-month period, at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase (provided that in the case of the twelve-month period ended December 31, 2011, the Excess Cash Flow generated during such twelve-month period shall be deemed to also include the Excess Cash Flow generated during the three-month period ended December 31, 2010).

We will also be required to make an offer to purchase notes in an amount equal to 25% of the net proceeds of certain equity offerings at the purchase prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the exchange notes contains covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or issue certain preferred shares;

• create liens;

• pay dividends or make other equity distributions;

• purchase or redeem capital stock or subordinated debt;

• make certain investments;

• sell assets;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

• engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Public Market	The exchange notes generally will be freely tradable but will also be a new issue of securities for which there is currently no established trading market. An active or liquid market may not develop for the exchange notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the exchange notes on any exchange or automated dealer quotation system.

Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Risk Factors	See “Risk Factors” for a description of some of the risks relating to the exchange offer.

Summary Consolidated Financial and Operating Data
          Set forth below is summary consolidated financial and operating data of Diamond Resorts Parent, LLC at the dates and for the periods indicated. The summary consolidated statement of operations data for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for the three months ended March 31, 2010 and March 31, 2011 and summary balance sheet data as of March 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the twelve months ended March 31, 2011 is derived by adding our statement of operations data for the year ended December 31, 2010 to our statement of operations data for the three months ended March 31, 2011 and subtracting therefrom our statement of operations data for the three months ended March 31, 2010. Our unaudited financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Diamond Resorts Parent, LLC and its subsidiaries for those periods and at such dates. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.
          The summary consolidated financial and operating data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included elsewhere in this prospectus.

							Three Months				Twelve Months
	Year Ended						Ended				Ended
	December 31						March 31				March 31,
	2008		2009		2010		2010		2011		2011
	(Audited)		(Audited)		(Audited)		(Unaudited)		(Unaudited)		(Unaudited)
	($ in thousands)
Statement of Operations Data:
Total revenues	$402,414		$410,961		$370,825		$87,538		$87,532		$370,819
Total costs and expenses	489,577		432,757		391,258		92,321		92,778		$391,715

Loss before provision (benefit) for income taxes	(87,163)		(21,796)		(20,433)		(4,783)		(5,246)		(20,896)
Provision (benefit) for income taxes	1,809		(799)		(1,274)		705		1,473		(506)

Net loss	$(88,972)		$(20,997)		$(19,159)		$(5,488)		$(6,719)		$(20,390)

Other Operating Data (Unaudited):
Adjusted EBITDA(1)	$97,685		$103,059		$85,689		$20,077		$12,939		$78,551
Capital expenditures	13,861		4,672		5,553		942		2,485		7,096
Ratio of earnings to fixed charges(2)	(0.2	)x	0.7	x	0.7	x	0.7	x	0.7	x	0.7	x
Fixed charge coverage ratio(3)	2.1	x	2.3	x	1.7	x	1.6	x	1.3	x	1.6	x
Net Cash provided by (used in):
Operating activities	$45,086		$87,793		$66,001		$29,215		$15,107		$51,893
Investing activities	(7,263)		(4,250)		(37,399)		(940)		(1,898)		(38,357)
Financing activities	(60,024)		(89,660)		(18,271)		(28,851)		(22,091)		(11,511)

Other Operating Metrics:
Number of branded resorts(4)	56		62		70		62		69		69
Number of affiliated resorts(4)	77		99		109		99		124		124
Total number of vacation interest sale transactions(5)	27,144		23,571		22,719		4,953		4,204		21,970
Average vacation interest sale price per transaction(6)	$10,950		$9,712		$9,526		$9,838		$9,991		$9,544
Total number of tours(7)	150,912		123,045		130,801		26,796		29,004		133,009
Closing percentage(8)	18.0%		19.2%		17.4%		18.5%		14.5%		16.5%
Members in THE Club	153,918		153,240		148,298		145,391		157,088		157,088

	As of	As of
	December 31,	March 31,
	2010	2011
	(Audited)	(Unaudited)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$27,329	$18,787
Mortgages and contracts receivable, net	245,287	234,536
Unsold vacation interests, net	190,564	199,724
Total assets	680,751	701,325
Senior secured notes, net of unamortized original issue discount	414,722	414,915
Securitization notes and conduit facilities, net	186,843	172,344
Total liabilities	$807,998	$833,093

(1)	We define Adjusted EBITDA as our net loss before provision (benefit) for income taxes, plus: (i) corporate interest expense; (ii) depreciation and amortization; (iii) vacation interest cost of sales; (iv) non-cash charges for change in estimated defaults on consumer loans originated in prior periods; (v) impairments and other non-cash write-offs; (vi) loss on extinguishment of debt; (vii) gain or loss on the disposal of assets; (viii) amortization of loan origination costs; and (ix) amortization of portfolio discount; less non-cash revenue outside the ordinary course of business. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for a variety reasons as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Presentation of Certain Financial Metrics.”

The following table presents a reconciliation of Adjusted EBITDA to net loss before provision (benefit) for income taxes:

				Three Months		Twelve Months
	Year Ended			Ended		Ended
	December 31			March 31		March 31,
	2008	2009	2010	2010	2011	2011
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
	($ in thousands)
Loss before provision (benefit) for income taxes	$(87,163)	$(21,796)	$(20,433)	$(4,783)	$(5,246)	$(20,896)
Plus: Corporate interest expense(a)	50,563	44,119	48,959	10,752	14,317	52,524
Depreciation and amortization(b)	16,687	13,366	11,939	2,797	3,170	12,312
Vacation interest cost of sales(c)	67,551	55,135	39,730	10,625	67	29,172
Estimated defaults on consumer loans originated in prior periods(d)	32,033	—	—	—	—	—
Impairments and other write-offs(b)	17,168	1,125	3,330	—	83	3,413
Loss on extinguishment of debt(b)	—	10,903	1,081	—	—	1,081
Gain on the disposal of assets(b)	(1,007)	(137)	(1,923)	(2)	(9)	(1,930)
Amortization of loan origination costs(b)	2,620	3,878	3,436	836	646	3,246
Amortization of portfolio discount(b)	(767)	(648)	(430)	(148)	(89)	(371)
Less: Non-cash revenue(e)	—	(2,886)	—	—	—	—

Adjusted EBITDA — Consolidated(f)	$97,685	$103,059	$85,689	$20,077	$12,939	$78,551

Adjusted EBITDA — Diamond Resorts Parent, LLC and Restricted Subsidiaries(f)	97,676	108,381	92,223	20,128	18,068	90,163
Adjusted EBITDA — Unrestricted Subsidiaries(f)	9	(5,322)	(6,534)	(51)	(5,129)	(11,612)

(a)	Excludes interest expense related to non-recourse indebtedness incurred by our special purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/revenues.

(c)	We record vacation interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management’s new estimates. Small changes in any of the numerous assumptions in the model can have a significant financial statement impact as ASC 978 requires a retroactive adjustment back to the time of the Sunterra Corporation acquisition in the current period. Much like depreciation or amortization, for us vacation interest cost of sales is essentially a non-cash expense item.

(d)	Represents a one-time charge resulting from increased estimated defaults on our consumer loans originated prior to 2008.

(e)	Consists of non-cash revenue outside the ordinary course of business, including VOI sales revenue recognized upon the completion of construction of certain units sold prior to the acquisition of Sunterra Corporation in April 2007.

(f)	For purposes of certain covenants governing the exchange notes, the Company’s financial performance, including Adjusted EBITDA, is measured with reference to the Company and its Restricted Subsidiaries, and the performance of Unrestricted Subsidiaries is not considered. Therefore, we believe that this presentation of Adjusted EBITDA provides helpful information to investors in the exchange notes. See Note 22 of our audited financial statements included elsewhere in this prospectus.

To properly and prudently evaluate our business, we encourage you to review our GAAP financial statements included elsewhere in this prospectus, and not to rely on any single financial measure to evaluate our business.

(2)	For purposes of calculating this ratio, “earnings” consist of earnings (loss) before provision (benefit) for income taxes plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs and amortization of original issue discount. See “Selected Consolidated Financial and Operating Data” for more information.

(3)	This ratio is calculated as provided in the indenture governing the notes. See “Description of the Exchange Notes — Certain Definitions — Fixed Charge Coverage Ratio.” This ratio should not be viewed as a substitute for the ratio of earnings to fixed charges presented herein.

(4)	As of the end of each period.

(5)	Represents the number of VOI sale transactions during the period presented.

(6)	Represents the average purchase price of VOIs sold during the period presented.

(7)	Represents the number of sales presentations at our sales centers during the period presented.

(8)	Represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented.

RISK FACTORS
          Investing in the notes involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to tender outstanding notes in the exchange offer. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of the notes could fall, and you may lose all or part of your original investment.
Risks Related to the Exchange Offer
If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.
          If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.
          The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.
Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.
          Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.
Risks Related to Our Business
Unfavorable general economic conditions have adversely affected our business and could result in decreased demand for VOIs and our ability to obtain future financing.
          Over the past three years, our business has been adversely affected by unfavorable general economic conditions, including effects of weak domestic and world economies, high unemployment, a decrease in discretionary spending, a decline in housing and real estate values, limited availability of financing and geopolitical conflicts. ARDA reported aggregate VOI sales in 2010 in the United States of $6.4 billion, reflecting an increase of $0.1 billion, or 1.6%, from 2009. ARDA reported aggregate VOI sales in 2009 in the United States of $6.3 billion, reflecting a decline of $3.4 billion, or 35%, from 2008. ARDA’s reported aggregate VOI sales in 2008 of $9.7 billion reflected a decline of $0.9 billion, or 8.5%, from 2007. If such conditions continue or deteriorate further, our business and results of operations may be further adversely impacted, particularly if the availability of financing for us or for our customers is limited or if changes in general economic conditions adversely affect our customers’ ability to pay amounts owed under our consumer loans. In addition, because our operations are conducted solely within the vacation ownership industry, any further adverse changes affecting the industry, such as an oversupply of vacation ownership units, a reduction in demand for such units, interruptions or changes in travel and vacation patterns, changes in governmental regulation of the industry, continued unavailability of financing for purchasers of VOIs, the declaration of bankruptcy or credit defaults by other vacation ownership companies or negative publicity about the industry, could have a material adverse effect on our business.
We have incurred net losses in the past and may not experience positive net income in the future.
          We have incurred net losses in the past and we expect to incur net losses in the future. As of December 31, 2010, our accumulated deficit was $201.3 million. Our net losses for the years ended December 31, 2010, 2009 and 2008 were $(19.2) million, $(21.0) million, and $(88.9) million, respectively. We have incurred net losses since our acquisition of Sunterra Corporation in 2007, and we may not experience positive net income in the future.
We derive a substantial portion of our revenue through contracts with HOAs to manage resort properties and with our Collections. The expiration, termination or renegotiation of these management contracts could adversely affect our business and results of operations.
          We are party to management contracts relating to 68 properties and our five Collections, under which we receive fees for providing hospitality management services. During the years ended December 31, 2009 and December 31, 2010, we earned management fees under these contracts of $40.9 million and $48.1 million, respectively, representing approximately 10.0% and 13.0% of our total consolidated revenue for such periods, respectively, and our hospitality and management services business accounts for a significantly greater percentage of our Adjusted EBITDA. Although we created the Collections and sell interests in them, the boards of directors of the HOAs and collection associations are responsible for authorizing these agreements, and negotiate and enforce the terms of these agreements as fiduciaries of their respective resort properties and Collections. Furthermore, some state regulations impose limitations on the amount of fees that we may charge HOAs and Collections for our hospitality management services. Our management contracts generally have three to five year terms and are automatically renewable, but provide for early termination rights in certain circumstances. To the extent our management contracts expire, are terminated or are not renewed, or if the contract terms are renegotiated in a manner adverse to us, our business and results of operations would be adversely affected.
          In addition, our growth strategy contemplates our acquisition of and entry into new management contracts. We face significant competition to secure new contracts, and may be unsuccessful in doing so on favorable terms, if at all.
Our business plan historically has depended on our ability to sell, securitize or borrow against the consumer loans that we generate, and our liquidity, financial condition and results of operations would be adversely impacted if we are unable to do so in the future.
          We offer financing of up to 90% of the purchase price to customers who purchase VOIs through our U.S. sales centers. Since October 2008, approximately 33% of our purchasers of VOIs utilized our in-house financing. Our ability to borrow against or sell our consumer loans has been an important element of our continued liquidity, and our inability to do so in the future could have a material adverse affect on our liquidity and cash flow. Furthermore, our ability to generate sales of VOIs to customers who require financing may be impaired to the extent we are unable to borrow against such loans on acceptable terms.
          In the past, we have sold or securitized a substantial portion of the consumer loans we generated from our customers. Since 2007, the markets for notes receivable facilities and receivable securitization transactions have been negatively impacted by severe problems in the residential mortgage markets and credit markets which, together with the associated reduction in liquidity, have resulted in reduced availability of financing and less favorable pricing. Although we completed a securitization transaction in early 2011, if we are unable to continue to participate in securitization transactions on acceptable terms, our liquidity and cash flows would be materially and adversely affected. In response to the recent credit crisis, we sought to reduce our consumer finance activities by, among other things, providing incentives for cash purchases of VOIs. Although these initiatives reduced our reliance on the securitization markets, they have had a negative impact on our VOI sales, profit margins and our net interest income from our consumer loan activities. Moreover, if we cannot offer financing to our customers who purchase VOIs through our U.S. sales centers, our sales will be adversely affected.
          Additionally, we have historically relied on conduit financing to provide working capital for our operations. A conduit financing is an asset-backed commercial loan facility secured by certain of our consumer loans. While the initial maturities of our consumer loans are typically 10 years, the term of our typical conduit facility has been 364 days. Our principal conduit facility is currently scheduled to mature in August 2011. In the past, we have extended existing conduit facilities, entered into new conduit facilities and refinanced all or a portion of our existing conduit facilities by securitizing our consumer loan receivables. If we are unable to extend or refinance our existing conduit indebtedness by securitizing our consumer loan receivables or entering into new conduit facilities, our ability to access sufficient working capital to fund our operations may be materially adversely affected and we may be required to curtail our sales, marketing and consumer finance operations.

          At the present time, we do not have a revolving line of credit in place to provide short-term liquidity for our operations. As a result, to the extent that our conduit facilities and our operating cash flow are not sufficient to meet our short-term working capital requirements, our ability to sustain or expand our existing operations will be impaired.
Our revenues are highly dependent on the travel industry and declines in or disruptions to the travel industry, such as those caused by adverse economic conditions, terrorism and acts of God, may adversely affect us.
          A substantial amount of our VOI sales activities occur at our resort locations, and the volume of our sales correlates directly with the number of prospective customers who visit our resorts each year. The number of visitors to our resorts depends upon a variety of factors, some of which are out of our control, such as weather conditions and travel patterns generally. For example, we experienced a decline in visitors to our European resorts as a result of the eruption of the Eyjafjallajökull volcano in Iceland in May 2010. More generally, the travel industry has been hurt by various events occurring over the last several years, including the effects of weak domestic and global economies. A sustained downturn in travel patterns, including as a result of increases in travel expenses such as higher airfares or gasoline prices, could cause a reduction in the number of potential customers who visit our resorts. In addition, continuing concern about terrorist acts directed against the United States and foreign citizens, transportation facilities and assets and travelers’ fears of exposure to contagious diseases, such as the H1N1 virus, may reduce the number of tourists willing to fly or travel to our resorts in the future, particularly if new significant terrorist attacks or disease outbreaks occur. If we experience a substantial decline in visitors to our resorts, our VOI sales would likely decline and our business and results of operations would be adversely affected.
Our future success depends on our ability to market VOIs successfully and efficiently, including sales of upgrades to our existing ownership base.
          We compete for customers with hotel and resort properties and with other vacation ownership resorts. The identification of sales prospects and leads, and the marketing of our products to those leads, are essential to our success. We have incurred and will continue to incur significant expenses associated with marketing programs in advance of closing sales to the leads that we identify. If our lead identification and marketing efforts do not yield enough leads or we are unable to successfully convert sales leads to a sufficient number of sales, we may be unable to recover the expense of our marketing programs and our business and results of operations would be adversely affected. In addition, a significant portion of our sales are upgrades purchased by existing owners, and our results of operations depend in part on our ability to continue making sales to our ownership base. While we expect to continue making sales of upgrades to our existing ownership base, our recent rate of sales to existing owners may not be sustainable in future periods. To the extent we are not able to maintain our sales of upgrades to existing owners, our results of operations would be adversely affected.
If we experience a significant decline in our inventory of points available for sale, we may be required to expend more capital to acquire or build new resorts, which would negatively impact our financial condition and results of operations.
          We have entered into inventory recovery agreements with substantially all of the HOAs we manage, together with similar agreements with all of our Collections, pursuant to which we recapture VOIs either in the form of points or intervals, and bring them into our inventory for sale to customers. During the past two years, approximately 3.1% of our previously sold points or intervals were recovered by us each year pursuant to these agreements. As a result, we have not had to build or acquire new resort units in recent years because our inventory has effectively replenished itself. However, the volume of points or intervals recovered by us could decline in the future for a variety of reasons, including as a result of termination or non-renewal of our inventory recovery agreements. For example, if the economy improves, our members may be less likely to fail to pay their annual fees or default on their consumer loans. In addition, if a viable VOI resale market were to develop in the future, our members may choose to resell their interests to third parties. Further, in the event applicable state law makes it more difficult to recover points or intervals, it could extend the time required to consummate a recovery or otherwise make it more difficult to consummate such recoveries. An increased level of sales of VOIs would also reduce our inventory available for sale. If our inventory available for sale were to decline significantly, we may need to make significant capital expenditures to replenish our inventory by purchasing points or intervals or building new resorts. Alternatively, we would need to substantially reduce the volume of our VOI sales. Accordingly, our business and results of operations would be materially adversely affected.
A portion of our revenue is derived from our rental of resort units, and our future results may be adversely impacted if we are unable to rent a sufficient number of available units at our resorts.
          Under our inventory recovery agreements, we are required to pay maintenance and assessment fees to the HOAs and Collections, including any past due amounts, for any VOIs that we have recovered. We are also obligated to pay to the HOAs and Collections cleaning fees for room stays incurred by our customers. See “Business — Recovery of VOIs.” In order to offset these expenses and generate revenue from VOIs in our inventory, we rent the available units. In 2009 and 2010, we generated approximately $35.3 million and $39.5 million in rental revenue, respectively. Our ability to rent units is subject to a variety of risks common to the hospitality industry, including competition from large and well-established hotels, changes in the number and occupancy and room rates for hotel rooms, seasonality and changes in the desirability of geographic regions of the resorts in our network. If we are less successful in obtaining customers to rent the available units, our cash flow, results of operations and business will be adversely affected.
The disruption of the use by our members of THE Club reservation system could result in customer dissatisfaction and harm our reputation and business.
          Our ability to maintain a reservation system is essential to our business. Any disruption in our ability to provide the use of our reservation system to the purchasers of our VOIs could result in customer dissatisfaction and harm our reputation and business. In addition, without the benefits of that reservation system, the resale value and marketability of our VOIs may decline, and our members may choose to withhold payments or default on their VOIs or loans.
We rely on external exchange program affiliations as important sources of sales prospects and leads, and our loss of any such affiliations in the future may adversely impact our results of operations.
          We have an affiliation agreement for an external exchange program with Interval International, Inc., or Interval International, which complements our own internal vacation ownership exchange program, THE Club. As a result of this affiliation, members of THE Club may use their points to reserve the use of a vacation accommodation at the resorts we manage, our resorts affiliated with THE Club as well as more than 2,500 resorts worldwide that participate in Interval International. Similarly, interval owners at our managed resorts may join either Interval International or Resort Condominiums International, LLC, or RCI, as their HOA constitutions dictate. Such interval owners may then deposit their deeded intervals in exchange for an alternative vacation destination. When our points and intervals are exchanged through Interval International or RCI, this inventory is made available to owners from other resorts. These individuals are valuable potential customers for our VOI sales. If we fail to maintain our external exchange program affiliations, or if the number of individuals exchanging interests in other programs to stay at our resorts through these programs decline substantially, our sales and results of operations may be adversely affected. In addition, a loss of any such affiliations may result in customer dissatisfaction and have an adverse impact on the value of our VOIs, as there would be fewer vacation accommodation options in our network.
We are dependent on the managers of our affiliated resorts to ensure that those properties meet our customers’ expectations.
          The members of THE Club have access to the 131 affiliated resorts and four cruise ships in our network. We do not manage, own or operate these resorts and, while we have certain contractual rights under our affiliation agreements, we have limited ability to control their management. Although we could elect to terminate our affiliation with substantially all of these resorts if they fail to meet our standards of quality, we may still retain VOIs in them for which we have incurred acquisition costs and continue to incur maintenance costs. If the managers of a significant number of those properties were to fail to maintain them in a manner consistent with our standards of quality, we may be subject to customer complaints and our reputation and brand could be damaged.

The resale market for VOIs could adversely affect our business.
          Resales of VOIs generally are made at sales prices substantially below their original customer purchase prices. The relatively lower sales prices are partly attributable to the high marketing and sales costs associated with the initial sales of such VOIs. Accordingly, the initial purchase of a VOI may be less attractive to prospective buyers. Also, buyers who seek to resell their VOIs compete with our VOI sales efforts. While VOI resale clearing houses or brokers currently do not have a material impact on our business, if a secondary market for VOIs were to become more organized and liquid, the resulting availability of resale VOIs at lower prices could adversely affect our sales and our sales prices. Furthermore, the volume of VOI inventory that we recapture each year may decline if a viable secondary market develops, which could adversely affect our business and results of operations.
We are subject to certain risks associated with our development and management of resort properties.
          Through our development and management of resorts and ownership of VOIs, we are subject to certain risks related to the physical condition and operation of our resort properties. For example, our financial condition and results of operations may be adversely impacted by:
•	the presence of construction defects or other structural or building damage at any of our resorts, including resorts we may develop in the future;

•	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements relating to our resorts;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms and from any increases in the frequency or severity of such occurrences due to climate change;

•	any losses arising from acts of war, civil unrest and terrorism; and

•	claims by employees, members and their guests for injuries sustained on our resort properties.
          With the exception of acts of war, civil unrest and terrorism, which generally are not insurable on economically feasible terms, we, the HOAs and the Collections maintain insurance to cover losses associated with the foregoing events. However, if an uninsured loss or a loss in excess of insured limits occurs as a result of any of the foregoing, we or the HOAs or Collections may be subject to significant costs. If an HOA or Collection is subject to any such loss, we will also be responsible for a portion of such loss to the extent of our ownership of VOIs in the HOA or Collection. As a result, any such uninsured losses could have a material adverse effect on our results of operations. Furthermore, any substantial special assessments charged to the HOAs or Collections as a result of any of these items could cause customer dissatisfaction and harm our business and reputation. Additionally, for any resorts in which we own common areas, we maintain insurance and are directly subject to the risks set forth above.
Our credit underwriting standards may prove to be inadequate, and we could incur substantial losses if the customers we finance default on their obligations. In addition, we rely on a third-party lender to provide financing to purchasers of our VOIs in Europe, and the loss of this customer financing source could harm our business.
          We offer financing of up to 90% of the purchase price to purchasers of VOIs sold through our U.S. sales centers. We utilize a formal credit underwriting system as part of our domestic consumer finance activities; however, there is no assurance that this system will result in acceptable default rates or otherwise ensure the continued performance of our consumer loans. As of March 31, 2011, approximately 7.8% of our VOI consumer loans that we held, or which third parties held under sales transactions, were more than 30 days past due. Although in many cases we may have personal recourse against a buyer for the unpaid purchase price, certain states have laws that limit our ability to recover personal judgments against customers who have defaulted on their loans. Even where permitted, the cost of doing so may not be justified. Historically, we have generally not pursued personal recourse against our customers, even when available. If we are unable to collect the defaulted amount due, we traditionally have foreclosed on the customer’s VOI or terminated the underlying contract and remarketed the recovered VOI.

Irrespective of our remedy in the event of a default, we cannot recover the often significant marketing, selling and administrative costs associated with the original sale, and we may have to incur a portion of such costs again to resell the VOI.
          Currently, portions of our consumer loan portfolio are concentrated in certain geographic regions within the United States. As of March 31, 2011, our loans to California residents constituted 24.5% of our consumer loan portfolio, and our loans to Arizona residents constituted 12.5% of our consumer loan portfolio. No other state or foreign country concentration accounted for in excess of 5% of our consumer loan portfolio. The deterioration of the economic condition and financial well-being of the regions in which we have significant loan concentration, such as California or Arizona, could adversely affect our consumer loan portfolio, our business and our results of operations.
          A significant increase in the delinquency rate applicable to our portfolio of consumer loans could adversely affect our financial condition and results of operations. An increased level of delinquencies could result from changes in economic or market conditions, increases in interest rates, adverse employment conditions and other factors beyond our control. Increased delinquencies could also result from our inability to evaluate accurately the credit worthiness of the customers to whom we extend financing. If default rates for our borrowers were to increase, we may be required to increase our provision for loan losses. In addition, it may cause buyers of, or lenders whose loans are secured by, our consumer loans to reduce the amount of availability under receivables purchase and credit facilities, or to increase the interest costs associated with such facilities. In such an event, our cost of financing would increase, and we may not be able to secure financing on terms acceptable to us, if at all, which would adversely affect our sales, results of operations, financial position and liquidity.
          Under the terms of our securitization facilities, we may be required, under certain circumstances, to (i) repurchase or replace loans if we breach any of the representations and warranties we made at the time we sold the receivables or (ii) include provisions that in the event of defaults by customers in excess of stated thresholds would require substantially all of our cash flow from our retained interest in the receivable portfolios sold to be paid to the parties who purchased the receivables from us.
          Finally, we rely on a third-party lender to provide consumer financing for sales of our VOIs in Europe. If this lender discontinued providing such financing, or materially changed the terms of such financing, we would be required to find an alternative means of financing for our customers in Europe. If we failed to do so, our VOI sales in Europe may decline, and our results of operations would be adversely affected.
Changes in interest rates may increase our borrowing costs and otherwise adversely affect our business.
          Our business is dependent on our ability to access the securitization markets to finance our portfolio of consumer loans. Increases in interest rates, changes in the financial markets and other factors could increase the costs of our securitization financings, prevent us from accessing the securitization markets and otherwise reduce our ability to obtain the funds required for our consumer financing operations. Our business and results of operations are dependent on the ability of our customers to finance their purchase of VOIs, and in the United States we are currently one of the only lending sources available to these customers. Limitations on our ability to provide financing to our customers, or increases in the cost of such financing, could reduce our sales of VOIs and adversely affect our results of operations.
Our international operations are subject to risks not generally applicable to our domestic operations.
          We manage resorts in 12 countries and have sales and marketing operations in eight countries. Our operations in foreign countries are subject to a number of particular risks, including:
•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	restrictions and taxes on the withdrawal of foreign investment and earnings;

•	the imposition of government policies and regulations against business and real estate ownership by foreigners;

•	foreign investment restrictions or requirements;

•	limitations on our ability to legally enforce our contractual rights in foreign countries;

•	regulations restricting the sale of VOIs, as described in “Business — Governmental Regulation”;

•	foreign exchange restrictions and the impact of exchange rates on our business;

•	conflicts in local laws with U.S. laws;

•	withholding and other taxes on remittances and other payments by our subsidiaries; and

•	changes in and application of foreign taxation structures, including value added taxes.
Fluctuations in foreign currency exchange rates may affect our reported results of operations.
          We receive a portion of our revenues from our European managed resorts and European VOI sales, and these revenues are primarily received in Euros and British pounds. Because our financial results are reported in U.S. dollars, fluctuations in the value of the Euro and British pound against the U.S. dollar have had and will continue to have an effect, which may be significant, on our reported financial results. A decline in the value of the Euro or British pound against the U.S. dollar will tend to reduce our reported revenues and expenses, while an increase in the value of the Euro or British pound against the U.S. dollar will tend to increase our reported revenues and expenses. Variations in exchange rates can significantly affect the comparability of our financial results between financial periods.
Our industry is highly competitive and our business could be adversely affected by our inability to compete effectively.
          The vacation ownership industry is highly competitive. We compete with various high profile and well-established operators, many of which have greater liquidity and financial resources than we do. Many of the world’s most recognized lodging, hospitality and entertainment companies develop and sell VOIs in resort properties. Major companies that now operate or are developing or planning to develop vacation ownership resorts directly or through subsidiaries include Four Seasons Resorts, Hilton Hotels Corporation, Hyatt Corporation, Marriott International, Inc., Starwood Hotels and Resorts Worldwide, Inc., Walt Disney Company, Wyndham Worldwide Corporation and Bluegreen Corporation. We also compete with numerous other smaller owners and operators of vacation ownership resorts. If additional competitors adopt strategies and product offerings comparable to ours, such as by offering points-based VOI systems, we may lose our competitive advantage.
          Our competitors could also seek to compete against us based on the pricing terms of our current hospitality management contracts, or in our efforts to expand our fee based income streams by pursuing new management contracts for resorts that are not currently part of our network. We may not be able to compete successfully for customers, and increased competition could result in price reductions and reduced margins, as well as adversely affect our efforts to maintain and increase our market share. Such competition could materially affect our results of operations.
We are subject to extensive regulation relating to the marketing and sale of vacation interests and the servicing and collection of customer mortgages and loans.
          Our marketing and sale of VOIs and our other operations are subject to extensive regulation by the federal government and the state timeshare laws and, in some cases, the foreign jurisdictions where our VOIs are marketed and sold. Federal legislation that is or may be applicable to the sale, marketing and financing of our VOIs includes the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Gramm-Leach-Bliley Act, the Deceptive Mail Prevention and Enforcement Act, Section 501 of the Depository Institutions Deregulation and Monetary Control Act of 1980 and the Civil Rights Acts of 1964, 1968 and 1991.
          In addition, the majority of states and jurisdictions where our resorts are located extensively regulate the creation and management of vacation ownership properties, the marketing and sale of VOIs, the escrow of purchaser funds and other property prior to the completion of construction and closing, the content and use of advertising materials and promotional offers, the delivery of an offering memorandum describing the sale of VOIs and the creation and operation of exchange programs and multi-site vacation interest plan reservation systems. For example, certain state regulations applicable to the vacation ownership industry impose limitations on the amount of fees that we may charge HOAs and Collections for hospitality management services. Many other states and certain foreign jurisdictions have adopted similar legislation and regulations affecting the marketing and sale of VOIs to persons located in those jurisdictions. In addition, the laws of most states in which we sell VOIs grant the purchaser of an interest the right to rescind a purchase contract during the specified recession period provided by law.
          The Collections are required to register pursuant to applicable statutory requirements for the sale of VOI plans in an increasing number of jurisdictions. For example, Diamond Resorts U.S. Collection Development, LLC is required to register pursuant to the Florida Timesharing and Vacation Plan Act, Florida Statutes Chapter 721. Such registrations, or any formal exemption determinations, for the Collections confirm the substantial compliance with the filing and disclosure requirements of the respective timeshare statutes by the applicable Collection. They do not constitute the endorsement of the creation, sale, promotion or operation of the Collections by the regulatory body, nor relieve us or of our affiliates of any duty or responsibility under other statutes or any other applicable laws. Registration under a respective timeshare act is not a guarantee or assurance of compliance with applicable law nor an assurance or guarantee of how any judicial body may interpret the Collections’ compliance therewith. A determination that specific provisions or operations of the Collections do not comply with relevant timeshare acts or applicable law may have a material adverse effect on us, the Collections trustee, the related collection association or the related consumer loans. Such noncompliance could also adversely affect the operation of the Collections or the sale of points within the existing format of the Collections, which would likely increase costs of operations or the risk of losses resulting from defaulted consumer loans.
          Furthermore, most states have other laws that apply to our activities, such as real estate licensure laws, travel sales licensure laws, advertising laws, anti-fraud laws, telemarketing laws, prize, gift and sweepstakes laws and labor laws. In addition, we subscribe to state Do Not Call, or DNC, lists for every state into which we make telemarketing calls, as well as the federal DNC list. Enforcement of the federal DNC provisions began in the fall of 2003, and the rule provides for fines of up to $16,000 per violation. We also maintain an internal DNC list as required by law. Our master DNC list is comprised of our internal list, the federal DNC list and the applicable state DNC lists.
          In addition to government regulation relating to the marketing and sales of VOIs, our servicing and collection of consumer loans is subject to regulation by the federal government and the states in which such activities are conducted. These regulations may include the federal Fair Credit Reporting Act, the Florida Consumer Collection Practices Act, the Fair Debt Collections Practice Act, the Electronic Funds Transfer Act and Regulation B, the Right to Financial Privacy Act and similar legislation in other states.
          In addition, from time to time, potential buyers of VOIs assert claims with applicable regulatory agencies against vacation interest salespersons for unlawful sales practices. These claims could have adverse implications for us that could result in negative public relations, potential litigation and regulatory sanctions.
          From October 2008 to April 2011, we sold VOIs in the United States solely through our employees, with the exception of two locations where we conducted sales through a contractual relationship with a third-party operator. Prior to October 2008, a portion of our other sales in the United States were made through independent sales agents who provided services to us under independent contractor agreements. Currently, we sell VOIs in the United States solely through our employees. In Europe, we currently sell VOIs through employees and independent distributors. In December 2008, we converted a large number of sales agents in Spain, the United Kingdom, Portugal and France from independent contractors to employees. We did not withhold payroll taxes from the amounts paid to such independent contractors. In the event the federal, state or local taxing authorities in the United States or in foreign jurisdictions were to successfully classify such independent sales agents as our employees, rather than as independent contractors, we could be liable for back payroll taxes and termination indemnities as required by local law.
          Depending on the provisions of applicable law and the specific facts and circumstances involved, violations of these laws, policies or principles may limit our ability to collect all or part of the principal or interest due on our consumer loans, may entitle certain customers to refunds of amounts previously paid and could subject us to penalties, damages and administrative sanctions, and may also impair our ability to commence cancellation and forfeiture proceedings on our VOIs. If we are unable to collect all or part of the principal or interest of any consumer loans because of a violation of the aforementioned laws, public policies or general principles of equity, our businesses, results of operation and financial condition could be materially adversely affected.
We are a party to certain litigation matters and are subject to additional litigation risk.
          From time to time, we or our subsidiaries are subject to certain legal proceedings and claims in the ordinary course of business, including claims or proceedings relating to our VOI sales and consumer finance business.
          One of our subsidiaries, FLRX, Inc., is a defendant in a lawsuit originally filed in July 2003, alleging the breach of certain contractual terms relating to the obligations under a stock purchase agreement for the acquisition of FLRX in 1998, as well as certain violations under applicable consumer protection acts. FLRX currently conducts no operations and has no material assets other than an indirect interest in two undeveloped real estate parcels in Mexico. In January 2010, following a jury trial, a Washington state court entered a judgment against FLRX, awarded plaintiffs damages of $30.0 million plus attorney’s fees of approximately $1.5 million, and ordered specific performance of certain ongoing contractual obligations pursuant to the breach of contract claim. FLRX has appealed the verdict. Any liability in this matter would not be covered by insurance and the ultimate liability of FLRX, if any, is uncertain at this time. Neither Diamond Resorts Corporation nor any of its other subsidiaries are party to this lawsuit. Sunterra Corporation was originally named as a defendant in this matter, but it was later dismissed from the case. Depending upon developments in the lawsuit, it is possible that FLRX may at some point determine to file for protection under the Federal Bankruptcy Code. Although we believe that we will not have any material liability when this matter is ultimately resolved, there can be no assurance that this will be the case.
          Two separate cases have been filed in St. Maarten against AKGI St. Maarten NV, or AKGI, one of our subsidiaries, challenging AKGI’s title to seven whole ownership units at the Royal Palm Resort, and alleging the breach of certain agreements that existed prior to AKGI’s acquisition of the resort. AKGI purchased the resort at auction in 1995. Each claimant alleges that, between 1989 and 1991, he purchased certain units from the prior owner of Royal Palm Resort, and that he holds, in perpetuity, legal title to, or a leasehold interest in, the respective units and is entitled to a refund of the purchase price and an annual 12% return on the purchase price (which totaled $1.2 million in one case and $1.3 million in the other case). Due to the nature of the AKGI purchase and the underlying St. Maarten laws, we believe that the obligations to the claimants would only be enforceable if the agreement between the claimant and AKGI’s predecessor was either a timeshare agreement or a lease agreement. AKGI has answered that the claimants’ agreements were, in fact, investment contracts, and therefore not enforceable under St. Maarten law. In February 2011, the case that was pending in the highest and final court of appeal was dismissed as to all claims, with the Company having no obligations, financial or otherwise, to claimant. The other case is currently pending in the intermediate court of appeal. A lien has been placed on AKGI’s interest in the Royal Palm Resort while the remaining action is pending.
          An adverse outcome in any of the litigation described above or any other litigation involving us or any of our affiliates could negatively impact our business, reputation and financial condition. For additional information, see “Business — Legal Proceedings.”

Failure to maintain the security of personally identifiable information could adversely affect us.
          In connection with our business, we collect and retain significant volumes of personally identifiable information, including credit card numbers of our customers and other personally identifiable information of our customers and employees. Our customers and employees expect that we will adequately protect their personal information, and the regulatory environment surrounding information security and privacy is increasingly demanding, both in the United States and other jurisdictions in which we operate. A significant theft, loss or fraudulent use of customer or employee information could adversely impact our reputation and could result in significant costs, fines and litigation.
Our reputation and financial condition may be harmed by system failures and computer viruses.
          We maintain a proprietary hospitality management and sales system. The performance and reliability of this system and our technology is critical to our reputation and ability to attract, retain and service our customers. Any system error or failure may significantly delay response times or even cause our system to fail, resulting in the unavailability of our services. Our systems and operations are vulnerable to interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any interruption, delay or system failure could result in financial losses or customer claims or litigation and damage our reputation.
Our intellectual property rights are valuable, and our failure to protect those rights could adversely affect our business.
          Our intellectual property rights, including existing and future trademarks, trade secrets and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary technology, as well as our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. For example, we seek to avoid disclosure or unauthorized use of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. Intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies. In addition, others may develop technologies that are similar or superior to our technology. Our failure to protect, or any significant impairment to the value of, our intellectual property rights could harm our business.
We are required to make a number of significant judgments in applying our accounting policies, and our use of different estimates and assumptions in the application of these policies could result in material changes to our reported financial condition and results of operations. In addition, changes in accounting standards or their interpretation could significantly impact our reported results of operations.
          Our accounting policies are critical to the manner in which we present our results of operations and financial condition. Many of these policies, including with respect to the recognition of revenue and determination of vacation interest cost of sales under Accounting Standards Codification (“ASC”) 978, are highly complex and involve many subjective assumptions, estimates and judgments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Use of Estimates.” We are required to review these estimates regularly and revise them when necessary. Our actual results of operations may vary from period to period based on revisions to these estimates. In addition, the regulatory bodies that establish accounting standards, including the SEC and the Financial Accounting Standards Board, periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. Changes to these standards or their interpretation could significantly impact our reported results in future periods.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and our reputation.
          Prior to the exchange offer, we were a private company and did not file reports with the SEC. We will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, upon the completion of the exchange offer and must enhance our internal control environment to align our procedures with those required of a SEC reporting company. As a SEC reporting company, we will be required to, among other things, maintain a system of effective internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Substantial work has been required, and may continue to be required, to implement, document, assess, test and remediate our system of internal controls. Over the past year, we have dedicated a significant amount of time and resources to implement our internal financial and accounting controls and procedures. Upon completion of the exchange offer, we will be required to document, review and improve our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management and independent registered public accounting firm assessments of the effectiveness of our internal controls. We have had to retain additional finance and accounting personnel with the skill sets that we will need as a SEC reporting company and may need to retain additional personnel in the future.
          Changes to our internal controls may not be effective in achieving and maintaining adequate internal controls under SEC rules, and any failure to achieve or maintain that adequacy could result in our being unable to produce accurate financial statements on a timely basis. In addition, any perception that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis or any actual failure to do so could have a material adverse effect on our business and reputation.
To the extent we utilize unrestricted subsidiaries to pursue acquisitions and other growth opportunities in the future, our consolidated financial statements may differ materially from the financial position, results of operations and cash flows of us and our restricted subsidiaries for purposes of determining our compliance with the indenture governing the notes.
          Our consolidated financial statements include the financial statements of the Company and all of its subsidiaries, including those entities that have been designated as unrestricted subsidiaries pursuant to the indenture governing the notes. Consistent with our capital-light business model, we intend to pursue growth opportunities through the acquisition of assets by special purpose entities formed by us for that purpose. These entities will be deemed to be unrestricted subsidiaries under the indenture. Examples of this approach are our completed acquisition of ILX and our pending acquisition of Tempus Resorts International, Ltd., or Tempus, each as described in “Business—Business Strategies—Capitalizing on current industry dynamics to grow fee-based services.” We are in the preliminary stages of other transactions that would also utilize unrestricted subsidiaries. The financial position, results of operations and statements of cash flow of our unrestricted subsidiaries are excluded from our financial results to determine whether we are in compliance with the financial covenants governing the notes. Accordingly, our consolidated financial statements may differ materially from the financial position, results of operations and cash flow of us and our restricted subsidiaries for purposes of determining our ongoing compliance with the financial covenants in the indenture. The financial statements of our unrestricted subsidiaries are presented separately in our consolidating financial statements. See Note 22 of our audited financial statements included elsewhere in this prospectus for additional information.
We are dependent upon our senior management.
               Our success and future growth depends to a significant degree on the skills and continued services of our senior management team, including Stephen J. Cloobeck, our Chairman and CEO, and David F. Palmer, our President and CFO. We have purchased “key man” life insurance policies on these individuals. Our future success also depends on our ability to attract, retain and motivate highly skilled managerial, sales, marketing and service and support personnel. Competition for sales, marketing and management personnel is particularly intense in our industry. As a result, we may be unable to successfully attract or retain qualified personnel.
               Messrs. Cloobeck and Palmer and certain other officers and employees are not employed directly by us, but are rather employed by Hospitality Management and Consulting Service, LLC, or HM&C, a company beneficially owned by Mr. Cloobeck. Pursuant to a services agreement with us that we entered into effective as of December 31, 2010, HM&C provides certain services to us, including the services of Messrs. Cloobeck and Palmer, as well as those of certain other officers and employees previously employed by us. This agreement has a five-year initial term and will be automatically renewed on an annual basis unless either we or HM&C give notice of termination. The agreement will also terminate automatically (i) in the event Mr. Cloobeck no longer serves as our CEO for any reason, including as a result of his death or disability, or (ii) upon certain other events that may constitute a change of control of the Company. In the event the agreement is terminated, there can be no assurance that we will be able to enter into a new agreement with HM&C, to hire any or all of the HM&C employees who provide services to the Company, or to otherwise effectively replace the services provided by HM&C. If we are unable to replicate the services provided by HM&C, our business and operations would be materially adversely affected.
Our growth strategy may not be successful and may divert our management’s attention and consume significant resources.
          We intend to pursue opportunities to take over the management of resorts from operators facing financial distress and to manage portfolios of vacation interests and consumer loans from such operators or financial institutions. The successful execution of this strategy will depend on our ability to identify and negotiate management agreements and other arrangements with respect to such potential opportunities. We may not be able to do so successfully. In addition, our management may be required to devote substantial time and resources to pursue these opportunities, which may impact their ability to manage our operations effectively. Furthermore, although it is not a current focus of our growth strategy, we may pursue acquisitions of vacation interest or related companies in the future. Acquisitions involve numerous risks, including difficulties in integrating the operations of acquired companies, diversion of management’s attention from daily operations, responsibility for the liabilities of acquired businesses, inability to maintain our internal standards, controls, procedures and policies, and the potential loss of key employees of acquired companies. To the extent we pursue transactions similar to the ILX acquisition and the pending Tempus transaction described in “Business—Business Strategies—Capitalizing on current industry dynamics to grow fee-based services,” we may be subject to additional risks, including risks and uncertainties associated with bankruptcy proceedings, our potential exposure to adverse developments in the receivable portfolios that we acquire or agree to manage, and limitations on our ability to finance such transactions through the use of unrestricted subsidiaries. We cannot assure you that our growth strategy will be successful and our failure to manage and successfully integrate acquired businesses could harm our business.
Risks Related to the Exchange Notes
Our substantial level of indebtedness could adversely affect us.
          As of March 31, 2011, we had total principal indebtedness of $624.9 million, including $425 million of principal under the outstanding notes.
          Our substantial indebtedness could have important consequences to you, including the following:
•	our level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the exchange notes, including any repurchase obligations that may arise thereunder;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, restructuring, acquisitions or general corporate purposes may be impaired, which could be exacerbated by further volatility in the credit markets;

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our level of indebtedness could place us at a competitive disadvantage to competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	our level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

          Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations under the exchange notes.
We may incur substantially more debt following this exchange offer, and any such future indebtedness could increase the risks that we face.
          Despite our current level of indebtedness, we will be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the notes place restrictions on, but do not prohibit, us from doing so. In addition, the indenture governing the notes allows us to issue additional notes or incur other indebtedness under certain circumstances which will also be guaranteed by the guarantors and will share in the collateral that will secure the exchange notes and guarantees. The indenture governing the notes also allows our foreign subsidiaries and our special purpose vehicles to incur additional debt, which would be structurally senior to the notes. The indebtedness of our special purpose vehicles is, and is expected to continue to be, substantial. In addition, the indenture governing the notes does not prevent us from incurring other liabilities that do not constitute “Indebtedness,” as such term is defined in the indenture. See “Description of the Exchange Notes — Certain Covenants — Incurrence of Indebtedness.” If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.
We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
          Our ability to make scheduled payments or to refinance our debt obligations depends on our future financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, regulatory and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on the exchange notes and our other indebtedness.
          If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations, which might not be successful.
Repayment of our debt, including required principal and interest payments on the exchange notes, is dependent on cash flow generated by our subsidiaries.
          We are a holding company, and all of our tangible assets, VOIs and consumer loans are owned by our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the terms of the indenture governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other distributions to us, these limitations are subject to important qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on the exchange notes and our other indebtedness.
The terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.
          The indenture that governs the notes contains, and the agreements that govern our future indebtedness may contain, covenants that restrict our ability and the ability of our subsidiaries to:
•	incur additional indebtedness or issue certain preferred shares;

•	create liens on our assets;

•	pay dividends or make other equity distributions;

•	purchase or redeem equity interests or subordinated debt;

•	make certain investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	engage in transactions with affiliates.
          As a result of these covenants, we could be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-guarantor subsidiaries, and, in addition, certain of our subsidiaries will not be subject to the restrictive covenants in the indenture governing the notes.
          The exchange notes will not be guaranteed by any of our non-U.S. subsidiaries, any U.S. subsidiaries that we designate as unrestricted subsidiaries in accordance with the indenture governing the notes or our special purpose vehicles. Accordingly, claims of holders of the exchange notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.
          Our non-guarantor subsidiaries accounted for $110.1 million and $104.9 million, or 26.8% and 28.3%, of our revenues, and generated Adjusted EBITDA of $18.7 million and $15.3 million, for the years ended December 31, 2009 and December 31, 2010, respectively. Our non-guarantor subsidiaries accounted for $439.1 million and $446.5 million, or 65.3% and 65.6%, of our assets, and $377.4 million and $414.4 million, or 48.6% and 51.3%, of our liabilities as of December 31, 2009 and December 31, 2010, respectively.
          The indenture governing the notes permits us to designate certain of our subsidiaries as unrestricted subsidiaries, which subsidiaries would not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities would be able to engage in many of the activities the indenture governing the notes restricts for us and our restricted subsidiaries, such as incurring substantial additional debt (secured or unsecured), securing assets in priority to the claims of the holders of the exchange notes, paying dividends, making investments, selling, encumbering or disposing of substantial assets, entering into transactions with affiliates and entering into mergers or other business combinations. For example, we established a special purpose entity to acquire certain assets and assume certain liabilities in connection with the ILX acquisition. This entity has been designated as an unrestricted subsidiary for purposes of the indenture governing the notes. We intend to pursue transactions similar to the ILX acquisition, including the pending Tempus transaction described in “Business - Business Strategies - Capitalizing on current industry dynamics to grow fee-based revenue”. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with their other obligations under the exchange notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the exchange notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entry of a judgment against these entities, or their default under their other credit arrangements, will not result in a default under the exchange notes.
          In addition, the indenture governing the notes permits us to incur indebtedness in connection with certain permitted securitization transactions through our special purpose vehicles. While these subsidiaries will be restricted subsidiaries subject to the covenants in the indenture, they will be permitted to incur an unlimited amount of non-recourse indebtedness secured by consumer loans in connection with such permitted securitization transactions.

The value of the collateral securing the exchange notes may not be sufficient to satisfy our obligations under the exchange notes.
          No appraisal of the value of the collateral has been made in connection with this exchange offer, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, a substantial majority of the collateral, including the points held as inventory, is illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the exchange notes.
          To the extent that pre-existing liens (including, for example, tax or bankruptcy liens), liens permitted under the indenture and other rights, including liens on excluded assets, encumber any of the collateral securing the exchange notes and the guarantees, parties holding such liens have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the exchange notes to realize or foreclose on the collateral.
          The security interests in the collateral also will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the consent of a third party may be required to obtain or enforce a security interest in a contract, and we cannot assure you that the consents of any third parties will be given when and if required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired. In addition, because a portion of the collateral will consist of pledges of the capital stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the exchange notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the liens securing the exchange notes. Furthermore, our business requires compliance with numerous federal, state and local license and permit requirements. Continued operation of our properties that serve as collateral for the exchange notes will depend on the continued compliance with such license and permit requirements, and our business may be adversely affected if we fail to comply with these requirements or changes in these requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly impaired.
          In addition, the indenture governing the notes permits us, subject to compliance with certain financial tests, to issue additional debt secured equally and ratably by the same assets pledged for the benefit of the holders of the exchange notes. This would reduce amounts payable to holders of the exchange notes from the proceeds of any sale of the collateral, and there may not be sufficient collateral to pay off any additional amounts we may borrow under any additional notes we may issue together with the exchange notes. Furthermore, our conduit financings and receivables securitizations will be secured by consumer loans not subject to senior note liens.
          Consequently, liquidating the collateral securing the exchange notes and the guarantees may not result in proceeds in an amount sufficient to pay any amounts due under the exchange notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.
We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the exchange notes and the guarantees.
          The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the exchange notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee or holders of the exchange notes, conduct ordinary course activities with respect to the collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness).
There are circumstances other than repayment or discharge of the exchange notes under which the collateral securing the exchange notes and guarantees will be released automatically, without your consent or the consent of the trustee.
          Under various circumstances, all or a portion of the collateral may be released, including:
•	to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture, including the sale of any entity in its entirety that owns or holds such collateral; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.
          The guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.
          The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the exchange notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the exchange notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.
The exchange notes and the guarantees will not be secured by liens on our inventory of intervals or consumer loans.
          Although the indenture governing the notes includes certain negative covenants with respect to our inventory of intervals and consumer loans, the exchange notes and the guarantees will not be secured by liens on such intervals or loans. Our inventory of intervals is routinely converted to points and resold to new customers as described elsewhere in this prospectus. As a result of this constant turnover, it is unduly burdensome to create liens on such intervals to secure the exchange notes and the guarantees. Further, the exchange notes and the guarantees will not be secured by liens on any other real estate interests held by us. The exchange notes and the guarantees will be secured by liens on the points that we hold as inventory in the U.S. We held approximately $444.3 million of points in inventory in the U.S. at retail value as of March 31, 2011. We held approximately $397.6 million of intervals in inventory in the U.S. at retail value as of the same date. Furthermore, the liens on any points that we hold as inventory will be released automatically upon such points being sold to customers.
          Our consumer loans are routinely transferred to our special purpose vehicles and used in securitization transactions. As of March 31, 2011, we serviced approximately $331.4 million of gross consumer loans in our loan portfolio (which includes loans that have been written off for financial reporting purposes due to payment defaults and delinquencies but which we continue to administer).
          Since our inventory of intervals and our consumer loans are not included in the collateral for the exchange notes, if an event of default occurs and the exchange notes are accelerated, the exchange notes and the guarantees will rank equally with holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to those assets. In the case of consumer loans that have been transferred to one of our special purpose vehicles, the claims of the exchange note holders will be structurally subordinated to the claims of all other direct obligations of our special purpose vehicles.
There are certain other categories of our property that are also excluded from the collateral.
          Certain other categories of assets are excluded from the collateral securing the exchange notes and the guarantees. In addition to our inventory of intervals or consumer loans, excluded assets also include certain equity interests in our foreign subsidiaries, interests in real property, any property to the extent that a grant of a security interest in such property is prohibited by law, any contracts (other than certain material contracts) that may not be encumbered without the consent of the other party to such contract, certain vehicles and payroll accounts, employee trust accounts, tax accounts, escrow accounts and certain other accounts. See “Description of the Exchange Notes — Collateral.” If an event of default occurs and the exchange notes are accelerated, the exchange notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.
Rights of holders of the exchange notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral.
          Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the exchange notes may not be perfected with respect to the claims of the exchange notes if the collateral agent does not take the actions necessary to perfect any of these liens. There can be no assurance that the collateral agent will have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest in favor of the holders of the exchange notes to which they would otherwise have been entitled. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the exchange notes in specified collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the exchange notes against third parties.
The pledge of the capital stock and other securities of our subsidiaries that secure the exchange notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.
          The exchange notes and the guarantees will be secured by a pledge of the stock of substantially all of our subsidiaries. Under the SEC regulations in effect as of the date of this prospectus, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the exchange notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the exchange notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the exchange notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Exchange Notes — Collateral.”

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.
          Any default under the agreements governing our outstanding indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the holders of such indebtedness to avoid being in default. If we breach our covenants under our indebtedness, and seek a waiver, we may not be able to obtain a waiver from the holders of such indebtedness. If this occurs, we would be in default under indebtedness, the holders of such indebtedness could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.
We may not be able to satisfy our obligations to holders of the exchange notes upon a change of control.
          Upon the occurrence of a “change of control,” as defined in the indenture that governs the notes, each holder of the exchange notes will have the right to require us to purchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Our failure to purchase the exchange notes would be a default under the indenture and any such default could result in a default under certain of our other indebtedness. If a change of control occurs, we may not have the financial resources needed to purchase all of the exchange notes that may be tendered to us. Upon the occurrence of a change of control, we could seek to refinance the exchange notes and our other outstanding indebtedness, or obtain a waiver from you as a holder of the exchange notes and the holders of our other indebtedness. However, we may not be able to obtain such waivers or refinance our indebtedness, including the exchange notes, on commercially reasonable terms, if at all. Furthermore, the definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.
The collateral is subject to casualty risks and potential environmental liabilities.
          We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral securing the exchange notes and the guarantees, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes and the guarantees. In the event of a complete or partial loss to any of our facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to obtain replacement units or inventory could cause significant delays.
Any future pledge of collateral or guarantee might be avoidable in bankruptcy.
          The indenture governing the notes provides that any of our subsequently acquired or organized direct or indirect subsidiaries will guarantee the exchange notes and secure their guarantees with liens on their assets. The indenture also requires us and the guarantors to grant liens on certain assets that we or the guarantors acquire after the exchange notes are issued. If the entity granting an additional lien or guarantee were insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy case (or one year before commencement of a bankruptcy case if the creditor that benefited from the lien or guarantee is an “insider” under the U.S. Bankruptcy Code, or the Bankruptcy Code), and the granting of the lien or additional guarantee enabled the noteholders to receive more than they would if the debtor were liquidated under Chapter 7 of the

Bankruptcy Code, then the additional lien or guarantee could be avoided (that is, cancelled) as a preferential transfer.
In the event of our bankruptcy, the ability of the holders of the exchange notes to realize upon the collateral will be subject to certain bankruptcy law limitations.
          The ability of holders of the exchange notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under the Bankruptcy Code, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, the Bankruptcy Code generally permits the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”
          The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”
Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.
          The issuance of the guarantees and the related security interests granted by the subsidiary guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the incurrence of a guarantee obligation and grant of related collateral will be a fraudulent conveyance if any guarantor received less than reasonably equivalent value or fair consideration in exchange for issuing such guarantee and granting such collateral, and one of the following is also true:
•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	the guarantor was left with an unreasonably small amount of capital to carry on its business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.
          If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee and enforcement of the related collateral or subordinate such guarantee to presently existing and future indebtedness of such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee.
          Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:
•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

          We cannot be certain as to the standards a court would use to determine whether or not a guarantor was solvent at the relevant time, or regardless of the standard that a court uses, that the guarantees would not be subordinated to other obligations or any guarantor.
          Each subsidiary guarantee will contain a provision designed to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there is some question as to whether this provision will be effective to protect the guarantees from being voided under fraudulent transfer law. For example, in a recent Florida bankruptcy case, a similar provision was found to be ineffectual to protect the guarantee. In addition, this provision may reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.
Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.
          You have the benefit of the guarantees of the guarantors. However, the guarantee by each subsidiary guarantor is limited by its terms to the maximum amount that such subsidiary guarantor is permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances as discussed above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released as permitted by the indenture securing the exchange notes. See “Description of the Exchange Notes — Guarantees.”
In the event of a bankruptcy of us or any of the guarantors, holders of the exchange notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the exchange notes exceed the fair market value of the collateral securing the exchange notes.
          In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then-current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim in an amount equal to the value of the collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes. Regardless of whether the exchange notes were fully secured, the noteholders could be compelled to exchange their exchange notes for other securities that may have less favorable terms than the exchange notes.
Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes and you may not be able to sell them quickly or at the price you paid.
          There is no established public market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, these initial purchasers are not obligated to make a market in the exchange notes and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the exchange notes may not develop or, if developed, it may not continue. Historically, the markets for non-investment grade debt have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.
Changes in our credit rating could adversely affect the market price or liquidity of the exchange notes.
          Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes. A negative change in our ratings could have an adverse effect on the price of the exchange notes.

USE OF PROCEEDS
          We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the outstanding notes, and are not subject to certain special interest rate provisions applicable to the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any material change in our capitalization.

CAPITALIZATION
          The following table sets forth the cash and cash equivalents and capitalization of Diamond Resorts Parent, LLC, our indirect parent company, as of March 31, 2011.
          You should read this table in conjunction with “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements included elsewhere in this prospectus.

As of
March 31, 2011
($ in thousands)
Cash and cash equivalents	$18,787

Debt:
$425 million principal amount of senior secured notes offered hereby (net of unamortized original issue discount of $10.3 million)	$414,915
Securitization notes and conduit facilities (1)	172,344
Notes payable (2)	26,625

Total debt	613,884
Total member capital (deficit)	(230,760)

Total capitalization	$383,124

(1)	Consists of certain non-recourse indebtedness related to our consumer financing business incurred by our special purpose vehicles. See “Description of Other Indebtedness” for additional information.

(2)	Consists primarily of (a) the ILXA Inventory Loan and the Tempus Acquisition Loan described in “Description of Other Indebtedness” and (b) financed premiums on certain insurance policies under unsecured notes. For additional information, see “Description of Other Indebtedness.”
          We have a $65 million conduit facility which is scheduled to terminate on August 30, 2011 and is annually renewable at the election of the lenders. We also have a $40 million loan sale facility with Quorum with an initial maturity date of April 30, 2012. As of March 31, 2011, the principal amounts outstanding under this conduit facility and the Quorum loan sale facility were $37.4 million and $15.7 million, respectively. Future borrowings under these facilities are subject to the availability of eligible consumer loans to collateralize the related borrowings. See “Description of Other Indebtedness — Securitization and Other Receivables Transactions.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
          Set forth below is selected consolidated financial and operating data of Diamond Resorts Parent, LLC at the dates and for the periods indicated. The selected consolidated statement of operations data for years ended December 31, 2008, December 31, 2009 and December 31, 2010, and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the period from April 27, 2007 to December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2007 and December 31, 2008 have been derived from our audited consolidated statement of operations for the period from April 27, 2007 to December 31, 2007 and our audited consolidated balance sheet as of December 31, 2007 and December 31, 2008, which are not included in this prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2010 and March 31, 2011 and the selected balance sheet data as of March 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, all the unaudited financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Diamond Resorts Parent, LLC and its subsidiaries for the periods indicated and at such dates. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. The selected consolidated statement of operations data for the twelve months ended September 30, 2006 and the period from October 1, 2006 to April 26, 2007, and the selected consolidated balance sheet data as of September 30, 2006 and April 26, 2007, have been derived from the unaudited condensed consolidated financial statements of Sunterra Corporation, our predecessor company, which are not included in this prospectus.
          The Company acquired Sunterra Corporation on April 27, 2007, at which time we applied purchase accounting pursuant to which all of the assets and liabilities of Sunterra Corporation were adjusted to their then-fair market value. Due to the application of purchase accounting and the businesses owned by us before the acquisition (which are not reflected in our predecessor’s financial information), the financial results for the periods before the acquisition are not comparable to the financial results for the periods after the acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Presentation of Certain Financial Metrics” for additional information.
          All financial information for Sunterra Corporation for periods prior to April 27, 2007 presented in this prospectus has not been audited by our independent registered public accounting firm. This financial information was derived by combining our predecessor’s U.S. financial information with our predecessor’s European financial information, after recasting such European financial information on a GAAP basis (rather than a statutory basis).
          The selected consolidated financial and operating data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included elsewhere in this prospectus.

	Predecessor				Company
	Year		October 1,
	Ended		2008		April 27-							Three Months Ended
	September 30,		April 20,		December 31,		Year Ended December 31,					March 31,
	2008		2007		2007		2008	2009		2010		2010		2011
	(Unaudited)		(Unaudited)		(Audited)		(Audited)	(Audited)		(Audited)		(Unaudited)		(Unaudited)
					($ in thousands)
Statement of Operations Data:
Total revenues	$406,865		$226,479		$263,969		$402,414	$410,961		$370,825		$87,538		$87,532
Total costs and expenses	396,656		230,500		309,595		489,577	432,757		391,258		92,321		92,778

Income (loss) before provision (benefit) for income taxes, discontinued operations and cumulative effect of change in accounting principle	10,209		(4,021)		(45,626)		(87,163)	(21,796)		(20,433)		(4,783)		(5,246)
Provision (benefit) for income taxes	4,534		(3,061)		1,594		1,809	(799)		(1,274)		705		1,473

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	5,675		(960)		(47,220)		(88,972)	(20,997)		(19,159)		(5,488)		(6,719)
Loss on discontinued operations	—		(2,559)		—		—	—		—		—		—
Cumulative effect of change in accounting principle	(21,010)		—		—		—	—		—		—		—

Net loss	$(15,335)		$(3,519)		$(47,220)		$(88,972)	$(20,997)		$(19,159)		$(5,488)		$(6,719)

Ratio of Earnings to Fixed Charges:
Ratio of earning to fixed charges(1)	1.4	x	0.6	x	0.2	x	(0.2)x	0.7	x	0.7	x	0.7	x	0.7	x

	Predecessor		Company
	As of	As of					As of
	September 30,	April 26,	As of December 31,				March 31,
	2006	2007	2007	2008	2009	2010	2011
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Unaudited)
			($ in thousands)
Balance Sheet Data:
Mortgages and contracts receivable, net	$236,522	$240,469	$325,254	$300,795	$263,556	$245,287	$234,536
Unsold vacation interests, net	226,442	215,759	246,639	218,116	203,225	190,564	199,724
Total assets	666,292	759,356	891,129	749,318	672,118	680,751	701,325
Borrowings under line of credit agreements	175,343	196,858	412,250	389,000	393,954	—	—
Securitization notes and conduit facilities	83,542	69,113	316,557	291,965	222,913	186,843	172,344
Convertible bonds(2)	95,000	95,000	—	—	—	—	—
Senior secured notes, net of unamortized original issue discount	—	—	—	—	—	414,722	414,915
Total liabilities	$464,241	$486,271	$867,986	$837,066	$775,979	$807,998	$833,093

(1)	For purposes of calculating this ratio, “earnings” consist of earnings (loss) before provision (benefit) for income taxes plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs and amortization of original issue discount. For the years ended December 31, 2007, 2008, 2009 and 2010, and the three months ended March 31, 2010 and 2011, our earnings were insufficient to cover fixed charges, and the amount of additional earnings needed to cover fixed charges for such periods were $47.4 million, $87.5 million, $21.8 million, $20.4 million, $4.8 million and $5.2 million, respectively.

(2)	Convertible bonds that were issued in March 2004. These bonds were repaid in full in connection with the acquisition of Sunterra Corporation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
          You should read the following discussion in conjunction with “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and other financial information included elsewhere in this prospectus. The statements in this discussion regarding market conditions and outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Overview
          We are one of the world’s largest companies in the vacation ownership industry, with an ownership base of more than 380,000 families and a network of 203 destinations located in 28 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Our operations consist of three interrelated businesses that provide us with diversified and stable cash flow: (i) hospitality and management services; (ii) marketing and sales of VOIs; and (iii) consumer financing for purchasers of our VOIs. For financial reporting purposes, our business consists of two segments: Hospitality and Management Services, which is composed of our hospitality and management services operations, including our operations related to the management of our resort properties, the Collections and THE Club; and Vacation Interest Sales and Financing, which is composed of our marketing and sales of VOIs and the consumer financing of those interests.
Optimization of Operations
          Since the acquisition of Sunterra Corporation in April 2007, our leadership team, led by Stephen J. Cloobeck, our Chairman and CEO, and David F. Palmer, our President and CFO, has taken a number of significant steps to change our strategic focus, build our brand recognition and streamline our operations. We believe these actions have enabled us to maintain relatively stable financial performance, even in the face of challenging economic and industry conditions. These actions have included: (i) implementing a new focus throughout our resorts on service and hospitality to provide our members a premium experience; (ii) introducing the Diamond Resorts International brand throughout our network of managed resorts; and (iii) renegotiating our hospitality management agreements to provide improved cost recovery.
          The economic recession, the global credit crisis and the erosion of consumer confidence have contributed to a difficult business environment since 2007. These factors have had an impact on sales of our VOIs, the performance of our consumer loans portfolio, the terms under which we have been able to securitize our consumer loans and our access to external financing. In response to these conditions, since October 2008 we have sought to improve our operating results by:

•	improving selling and marketing efficiencies through the reduction in the use of certain sales incentives such as the payment of first year maintainance fees on behalf of the VOI purchasers and the issuance of travel vouchers and entertainment tickets;

•	maximizing our fee-for-service revenue, primarily in our hospitality and management services business;

•	closing certain low margin sales centers; and

•	reducing head count in our sales force and related staffing at the corporate level.
     We also reduced our reliance on the capital markets through a decrease in the volume of consumer loans, which we accomplished by:
•	implementing incentive programs to increase cash sales;
•	increasing interest rates on new consumer loans; and
•	tightening credit requirements.
     We believe these efforts have enabled us to maintain relatively stable financial performance.

Critical Accounting Policies and Use of Estimates
          The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue, bad debts and income taxes. These estimates are based on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our consolidated financial statements.
          Critical accounting policies are those policies that, in management’s view, are most important in the portrayal of our financial condition and results of operations. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. These critical accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Those critical accounting policies and estimates that require the most significant judgment are discussed further below.
          Vacation Interest Sales Revenue Recognition. With respect to our recognition of revenue from VOI sales, we follow the guidelines included in ASC 978, “Real Estate-Time-Sharing Activities.” Under ASC 978, vacation interest sales revenue is divided into separate components that include the revenue earned on the sale of the VOI and the revenue earned on the sales incentive given to the customer as motivation to purchase the VOI. Each component is treated as a separate transaction and recorded in different line items of our statement of operations. In order to recognize revenue on the sale of VOIs, ASC 978 requires a demonstration of a buyer’s commitment (generally a cash payment of 10% of the purchase price plus the value of any sales incentives provided). A buyer’s down payment and subsequent mortgage payments are adequate to demonstrate a commitment to pay for the VOI once 10% of the purchase price plus the value of the incentives provided to consummate a VOI transaction has been covered. We recognize sales of VOIs on an accrual basis after (i) a binding sales contract has been executed; (ii) the buyer has adequately demonstrated a commitment to pay for the VOI; (iii) the rescission period required under applicable law has expired; (iv) collectibility of the receivable representing the remainder of the sales price is reasonably assured; and (v) we have completed substantially all of our obligations with respect to any development related to the real estate sold (i.e., construction has been substantially completed and certain minimum project sales levels have been met). If the buyer’s commitment has not met ASC 978 guidelines, the VOI sales revenue and related vacation interest cost of sales and direct selling costs are deferred and recognized under the installment method until the buyer’s commitment is satisfied, at which time the full amount of the sale is recognized. The net deferred revenue is included in mortgages and contracts receivable on our balance sheet. Under ASC 978, the provision for uncollectible vacation interest sales revenue is recorded as a reduction of vacation interest sales revenue.
          Vacation Interest Cost of Sales. We record vacation interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of inputs, most of which are management estimates. These amounts include, but are not limited to, estimated costs to build or acquire any additional VOIs, estimated total revenues expected to be earned on a project, including estimated sales price per point and estimated number of points sold, related estimated provision for uncollectible vacation interest sales revenue and sales incentives, and estimated projected future cost and volume of recoveries of VOIs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management’s new estimates. Changes in pricing strategy can have a material impact on the output of the relative sales value model. We generally wait until a pricing strategy change has been in place for at least six months before the change fully affects the model. We continue to evaluate our pricing strategy in response to changing market conditions and, as a result, vacation interest cost of sales may fluctuate by material amounts both positively and negatively in future periods, including in periods following the implementation of pricing strategy changes. Any changes in the estimates we use to determine the vacation interest cost of sales are recorded in the current period, and these changes can be material. Small changes in any of the numerous assumptions in the model can have a significant financial statement impact as ASC 978 requires a retroactive adjustment back to the time of the Sunterra Corporation acquisition in the current period. Much like depreciation or amortization, for us vacation interest cost of sales is essentially a non-cash expense item.

          Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses. We account for mortgages (for the financing of intervals) and contracts receivable (for the financing of points) under ASC 310, “Receivables.”
          Mortgages and contracts receivable that we originate or acquire are recorded net of (i) deferred loan and contract costs, (ii) the discount or premium on the acquired mortgage pool and (iii) the related allowance for loan and contract losses. Loan and contract origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the term of the related mortgages or contracts receivable as an adjustment to interest revenue using the effective interest method. Because we currently sell VOIs only in the form of points, we are not currently originating any new mortgages. We record a sales provision for estimated mortgage and contracts receivable losses as a reduction to vacation interest sales revenue. This provision is calculated as projected gross losses for originated mortgages and contracts receivable, taking into account estimated VOI recoveries. If actual mortgage and contracts receivable losses differ materially from these estimates, our future results of operations may be adversely impacted.
          We apply our historical default percentages based on credit scores of the individual customers to our mortgage and contracts receivable population to analyze the adequacy of the allowance and evaluate other factors such economic conditions, industry trends, defaults and past due agings. Any adjustments to the allowance for mortgage and contracts receivable loss are also recorded within vacation interest sales revenue.
          We charge off mortgages and contracts receivable upon the earliest of (i) the initiation of cancellation or foreclosure proceedings or (ii) the customer’s account becoming 180 days delinquent. Once a customer has made six timely payments following the event leading to the charge off, the charge off is reversed. A default in a customer’s initial payment results in a rescission of the sale. All collection and foreclosure costs are expensed as incurred.
          The mortgages we acquired on April 27, 2007 in connection with the Sunterra Corporation acquisition are accounted for separately as an acquired pool of loans. Any discount or premium associated with this pool of loans is amortized using an amortization method that approximates the effective interest method.
          Unsold Vacation Interests, Net. Unsold VOIs are valued at the lower of cost or fair market value. The cost of unsold VOIs includes acquisition costs, hard and soft construction costs (which are comprised of architectural and engineering costs incurred during construction), the cost incurred to recover inventory and other carrying costs (including interest, real estate taxes and other costs incurred during the construction period). Costs are expensed to vacation interest cost of sales under the relative sales value method described above. In accordance with ASC 978, under the relative sales value method, cost of sales is calculated as a percentage of vacation interest sales revenue using a cost-of-sales percentage ratio of total estimated development costs to total estimated vacation interest sales revenue, including estimated future revenue and incorporating factors such as changes in prices and the recovery of VOIs generally as a result of maintenance fee and contracts receivable defaults. In accordance with ASC 978-340-25, the selling, marketing and administrative costs associated with any sale, whether the original sale or subsequent resale of recovered inventory, are expensed as incurred.
          The costs capitalized for recovered intervals differ based on a variety of factors, including the method of recovery and the timing of the original sale and/or loan origination. Interest, real estate taxes and other carrying costs incurred during the construction period are capitalized and such costs incurred on completed vacation interests are expensed.
          In accordance with ASC 978, on a quarterly basis, we recalculate the total estimated vacation interest sales revenue and total estimated costs. The effects of changes in these estimates are accounted for as a current period adjustment so that the balance sheet at the end of the period of change and the accounting in subsequent periods are as they would have been if the revised estimates had been the original estimates. These adjustments can be material.
          Income Taxes. We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. Accounting standards regarding income taxes require a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, our experience with operating loss and tax credit carry forwards not expiring unused, and tax planning alternatives.
          We recorded a deferred tax asset as a result of net operating losses incurred, and as part of our financial reporting process, we must assess the likelihood that our deferred tax assets can be recovered. During this process, certain relevant criteria are evaluated, including the existence of deferred tax liabilities against which deferred tax assets can be applied, and taxable income in future years. Unless recovery is more likely than not, a reserve in the form of a valuation allowance is established as an offset to the deferred tax asset. As a result of uncertainties regarding our ability to generate sufficient taxable income to utilize our net operating loss carry forwards, we maintain a valuation allowance against the balance of our deferred tax assets.

          Accounting standards regarding uncertainty in income taxes provide a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.
Segment Reporting
          For financial reporting purposes, we present our results of operations and financial condition in two business segments. The first business segment is Hospitality and Management Services, which includes our operations related to the management of our resort properties, the Collections and revenue from our operation of THE Club and the provision of other services. The second business segment, Vacation Interest Sales and Financing, includes our operations relating to the marketing and sales of our VOIs, as well as our consumer financing activities related to such sales. While certain line items reflected on our statement of operations fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to both segments. For line items that are applicable to both segments, revenues or expenses are allocated by management as described under “Key Revenue and Expense Items,” which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management’s view, allocable to either of our business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because historically management has not allocated these expenses for purposes of evaluating our different operational divisions. Accordingly, these expenses are presented under Corporate and Other.
          Management believes that it is impracticable to allocate specific assets and liabilities related to each business segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performance. Consequently, no balance sheet segment reports have been presented.
          We also operate our business in two geographic areas, which are described below in “Information Regarding Geographic Areas of Operation” and the notes to our consolidated financial statements included elsewhere in this prospectus.
Key Revenue and Expense Items
          Vacation Interest Revenue, Net. Vacation interest revenue, net, is comprised of vacation interest sales, net of a provision for uncollectable vacation interest revenue. Vacation interest sales consist of revenue from the sale of points, which can be utilized for vacations at any of the resorts in our network for varying lengths of stay, and from the sale of intervals, which provide the right to vacation at a particular resort for a specified length of time, net of the expense associated with certain sales incentives. A variety of sales incentives are routinely provided as sales tools. Sales centers have predetermined budgets for sales incentives and manage the use of incentives accordingly. A provision for uncollectable vacation interest revenue is recorded upon completion of each financed sale. The provision is calculated based on historical default experience associated with the customer’s FICO score. Additionally, we analyze our allowance for loan and contract losses quarterly and make adjustments based on current trends in consumer loan delinquencies and defaults and other criteria, if necessary. Since October 1, 2007, we have sold VOIs primarily in the form of points. All of our vacation interest revenue, net, is allocated to our Vacation Interest Sales and Financing business segment.
          Management, Member and Other Services Revenue. Management, member and other services revenue includes resort management fees charged to HOAs and Collections that hold our members’ VOIs, as well as revenues from our operation of THE Club and the provision of other services. These revenues are recorded and recognized as follows:

•	Management fee revenues are recognized in accordance with the terms of our management contracts. We collect management fees from our HOAs and Collections under our management agreements, which are recognized ratably throughout the year as earned. All of these revenues are allocated to our Hospitality and Management Services business segment. The management fees we earn are included in establishing HOA and Collections operating budgets which, in turn, are used to establish the annual maintenance fees owed directly by each owner of VOIs.

•	We charge an annual fee for membership in THE Club, our internal exchange, reservation and membership service organization. In addition to annual dues associated with THE Club, we earn revenue associated with customer conversions into THE Club, which involve the payment of a one-time fee by interval owners who wish to retain their intervals but also participate in THE Club. We also earn revenue through our provision of travel-related services and other affinity programs. All of these revenues are allocated to our Hospitality and Management Services business segment.
•	Other services revenue includes (i) collection fees paid by owners when they bring their accounts current after collection efforts have been made by us on behalf of HOAs; (ii) travel services revenue from our European travel operations, which we discontinued during the second quarter of 2008; (iii) reservation protection plan revenue, which is an optional fee paid by customers when making a reservation to protect their points should they need to cancel their reservation; (iv) closing costs on sales of VOIs; (v) revenue associated with certain sales incentives given to customers as motivation to purchase a VOI, which is recorded upon recognition of the related VOI sales revenue; and (vi) late/impound fees assessed on delinquent consumer loans. Revenues associated with items (i), (ii) and (iii) above are allocated to our Hospitality and Management Services business segment, and revenues associated with items (iv), (v) and (vi) above are allocated to our Vacation Interest Sales and Financing business segment.
          Consolidated Resort Operations Revenue. Consolidated resort operations revenue consists of the following:
•	For our properties located in the Caribbean, we provide services traditionally administered by an HOA. Consolidated resort operations revenue includes the maintenance fees billed to owners and the Collections by our St. Maarten HOAs, which are recognized ratably over the year. In addition, these HOAs also bill the owners for capital project assessments to repair and replace the amenities of these resorts, as well as special assessments to reserve the out-of-pocket deductibles for hurricanes and other natural disasters. These assessments are deferred until refurbishment activity occurs, at which time the amounts collected are recognized as a direct reduction to refurbishment expense in consolidated resort operations expense. All operating revenues and expenses associated with these properties are consolidated within our financial statements, except for intercompany transactions, such as maintenance fees for our owned inventory and management fees, which are eliminated.
•	Food and beverage revenue at certain resorts whose restaurants we manage directly;
•	Greens fees, equipment rental and operation of food services at the golf courses owned and managed by us at certain resorts;
•	Revenue from providing cable, telephone, and technology services to HOAs; and
•	Other incidental revenues generated at the resorts including, but not limited to, retail and gift shops, activity fees for arts and crafts, sport equipment rental, and safe rental.
          Interest Revenue. Our interest revenue consists primarily of interest earned on consumer loans. Interest earned on consumer loans is accrued based on the contractual provisions of the loan documents. Interest accruals on consumer loans are suspended at the earliest of (i) a first payment default; (ii) the initiation of cancellation or foreclosure proceedings; or (iii) the customer’s account becoming 180 days delinquent. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has made six timely payments on the loan. All interest revenue is allocated to our Vacation Interest Sales and Financing business segment, with the exception of interest revenue earned on bank account balances, which is reported in Corporate and Other.
          Vacation Interest Cost of Sales. At the time we record related vacation interest sales revenue, we record vacation interest cost of sales. See “— Critical Accounting Policies and Use of Estimates — Vacation Interest Cost of Sales” for further explanation of the determination of this expense. All of these costs are allocated to our Vacation Interest Sales and Financing business segment.
          Advertising, Sales and Marketing Costs. Advertising, sales and marketing costs are expensed as incurred, except for costs directly related to VOI sales that are not eligible for revenue recognition under ASC 978, as described under “— Critical Accounting Policies and Use of Estimates — Vacation Interest Sales Revenue Recognition,” which are deferred along with related revenue until the buyer’s commitment requirements are satisfied. Advertising, sales and marketing costs are allocated to our Vacation Interest Sales and Financing business segment.
          Vacation Interest Carrying Cost, Net. We are responsible for paying HOA annual maintenance fees and reserves on our unsold VOIs. Vacation interest carrying cost, net, includes amounts paid for delinquent maintenance fees related to VOIs acquired pursuant to our inventory recovery agreements, except for amounts that are capitalized to unsold vacation interests, net. In addition, we historically entered into subsidy agreements to fund negative cash flows of certain HOAs. These subsidy agreements were discontinued as of December 31, 2008. All subsidy-related costs were expensed as incurred.
          To offset our vacation interest carrying cost, we rent VOIs controlled by us to third parties on a short-term basis. We also generate revenue on sales of one-week rentals and mini-vacations, which allow prospective owners to sample a resort property. This revenue and the associated expenses are deferred until the vacation is used by the customer or the expiration date, whichever is earlier. Revenue from resort rentals, one-week rentals and mini-vacations is recognized as a reduction to vacation interest carrying cost, with the exception of our European sampler product, which is three years in duration and is treated as vacation interest sales revenue. Vacation interest carrying cost, net, is allocated to our Vacation Interest Sales and Financing business segment.
          Management, Member and Other Services Expense. Currently, substantially all direct expenses related to the provision of services to the HOAs (other than for our Caribbean resorts, for which we provide services traditionally administered by an HOA) and the Collections are recovered through our management agreements, and consequently are not recorded as expenses. We pass through to the HOAs certain overhead charges incurred to operate the resorts. In accordance with guidance included in ASC 605-45, “Revenue Recognition — Principal Agent Considerations” (“ASC 605-45”) reimbursements from the HOAs relating to pass-through costs are recorded net of the related expenses.

          Expenses associated with our operation of THE Club include costs incurred for the third party call center, annual membership fees paid to a third party exchange company on behalf of each member of THE Club and administrative expenses. In addition, we also incur selling costs associated with customer conversions into THE Club. These expenses are allocated to our Hospitality and Management Services business segment.
          Other services expenses include costs related to our travel operations, which were discontinued during the second quarter of 2008. Other expenses associated with certain sales incentives given to customers as motivation to purchase a VOI are expensed as the related vacation interest sales revenue is recognized. These expenses are allocated to our Vacation Interest Sales and Financing business segment.
          Consolidated Resort Operations Expense. With respect to the Caribbean resorts, we record expenses associated with housekeeping, front desk, maintenance, landscaping and other similar activities, which are recovered by the maintenance fees recorded in consolidated resort operations revenue. In addition, consolidated resort operations expense includes the costs related to food and beverage operations at certain resorts whose restaurants we manage directly. Similarly, the expenses of operating the golf courses and retail and gift shops are included in consolidated resort operations expense.
          Loan Portfolio Expense. Loan portfolio expense includes payroll and administrative costs of our finance operations, loan servicing fees paid to third parties and credit card processing fees. These costs are expensed as incurred with the exception of mortgages and contract receivable origination costs, which are capitalized and amortized over the term of the related mortgages and contracts receivable as an adjustment to interest revenue using the effective interest method in accordance with guidelines issued under ASC 310, “Receivables.” This expense is allocated to our Vacation Interest Sales and Financing business segment.
          General and Administrative Expense. General and administrative expense includes payroll and benefits, legal, audit and other professional services, travel costs, system-related costs and corporate facility expense. This expense is reported under Corporate and Other.
          Depreciation and Amortization. Depreciation and amortization is not allocated to our business segments, but rather is reported in Corporate and Other.
          Interest Expense. Interest expense is comprised of corporate-level indebtedness, which is reported in Corporate and Other, and interest expense related to our securitizations and consumer loan financings, which are allocated to our Vacation Interest Sales and Financing business segment.

Factors That May Affect Our Future Financial Presentation
          We intend to pursue opportunities to grow fee-based revenue in the following three areas: (i) assuming the management of resorts from operators facing financial distress; (ii) managing the sales and marketing of VOIs and consumer loans from these operators or financial institutions; and (iii) servicing the consumer loan portfolios. We intend to structure these opportunities in a manner consistent with our capital-light business model, including through the acquisition of assets by special purpose entities. Examples of this strategy are our completed acquisition of ILX and our pending acquisition of Tempus, each described below in “Business — Business Strategies — Capitalizing on current industry dynamics to grow fee-based services.” The ILX transaction was structured such that we now hold certain of ILX’s assets and have assumed related ILX liabilities through a special purpose entity. The lender of the ILX indebtedness assumed by the special purpose entity has recourse only to the ILX assets that were acquired. Although the Company and its consolidated subsidiaries have not assumed the indebtedness of the ILX special purpose entity, and such entity is deemed an unrestricted subsidiary for purposes of the indenture governing the notes, GAAP requires that we consolidate such non-recourse liabilities on our financial statements for financial reporting purposes. We intend to pursue other transactions (such as the pending Tempus transaction described below in “Business — Business Strategies — Capitalizing on current industry dynamics to grow fee-based services.”) that may use similar special purpose entities in similar structures, and these entities may also be required to be consolidated on our financial statements. In that circumstance, our future consolidated financial statements may reflect substantially higher levels of debt and interest expense than our historical consolidated financial statements included in this prospectus. See Note 22 of our audited financial statements included elsewhere in this prospectus for additional information.
          In addition, as a result of our registration of the notes pursuant to this exchange offer, we will become a SEC reporting company. As a SEC reporting company, we will be subject to certain SEC regulations, including various provisions of the Sarbanes-Oxley Act of 2002. Our compliance with these regulations has required us to incur additional legal, accounting and information technology expense related to the creation and implementation of accounting and internal control systems. We have also been required to hire additional employees to ensure that we have appropriate staffing for ongoing compliance with these requirements.
Presentation of Certain Financial Metrics
          Adjusted EBITDA. In addition to the discussion of our statement of operations data, we also present and analyze Adjusted EBITDA for each of the periods presented in this prospectus. We define Adjusted EBITDA as our net income (loss) before provision (benefit) for income taxes, plus: (i) corporate interest expense; (ii) depreciation and amortization; (iii) vacation interest cost of sales; (iv) non-cash charges for change in estimated defaults on consumer loans originated in prior periods; (v) impairments and other noncash write-offs; (vi) loss on extinguishment of debt; (vii) gain or loss on the disposal of assets; (viii) amortization of loan origination costs; and (ix) amortization of portfolio discount; less non-cash revenue outside the ordinary course of business. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
          We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:
•	it and similar non-GAAP measures are widely used by investors and securities analysts to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;
•	by comparing Adjusted EBITDA in different historical periods, we can evaluate our operating results without the additional variations of interest income (expense), income tax provision (benefit), depreciation and amortization expense and the vacation interest cost of sales expense; and

•	several of the financial covenants governing the exchange notes and 2008 conduit facility, including the limitation on our ability to incur additional indebtedness, are determined by reference to our EBITDA as defined in the notes, which definition approximates Adjusted EBITDA as presented here.
          Our management uses Adjusted EBITDA: (i) as a measure of our operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) to allocate resources to enhance the financial performance of our business; and (iv) to evaluate the effectiveness of our business strategies.
          The following table presents a reconciliation of Adjusted EBITDA to net loss before provision (benefit) for income taxes:

				Three Months		Twelve Months
	Year Ended			Ended		Ended
	December 31			March 31,		March 31,
	2008	2009	2010	2010	2011	2011
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
	($ in thousands)
Loss before provision (benefit) for income taxes	$(87,163)	$(21,796)	$(20,433)	$(4,783)	$(5,246)	$(20,896)
Plus: Corporate interest expense(a)	50,563	44,119	48,959	10,752	14,317	52,524
Depreciation and amortization(b)	16,687	13,366	11,939	2,797	3,170	12,312
Vocation interest cost of sales(c)	67,551	55,135	39,730	10,625	67	29,172
Estimated defaults on consumer loans originated in prior periods(d)	32,033	—	—	—	—	—
Impairments and other write-offs(b)	17,168	1,125	3,330	—	83	3,413
Loss on extinguishment of debt(b)	—	10,903	1,081	—	—	1,081
Gain on the disposal of assets(b)	(1,007)	(137)	(1,923)	(2)	(9)	(1,930)
Amortization of loan origination costs(b)	2,620	3,878	3,436	836	646	3,246
Amortization of portfolio discount(b)	767	(648)	(430)	(148)	(89)	(371)
Less: Non-cash revenue(e)	—	(2,886)	—	—	—	—

Adjusted EBITDA—Consolidated(f)	$97,685	$103,059	$85,689	$20,077	$12,939	$78,551

Adjusted EBITDA—Diamond Resorts Parent, LLC and Restricted Subsidiaries(f)	97,676	108,381	92,223	20,128	18,068	90,163
Adjusted EBITDA—Unrestricted Subsidiaries(f)	9	(5,322)	(6,534)	(51)	(5,129)	(11,612)

(a)	Excludes interest expense related to non-recourse indebtedness incurred by our special purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/revenues.

(c)	We record vacation interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management’s new estimates. Small changes in any of the numerous assumptions in the model can have a significant financial statement impact as ASC 978 requires a retroactive adjustment back to the time of the Sunterra Corporation acquisition in the current period. Much like depreciation or amortization, for us vacation interest cost of sales is essentially a non-cash expense item.

(d)	Represents a one-time charge resulting from increased estimated defaults on our consumer loans originated prior to 2008.

(e)	Consists of non-cash revenue outside the ordinary course of business, including VOI sales revenue recognized upon the completion of construction of certain units sold prior to the acquisition of Sunterra Corporation in April 2007.

(f)	For purposes of certain covenants governing the exchange notes, the Company’s financial performance, including Adjusted EBITDA, is measured with reference to the Company and its Restricted Subsidiaries, and the performance of Unrestricted Subsidiaries is not considered. Therefore, we believe that this presentation of Adjusted EBITDA provides helpful information to investors in the exchange notes. See Note 22 of our audited financial statements included elsewhere in this prospectus.
          We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or VOI inventory;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect cash requirements for income taxes;
•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements;
•	Although vacation interest cost of sales is also a non-cash item, we may in the future be required to develop or acquire new resort properties to replenish VOI inventory, and Adjusted EBITDA does not reflect any cash requirements for these expenditures; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
          To properly and prudently evaluate our business, we encourage you to review our GAAP financial statements included elsewhere in this prospectus, and not to rely on any single financial measure to evaluate our business.

Results of Operations
The following tables set forth our results of operations for the specified periods.
Comparison of the Three Months Ended March 31, 2011 to the Three Months Ended March 31, 2010 (Unaudited)
(In thousands)

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
	Hospitality				Hospitality	Vacation
	and	Vacation			and	Interest Sales
	Management	Interest Sales	Corporate		Management	and	Corporate
	Services	and Financing	and Other	Total	Services	Financing	and Other	Total
Revenues:
Vacation Interest sales	$—	$41,933	$—	$41,933	$—	$48,082	$—	$48,082
Provision for uncollectible Vacation Interest sales revenue	—	(2,990)	—	(2,990)	—	(1,622)	—	(1,622)

Vacation Interest, net	—	38,943	—	38,943	—	46,460	—	46,460
Management, member and other services	29,643	2,142	—	31,785	21,991	2,734	—	24,725
Consolidated resort operations	6,946	—	—	6,946	6,501	—	—	6,501
Interest	—	9,415	414	9,829	—	9,794	22	9,816
Gain on mortgage repurchase	—	29	—	29	—	36	—	36

Total revenues	36,589	50,529	414	87,532	28,492	59,024	22	87,538

Costs and Expenses:
Vacation Interest cost of sales	—	67	—	67	—	10,625	—	10,625
Advertising, sales and marketing	—	28,436	—	28,436	—	25,465	—	25,465
Vacation Interest carrying cost, net	—	8,560	—	8,560	—	7,435	—	7,435
Management, member and other services	6,005	255	—	6,260	6,057	465	—	6,522
Consolidated resort operations	6,168		—	6,168	5,877	—	—	5,877
Loan portfolio	179	2,439	—	2,618	252	2,351	—	2,603
General and administrative	—	—	19,053	19,053	—	—	15,320	15,320
Gain on disposal of assets	—	—	(9)	(9)	—	—	(2)	(2)
Depreciation and amortization	—	—	3,170	3,170	—	—	2,797	2,797
Interest	—	4,055	14,317	18,372	—	4,927	10,752	15,679
Impairments and other write-offs	—	—	83	83	—	—	—	—

Total costs and expenses	12,352	43,812	36,614	92,778	12,186	51,268	28,867	92,321

Income (loss) before provision for income taxes	24,237	6,717	(36,200)	(5,246)	16,306	7,756	(28,845)	(4,783)
Provision for income taxes	—	—	1,473	1,473	—	—	705	705

Net income (loss)	$24,237	$6,717	$(37,673)	$(6,719)	$16,306	$7,756	$(29,550)	$(5,488)

Adjusted EBITDA — Diamond Resorts Parent, LLC and Restricted Subsidiaries				$18,068				$20,128
Adjusted EBITDA — Unrestricted Subsidiaries				(5,129)				(51)

Adjusted EBITDA — Consolidated				$12,939				$20,077

Revenues
     Total revenues were $87.5 million for the three months ended March 31, 2011 and 2010. Total revenues in our Hospitality and Management Services segment increased $8.1 million, or 28.4%, to $36.6 million for the three months ended March 31, 2011 from $28.5 million for the three months ended March 31, 2010, primarily due to higher management, member and other services revenue and consolidated resort operations revenue. Revenues in our corporate and other segment increased $0.38 million, or 1,782%, to $0.4 million for the three months ended March 31, 2011 from $0.02 million for the three months ended March 31, 2010, mostly due to higher interest revenue earned on cash balances. Total revenues in our Vacation Interest Sales and Financing segment decreased $8.5 million, or 14.4%, to $50.5 million for the three months ended March 31, 2011 from $59.0 million for the three months ended March 31, 2010. The decrease is mostly attributable to the decline in vacation interest, net and interest revenue.
     Vacation Interest, Net. Vacation interest, net, in our Vacation Interest Sales and Financing segment decreased $7.6 million, or 16.2%, to $38.9 million for the three months ended March 31, 2011 from $46.5 million for the three months ended March 31, 2010. The decrease in vacation interest, net was attributable to a $6.2 million decrease in vacation interest sales revenue, and a $1.4 million increase in our provision for uncollectible vacation interest sales revenue.
     The $6.2 million decline in vacation interest sales revenue was primarily due to a decline in the number of vacation interest transactions and closing percentage, partially offset by a decrease in sales incentives. We closed a total of 4,204 VOI sales transactions during the three months ended March 31, 2011, compared to 4,953 transactions during the three months ended March 31, 2010. Our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented) decreased to 14.5% in the three months ended March 31, 2011 from 18.5% in the three months ended March 31, 2010. This decrease was due to reduced sales efficiencies at certain sales centers and increased sales resistance of our consumers due to continued economic uncertainty. Our average VOI sales price per transaction increased to $9,991 for the three months ended March 31, 2011 from $9,838 for the three months ended March 31, 2010 due to the elimination of certain incentive programs. Our total number of tours increased to 29,004 for the three months ended March 31, 2011 from 26,796 for the three months ended March 31, 2010, primarily as a result of our expansion of certain marketing programs.
     As a percentage of gross vacation interest sales revenue, sales incentives were 1.3% for the three months ended March 31, 2011, compared to 2.2% for the three months ended March 31, 2010. This decrease was primarily due to a reduction of certain cash sales incentives given in our European operations.
     Provision for uncollectible vacation interest sales revenue increased $1.4 million, or 84.3%, to $3.0 million for the three months ended March 31, 2011 from $1.6 million for the three months ended March 31, 2010. The increase was due to changes in estimates based on the current performance of our consumer loan receivable portfolio, partially offset by a decrease in provision associated with our recognition of deferred sales revenue pursuant to ASC 978 and a decrease in sales volume. Provision for uncollectible vacation interest sales revenue as a percentage of vacation interest sales revenue increased to 7.7% in the three months ended March 31, 2011 from 3.5% in the three months ended March 31, 2010.
     Management, Member and Other Services. Total management, member and other services revenue increased $7.1 million, or 28.6%, to $31.8 million for the three months ended March 31, 2011 from $24.7 million for the three months ended March 31, 2010.
     Management, member and other services revenue in our Hospitality and Management Services segment increased $7.6 million, or 34.8%, to $29.6 million for the three months ended March 31, 2011 from $22.0 million for the three months ended March 31, 2010. This increase was primarily due to our recognition of $5.1 million in insurance proceeds received related to the replacement of assets that were destroyed due to a severe flooding in 2008 at one of our resorts. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue under our cost-plus management agreements as well as the addition of managed properties from the ILX Acquisition.

We also experienced higher club revenues due to a higher member count in THE Club as well as increased membership dues in the three months ended March 31, 2011 compared to the three months ended March 31, 2010.
     Management, member and other services revenue in our Vacation Interest Sales and Financing segment decreased $0.6 million, or 21.7%, to $2.1 million for the three months ended March 31, 2011 from $2.7 million for the three months ended March 31, 2010 as a result of a decrease in closing costs stemming from a decline in vacation interest sales revenue, late fees and transfer fees. In addition, non-cash incentives decreased $0.2 million, or 55.4%, to $0.1 million for the three months ended March 31, 2011 from $0.3 million for the three months ended March 31, 2010. As a percentage of vacation interest sales revenue, non-cash incentives were 0.3% for the three months ended March 31, 2011, compared to 0.6% for the three months ended March 31, 2010.
     Consolidated Resort Operations. Consolidated resort operations revenue, which is recorded in our Hospitality and Management Services segment, increased $0.4 million, or 6.8%, to $6.9 million for the three months ended March 31, 2011 from $6.5 million for the three months ended March 31, 2010. The increase was primarily due to increased maintenance fee revenue in our St. Maarten resorts to recover prior year fund deficits and reserves for future projects.
     Interest Revenue. Interest revenue was $9.8 million for both the three months ended March 31, 2011 and the three months ended March 31, 2010.
Costs and Expenses
     Total costs and expenses increased $0.5 million, or 0.5%, to $92.8 million for the three months ended March 31, 2011 from $92.3 million for the three months ended March 31, 2010.
     Vacation Interest Cost of Sales. Vacation interest cost of sales related to our Vacation Interest Sales and Financing segment decreased $10.5 million, or 99.4%, to $0.1 million for the three months ended March 31, 2011 from $10.6 million for the three months ended March 31, 2010. This decrease was mainly due to a reduction of $9.0 million under the relative sales value model recorded during the three months ended March 31, 2011 as compared to a reduction of $0.8 million recorded during the three months ended March 31, 2010. The reduction under the relative sales value model was primarily attributable to an increase in projected sales price per point resulting from our revised pricing strategy that was implemented in late 2010, which permanently eliminated certain incentive programs. Projected sales price per point is one of the multiple estimates used in the model discussed in “Critical Accounting Policies and Use of Estimates — Vacation Interest Cost of Sales.”
     In addition, the decline in the volume of VOI sales for the three months ended March 31, 2011 relative to the three months ended March 31, 2010 contributed to the decrease in vacation interest cost of sales. Vacation interest cost of sales as a percentage of vacation interest sales revenue was 0.2% for the three months ended March 31, 2011, compared to 22.1% for the three months ended March 31, 2010.
     Advertising, Sales and Marketing. Advertising, sales and marketing (ASM) costs increased $3.0 million, or 11.7%, to $28.4 million for the three months ended March 31, 2011 from $25.5 million for the three months ended March 31, 2010. As a percentage of vacation interest sales revenue, ASM costs were 67.8% for the three months ended March 31, 2011, compared to 53.0% for the three months ended March 31, 2010. The increase of such costs as a percentage of vacation interest sales revenue was due primarily to higher support personnel costs, direct marketing costs incurred to generate additional tour flow, and revisions to sales commission and other compensation structures.
     Vacation Interest Carrying Cost, Net. Net vacation interest carrying cost increased $1.2 million, or 15.1%, to $8.6 million for the three months ended March 31, 2011 from $7.4 million for the three months ended March 31, 2010, primarily due to an increase in maintenance fees related to the ILX acquisition and a higher level of developer-owned inventory due to maintenance fee and loan defaults, partially offset by an increase in rental revenue, which reduces carry costs. The increase in rental revenue is primarily due to the ILX acquisition and more occupied room nights and increased revenue from sampler programs.

     Management, Member and Other Services Expense. Total management, member and other services expense decreased $0.2 million, or 4.0%, to $6.3 million for the three months ended March 31, 2011 from $6.5 million for the three months ended March 31, 2010.
     Management, member and other services expense in our Hospitality and Management Services segment decreased $0.1 million, or 0.9%, to $6.0 million for the three months ended March 31, 2011 from $6.1 million for the three months ended March 31, 2010.
     Management, member and other services expense in our Vacation Interest Sales and Financing segment decreased $0.2 million, or 45.2%, to $0.3 million for the three months ended March 31, 2011 from $0.5 million for the three months ended March 31, 2010. Non-cash incentives decreased $0.2 million, or 55.4%, to $0.1 million for the three months ended March 31, 2011 from $0.3 million for the three months ended March 31, 2010. As a percentage of vacation interest sales revenue, non-cash incentives were 0.3% for the three months ended March 31, 2011, compared to 0.6% for the three months ended March 31, 2010.
     Consolidated Resort Operations Expense. Consolidated resort operations expense, which is recorded in our Hospitality and Management Services segment, increased $0.3 million, or 5.0%, to $6.2 million for the three months ended March 31, 2011 from $5.9 million for the three months ended March 31, 2010. This increase was primarily due to the additional expenses associated with ILX Acquisition operations that commenced in August 2010.
     Loan Portfolio Expense. Loan portfolio expense was $2.6 million for both the three months ended March 31, 2011 and the three months ended March 31, 2010.
     General and Administrative Expense. General and administrative expense increased $3.8 million, or 24.4%, to $19.1 million for the three months ended March 31, 2011 from $15.3 million for the three months ended March 31, 2010. This increase was primarily attributable to higher payroll and related expense and legal and professional fees associated with enhancements in internal controls and preparations for our becoming subject to SEC reporting obligations due to the registration of the senior secured notes. In addition, we incurred substantial legal and professional fees related to the Tempus and certain other pending acquisitions in the three months ended March 31, 2011 and hired additional staff after the ILX acquisition was completed in August 2010. These increases were partially offset by an increase in allocations of certain hospitality-related corporate general and administrative expenses to the HOAs that we manage, thereby reducing our corporate-level general and administrative expense.
     Depreciation and Amortization. Depreciation and amortization increased $0.4 million, or 13.3%, to $3.2 million for the three months ended March 31, 2011 from $2.8 million for the three months ended March 31, 2010. This increase was primarily attributable to the depreciation and amortization associated with the ILX assets acquired in August 2010, partially offset by a reduction in the amortization of the intangible assets acquired in connection with the Sunterra Corporation acquisition. We recorded significantly higher amortization expense associated with these assets in earlier years in accordance with the accelerated amortization schedule established at the time of the Sunterra Corporation acquisition.
     Interest Expense. Interest expense increased $2.7 million, or 17.2%, to $18.4 million for the three months ended March 31, 2011 from $15.7 million for the three months ended March 31, 2010. Non-cash interest expense was lower for the three months ended March 31, 2011 compared to three months ended March 31, 2010. The elimination of paid-in-kind interest on our second lien facility for the three months ended March 31, 2011 due to the extinguishment of the second lien facility in August 2010 was partially offset by higher debt issuance cost amortization and original issue discount amortization resulting from the issuance of the senior secured notes on the same date. After removing these non-cash interest items, interest expense totaled $17.3 million for the three months ended March 31, 2011, and $14.1 million for the three months ended March 31, 2010. This increase was primarily related to the higher average borrowings and higher interest rates resulting from our issuance of the senior secured notes, the Quorum facility and ILXA notes, partially offset by lower interest due to the extinguishment of the first and second lien term facilities and the pay down of the 2009 securitization notes and Polo Towers lines of credit and securitization notes.

Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009
(In thousands)

	Year Ended December 31, 2010				Year Ended December 31, 2009
	Hospitality	Vacation			Hospitality	Vacation
	and	Interest			and	Interest
	Management	Sales and	Corporate		Management	Sales and	Corporate
	Services	Financing	and Other	Total	Services	Financing	and Other	Total
Revenues:
Vacation Interest sales	$—	$214,764	$—	$214,764	$—	$248,643	$—	$248,643
Provision for uncollectible Vacation Interest sales revenue	—	(12,655)	—	(12,655)	—	(14,153)	—	(14,153)

Vacation Interest, net	—	202,109	—	202,109	—	234,490	—	234,490
Management, member and other services	91,156	11,495	—	102,651	93,431	14,772	—	108,203
Consolidated resort operations	26,547	—	—	26,547	23,814	—	—	23,814
Interest	—	39,150	177	39,327	—	43,200	972	44,172
Gain on mortgage repurchase	—	191	—	191	—	282	—	282

Total revenues	117,703	252,945	177	370,825	117,245	292,744	972	410,961

Costs and Expenses:
Vacation Interest cost of sales	—	39,730	—	39,730	—	55,135	—	55,135
Advertising, sales and marketing	—	114,029	—	114,029	—	116,098	—	116,098
Vacation Interest carrying cost, net	—	29,821	—	29,821	—	32,992	—	32,992
Management, member and other services	21,916	1,730	—	23,646	26,449	4,714	—	31,163
Consolidated resort operations	23,972	—	—	23,972	22,456	—	—	22,456
Loan portfolio	1,025	9,541	—	10,566	954	8,881	—	9,835
General and administrative	—	—	67,905	67,905	—	—	71,306	71,306
Gain on disposal of assets	—	—	(1,923)	(1,923)	—	—	(137)	(137)
Depreciation and amortization	—	—	11,939	11,939	—	—	13,366	13,366
Interest, net of capitalized interest	—	18,203	48,959	67,162	—	24,396	44,119	68,515
Loss on extinguishment of debt	—	—	1,081	1,081	—	—	10,903	10,903

	Year Ended December 31, 2010				Year Ended December 31, 2009
	Hospitality	Vacation			Hospitality	Vacation
	and	Interest			and	Interest
	Management	Sales and	Corporate		Management	Sales and	Corporate
	Services	Financing	and Other	Total	Services	Financing	and Other	Total
Impairments and other write-offs	—	—	3,330	3,330	—	—	1,125	1,125

Total costs and expenses	46,913	213,054	131,291	391,258	49,859	242,216	140,682	432,757

Income (loss) before (benefit) for income taxes	70,790	39,891	(131,114)	(20,433)	67,386	50,528	(139,710)	(21,796)
Benefit for income taxes	—	—	(1,274)	(1,274)	—	—	(799)	(799)

Net income (loss)	$70,790	$39,891	$(129,840)	$(19,159)	$67,386	$50,528	$(138,911)	$(20,997)

Adjusted EBITDA — Diamond Resorts Parent, LLC and Restricted Subsidiaries				$92,223				$108,381
Adjusted EBITDA — Unrestricted Subsidiaries				$(6,534)				$(5,322)

Adjusted EBITDA — Consolidated				$85,689				$103,059

Revenues
          Total revenues decreased $40.2 million, or 9.8%, to $370.8 million for the year ended December 31, 2010 from $411.0 million for the year ended December 31, 2009. This decrease was primarily attributable to a decrease in vacation interest, net, management, member and other services revenue and interest revenue in our Vacation Interest Sales and Financing segment. Total revenues in our Vacation Interest Sales and Financing segment decreased $39.8 million, or 13.6%, to $252.9 million for the year ended December 31, 2010 from $292.7 million for the year ended December 31, 2009.
          Vacation Interest, Net. Vacation interest, net, in our Vacation Interest Sales and Financing segment decreased $32.4 million, or 13.8%, to $202.1 million for the year ended December 31, 2010 from $234.5 million for the year ended December 31, 2009. The decrease in vacation interest, net was attributable to a $33.9 million decrease in vacation interest sales revenue, partially offset by a $1.5 million decrease in our provision for uncollectible vacation interest sales revenue.
          The $33.9 million decline in vacation interest sales revenue was primarily due to a decline in our recognition of deferred sales revenue pursuant to ASC 978 in the year ended December 31, 2010, relative to the year ended December 31, 2009. We recognized a greater amount of deferred sales revenue of financed purchases originated prior to our shift in October 2008 to increased cash sales and lower sales incentives given at the time of purchase during the year ended December 31, 2009, as more customers met the buyer’s commitment test under ASC 978 during that period. The majority of the deferred revenue originated prior to the shift was recognized during the year ended December 31, 2009. As a percentage of vacation interest sales revenue, sales incentives were 1.8% and 3.1% for the years ended December 31, 2010 and 2009 respectively.
          The remaining decline in vacation interest sales revenue was due to a decline in the number of vacation interest transactions, average price per transaction and closing percentage. We closed a total of 22,719 VOI sales transactions during the year ended December 31, 2010, compared to 23,571 transactions during the year ended December 31, 2009. Our average VOI sale price per transaction decreased to $9,526 for the year ended December 31, 2010 from $9,712 for the year ended December 31, 2009. Our total number of tours increased to 130,801 for the year ended December 31, 2010 from 123,045 for the year ended December 31, 2009, primarily as a result of our expansion of certain marketing programs. Our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented) decreased to 17.4% in the year ended December 31, 2010 from 19.2% in the year ended December

31, 2009. This decrease was due to reduced sales efficiencies at certain sales centers and increased sales resistance of our consumers due to continued economic uncertainty.
          Provision for uncollectible vacation interest sales revenue decreased $1.5 million, or 10.6%, to $12.7 million for the year ended December 31, 2010 from $14.2 million for the year ended December 31, 2009. The decrease was due to a decrease in sales volume, a decrease in provision associated with a decline in our recognition of deferred sales revenue pursuant to ASC 978 and changes in estimates based on the current performance of our consumer loan receivable portfolio. Provision for uncollectible vacation interest sales revenue as a percentage of vacation interest sales revenue increased to 5.9% in the year ended December 31, 2010 from 5.7% in the year ended December 31, 2009.
          Management, Member and Other Services. Total management, member and other services revenue decreased $5.5 million, or 5.1%, to $102.7 million for the year ended December 31, 2010 from $108.2 million for the year ended December 31, 2009.
          Management, member and other services revenue in our Hospitality and Management Services segment decreased $2.2 million, or 2.4%, to $91.2 million for the year ended December 31, 2010 from $93.4 million for the year ended December 31, 2009. This decrease was primarily due to a $7.4 million construction defect litigation settlement paid to us relating to our Lake Tahoe Vacation Resort recorded in the year ended December 31, 2009. In addition, we experienced lower club revenue due to fewer purchases of memberships in THE Club by interval owners in the year ended December 31, 2010 compared to the year ended December 31, 2009. These decreases were partially offset by higher management fees on certain management contracts that we renegotiated to include standardized cost-plus fee rates, as well as increases in operating costs at the resort level, which generated higher management fee revenue under our cost-plus management agreements.
          Management, member and other services revenue in our Vacation Interest Sales and Financing segment decreased $3.3 million, or 22.2%, to $11.5 million for the year ended December 31, 2010 from $14.8 million for the year ended December 31, 2009. Non-cash incentives decreased $2.8 million, or 70.3%, to $1.2 million for the year ended December 31, 2010 from $4.0 million for the year ended December 31, 2009. As a percentage of vacation interest sales revenue, non-cash incentives were 0.6% for the year ended December 31, 2010, compared to 1.6% for the year ended December 31, 2009. This decrease was primarily due to the effect of certain cost reduction strategies implemented in 2010, including a reduction in usage of travel vouchers and entertainment tickets as sales incentives.
          Consolidated Resort Operations. Consolidated resort operations revenue, which is recorded in our Hospitality and Management Services segment, increased $2.7 million, or 11.5%, to $26.5 million for the year ended December 31, 2010 from $23.8 million for the year ended December 31, 2009. The increase was primarily due to increased maintenance fee revenue in our St. Maarten resorts to recover prior year fund deficits and reserves for future projects. In addition, we earned higher revenue at certain food and beverage operations.
          Interest Revenue. Interest revenue decreased $4.9 million, or 11.0%, to $39.3 million for the year ended December 31, 2010 from $44.2 million for the year ended December 31, 2009. This decrease was primarily due to a reduction in the amount of outstanding consumer loan receivables for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The amount of consumer loans outstanding decreased primarily due to a slower sales pace and a decline in financed VOI sales following our implementation of all-cash sales incentives in October 2008. This decrease was partially offset by higher interest revenue associated with consumer loan receivables acquired in the ILX acquisition during the year ended December 31, 2010.

Costs and Expenses
          Total costs and expenses decreased $41.5 million, or 9.6%, to $391.3 million for the year ended December 31, 2010 from $432.8 million for the year ended December 31, 2009.
          Vacation Interest Cost of Sales. Vacation interest cost of sales related to our Vacation Interest Sales and Financing segment decreased $15.4 million, or 27.9%, to $39.7 million for the year ended December 31, 2010 from $55.1 million for the year ended December 31, 2009. This decrease was due to a decline in the volume of VOI sales in the year ended December 31, 2010 relative to the year ended December 31, 2009. Vacation interest cost of sales as a percentage of vacation interest sales revenue was 18.5% for the year ended December 31, 2010, compared to 22.2% for the year ended December 31, 2009. The decrease was mainly due to an increase in the projected sales price per point, one of the multiple estimates used in the calculation of vacation interest cost of sales under the relative sale value model discussed in “Critical Accounting Policies and Use of Estimates — Vacation Interest Cost of Sales”.
          Advertising, Sales and Marketing. Advertising, sales and marketing (ASM) costs decreased $2.1 million, or 1.8%, to $114.0 million for the year ended December 31, 2010 from $116.1 million for the year ended December 31, 2009. As a percentage of vacation interest sales revenue, ASM costs were 53.1% for the year ended December 31, 2010, compared to 46.7% for the year ended December 31, 2009. The increase of such costs as a percentage of vacation interest sales revenue was due primarily to higher support personnel costs and direct marketing costs incurred to generate the additional tour flow, partially offset by a decline in our recognition of deferred sales revenue pursuant to ASC 978. As revenue is deferred under ASC 978, we only defer the related commission expense and all other ASM is recognized in the current period. We recognized less deferred sales revenue under ASC 978 during the year ended December 31, 2010 compared to the year ended December 31, 2009. See “Vacation Interest, Net” above for further information. Accordingly, ASM increased as a percentage of vacation interest sales revenue.
          Vacation Interest Carrying Cost, Net. Net vacation interest carrying cost decreased $3.2 million, or 9.6%, to $29.8 million for the year ended December 31, 2010 from $33.0 million for the year ended December 31, 2009, primarily due to an increase in rental revenue, which reduces carry costs. The increase in rental revenue is primarily due to more occupied room nights, partially offset by a decrease in the average daily room occupancy rate charged to rental guests, or ADR, and a reduction in revenue recognized from sampler programs.
          Management, Member and Other Services Expense. Total management, member and other services expense decreased $7.6 million, or 24.1%, to $23.6 million for the year ended December 31, 2010 from $31.2 million for the year ended December 31, 2009.
          Management, member and other services expense in our Hospitality and Management Services segment decreased $4.5 million, or 17.1%, to $21.9 million for the year ended December 31, 2010 from $26.4 million for the year ended December 31, 2009. The decrease primarily related to a decrease in the expense associated with exchange fees and purchases of memberships in THE Club by interval owners and an increase in allocations of our resort management expenses to the HOAs that we manage, thereby reducing our resort management expense.
          Management, member and other services expense in our Vacation Interest Sales and Financing segment decreased $3.0 million, or 63.3%, to $1.7 million for the year ended December 31, 2010 from $4.7 million for the year ended December 31, 2009. Non-cash incentives decreased $2.8 million, or 70.3%, to $1.2 million for the year ended December 31, 2010 from $4.0 million for the year ended December 31, 2009. As a percentage of vacation interest sales revenue, non-cash incentives were 0.6% for the year ended December 31, 2010, compared to 1.6% for the year ended December 31, 2009. This decrease was primarily due to the effect of certain cost reduction strategies implemented in 2010, including a reduction in usage of travel vouchers and entertainment tickets as sales incentives.
          Consolidated Resort Operations Expense. Consolidated resort operations expense, which is recorded in our Hospitality and Management Services segment, increased $1.5 million, or 6.8%, to $24.0 million for the year ended December 31, 2010 from $22.5 million for the year ended December 31, 2009. This increase was primarily due to higher operating expenses at our St. Maarten resorts.
          Loan Portfolio Expense. Loan portfolio expense increased $0.8 million, or 7.4%, to $10.6 million for the year ended December 31, 2010 compared to $9.8 million for the year ended December 31, 2009. In accordance with

ASC 310, we capitalize certain costs incurred in connection with consumer loan originations which are then amortized over the life of the related consumer loans. Fewer loans were originated in the year ended December 31, 2010, which resulted in a decrease in the amount of capitalized loan origination costs relative to the year ended December 31, 2009. Because a portion of our loan origination costs is fixed, this decrease in capitalized costs resulted in a net increase in loan portfolio expense recognized for the year ended December 31, 2010.
          General and Administrative Expense. General and administrative expense decreased $3.4 million, or 4.8%, to $67.9 million for the year ended December 31, 2010 from $71.3 million for the year ended December 31, 2009. This decrease was primarily related to a reduction in employee severance expense, an increase in allocations of certain hospitality-related corporate general and administrative expenses to the HOAs that we manage, thereby reducing our corporate-level general and administrative expense, and a reduction of certain VAT provision accruals in our European operations recognized in December 2010. This decrease was partially offset by an increase in legal and professional fees incurred related to the ILX acquisition in the year ended December 31, 2010.
          Gain on disposal of assets. Gain on disposal of assets increased $1.8 million, or 1,303.6%, to $1.9 million for the year ended December 31, 2010 from $0.1 million for the year ended December 31, 2009. During the year ended December 31, 2009, we disposed of certain units at one of our resorts. During the year ended December 31, 2010, we recognized gain resulting from the sale of certain units at one of our resorts, which resulted in higher gain than the previous year.
          Depreciation and Amortization. Depreciation and amortization decreased $1.5 million, or 10.7%, to $11.9 million for the year ended December 31, 2010 from $13.4 million for the year ended December 31, 2009. This decrease was primarily attributable to a reduction in the amortization of the purchase price at the time of the Sunterra Corporation acquisition. We recorded significantly higher amortization expense associated with these assets in earlier years in accordance with the accelerated amortization schedule established at the time of the Sunterra Corporation acquisition.
          Interest Expense, Net of Capitalized Interest. Interest expense decreased $1.3 million, or 2.0%, to $67.2 million for the year ended December 31, 2010 from $68.5 million for the year ended December 31, 2009. This decrease was partially related to a change in fair market value of our interest rate swap and caps and the difference in debt issuance cost and original issue discount amortization, and paid-in-kind interest on our second lien facility. After removing non-cash interest items, interest expense totaled $61.3 million for the year ended December 31, 2010, and $66.0 million for the year ended December 31, 2009. This decrease was primarily related to the termination of a derivative instrument on our first and second lien facility in June 2009, which incurred significantly more cash settlement payments during the year ended December 31, 2009 compared to the year ended December 31, 2010.
          Loss on Extinguishment of Debt. Loss on extinguishment of debt, which is recorded in Corporate and Other, was $1.1 million for the year ended December 31, 2010 compared with $10.9 million for the year ended December 31, 2009. On August 13, 2010, we completed our offering of $425 million of principal amount of the outstanding notes. The proceeds from the outstanding notes were used primarily to repay all of the outstanding indebtedness under our existing revolving line of credit and first and second lien facilities. The write-off of the capitalized debt issuance costs related to these credit facilities resulted in a $1.1 million loss on extinguishment of debt for the year ended December 31, 2010. In March 2009, we amended our revolving line of credit and first and second lien facilities, which included substantial modification of terms and was accounted for in the same manner as extinguishment. The write-off of the capitalized debt issuance costs related to the original issuance and the fees paid to the lenders for executing the amendment were recorded as loss on extinguishment of debt of $10.9 million during the year ended December 31, 2009.
          Impairments and Other Write-offs. Impairments and other write-offs increased $2.2 million to $3.3 million for the year ended December 31, 2010 from $1.1 million for the year ended December 31, 2009. This increase was primarily due to the write-down of a receivable related to an HOA management contract that we terminated and the write-down of resorts in our European operations to their estimated net realizable value. These impairment expenses in the year ended December 31, 2010 were partially offset by the write-down of obsolete construction costs that were no longer consistent with our development plans in the year ended December 31, 2009. The impairments and other write-offs are included in Corporate and Other.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008
(In thousands)

	Year ended December 31, 2009				Year ended December 31, 2008
	Hospitality	Vacation			Hospitality	Vacation
	and	Interest			and	Interest
	Management	Sales and	Corporate		Management	Sales and	Corporate
	Services	Financing	and Other	Total	Services	Financing	and Other	Total
Revenues:
Vacation Interest sales	$—	$248,643	$—	$248,643	$—	$285,442	$—	$285,442
Provision for uncollectible Vacation Interest sales revenue	—	(14,153)	—	(14,153)	—	(51,166)	—	(51,166)

Vacation Interest, net	—	234,490	—	234,490	—	234,276	—	234,276
Management, member and other services	93,431	14,772	—	108,203	76,570	16,671	—	93,241
Consolidated resort operations	23,814	—	—	23,814	21,006	—	—	21,006
Interest	—	43,200	972	44,172	1,812	49,979	1,835	53,626
Gain on mortgage repurchase	—	282	—	282	—	265	—	265

Total revenues	117,245	292,744	972	410,961	99,388	301,191	1,835	402,414

Costs and Expenses:
Vacation Interest cost of sales	—	55,135	—	55,135	—	67,551	—	67,551
Advertising, sales and marketing	—	116,098	—	116,098	—	148,565	—	148,565
Vacation Interest carrying cost, net	—	32,992	—	32,992	—	22,831	—	22,831
Management, member and other services	26,449	4,714	—	31,163	28,747	6,599	—	35,346
Consolidated resort operations	22,456	—	—	22,456	23,685	—	—	23,685
Loan portfolio	954	8,881	—	9,835	661	8,092	—	8,753
General and administrative	—	—	71,306	71,306	—	—	78,618	78,618
Gain on disposal of assets	—	—	(137)	(137)	—	—	(1,007)	(1,007)
Depreciation and amortization	—	—	13,366	13,366	—	—	16,687	16,687
Interest, net of capitalized interest	—	24,396	44,119	68,515	—	20,817	50,563	71,380
Loss on extinguishment of debt	—	—	10,903	10,903	—	—	—	—
Impairments and other write-offs	—	—	1,125	1,125	—	—	17,168	17,168

Total costs and expenses	49,859	242,216	140,682	432,757	53,093	274,455	162,029	489,577

Income (loss) before (benefit) provision for income taxes	67,386	50,528	(139,710)	(21,796)	46,295	26,736	(160,194)	(87,163)
(Benefit) provision for income taxes	—	—	(799)	(799)	—	—	1,809	1,809

Net income (loss)	$67,386	$50,528	$(138,911)	$(20,997)	$46,295	$26,736	$(162,003)	$(88,972)

Adjusted EBITDA — Diamond Resorts Parent, LLC and Restricted Subsidiaries				$108,381				$97,676
Adjusted EBITDA — Unrestricted Subsidiaries				$(5,322)				$9

Adjusted EBITDA — Consolidated				$103,059				$97,685

Revenues
          Total revenues increased $8.6 million, or 2.1%, to $411.0 million for the year ended December 31, 2009 from $402.4 million for the year ended December 31, 2008. This increase was primarily attributable to an increase in management revenues in our Hospitality and Management Services segment, partially offset by a decrease in revenue in our Vacation Interest Sales and Financing segment. Revenues in our Hospitality and Management Services segment increased $17.8 million, or 18.0%, to $117.2 million for the year ended December 31, 2009 from $99.4 million for the year ended December 31, 2008. Revenues in our Vacation Interest Sales and Financing segment decreased $8.5 million, or 2.8%, to $292.7 million for the year ended December 31, 2009 from $301.2 million for the year ended December 31, 2008.
          Vacation Interest, Net. Vacation interest, net, in our Vacation Interest Sales and Financing segment increased $0.2 million, or 0.1%, to $234.5 million for the year ended December 31, 2009 from $234.3 million for the year ended December 31, 2008. This increase was attributable to a $37.0 million decrease in our provision for uncollectible vacation interest sales revenue partially offset by a $36.8 million reduction in vacation interest sales revenue.
          The $36.8 million decline in vacation interest sales revenue was due to declines in tour flow, number of vacation interest transactions and average price per transaction. We closed a total of 23,571 VOI sales transactions during the year ended December 31, 2009, compared to 27,144 transactions during the year ended December 31, 2008. Our average VOI sale price per transaction decreased to $9,712 for the year ended December 31, 2009 from $10,950 for the year ended December 31, 2008 primarily as a result of increased sales to our existing member base, which sales consisted of lower priced incremental additions to their existing VOIs. Our total number of tours decreased to 123,045 for the year ended December 31, 2009 from 150,912 for the year ended December 31, 2008, primarily as a result of our elimination of low efficiency tours. However, our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented) increased to 19.2% in the year ended December 31, 2009 from 18.0% in the year ended December 31, 2008.

          This reduction was partially offset by a decrease in sales incentives given to customers as motivation to purchase a vacation interest and an adjustment related to deferred revenue recognition under ASC 978. The adjustment was the result of a shift to increased cash sales and lower sales incentives given at the time of purchase for the year ended December 31, 2009. The shift to increased cash sales and lower sales incentives led to more customers meeting the buyer’s commitment test under ASC 978 and, therefore, more net revenue being recognized in 2009. As a percentage of vacation interest sales revenue, sales incentives were 3.1% and 5.0%, for the years ended December 31, 2009 and 2008, respectively.
          The $37.0 million decrease in our provision for uncollectible vacation interest sales revenue was primarily attributable to a one-time charge of $32.0 million we recorded in the year ended December 31, 2008 relating to increased estimated defaults on consumer loans originated prior to 2008. The decrease was also attributable to a decline in VOI sales and an anticipated decline in receivable defaults resulting from an increase in the average customer FICO score on newly-originated consumer loans. These favorable variances were partially offset by an increase in the provision related to an adjustment to deferred revenue recognition (and related costs) under ASC 978.
          In 2009, we recognized $2.9 million in vacation interest sales revenue upon the completion of construction of certain pre-sold units prior to the Sunterra Corporation acquisition in April 2007. This revenue was considered non-cash and outside of the ordinary course of business and, therefore, is deducted from Adjusted EBITDA.
          Management, Member and Other Services. Total management, member and other services revenue increased $15.0 million, or 16.0%, to $108.2 million for the year ended December 31, 2009 from $93.2 million for the year ended December 31, 2008.

          Management, member and other services revenue in our Hospitality and Management Services segment increased $16.8 million, or 22.0%, to $93.4 million for the year ended December 31, 2009 from $76.6 million for the year ended December 31, 2008. This increase primarily related to higher management fees on certain management contracts that we renegotiated to include standardized cost-plus fee rates, as well as increases in operating costs at the resort level which generated higher management fee revenue under our cost-plus management agreements. A $7.4 million construction defect litigation settlement paid to us relating to our Lake Tahoe Vacation Resort was recorded in the year ended December 31, 2009, and a $2.7 million settlement paid to us relating to our Ka’anapali Beach Club property was recorded in the year ended December 31, 2008. Furthermore, THE Club revenues increased as a result of an increase in club dues from 2008 to 2009 combined with an expansion of our membership base. There was also an increase in revenue associated with purchases of memberships in THE Club by interval owners. In addition, revenue from late fees increased due to slower customer maintenance fee payment patterns. These increases were partially offset by a decrease in travel revenue following the discontinuance of our travel agency business in the second quarter of 2008.
          Management, member and other services revenue in our Vacation Interest Sales and Financing segment decreased $1.9 million, or 11.4%, to $14.8 million for the year ended December 31, 2009 from $16.7 million for the year ended December 31, 2008. This decrease was primarily due to a reduction in vacation interest sales revenue. As a percentage of vacation interest sales revenue, non-cash incentives were 1.6% for the year ended December 31, 2009, compared to 2.0% for the year ended December 31, 2008. This decrease was primarily due to the implementation of certain cost reduction strategies throughout 2009, including a reduction in the usage of travel vouchers and entertainment tickets as sales incentives. There was also a decrease in closing costs revenue due the decline in VOI sales.
          Consolidated Resort Operations. Consolidated resort operations revenue, which is recorded in our Hospitality and Management Services segment, increased $2.8 million, or 13.4%, to $23.8 million for the year ended December 31, 2009 from $21.0 million for the year ended December 31, 2008. The increase was primarily due to increased maintenance fee revenues in St. Maarten resorts to recover prior year fund deficits and reserve for future projects. This increase was partially offset by a reduction in volume relating to certain food and beverage operations.
          Interest Revenue. Interest revenue decreased $9.4 million, or 17.6%, to $44.2 million for the year ended December 31, 2009 from $53.6 million for the year ended December 31, 2008.
          Interest revenue in our Vacation Interest Sales and Financing segment decreased $6.8 million, or 13.6%, to $43.2 million for the year ended December 31, 2009 from $50.0 million for the year ended December 31, 2008. This decrease was primarily due to a reduction in the amount of outstanding consumer loans from 2008 to 2009. In addition, the amortization of deferred mortgage origination revenue decreased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 as a result of the reduction in outstanding consumer loans.
          Interest revenue in our Hospitality Management segment decreased $1.8 million, or 100%, to zero for the year ended December 31, 2009 from $1.8 million for the year ended December 31, 2008. This decrease was primarily attributable to a reallocation of interest earned on maintenance fee bank account balances of certain HOAs at the beginning of 2009.
          In Corporate and Other, interest and dividends earned on our corporate bank accounts decreased $0.8 million, or 47.0%, to $1.0 million for the year ended December 31, 2009 from $1.8 million for the year ended December 31, 2008 due to lower deposit balances combined with lower interest rates earned.
Costs and Expenses
          Total costs and expenses decreased $56.8 million, or 11.6%, to $432.8 million for the year ended December 31, 2009 from $489.6 million for the year ended December 31, 2008. This decrease was primarily attributable to a reduction in vacation interest cost of sales and ASM costs as a result of reduction in VOI sales and decreases in management, member and other services expense, general and administrative expense, and impairments and other write-offs. These decreases were partially offset by an increase in net vacation interest carrying cost and loss on extinguishment of debt.

          Vacation Interest Cost of Sales. Vacation interest cost of sales in our Vacation Interest Sales and Financing segment decreased $12.5 million, or 18.4%, to $55.1 million for the year ended December 31, 2009 from $67.6 million for the year ended December 31, 2008. This decrease was due to a decline in the volume of VOI sales in 2009 relative to 2008. Vacation interest cost of sales as a percentage of vacation interest sales revenue was 22.2% for the year ended December 31, 2009, compared to 23.7% for the year ended December 31, 2008. The decrease in vacation interest cost of sales as a percentage of vacation interest sales revenue was primarily attributable to a change in the mix of inventory sold among our five Collections, each of which has a different cost basis.
          Advertising, Sales and Marketing. ASM costs decreased $32.5 million, or 21.9%, to $116.1 million for the year ended December 31, 2009 from $148.6 million for the year ended December 31, 2008. As a percentage of vacation interest sales revenue, ASM costs were 46.7% for the year ended December 31, 2009, compared to 52.0% for the year ended December 31, 2008. The decrease of such costs as a percentage of vacation interest sales revenue was due to our elimination of higher cost tours, closure of certain low margin sales centers, a reduction in sales and support personnel and implementation of a new commission structure for sales personnel.
          Vacation Interest Carrying Cost, Net. Net vacation interest carrying cost increased $10.2 million, or 44.5%, to $33.0 million for the year ended December 31, 2009 from $22.8 million for the year ended December 31, 2008, primarily due to an increase in the annual maintenance fees on unsold inventory as a result of higher operating expenses at the underlying HOAs. This was partially offset by an increase in rental revenue resulting from higher ADR and more available rental room nights as a result of lower tour occupancy.
          Management, Member and Other Services Expense. Total management, member and other services expense decreased $4.1 million, or 11.8%, to $31.2 million for the year ended December 31, 2009 from $35.3 million for the year ended December 31, 2008.
          Management, member and other services expense in our Hospitality and Management Services segment decreased $2.3 million, or 8.0%, to $26.4 million for the year ended December 31, 2009 from $28.7 million for the year ended December 31, 2008. The decrease primarily related to a reduction in operating costs for our call centers and THE Club magazine publishing costs resulting from cost-cutting initiatives, and a decrease in travel expenses following the discontinuance of our travel agency business in the second quarter of 2008. These decreases were partially offset by higher expense associated with purchases of memberships in THE Club by interval owners.
          Management, member and other services expenses in our Vacation Interest Sales and Financing segment decreased $1.9 million, or 28.6%, to $4.7 million for the year ended December 31, 2009 from $6.6 million for the year ended December 31, 2008. This decrease was primarily due to a reduction in vacation interest sales revenue. As a percentage of vacation interest sales revenue, non-cash incentives were 1.6% for the year ended December 31, 2009, compared to 2.0% for the year ended December 31, 2008. This decrease was primarily due to the implementation of certain cost reduction strategies throughout 2009, including a reduction in the usage of travel vouchers and entertainment tickets as sales incentives.
          Consolidated Resort Operations Expense. Consolidated resort operations expense which is recorded in our Hospitality and Management Services segment, decreased $1.2 million, or 5.2%, to $22.5 million for the year ended December 31, 2009 from $23.7 million for the year ended December 31, 2008. This decrease was primarily due to a reduction in volume and associated costs relating to food and beverage operations at one of our resorts.
          Loan Portfolio Expense. Loan portfolio expense increased $1.0 million, or 12.4%, to $9.8 million for the year ended December 31, 2009 from $8.8 million for the year ended December 31, 2008. In accordance with ASC 310, we capitalize certain costs incurred in connection with consumer loan originations which are then amortized over the life of the related consumer loans. Fewer loans were originated in the year ended December 31, 2009, which resulted in a decrease in the amount of capitalized loan origination costs relative to the year ended December 31, 2008. Because a portion of our loan origination costs is fixed, this decrease in capitalized costs resulted in a net increase in loan portfolio expense recognized for the year ended December 31, 2009. This increase was partially offset by a decrease in credit card fees due to fewer credit card transactions in 2009 relative to 2008.
          General and Administrative Expense. General and administrative expense, which is recorded in Corporate and Other, decreased $7.3 million, or 9.3%, to $71.3 million for the year ended December 31, 2009 from $78.6 million for the year ended December 31, 2008. This decrease was primarily related to our recovery of a greater percentage of certain hospitality management-related corporate general and administrative expenses from the HOAs that we manage, thereby reducing our corporate-level general and administrative expense, and a reduction related to Diamond Resorts International rebranding expense. This decrease was partially offset by an increase in legal and professional expenses related certain legal matters, the registration of our U.S. Collection in California and an increase in employee severance expense.
          Depreciation and Amortization. Depreciation and amortization decreased $3.3 million, or 19.9%, to $13.4 million for the year ended December 31, 2009 from $16.7 million for the year ended December 31, 2008. This decrease was primarily attributable to a reduction in amortization of the allocation of the purchase price at the time of the Sunterra Corporation acquisition. We recorded significantly higher amortization expense associated with these assets in earlier years in accordance with the accelerated amortization schedule established at the time of the Sunterra Corporation acquisition. This decrease was partially offset by an increase in depreciation expense associated with leasehold improvements to our new corporate headquarters in Las Vegas, Nevada.
          Interest Expense, Net of Capitalized Interest. Interest expense decreased $2.9 million, or 4.0%, to $68.5 million for the year ended December 31, 2009 from $71.4 million for the year ended December 31, 2008. This decrease was largely related to a change in fair market value of our interest rate swaps and 2007 cap and the difference in debt issuance cost amortization. After removing these non-cash interest items, interest expense increased $7.5 million, or 12.8%, to $66.0 million for the year ended December 31, 2009 from $58.5 million for the year ended December 31, 2008. This increase was primarily related to increased borrowing costs under our amended first and second lien credit facilities.
          Loss on Extinguishment of Debt. Loss on extinguishment of debt, which is recorded in Corporate and Other, was $10.9 million for the year ended December 31, 2009 compared with zero for the year ended December 31, 2008. The amendment of our first and second lien credit facilities in March 2009 was considered to include substantial modification of terms and was accounted for in the same manner as an extinguishment. Accordingly, the capitalized debt issuance costs related to the original issuance and the fees paid to the lenders for executing the amendment were recorded as loss on extinguishment of debt of $10.9 million for the year ended December 31, 2009.
          Impairments and Other Write-offs. Impairments and other write-offs decreased $16.1 million, or 93.4%, to $1.1 million for the year ended December 31, 2009 from $17.2 million for the year ended December 31, 2008. In 2008, impairments and other write-offs related to parcels of land held for sale near one of our resorts, unsold vacation interests in one of our resorts, goodwill related to the acquisition of a call center for our European operations, slow-moving consumable inventory (such as branded apparel and office supplies), uncollectible notes receivable related to the sale of our Carlton Court resort in London, and abandoned merger and acquisition expenses. In 2009, write-offs related to abandoned construction project costs and slow-moving consumable inventory were partially offset by a recovery of notes receivable related to sale of our Carlton Court resort written off during 2008. The impairments and other write-offs are included in Corporate and Other.

Liquidity and Capital Resources
          Overview. Historically, our business has depended on the availability of credit to finance the consumer loans we have provided to our customers for the purchase of their VOIs. Typically, these loans have required a minimum cash down payment of 10% of the purchase price at the time of sale. However, selling, marketing and administrative expenses attributable to VOI sales are primarily cash expenses and often exceed the buyer’s minimum down payment requirement. Accordingly, the availability of financing facilities for the sale or pledge of these receivables to generate liquidity is a critical factor in our ability to meet our short- and long-term cash needs. We have historically relied upon our ability to sell receivables in the securitization market in order to generate liquidity and create capacity on our conduit facilities.
          Additionally, the terms of the consumer loans we seek to finance are generally longer than the facilities through which we seek to finance such loans. While the term of our consumer loans is typically ten years, our conduit facilities typically have a term of 364 days. If we are unable to refinance conduit borrowings in the term securitization markets, we are required to refinance our conduit facilities on an annual basis in order to provide adequate liquidity for our consumer finance business.
          The economic recession and the global credit crisis have contributed to a difficult business environment, beginning in 2008. These factors have impacted our sales, the performance of our consumer loan portfolio, our ability to securitize loans and overall borrowing capabilities and costs. In response to these conditions, our management took a number of actions as described in “— Optimization of Operations” above, which served to reduce our reliance on external financing sources.
          Since 2008, the disruption in the credit markets has made obtaining renewals of existing credit facilities or the negotiation of additional credit facilities more difficult and expensive. Several lenders to the vacation ownership industry, including one of our lenders, announced that they were exiting the business of VOI financing or would not enter into new financing commitments for the foreseeable future. While the securitization market has been severely limited since 2008, we completed a $182 million securitization in October 2009 that was composed of A and BBB+ rated notes backed by vacation ownership loans. The proceeds of the securitization were used to pay down our conduit facilities. In addition, on April 27, 2011, we completed a second securitization transaction and issued Diamond Resorts Owners Trust Series 2011-1 Timeshare Loan Backed Notes, Series 2011-1 (the “DROT 2011 Notes”) with a face value of $64.5 million. The DROT 2011 Notes mature March 20, 2023 and have an interest rate of 4.0%. The net proceeds were used to pay off in full the $36.4 million outstanding principal balance under our 2008 conduit facility, to pay down approximately $7 million of the Quorum Facility, to pay requisite accrued interest and fees associated with both facilities, and to pay certain expenses incurred in connection with the issuance of the DROT 2011 Notes, including the funding of a reserve account required thereby.
          Although we completed these securitizations, we may not be successful in completing similar transactions in the future and, if we are unable to continue to participate in securitization transactions on acceptable terms, our liquidity and cash flows would be materially and adversely affected.
          While our vacation ownership business was historically capital-intensive, we have significantly reduced our capital requirements by eliminating resort acquisition and development, relying instead on recovering inventory from our member base and emphasizing cash sales. As a result of this capital-light strategy, we expect to be less dependent upon third-party financing for the foreseeable future. Nonetheless, we still require access to the capital markets in order to fund our operations and may, in the implementation of our growth strategy, become more reliant on third-party financing. There can be no assurances that any such financing will be available to allow us to implement our growth strategy and sustain and improve our results of operations.
          We spent $1.2 million, $1.9 million and $21.6 million to purchase VOI inventory on the open market during the years ended December 31, 2010, 2009 and 2008, respectively. During the quarters ended March 31, 2011 and March 31, 2010, we spent $0.7 million and $3.7 million, respectively, to purchase VOI inventory on the open market. There was no construction of new inventory during the years ended December 31, 2010 and 2009 or during the three months ended March 31, 2011 and 2010.
          We had $18.8 million and $27.3 million in cash and cash equivalents at March 31, 2011 and December 31, 2010, respectively. Our primary sources of liquidity have historically come from cash from operations and borrowings. We believe there will be sufficient existing cash resources and cash flow from operations, in addition to refinancing activities, to meet the anticipated debt maturities and other cash requirements during 2011. If cash flows from operations are less than expected, we would need to curtail our sales and marketing operations or raise additional capital.
          Cash Flow From Operating Activities. During the year ended December 31, 2010, net cash provided by operating activities was $66.0 million and was the result of a net loss of $19.2 million, non-cash revenues and expenses totaling $31.8 million and other changes in operating assets and liabilities of $53.4 million. The significant non-cash expenses included (i) $11.9 million in depreciation and amortization, (ii) $3.0 million in amortization of capitalized deferred loan and contract origination costs, (iii) $12.7 million in the provision for uncollectible vacation interest sales revenue, (iv) $2.5 million in amortization of capitalized financing costs and original issue discount, (v) $1.1 million loss on extinguishment of debt, and (vi) $3.3 million in impairment of assets, offset by $1.9 million in gain on disposal of assets, $0.3 million in unrealized gain on derivative instruments, $0.4 million reduction of deferred income tax liability and $0.2 million gain on mortgage repurchase.
          During the quarter ended March 31, 2011, net cash provided by operating activities was $15.1 million and was the result of a net loss of $6.7 million, non-cash revenues and expenses totaling $4.3 million and other changes in operating assets and liabilities of $17.6 million. The significant non-cash revenues and expenses included (i) $3.2 million in depreciation and amortization, (ii) $0.6 million in amortization of capitalized deferred loan and contract orgination costs, (iii) $3.0 million in the provision for uncollectible vacation interest sales revenue, (iv) $1.1 million in amortization of capitalized financing costs and original issue discount, (v) $0.1 million in impairment of assets, offset by (vi) $3.5 million of insurance proceeds received related to the replacement of assets that were destroyed due to a severe flooding in 2008 at one of our resorts, which represents proceeds received in prior years but recognized as revenue in the three months ended March 31, 2011 and (vii) $0.1 million in unrealized gain on derivative instruments.
          Cash Flow From Investing Activities. During the year ended December 31, 2010, net cash used in investing activities was $37.4 million, comprised of $30.7 million used in connection with the ILX acquisition, $5.6 million used to purchase furniture, fixtures, computer software and equipment, and $3.0 million issuance of the note receivable for the Tempus transaction described below, offset by $1.9 million in proceeds from the sale of assets in our European operations. In addition to the $30.7 million cash consideration paid in the ILX acquisition, we assumed $4.2 million of liabilities in that transaction. The fair value of the acquired assets was $34.9 million based on the valuation report provided by a third-party firm.
          During the quarter ended March 31, 2011, net cash used in investing activities was $1.9 million, comprised of $2.5 million used to purchase furniture, fixtures, computer software and equipment, and $0.9 million issuance of the note receivable for the Tempus transaction described below, offset by $1.5 million in proceeds from the sale of assets in our European operations.
          Cash Flow From Financing Activities. During the year ended December 31, 2010, net cash used in financing activities was $18.3 million. Cash used in financing activities consisted of net payments of (i) $90.2 million on our securitizations and our 2008 conduit facility, (ii) $397.6 million on our first and second lien facilities, (iii) $8.2 million on notes payable, (iv) $19.1 million of debt issuance costs, (v) $75.0 million to repurchase equity previously held by another minority institutional investor, (vi) $2.9 million in payments related to the 2010 equity recapitalization, and (vii) $0.1 million in payments for a derivative asset. These amounts were offset by cash generated from financing activities of (i) $414.4 million from our issuance of the outstanding notes, (ii) $25.5 million from our issuance of debt under our 2008 conduit facility, (iii) $16.7 million from issuance of debt under the Quorum Facility, (iv) $75.0 million in equity investment received from Guggenheim, (v) $11.9 million from issuance of debt under the ILX Receivables Loan, (vi) $17.5 million from issuance of other long-term debt under the ILXA Inventory Loan, (vii) $3.3 million from issuance of debt under the Tempus Acquisition Loan, and (viii) $10.5 million due to a decrease in cash in escrow and restricted cash.
          During the quarter ended March 31, 2011, net cash used in financing activities was $22.1 million. Cash used in financing activities consisted of net payments of (i) $21.8 million on our securitizations and conduit facility, (ii) $1.9 million on notes payable, (iii) $0.3 million of debt issuance costs, (iv) $10.2 million to purchase a portion of our outstanding stock warrants and (v) $6.1 million due to an increase in cash in escrow and restricted cash. These amounts were offset by cash generated from financing activities of (i) $1.5 million from our issuance of debt under our 2008 conduit facility, (ii) $5.8 million from issuance of debt under the Quorum Facility, (iii) $10.2 million in equity investment received from new investors and (iv) $0.8 million from issuance of debt under the Tempus Acquisition Loan.
          Senior Secured Notes. On August 13, 2010, we completed the issuance of $425 million of principal amount of outstanding senior secured notes. The outstanding senior secured notes carry an interest rate of 12.0% and were issued with an original issue discount of 2.5%, or $10.6 million. Interest payments will be made in arrears on February 15 and August 15 of each year, commencing February 15, 2011. The proceeds from the outstanding senior secured notes were used primarily to repay all of the outstanding indebtedness under our existing revolving line of credit and first and second lien facilities.
          First and Second Lien Facilities. On April 26, 2007, we entered into our first lien facility and second lien facility. Our first lien facility included a $250.0 million term loan and a $25.0 million revolving line of credit, with maturity dates of April 26, 2012 and April 26, 2011, respectively, and was secured by our capital and assets. The second lien facility, which was secured by the same assets as our first lien facility but on a second lien basis, had a maturity date of April 26, 2013.
          On August 13, 2010, we used the net proceeds from our sale of the outstanding senior secured notes and other general-purpose funds to repay the $395.7 million of then-outstanding indebtedness under our revolving line of credit and first and second lien facilities.
          Conduit Facilities and 2009 Securitization. On September 25, 2007, we entered into an agreement for our 2007 conduit facility. The term of the facility was originally 364 days. We issued secured consumer loan-backed variable funding notes designated Sunterra Issuer 2007 LLC, Variable Funding Notes, or the 2007 funding notes, in an aggregate principal amount not to exceed $225.0 million, which was increased to $325.0 million in November 2007. We borrowed $212.4 million against the 2007 conduit facility on September 25, 2007. Upon maturity of the original 2007 conduit facility agreements, we entered into a series of amendments extending the maturity date. This facility was paid off and terminated in October 2009.
          On November 3, 2008, we entered into agreements for our 2008 conduit facility, pursuant to which we issued secured VOI receivable-backed variable funding notes designated Diamond Resorts Issuer 2008 LLC, Variable Funding Notes (the “2008 Funding Notes”), in an aggregate principal amount not to exceed $215.4 million, which was decreased to $200.0 million, $73.4 million, and $64.6 million on March 27, 2009, October 15, 2009, and August 31, 2010, respectively. On July 16, 2010, we amended our 2008 conduit facility to extend the maturity date to

January 10, 2011. On August 31, 2010, we further amended the 2008 conduit facility to extend the maturity date to August 30, 2011.
          At March 31, 2011, the 2008 conduit facility bears interest at either LIBOR (as adjusted) or the Commercial Paper rate as determined by each purchaser of the 2008 Funding Notes plus a spread of 4.50%. If either LIBOR or the Commercial Paper rate is less than 1.0% at any given time, then the interest rate is deemed to be 1.0%. There is also a non-use fee of 2.0%.
          On October 15, 2009, we completed our 2009 securitization transaction and issued two consumer loan backed notes designated as Diamond Resorts Owners Trust Series 2009-1 Class A (the “DROT 2009 Class A Notes”), and Series 2009-1 Class B, (the “DROT 2009 Class B Notes” and together with the DROT 2009 Class A Notes, the “DROT 2009 Notes”). The Class A notes carry an interest rate of 9.3% and had an initial face value of $169.2 million. The Class B notes carry an interest rate of 12.0% and had an initial face value of $12.8 million. The DROT 2009 Notes have a maturity date of March 20, 2026. The net proceeds received were $181.1 million compared to the $182.0 million face value and we recorded the $0.9 million difference as an original issue discount on the securitization notes payable. Also on October 15, 2009, we used the proceeds from the DROT 2009 Notes to pay off in full the $35.4 million outstanding principal balance under our 2007 conduit facility and to pay down the $148.9 million outstanding principal balance under our 2008 conduit facility, along with requisite accrued interest and fees associated with both conduit facilities.
          The 2008 conduit facility is subject to covenants including the maintenance of specific financial ratios. The financial ratio covenants consist of a minimum consolidated interest coverage ratio of at least 1.5 to 1.0 as of the measurement date and a maximum consolidated leverage ratio not to exceed 5.0 to 1.0 on each measurement date. The consolidated interest coverage ratio is calculated by dividing Consolidated EBITDA (as defined in the credit agreement) by Consolidated Interest Expense (as defined in the credit agreement), both as measured on a trailing 12 month basis preceding the measurement date. As of March 31, 2011, our interest coverage ratio was 2.0. The consolidated leverage ratio is calculated by dividing Total Funded Debt (as defined in the credit agreement) minus unrestricted cash and cash equivalents as of the measurement date by Consolidated EBITDA as measured on a trailing 12 month basis preceding the measurement date. As of March 31, 2011, our leverage ratio was 4.6. Covenants in the 2008 conduit facility also include limitations on liquidity. The total liquidity covenant stipulates that our aggregate unrestricted cash and cash equivalents as of the measurement date must exceed $10 million through December 31, 2010 and must exceed $15 million as of the measurement dates from January 1, 2011 through the Commitment Expiration Date. As of March 31, 2011, our unrestricted cash and cash equivalents under the Restricted Subsidiaries was $18.5 million. As of March 31, 2011, we were in compliance with all of these covenants.
          Sunterra SPE 2004-LLC. In September 2004, our predecessor company, Sunterra Corporation, completed a $151.7 million private offering and sale of vacation ownership receivable-backed notes (“2004 Securitization Notes”). The 2004 Securitization Notes carried various fixed interest rates ranging from 3.6% to 4.9% with a maturity date of October 20, 2020. On October 20, 2010, we elected to redeem the 2004 Securitization notes by repaying $15.4 million of then-outstanding note balance.
          Polo Towers Lines of Credit and Securitization Notes Payable. In connection with the acquisition of Sunterra Corporation in April 2007, a subsidiary formerly owned by Stephen J. Cloobeck assigned revolving lines of credit to Diamond Resorts Parent, LLC. The lines of credit were collateralized by retail contracts receivable and related VOIs. The revolving feature of the lines of credit expired when they were assigned. The final maturity dates of the lines of credit were July 31, 2010 and December 31, 2012. One of the lines of credit was paid off and terminated on July 30, 2010 upon its final maturity date, and the remaining line of credit was paid off and terminated January 3, 2011. These lines of credit carried an interest rate of three-month LIBOR plus 4.25%, but the interest rate shall never be less than 4.75%. If the interest rate was less than 4.75% at any given time, then the interest rate at such time for the purposes of interest rate calculation was deemed to be 4.75%.
          Securitized loans that were collateralized by consumer contracts and related VOIs were also assigned in April 2007 by a company controlled by Mr. Cloobeck. These notes carried fixed interest rates of 7.26% and 7.65% with a maturity date of January 20, 2013. These loans were paid in full and terminated on March 4, 2011.

          Quorum Facility. Our subsidiary DRI Quorum, entered into a Loan Sale and Security Agreement (the “LSSA”), dated as of April 30, 2010 with Quorum Federal Credit Union (“Quorum”), as purchaser. The LSSA and related documents provide for an aggregate minimum $40 million loan sale facility and joint marketing venture (the “Quorum Facility”) where DRI Quorum may sell eligible consumer loans and in-transit loans to Quorum on a non-recourse, permanent basis, provided that the underlying consumer obligor is a Quorum credit union member. The joint marketing venture has a minimum term of two years and the LSSA provides for a purchase period of two years. The purchase price payment and the program purchase fee are each determined at the time that the loan is sold to Quorum, and the current purchase price payment is 85% of the obligor loan amount and the program purchase fee is 8.0%. To the extent excess funds remain after payment of the sold loans at Quorum’s purchase price, such excess funds shall be remitted to us as a deferred purchase price payment. As of March 31, 2011, the outstanding balance under the Quorum Facility was $15.7 million. This transaction did not qualify as a loan sale under GAAP.
          On April 27, 2011, we completed a securitization transaction and issued the DROT 2011 Notes. A portion of the net proceeds were used to pay down approximately $7 million of the Quorum Facility. See further discussion of the DROT 2011 Notes below.
          Tempus Acquisition Loan. On November 23, 2010, Tempus Acquisition, LLC, one of our wholly-owned subsidiaries, entered into the Tempus Acquisition Loan with an affiliate of Guggenheim, as the lender, and Guggenheim Corporate Funding, LLC, as administrative agent. The Tempus Acquisition Loan is a revolving loan facility with a maximum principal amount of $8 million, the proceeds of which shall be used exclusively for the following purposes: (i) to provide Tempus Acquisition, LLC with funds to lend to Tempus Resorts International, Ltd. and certain of its affiliates, pursuant to a debtor-in-possession financing order entered by the United States Bankruptcy Court for the Middle District of Florida (“DIP Financing” or “Tempus Note Receivable”), for general working capital purposes and other lawful purposes as permitted under the agreements governing the DIP Financing; and (ii) to provide $1.5 million for the “Deposit,” as defined and provided in the Agreement for Purchase and Sale of Assets to purchase certain assets of Tempus Resorts International, Ltd. and its affiliates.
          The maturity date of the Tempus Acquisition Loan is the earliest of (i) the occurrence of an event of default if amounts outstanding under the loan documents and other obligations under the Tempus Acquisition Loan are due and payable as a result thereof as required pursuant to the Tempus Acquisition Loan, (ii) the lender’s demand of payment of amounts outstanding under the Tempus Acquisition Loan, and (iii) the date occurring 180 days after the first business day after the interim financing order is approved by the bankruptcy court.
          The term of the Tempus Note Receivable ended on February 18, 2011; however, the borrower and Tempus Acquisition, LLC have requested that the bankruptcy court extend the term through the closing of the reorganization transaction, which is scheduled to occur on or before June 30, 2011. As of March 31, 2011, the outstanding balance of the Tempus Acquisition Loan was $4.1 million and the balance of the Tempus Note Receivable was $3.9 million.
          ILXA Receivables Loan and Inventory Loan. On August 31, 2010, we completed the ILX acquisition through our wholly-owned subsidiary, ILXA. In connection with the ILX acquisition, ILXA entered into an Inventory Loan and Security Agreement (“ILXA Inventory Loan”) and a Receivables Loan and Security Agreement (“ILXA Receivables Loan”) with Textron Financial Corporation. The ILXA Inventory Loan is a non-revolving credit facility in the maximum principal amount of $23.0 million with an interest rate of 7.5%. The ILXA Receivables Loan is a receivables facility with an initial principal amount of $11.9 million with an interest rate of 10% and is collateralized by mortgages and contracts receivable of ILXA. Both loans mature on August 31, 2015. The proceeds from these loans were used to fund the ILX acquisition.
          Notes Payable. We finance premiums on certain insurance policies under unsecured notes. One of the notes matured in January 2011 and carried an interest rate of 4.0% per annum. The other note will mature in Auguest 2011 and carries an interest rate of 3.65% per annum. During the quarter ended March 31, 2011, we renewed certain insurance policies and financed $4.5 million in policy premiums under an unsecured note.
          2011-1 Securitization. On April 27, 2011, we completed a securitization transaction and issued the DROT 2011 Notes with a face value of $64.5 million. The DROT 2011 Notes mature March 20, 2023 and have an interest rate of 4.0%. The net proceeds were used to pay off in full the $36.4 million outstanding principal balance under our 2008 conduit facility, to pay down approximately $7 million of the Quorum Facility, to pay requisite accrued interest and fees associated with both facilities, and to pay certain expenses incurred in connection with the issuance of the DROT 2011 Notes, including the funding of a reserve account required thereby.

     The following table presents selected information on our borrowings as of March 31, 2011 and December 31, 2010 (dollars in thousands):

				December
	March 31, 2011			31, 2010
		Weighted
		Average
	Principal	Interest		Principal
	Balance	Rate	Maturity	Balance
Senior Secured Notes	$425,000	12.0%	8/15/18	$425,000
Original issue discount related to Senior Secured Notes	(10,085)			(10,278)
Diamond Resorts Owners Trust Series 2009-1*	110,788	9.5%	3/20/26	121,843
Original issue discount related to Diamond Resorts Owners Trust Series 2009-1	(885)			(899)
2008 Conduit Facility*	37,387	5.5%	8/30/11	39,467
ILXA Inventory Loan*	18,539	7.5%	8/31/15	18,541
Quorum Facility*	15,680	8.0%	4/30/12	12,942
ILXA Receivables Loan*	9,374	10.0%	8/31/15	10,292
Tempus Acquisition Loan	4,100	10.0%	Less than one year	3,300
Polo Towers Lines of Credit	—	N/A	N/A	2,060
Notes payable-insurance policies	3,938	3.3%	Various	1,366
Polo Towers Securitization Notes Payable	—	N/A	N/A	1,138
Notes payable-other	48	3.8%	Various	66

Total borrowings	$613,884			$624,838

*   Non-resourse indebtedness
          Future Capital Requirements. A substantial amount of our indebtedness is non-recourse, including the Diamond Resorts Owners Trust Series 2009-1, the 2008 Conduit Facility, the Quorum Facility, the ILXA Receivables Loan and the ILXA Inventory Loan. Our securitizations represent debt that is securitized through bankruptcy-remote special purpose entities, the creditors of which have no recourse to us for principal and interest. The funds received from the obligors of our consumer loans are directly used to pay the principal and interest due on the securitization notes. Over the next twelve months, we expect that our cash flows from operations and the borrowings under the conduit facility and under the Quorum Facility will be available to cover the interest payments due under the senior secured notes and fund our operating expenses and other obligations. The 2008 conduit facility was paid in full on April 27, 2011 with the proceeds of the DROT 2011 Notes; however, the 2008 conduit facility will be available for additional borrowings through its scheduled maturity on August 30, 2011. While we anticipate refinancing the 2008 conduit facility prior to its maturity, our inability to do so is not expected to have a material adverse impact on our liquidity.
          Our future capital requirements will depend on many factors, including the growth of our consumer financing activities and the expansion of our hospitality management operations. Our ability to secure short-term and long-term financing in the future will depend on a variety of factors, including our future profitability, the performance of our consumer loan receivable portfolio, our relative levels of debt and equity and the overall condition of the credit and securitization markets. If we are unable to secure short-term and long-term financing in the future, our liquidity and cash flows would be materially and adversely affected and we may be required to curtail our sales and marketing operations.
          Deferred Taxes. At December 31, 2010, we had available approximately $223.8 million of unused federal net operating loss carry-forwards, $204.6 million of unused state net operating loss carry-forwards, and $100.4 million of foreign net operating loss carry-forwards with expiration dates from 2011 through 2029 (except for certain foreign net operating loss carry-forwards that do not expire) that may be applied against future taxable income, subject to certain limitations.
          Even with the limitation, $69.2 million of federal net operating loss is currently available for unlimited use and an additional $13.5 million becomes available each year. Similarly, use of the state net operating loss carry forward is also available. Although our future cash tax liabilities cannot be entirely eliminated through the application of these net operating loss carry-forwards due to a 90% statutorily imposed limitation on offsetting U.S. alternative minimum taxable income with net operating loss carry-forwards, we believe that the availability of these net operating loss carry-forwards to offset future taxable income will result in minimal cash tax obligations in future periods.
          Off-Balance Sheet Financing Arrangements. As of March 31, 2011, we did not have any off-balance sheet financing arrangements.

          Contractual Obligations. The following table presents obligations and commitments to make future payments under contracts and under contingent commitments as of December 31, 2010 (in thousands). As of March 31, 2011, there had been no material changes outside the ordinary course of our business in contractual obligations since December 31, 2010.

		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Senior secured notes, including interest payable	$813,875	$51,000	$102,000	$102,000	$558,875
Securitization notes payable, including interest payable	169,913	73,066	73,023	23,824	—
Conduit facilities, including interest payable	40,914	40,914	—	—	—
Notes payable , including interest payable (1)	25,943	10,120	10,241	5,582	—
Purchase obligations	283	283	—	—	—
Operating lease obligations	38,794	7,480	10,451	9,150	11,713

Total	$1,089,722	$182,863	$195,715	$140,556	$570,588

(1)	Assumes certain estimates for payments and cancellations on collateralized outstanding mortgage receivables.
          Inflation. Inflation and changing prices have not had a material impact on our revenues, income (loss) from operations, and net income (loss) during any of our three most recent fiscal years. However, to the extent inflationary trends affect short-term interest rates, a portion of our debt service costs may be affected as well as the rates we charge on our consumer loans.
          Interest Rate Risk. Historically, we have been exposed to interest rate risk through our variable rate indebtedness, including our first and second lien facilities, lines of credit and conduit facilities discussed above, which we have attempted to manage through the use of derivative financial instruments. For example, we are required to hedge 90% of the outstanding note balance under our 2008 conduit facility. We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. Our derivative financial instruments currently consist of an interest rate swap and two caps, which do not qualify for hedge accounting. Interest differentials resulting from these agreements are recorded on an accrual basis as an adjustment to interest expense. To manage exposure to counterparty credit risk in interest rate swaps and caps, we enter into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements.
          To the extent we assume variable rate indebtedness in the future, any increase in interest rates beyond amounts covered under any corresponding derivative financial instruments, particularly if sustained, could have an adverse effect on our results of operations, cash flows and financial position. We cannot assure you that any hedging transactions we enter into will adequately mitigate the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations.
          Additionally, we derive net interest income from our consumer financing activities to the extent the interest rates we charge our customers who finance their purchases of VOIs exceed the variable interest rates we pay to our lenders. Because our mortgages and contracts receivable bear interest at fixed rates, future increases in interest rates may result in a decline in our net interest income.
          Foreign Currency Translation Risk. We receive a portion of our revenues from our European resorts, the operations of which are primarily conducted in Euros and British pounds. Because our financial results are reported in U.S. dollars, fluctuations in the value of the Euro and British pound against the U.S. dollar have had and will continue to have an effect, which may be significant, on our reported financial results. A decline in the value of the Euro or British pound against the U.S. dollar will tend to reduce our reported revenues and expenses, while an increase in the value of the Euro or British pound against the U.S. dollar will tend to increase our reported revenues and expenses. Variations in exchange rates can significantly affect the comparability of our financial results between financial periods.
          Information Regarding Geographic Areas of Operation. We conduct our Hospitality and Management Services and Vacation Interest Sales and Financing operations in two geographic areas: North America and Europe.

Our North America operations include our branded resorts in the continental United States, Hawaii, Mexico, Canada and the Caribbean, and our Europe operations include our branded resorts in England, Scotland, Ireland, Italy, Spain, Portugal, Austria, Malta and France. The following table reflects our total revenue and assets by geographic area for the periods presented (in thousands):

				For the Three Months Ended
	For the Years Ended December 31,			March 31,
	2008	2009	2010	2010	2011
Revenue
North America	$348,129	$359,790	$325,710	$77,904	$78,510
Europe	54,285	51,171	45,115	9,634	9,022

Total Revenues	$402,414	$410,961	$370,825	$87,538	$87,532

				As of
	As of December 31,			March 31,
	2008	2009	2010	2011
Mortgages and contracts receivable, net
North America	$300,364	$263,007	$244,541	$233,707
Europe	431	549	746	829

Total mortgages and contracts receivable, net	$300,795	$263,556	$245,287	$234,536

Unsold Vacation Interest, net
North America	$193,088	$174,675	$174,642	$177,303
Europe	25,028	28,550	15,922	22,421

Total unsold vacation interest, net	$218,116	$203,225	$190,564	$199,724

Property and equipment, net
North America	$21,864	$19,794	$24,248	$29,873
Europe	6,648	5,914	4,849	5,308

Total property and equipment, net	$28,512	$25,708	$29,097	$35,181

Intangible assets, net
North America	$40,287	$35,664	$40,926	$39,682
Europe	7,665	6,969	4,787	4,765

Total intangible assets, net	$47,952	$42,633	$45,713	$44,447

Total long-term assets, net
North America	$555,603	$493,140	$484,357	$480,565
Europe	39,772	41,982	26,304	33,323

Total long-term assets, net	$595,375	$535,122	$510,661	$513,888

New Accounting Pronouncements
          In June 2009, the FASB issued guidance which is included in ASC 860, “Transfers and Servicing,” which eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for interim or annual reporting periods beginning after November 15, 2009. We adopted ASC 860 on January 1, 2010, as required, which did not have a material impact on our financial condition and results of operations.
          In June 2009, the FASB issued guidance which is included in ASC 810, “Consolidation,” which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. ASC 810 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASC 810 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity, additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The amendment is effective for interim or annual reporting periods beginning after November 15, 2009. We adopted the amendment to ASC 810 on January 1, 2010, as required, which did not have a material impact on our financial condition and results of operations.
          In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which, among other things, amends ASC 820, “Fair Value Measurements and Disclosures” to require entities to separately present purchases, sales, issuances and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. We adopted ASU No. 2010-06 on January 1, 2011. The adoption did not have a material impact on our consolidated financial statements or its disclosures, as we did not have any transfers between Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure.
          In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements, which amends ASC 855, “Subsequent Events.” ASU No. 2010-09 removes the requirement for a SEC reporting company to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. Additionally, FASB clarified that if the financial statements have been revised, then an entity that is not a SEC reporting company should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. ASU No. 2010-09 is effective for the first reporting period after issuance. We adopted ASU No. 2010-09 on June 30, 2010, which did not have a material impact on our financial condition or results of operations.
          In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This standard amends existing guidance by requiring additional disclosures that will provide greater transparency about an entity’s allowance for credit losses and the credit quality of our financing receivables. These disclosures are designed to provide additional information about (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables; (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and (iii) the changes and reasons for those changes in the allowance for credit losses. For SEC reporting companies, the disclosures are effective for interim and annual reporting periods ending on or after December 15, 2010. We adopted ASU No. 2010-20 as of December 31, 2010. The adoption of this update primarily resulted in increased notes receivable disclosures, but did not have any other impact on our financial statements.

          In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For SEC reporting companies, the amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. We adopted ASU 2010-28 as of January 1, 2011, which did not have a material impact on our financial statements.
          In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a SEC reporting company presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any SEC reporting company as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. We will adopt ASU 2010-29 for all business combinations for which the acquisition date is on or after January 1, 2011. We believe that the adoption of this update will primarily result in increased disclosures, but will not have a material impact on our financial statements.
          In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this update provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. We will adopt ASU 2011-02 as of our interim period ending June 30, 2011. We believe that the adoption of this update will not have a material impact on our financial statements.

BUSINESS
Company Overview
          We are one of the world’s largest companies in the vacation ownership industry, with an ownership base of more than 380,000 families and a network of 203 destinations located in 28 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Our resort network includes 68 Diamond Resorts International-branded properties, which we manage, and 131 affiliated resorts and four cruise ships, which we do not manage and which do not carry our brand, but are a part of our network and are consequently available for our members to use as vacation destinations.
          Our operations consist of three interrelated businesses that provide us with diversified and stable cash flow: (i) hospitality and management services; (ii) marketing and sales of VOIs; and (iii) consumer financing for purchasers of our VOIs. VOIs represent the right of our customers to stay at one or more of our resorts for a specific length of time on a periodic basis, typically annually.
•	Hospitality and Management Services. We manage 68 branded resort properties, which are located in the continental United States, Hawaii, Mexico, the Caribbean and Europe. We also manage five multi-resort trusts or similar arrangements, which we refer to as our Collections. Each Collection holds real estate in our resort properties underlying the VOIs that we sell. As manager of our branded resorts and our Collections, we provide billing services, account collections, accounting and treasury functions and information technology services. In addition, for our branded resorts we also provide an online reservation system and customer service contact center, operate the front desks and amenities and furnish housekeeping, maintenance and human resources services. Our management contracts typically have an initial term of three to five years with automatic renewals and are structured on a cost-plus basis, thereby providing us with a recurring and stable revenue stream. In addition, we earn recurring fees by operating THE Club, our points-based exchange and member services program that enables our members to vacation at any of the 203 destinations in our network.
•	Marketing and Sales of VOIs. We market and sell VOIs in our resort network. We generate sales prospects by utilizing a variety of marketing programs, including targeted mailings, telemarketing, gift certificates, presentations at our resorts targeted to current members, guests and renters, overnight mini-vacation packages and various destination-specific marketing efforts. We close substantially all of our VOI sales following presentations at our sales centers, which we refer to as tours. Currently, we sell our VOIs only in the form of points, which can be utilized for vacations for varying lengths of stay at any resort in our network. In the past, we also sold VOIs in the form of deeded intervals, which provide the right to vacation at a particular resort for a specified length of time, but we no longer sell intervals because we believe that points offer our members greater choice and flexibility in planning their vacations. The number of points required to stay at one of our resorts varies according to the resort, the type and size of accommodation, the season and the length of stay. In 2010, the average cost to purchase points equivalent to a one-week vacation at one of our resorts was $17,965.
•	Consumer Financing of VOIs. We provide loans to eligible customers who purchase VOIs through our U.S. sales centers and choose to finance their purchase. These loans are collateralized by the underlying VOI and bear interest at a fixed rate. Our consumer finance servicing operations include underwriting, collection and servicing of our consumer loan portfolio. The liquidity to support our consumer finance program is provided through conduit and securitization financings.
Our Market
          There are two primary alternatives in the leisure industry for overnight resort accommodations: commercial lodging establishments and vacation ownership resorts. Commercial lodging establishments consist generally of hotels and motels in which a room is rented on a nightly, weekly or monthly basis, and to a lesser degree includes rentals of privately owned condominium units or homes. For many vacationers, particularly those with families, the amount of space provided in a hotel or motel room, relative to its cost, is not as economical. Vacation ownership resorts are typically composed of condominium or apartment units that have a kitchen, dining area, living room, one or more bedrooms and common area amenities, such as swimming pools, playgrounds, restaurants and gift shops. Room rates and availability at commercial lodging establishments are subject to periodic change, while much of the cost of a VOI is generally fixed at the time of purchase. Consequently, vacation ownership is an attractive alternative to commercial lodging for many vacationers.
          Growth in the vacation ownership industry has been achieved through expansion of existing resort companies as well as the entrance of well-known lodging and entertainment companies, including Disney, Four Seasons, Hilton, Hyatt, Marriott, Starwood and Wyndham, which have developed larger resorts as the vacation ownership resort industry has matured. The industry’s growth, as reflected in the table below, can also be attributed to an increased market acceptance of vacation ownership resorts, enhanced consumer protection laws and the evolution from a product offering a specific week-long stay at a single resort to multi-resort (often points-based) vacation networks, which offer a more flexible vacation experience.
          According to ARDA, as of December 31, 2010, the U.S. vacation ownership community was comprised of approximately 1,548 resorts representing approximately 197,700 units and an estimated 8.1 million vacation ownership week equivalents. The following table reflects the growth in ownership of VOI week equivalents since 1975:

*	A change in ARDA’s definition of the study population resulted in a decrease in the number of resorts included in the ARDA study from 2004 to 2005, which also resulted in a decrease in the number of vacation ownership week equivalents. This change focused ARDA’s analysis on traditional VOIs, including intervals and points, by removing non-comparable entities such as fractionals, non-equity clubs, private residence clubs and vacation clubs. Prior years were not restated to give effect to this change.

Source: Historical timeshare industry research conducted by Ragatz Associates, American Economic Group and Ernst & Young on behalf of the ARDA International Foundation, as of December 31, 2010.

          ARDA reported aggregate VOI sales in 2010 in the United States of $6.4 billion, reflecting an increase of $0.1 billion, or 1.6%, from 2009. ARDA reported aggregate VOI sales in 2009 in the United States of $6.3 billion, reflecting a decline of $3.4 billion, or 35%, from 2008. ARDA’s reported aggregate VOI sales in 2008 of $9.7 billion reflected a decline of $0.9 billion, or 8.5%, from 2007. ARDA has attributed this recent sales decline to the fact that several of the larger VOI developers have intentionally slowed their sales efforts through increased credit score requirements and larger down payment requirements in the face of an overall tighter credit environment. ARDA also concluded that many developers have reduced the scope of their sales operations and focused their sales efforts more on existing owners.
          The following table reflects total sales in the vacation ownership industry since 1975:

Source: Historical timeshare industry research conducted by Ragatz Associates, American Economic Group and Ernst & Young on behalf of the ARDA International Foundation, as of December 31, 2010.

         We expect our industry to grow over the long term due to more positive consumer attitudes and the low penetration of vacation ownership in North America. According to ARDA’s 2010 Market Sizing Survey conducted in January 2010, less than 8% of U.S. households own a VOI.
         Management of vacation ownership resorts is typically provided either by the developers of the resorts or by third-party management companies. A significant number of hospitality management service providers have experienced economic distress since the start of the economic downturn in 2008. Some developers that manage their resorts have found that their highly-leveraged, development-focused business models have been difficult to sustain in the current economic climate, as both project-based development financing and conventional financing have become both more difficult to obtain and more expensive. Some third-party management companies are compensated based in whole or in part on occupancy and or rental rates, and have seen their fees reduced due to decreased travel and reduced occupancy of resorts they manage. Managing the sales, marketing and consumer financing of VOIs requires expertise and resources which we believe are beyond those of typical resort management companies.

          In addition, the vacation ownership industry has historically relied on the credit markets to finance consumer loans to purchase VOIs. Since the economic downturn began in 2008, traditional lenders have significantly curtailed the availability of credit. Several such lenders have announced intentions to exit the finance business or discontinue new financings for the foreseeable future. This has led to a decrease in access to capital, resulting in financial distress, for many small- to mid-sized vacation ownership companies. Further, many of the well-known lodging and entertainment companies with vacation ownership divisions have significantly reduced current and future development plans.
Competitive Strengths
          Our competitive strengths include:
          Stable cash flow from hospitality and management services. The management fees from our “evergreen” hospitality management contracts are structured on a cost-plus basis. Most of our current management contracts are priced at cost plus a range of 10% to 15%. These costs include an allocation of a substantial portion of our overhead related to our provision of management services. Because the cost component of these contracts is included in each of our managed resorts’ annual budgets, which are typically finalized in September of the prior year, our management fees are highly predictable. In addition, unlike typical hospitality management companies, our fees are not affected by ADR or occupancy rates at our resorts. Our management fees are paid with funds that we collect annually as part of an annual maintenance fee billed to owners by each resort’s HOA. These annual fees also include fees for our Collections and THE Club. Because annual maintenance fees are paid in advance, the collection risk for our management fees is substantially mitigated. No HOA or Collection has terminated any of our management contracts during the past five years, with the exception of one immaterial HOA management contract.
          Capital-light business model. We employ a capital-light business model that does not require significant capital expenditures or investment in new inventory or substantial working capital investment. Our focus on the hospitality management business is an essential aspect of this model. Because the funds to pay our management fees are collected in advance and released to us as services are provided, our hospitality and management services business consumes limited working capital. Moreover, all resort level maintenance and improvements are paid for by the respective HOAs. Our VOI sales and financing business is also managed in accordance with the capital-light philosophy. During each of the past two years, we recovered approximately 3.1% of our previously sold VOIs in the ordinary course of our business as a result of loan and association fee defaults due to, among other things, death, divorce and other life-cycle events or lifestyle changes. These defaulted points equated to approximately 10,700 weeks of inventory recovered annually. The recovery of these points has enabled us to maintain our current sales level without needing to acquire or build any new resorts because our inventory has effectively replenished itself. The cost of recovering inventory is significantly less than the cost of building or buying new inventory and is funded out of our operating capital. Our most recent development project was completed in January 2008, and we do not believe we will need to make capital expenditures to acquire or build new resort properties in the foreseeable future. Additionally, unlike certain other companies in our industry, we have no project-specific debt requiring repayment with the proceeds of sales of VOIs at a given resort project.
          Flexible points-based vacation ownership structure. Our points-based structure, combined with the exchange network provided by THE Club, offers our members the ability to stay at any of our resorts. We believe this structure, combined with our broad resort network, gives us a significant competitive advantage by allowing our members to travel where they want and when they want. Because points are not tied to a specific vacation date or location, we can sell points to our members in a wide variety of increments. In addition to using their points for vacation accommodations, members of THE Club can use their points to pay for cruises, airline tickets and other vacation-related activities. Furthermore, from an operational perspective, our points-based structure enables us to efficiently manage our inventory and sales centers by selling points-based access to our global network from any sales location, rather than being limited to selling intervals at a specific resort. In addition, the recovery of points-based inventory from our members is easier than the recovery of interval-based products, which are typically governed by local real estate foreclosure laws that can significantly lengthen recovery periods and increase the cost of recovery.
          High customer satisfaction drives significant repeat customers. Over the past three years, we have enhanced our overall member experience by improving our reservations process and customer communications program, upgrading appliances, furnishings, bedding and linens in many of our resort units and refurbishing resort amenities, such as swimming facilities and fitness areas. We believe that these improvements, combined with our diverse collection of resort locations and the variety of vacation experiences that we offer (including golf, ski, beach and historic destination experiences), have led to high customer satisfaction levels. In 2010, approximately 59% of our VOI sales were made to existing members purchasing additional points, which enabled them to enjoy longer stays and greater flexibility in their vacation choices. Sales to existing members typically have significantly lower sales and marketing costs than sales to new customers.
          High-quality loan originations and reduced reliance on receivables financing. Since 2000, we have included credit scoring as part of our loan underwriting process to help ensure origination of high credit-quality consumer loans. In October 2008, we responded to deteriorating credit market conditions by taking measures to reduce our reliance on receivables financing and improve the credit quality of our consumer loan portfolio. These measures included reducing the purchase price for all-cash sales and increasing the interest rate on loans we provided in order to incentivize all-cash sales and reduce the volume of new consumer loans generated. As a result of these actions, the weighted average FICO score of our borrowers from October 2008 through March 2011 was 759, and during that period approximately 67% of our sales were all-cash purchases, reflecting an increase in the percentage of all-cash sales from 33% in the prior twelve months. From October 2008 through March 2011, our average cash down payment was 13.6% and the average initial equity contribution for new VOI purchases (which take into account the value of VOIs already held by purchasers and pledged to secure a new consumer loan) was 26.6%, which resulted in an average combined equity contribution of 40.2% for new VOI purchases.
          Strong management team. Since the acquisition of Sunterra Corporation in April 2007, our leadership team, led by Stephen J. Cloobeck, our Chairman and CEO, and David F. Palmer, our President and CFO, has taken a number of significant steps to change our strategic focus, build our brand recognition and streamline our operations. We believe these actions have been instrumental in our ability to maintain relatively stable financial performance, even in the face of challenging economic conditions. These actions have included:
•	implementing a new focus on service and hospitality to provide our members a premium experience;
•	introducing the Diamond Resorts International brand throughout our network of managed resorts;
•	renegotiating our hospitality management contracts to provide improved cost recovery;
•	implementing a capital-light business model that does not require capital-intensive acquisitions, development or construction;
•	responding quickly to the credit crisis by substantially increasing our percentage of all-cash sales, thereby reducing our dependence on the receivables financing market; and
•	adjusting our marketing and sales efforts by closing certain low margin sales centers, eliminating certain incentive programs and implementing a new sales commission structure.
Business Strategies
          Our objective is to expand our core operations and become the leader in the vacation ownership industry. To achieve this objective, we are pursuing the following strategies:
          Capitalizing on current industry dynamics to grow fee-based services. Since the economic downturn began in 2008, traditional lenders have significantly curtailed the availability of credit to small and mid-market companies in the vacation ownership industry. Several such lenders have announced their intention to exit the VOI finance business or discontinue new VOI financing commitments for the foreseeable future. We believe this loss of traditional financing sources to the industry provides us with opportunities to grow our fee-based revenue in the following three ways: (i) assuming the management of resorts from operators facing financial distress; (ii) managing the sales and marketing of portfolios of VOIs of these operators or financial institutions; and (iii) servicing these operators’ and financial institutions’ consumer loan portfolios. We intend to structure such opportunities in a manner consistent with our capital-light business model. If we are successful in pursuing these opportunities, we will increase the number of managed resorts in our network, expand our inventory of VOIs and broaden our membership base. In so doing, we will also increase our management services revenue.
          For example, we obtained the rights to manage certain assets of ILX Resorts Incorporated and its affiliates (which we refer to collectively as ILX), an Arizona-based vacation ownership company currently operating under Chapter 11 of the Bankruptcy Code. On July 23, 2010, bankruptcy court approval was obtained for a newly-formed special purpose entity to purchase ILX’s management agreements for ten resorts, ILX’s unsold VOIs and the rights to recover and resell such interests, ILX’s consumer loans, and certain real property and other assets. On August 31, 2010, a special purpose entity formed by us acquired these assets in exchange for a cash payment of approximately $6.9 million and the assumption of approximately $23.8 million of debt owing to ILX’s senior first lien lender. We entered into management agreements with the special purpose entity under which we manage, on behalf of the special purpose entity, its resort operations, the marketing and sale of its VOI inventory and its consumer loan portfolio.
          We have entered into agreements and other documents to acquire, through a special purpose subsidiary, substantially all of the business operations of Tempus Resorts International, Ltd. and its affiliates, which are Florida-based vacation ownership companies operating resorts in Florida and South Carolina, and which had filed jointly administered chapter 11 bankruptcy cases in the United States Bankruptcy Court for the Middle District of Florida. In pursuit of that transaction, our subsidiary extended debtor-in-possession financing to the debtors. The terms of our subsidiary’s financing contemplated the confirmation of a chapter 11 plan of reorganization plan pursuant to which our subsidiary acquires Tempus Resorts’ business operations, including, among other things, the right to manage the Tempus Resorts properties, its portfolio of consumer loans and the right to acquire and re-sell its VOI inventory. Tempus Resorts filed its plan consistent with those terms on March 22, 2011. In April 2011, the Bankruptcy Court confirmed the plan, and the transactions contemplated thereby are anticipated to close prior to June 30, 2011.
          Diversify and increase revenue through new business initiatives. In addition to the strategies outlined in the previous paragraph, we believe that we can increase and diversify our revenue through new business initiatives, which may include:
•	Expanding THE Club by adding new affiliated resorts, thereby increasing its value to our members and driving more potential customers to our resorts. Through new and expanded affiliation agreements, we have launched 89 new resort destinations worldwide since the beginning of 2007.
•	Entering into marketing arrangements with third parties whereby we offer their products and services to our member base. We currently offer our members the opportunity to purchase products and services (such as consumer electronics, home appliances and identity theft protection services) at discounted prices using our global purchasing platform, and we receive a percentage of the related sales revenue from those transactions. We intend to expand these initiatives in the future to enhance the value proposition to our membership base and increase our revenue.
•	Pursuing management contracts and other services arrangements with resorts that we do not currently manage. For example, we may seek to leverage our affiliate resort network to identify and enter into new management contracts for these resorts. In addition, we intend to pursue discussions with vacation ownership and hotel operators to provide a suite of services, including billing and collections, purchasing, rental management and other services.
•	Expanding programs to incentivize our members to refer their friends and family. As a result of our large ownership base, high levels of customer satisfaction and brand recognition, we believe there is an opportunity to grow revenues by referrals from our existing members.
•	Strengthening our brand. Since the acquisition of Sunterra Corporation in 2007, we have deployed the Diamond Resorts International brand across our managed resorts. Our goal is to associate our brand with a premium hospitality experience that offers simplicity, choice and comfort to our members. In pursuit of that goal, we will continue to take steps to improve our members’ experience, including improving our reservations system and customer service contact center, upgrading amenities in many of our resort units and common areas, and increasing the quality and variety of vacation experiences available through THE

Club. We believe that this will generate improved brand loyalty, drive increased business from repeat customers, produce more referrals from our member base and enable us to improve the efficiency and effectiveness of our sales and marketing programs.
Our Customers
          Our customers are typically families seeking a flexible vacation experience. A majority of our new customers stay at one of our resorts, either by renting a unit or through an external exchange service, prior to purchasing a VOI. We have also generated significant additional sales to our existing customers, who wish to purchase additional points and thereby increase their vacation options within our network.
          A majority of our customers are baby boomers, between 46 and 65 years old. The baby boomer generation is the single largest population segment in the United States and Europe and is our target market. According to ThirdAge Inc., an online media company, U.S. baby boomers spend approximately $500 million on vacations per year and account for approximately 80% of all annual leisure travel in the United States. With our premium resorts, we believe we are well-positioned to target an affluent subsection of the baby boomer population. Compared to the average U.S. household, our members are two times more likely to have incomes of at least $100,000 and approximately three times more likely to have a net worth of at least $2 million.
Our Resort Network
          Our resort network currently consists of 203 destinations, which includes 68 Diamond Resorts International-branded properties, which we manage, and 131 affiliated resorts and four cruise ships, which we do not manage and which do not carry our brand name but are a part of our network and consequently are available for our members to use as vacation destinations.
          Through our management of branded resorts, we provide guests with a consistent and high quality suite of services and amenities, and, pursuant to our management agreements, we have oversight and management responsibility over the staff at each location.
          Affiliated resorts are resorts with which we have contractual arrangements to use a certain number of vacation intervals or units either in exchange for our providing similar usage of intervals or units at our managed resorts or for a maintenance or rental fee. These resorts are made available to members of THE Club through an affiliation agreement.
          We identify and select affiliated resorts based on a variety of factors, including location, amenities and preferences of our members. We have established standards of quality that we require each of our affiliates to meet, including with respect to the maintenance of their properties and level of guest services. Our affiliate agreements permit us to terminate our relationship with an affiliate if it fails to meet our standards. In addition, we own, through one or more of the Collections, intervals at a few of our affiliated resorts.
          Our portfolio of resorts includes a wide variety of locations and geographic diversity, including beach, mountain, ski and major city locations, as well as locations near major theme parks and historical sites. The accommodations at our resorts are fully furnished and typically include kitchen and dining facilities, a living room and a combination of bedroom types including studios and one-, two- and three-bedroom units with multiple bathrooms. Resort amenities are appropriate for the type of resort and may include an indoor and/or outdoor swimming pool, hot tub, children’s pool, fitness center, golf course, children’s play area and tennis courts. Further, substantially all of our branded resorts in Europe and certain of our branded resorts in North America include onsite food and beverage operations, the majority of which are operated by third party vendors.
          As described in “— Operation and Management of the Collections” below, purchasers of points acquire interests in one or more of our five Collections, which holds the real estate underlying these points, and, accordingly, such purchasers do not have ownership interests in the underlying real estate. Other than unsold intervals which we maintain in inventory, various common areas and amenities at certain resorts and a small number of units in European resorts, we do not hold legal title to the resort properties in our resort network.
          The following is a list, by geographic location, of our branded and managed resorts, with a brief description and the number of units at each such branded and managed resort, together with a list of our affiliated resorts:
Branded and Managed Resorts
NORTH AMERICA AND THE CARIBBEAN

Resort	Location	Units
Scottsdale Villa Mirage	Scottsdale, Arizona	154

Located 25 minutes from the Phoenix airport, this 154 unit resort has a heated outdoor pool, children’s pool, whirlpools, tennis courts, playground, fitness center and games room to provide for guests and families of all ages.

Scottsdale Links Resort	Scottsdale, Arizona	217

This 217 unit resort with one-, two- and three-bedroom accommodations is located between the TPC Desert Golf

Resort	Location	Units
Course and the McDowell Mountains in Scottsdale, within easy reach of Phoenix. With a spa, fitness center, outdoor heated pool and spacious units, this resort is ideal for families making it a base for exploring the area.

Sedona Summit	Sedona, Arizona	278

Sedona Summit is located four miles from Sedona town centre, and within easy reach of Grand Canyon National Park. The 278 units are spread across 39 two-story buildings with six pools and whirlpools located throughout the resort complex.

The Ridge on Sedona Golf Resort	Sedona, Arizona	175

Situated 15 minutes away from Sedona town center, The Ridge on Sedona Golf Resort has 175 units surrounding five whirlpools and pools with a fitness center, games room and clubhouse.

Lake Tahoe Vacation Resort	South Lake Tahoe, California	181

Located on the edge of Lake Tahoe, America’s largest alpine lake and only a mile away from the Heavenly Mountain Resort base lodge, Lake Tahoe Vacation Resort is ideally placed for a winter skiing vacation as well as for summer activities such as hiking, horseback riding and water sports. The resort has 181 units with both indoor and outdoor pools and hot tubs, fitness center and game room.

Flamingo Beach Resort	St. Maarten, Caribbean	208

Located on the Dutch side of St. Maarten, this resort is situated on a private beachfront with 208 studio and one-bedroom units. The resort offers a restaurant and snack bar, as well as an outdoor pool and tennis courts.

Royal Palm Beach Resort	St. Maarten, Caribbean	140

Located on the Dutch side of the island, all 140 of the one-, two- and three-bedroom units at this resort face the beach and have balconies or terraces. Facilities at the resort include a restaurant, swimming pool and poolside bar, gym and beauty salon.

Daytona Beach Regency	Daytona Beach, Florida	87

This resort is situated on beachfront of the world famous Daytona Beach. Close to the Speedway attractions, it provides 87, one- and two-bedroom units, indoor and outdoor pools with slides and hot tubs, poolside bar, fitness center, volleyball courts and games room.

Grand Beach	Orlando, Florida	192

Located minutes from Florida’s Walt Disney World, SeaWorld and Universal Studios, this 192 unit resort is located on the edge of Lake Bryan. All units contain three bedrooms, three bathrooms, and fully-equipped kitchens, which provide spacious family accommodations, as well as an outdoor pool, whirlpool, children’s pool, playground, game room and fitness center.

The Point at Poipu	Kauai, Hawaii	215

Located on the island of Kauai, this resort offers 215 units with lush garden or ocean views across Shipwreck Beach to every suite. The resort has an outdoor beach entry pool as well as a children’s pool, hot tub, fitness center, spa and sauna.

Ka’anapali Beach Club	Maui, Hawaii	411

With 411 units in a 12 story building, Ka’anapali Beach Club is located on the beach front of Maui’s famous North Shore. The resort has a newly opened restaurant and pool bar, newly refurbished pools, as well as a fitness center, spa, sauna, hair salon and gift shop.

The Suites at Fall Creek	Branson, Missouri	214

This resort offers 214 units, many with lake views over Lake Taneycomo. Ten minutes away from Branson town center, the resort is ideally located to explore this destination, while providing a selection of amenities onsite, including a fitness center, basketball courts, boating, fishing, indoor and outdoor pools, hot tubs, mini golf, playground, shuffle board and tennis courts.

Desert Paradise Resort	Las Vegas, Nevada	142

This Las Vegas resort is tucked away from The Strip but provides a good base to explore the area. The resort has 142

Resort	Location	Units
units across two-story buildings, all with balconies or terraces. It also has two central pool areas equipped with hot tubs and children’s pools, as well as barbeque areas and a fitness center.

Polo Towers Suites	Las Vegas, Nevada	300

This resort is located in the heart of the Las Vegas Strip and shares facilities with Polo Towers Villas. With 300 units, the resort offers a new and comprehensive fitness center, and two outdoor pool areas including a roof top pool.

Polo Towers Villas	Las Vegas, Nevada	208

This resort has 208 units and shares facilities with Polo Towers Suites, including a new fitness center, outdoor pools and spa.

Villas de Santa Fe	Santa Fe, New Mexico	105

This resort is situated in Santa Fe, halfway between Taos and Albuquerque. With 105 one- and two-bedroom units, the resort offers a base to explore the surrounding area, which is rich in culture, as well as providing a heated outdoor pool and hot tub, fitness center, game room and clubhouse.

Bent Creek Golf Village	Gatlinburg, Tennessee	47

A combination of 47 one- and two- bedroom units and cabins make up Bent Creek Golf Village situated amid a Gary Player golf course. Located 11 miles away from the center of Gatlinburg and the Great Smoky Mountains National Park, this resort offers indoor and outdoor heated pools, fitness center, games room, and volleyball and basketball courts.

Greensprings Vacation Resort	Williamsburg, Virginia	147

Offering 147, two- and four- bedroom units this resort is ideally placed to explore the historical town of Colonial Williamsburg as well as the areas theme parks. The resort is equipped with indoor and outdoor pools, hot tubs, a fitness center, playgrounds, sauna and tennis, volleyball and basketball courts.

The Historic Powhatan Resort	Williamsburg, Virginia	443

Amid 256 acres of woodland and located a short drive to Colonial Williamsburg and the area’s theme parks, this resort offers one-, two- and three-bedroom accommodations totaling 443 units. Amenities include indoor and outdoor pools and hot tubs, two restaurants open for breakfast, lunch and dinner and a gift shop.

Bell Rock Inn and Suites	Sedona, Arizona	85

Framed by extraordinary views along the Red Rock Scenic Byway with its sandstone formations and rich red landscape of Arizona’s backcountry, this resort is set amid the natural beauty of Sedona and provides easy access to the sights, sounds and wonder of the Coconino National Forest. In addition to a laid-back and friendly ambience, the resort offers a poolside barbeque and in-suite fireplaces.

Los Abrigados Resort & Spa	Sedona, Arizona	193

Nestled against the banks of the famous Oak Creek in Sedona, Arizona, and rests upon twenty-two acres filled with winding walkways, cascading fountains and shady nooks in the foothills of Arizona’s Red Rock Country, this resort is within walking distance to many restaurants, galleries, shops and hiking trails. From the scenic and quaint Oak Creek to the stunning red rock formations and new age energy of Sedona, Los Abrigados Resort & Spa provides a comfortable, quiet and relaxing selection of accommodation styles with easy access to many outdoor adventure and activities.

Kohl’s Ranch Lodge	Payson, Arizona	66

Located on the Banks of Tonto Creek in the largest Ponderosa Pine Forest in the world, Kohl’s Ranch Lodge is historically famous for its western hospitality. Situated at the base of the Mogollon Rim in the area that author Zane Grey made famous with his popular adventures of the Old West, the friendly and casual atmosphere of Kohl’s Ranch Lodge makes each stay an inviting experience where guests can enjoy a classic stay in Arizona’s back country.

PVC at The Roundhouse	Pine Top, Arizona	20

Nestled in eastern Arizona’s White Mountains where Pinetop-Lakeside’s motto is “Celebrate the Seasons” and where guests can enjoy year-round adventures, The log-sided mountain homes at this resort feature fireplaces, jetted spa, large fully equipped kitchens, covered porches and private yards and are a perfect getaway for family cabin fun. After a day of outdoor play, guests can look forward to a relaxing master suite spa retreat.

Resort	Location	Units
Varsity Club of America — Tucson	Tucson, Arizona	59

This resort provides all-suite guest accommodations with convenient proximity to the University of Arizona and a number of golf courses, including a variety of municipal and championship style luxurious courses. Tucson affords travelers an oasis under the Sonoran Sun. Affectionately known as Old Pueblo, Tucson is built upon a deep Native American, Spanish, Mexican and Old West foundation and the Varsity Clubs of America-Tucson affords a relaxing getaway whether traveling for business, game day, family and friends, or just a little down time.

The Historic Crags Lodge	Estes Park, Colorado	33

Nestled quietly on the north shoulder of Prospect Mountain, The Historic Crags Lodge offers breathtaking and majestic views of the Continental Divide to the west and a bird’s eye view of downtown Estes Park to the east. The Historic Crags Lodge is everything you would imagine from a quiet Colorado mountain retreat. The Historic Crags Lodge is set high amid the mountain pines of the Colorado Rockies and boasts comfortable guest suites complete with dining and group services suitable for families, couples, weddings and conferences, all within easy access of the Estes Park Aerial Tramway and the spectacular Rocky Mountain National Park.

Varsity Club of America — South Bend	Mishawaka, Indiana	86

Located in Mishawaka, Indiana, this all-suite hotel offers unique and convenient accommodations in the heart of a college town. With its close proximity and easy access to the University of Notre Dame, the Varsity Clubs of America — South Bend provides comfortable guest suites, indoor and outdoor swimming pools, a spacious indoor billiards parlor and plenty of outdoor barbeque grills for game days and family fun. The South Bend/Mishawaka area boasts a variety of enriching and entertaining attractions from outdoor recreation and sports to museums, nightlife and shopping.

Sea of Cortez Beach Club	Sonora, Mexico	24

The Sea of Cortez, with its laid back seaside havens dotted along the coast, provides a soothing escape in any season. Stroll pristine soft sand beaches that hug the deep blue waters of the Sea of Cortez along the Baja coast and enjoy the Sea of Cortez Beach Club. Oceanfront, the Sea of Cortez Beach Club offers luxurious suites with private patios or balconies and is the perfect starting point to soak in the sunshine filled days of the Baja surf. Water sport excitement abounds with spectacular diving and snorkeling adventures, calm open sea kayaking, deep sea fishing or taking it slow with a relaxing poolside escape, whale and dolphin sightings or long and lazy beach strolls.

Marquis Villa **	Palm Springs, California	101

Located in the heart of Palm Springs with a spectacular mountain setting at the base of the beautiful San Jacinto Mountains in Palm Springs, California, Marquis Villas Resort provides elegantly furnished, oversized accommodations satisfying the most discriminating traveler’s expectations with fully equipped kitchens and private patios or balconies.

North America and Caribbean Subtotal		4,531

EUROPE

Resort	Location	Units
The Alpine Club	Schladming, Austria	69

Overlooking the town of Schladming, this resort is located amidst stunning scenery one hour from Salzburg, Austria and two and a half hours from Munich, Germany. With accommodation choices across 69 units The Alpine Club also offers a sauna and solarium, tennis, badminton and game room.

Alvechurch Marina *	Alvechurch, England	2

With three-, four- and six-berth canal boats based at this marina in Worcestershire, there are many round trip routes through the Black Country that can be followed. As a unique way to see the English countryside, visits to Birmingham city center, Worcester Cathedral, historic houses and theme parks can also be incorporated into a vacation itinerary.

Anderton Marina *	Cheshire, England	3

Resort	Location	Units
Anderton Marina is based on the Trent and Mersey canals and has three boats available. From this location routes include a journey to the old city of Chester as well as Middlewich.

Gayton Marina *	Cheshire, England	3

Four- and six-berth canal boats are available to navigate through Warwick to Warwick Castle or the university city of Chester. Whichever route is taken, these boats provide the easiest access to the rolling English countryside in the midlands.

Woodford Bridge Country Club	Devon, England	103

Originally an old coaching inn from the 15th century this resort in Devon has 103 units, the majority of which have either a terrace or balcony. With a heated indoor pool and whirlpool and a restaurant and bar onsite, this resort offers a base to explore the Devonshire countryside with Dartmoor and Exmoor, which are short drives away along with the well known Eden Project.

Blackwater Marina *	Ellesmere, England	2

This marina is located in Shropshire in the heart of the English countryside and has one four-berth and one six-berth canal boat based there. Numerous itineraries include visits to Wales, Chirk Castle, and navigating across Chirk Viaduct standing over 70 feet above the ground.

Broome Park Golf and Country Club	Kent, England	14

The resort is located on the grounds of a Grade I listed manor house in the county of Kent and is 15 minutes from the historic city of Canterbury, famous for its cathedral and historic buildings. With 14 two-bedroom lodges, this resort offers an 18 hole golf course onsite, as well as a restaurant and bar in the mansion house. Other resort amenities include a newly constructed gym, indoor pool, solarium, sauna and squash courts, as well as tennis courts and croquet. The resort is 10 minutes away from the coast and the cliffs of Dover and provides easy access to the Euro Star train.

Pine Lake Resort	Lancashire, England	124

Based on the edge of the Lake District and the Lune Valley, this resort is surrounded by superb English countryside and based around a lake. The resort is made up of 124 Scandinavian style two-bedroom lodges and a selection of studio apartments with a central reception building that includes the restaurant, bar, entertainment and meeting rooms, with a separate indoor heated pool and whirlpool.

Thurnham Hall	Lancaster, England	51

With 51 accommodation choices located either in the 12th century mansion house or in buildings within the 30 acre grounds, this resort is offers a large indoor swimming pool and state of the art fitness center. The restaurant is located in the old mansion house along with a member’s lounge and a restored chapel house providing huge fireplaces and original exposed stone walls.

Thurnham Hall Tarnbrook	Lancaster, England	10

This building is located within the grounds of Thurnham Hall and shares the amenities there. It is a newly built building with 10 spacious two-bedroom apartments.

Cromer Country Club	Norfolk, England	85

This resort has 85 units, all with balconies or terraces that provide views over the gardens and woodlands. This resort is less than one mile from the sea and marina in Cromer, and includes an indoor heated pool and whirlpool, a gym, spa, sauna, steam room, badminton courts and a game room.

Wychnor Park Country Club	Staffordshire, England	44

This resort is situated within the 55 acre estate of Wychnor Park which dates from the time of Queen Anne in the 17th century. The main mansion house is a grade II listed building and houses some of the 44 units that are available, most of which have a terrace or balcony. The resort has a restaurant and member lounge bar, as well as a heated indoor pool, sauna, solarium and spa.

Worcester Marina *	Worcester, England	2

Based at the southern end of the Worcester Birmingham canal, two four- and six-berth canal boats are available for

Resort	Location	Units
itineraries that include Worcester Cathedral, the Royal Worcester Porcelain factory and the home of Shakespeare: Stratford-upon-Avon.

La Manoir des Deux Amants	Connelles, France	35

Set amid the stunning landscaped parkland in the heart of Normandy countryside, the resort is one and a half hours from Paris and 100 kilometers from Le Havre. The resort offers 35 units situated on the banks of the famous River Seine and includes an onsite restaurant, a leisure centre and an indoor swimming pool.

Le Résidence Normande	Connelles, France	14

This resort has 14 units and is situated next to Le Manoir des Deux Amants and shares its facilities.

Le Club Mougins	Mougins, France	58

Located 10 minutes from the beautiful beaches of Cannes and a half hour from Nice on the French Riviera, this resort has 58 units and a restaurant and bar and lounge onsite, as well as an outdoor pool, gymnasium and sauna.

Royal Regency	Paris, France	51

Located 20 minutes from the centre of Paris on the Metro Line, this resort is ideally suited to exploring this beautiful European city. The resort has 51 units.

Palazzo Catalani	Soriano, Italy	20

This resort is a hideaway in the Italian countryside. Located in the medieval village of Soriano nel Cimino, this 17th century building perched on the top of a hill and now housing 20 units was once the mansion of a nobleman. The onsite restaurant specializes in Italian cuisine and features a bar and lounge.

Dangan Lodge Cottages	Ennis, Ireland	6

Converted from an original farmhouse and associated farm buildings, this small resort of six units provides unusual, but traditional, Irish accommodations with exposed stone walls, solid fuel stoves and inglenook fireplaces.

East Clare Golf Village	Bodyke, Ireland	51

With 51 two-bedroom units, this recently constructed resort is located next to East Clare Golf course in County Clare, Ireland, approximately one hour outside of Shannon. The resort provides a great base to explore the neighbouring countryside and tourist attractions of Bunnratty Castle and the Cliffs of Moher.

Fisherman’s Lodge	Scarriff, Ireland	6

Located on the edge of the shores of Lough Derg in County Clare, the largest lake in Ireland, this resort is made up of six split level open plan studio units with spiral staircases to the upper floor.

Diamond Suites on Malta	St Julians, Malta	46

Located within the luxury five-star Intercontinental Malta Hotel, this resort offers 46 accommodation choices, most with balconies or terraces. The resort is situated in St Georges Bay in St Julians and is less than five miles from the capital of Valletta.

Vilar Do Golf	Loulé, Portugal	61

Located on the southern coast of Portugal, this resort has 61, one- and two-bedroom units situated around a golf course all with balconies or terraces. Located two kilometers from the beach in the Algarve, the resort amenities include indoor and outdoor pools, gymnasium, sauna, badminton, basketball, volleyball, game room and an onsite restaurant as well as a poolside bar and grill.

The Kenmore Club	Perthshire, Scotland	58

With 58 cottage style units located on the shores of Loch Tay, this is a special resort at the heart of the Scottish

Resort	Location	Units
highlands, with easy access to explore the local whisky distilleries, 90-minute drive from Dundee and less than two hours from the historic city of Edinburgh.

Garden Lago	Majorca, Spain	85

Situated at the north of the island of Majorca, this resort offers 85 accommodation choices in two- and three-bedroom units. It is located one kilometer from the beach and includes an outdoor pool and whirlpool, gymnasium and sauna, onsite restaurant as well as many amenities nearby.

White Sands Beach Club	Menorca, Spain	77

This resort has 77 units on a beachfront location built up into the hillside situated on the island of Menorca. With a central infinity edge pool and convenient snack bar restaurant onsite, this destination is a relaxing place to vacation and is available 44 weeks of the year, but is closed during the winter season.

White Sands Country Club	Menorca, Spain	51

Built in a traditional Spanish style, this resort has 51 units, all with balconies or terraces many of which surround a central pool area. This resort is available 42 weeks of the year, but closed during the winter season.

Cala Blanca	Gran Canaria, Spain	93

Situated on Gran Canaria in the Canary Islands this resort provides 93, one- and two-bedroom units. Built on a beautiful hillside every room has a seaview and a sunny balcony or terrace. The resort is located 10 minutes away from Puerto de Mogan (known as Canarian Little Venice) and includes an outdoor pool and pool bar and grill, as well as an onsite restaurant.

Club del Carmen	Lanzarote, Spain	66

Located on Puerto del Carmen, this resort is perfectly situated two minutes from the beaches of Playa Grande and Playa Chica. With 66 units, this resort offers an outdoor pool and poolside bar, extensive sun terraces and rooftop deck and onsite restaurant.

Jardines del Sol	Lanzarote, Spain	48

Situated on the southern tip of Lanzarote near Playa Blanca, this resort has been built in the style of a Spanish pueblo blanco or white village. Offering 48 two-bedroom bungalows, this resort also provides an onsite restaurant and outdoor pool.

Royal Sunset Beach Club	Tenerife, Spain	126

Located conveniently close to Playa de las Americas abundant shops, restaurants and nightlife, this resort has a range of facilities situated in sub-tropical gardens and a beautifully landscaped outdoor pool. This resort has 126 units with a private clubhouse with a bar, lounge, restaurant, gymnasium, squash courts and sauna.

Royal Tenerife Country Club	Tenerife, Spain	77

Set amid the greens of the challenging Golf del Sur course, with a focal point of a central landscaped swimming pool and the beach six kilometers away, the resort includes 77 one- and two-bedroom units, tennis courts, a gym, restaurant and supermarket.

Santa Barbara Golf & Ocean Club	Tenerife, Spain	279

This resort exhibits Moorish inspired architecture and includes 279 units, most of which have a sea view. The resort amenities include a central pool and whirlpool, two onsite restaurants, a poolside bar and grill, gymnasium, sauna, spa and solarium.

Sunset Bay Club	Tenerife, Spain	206

This village-style resort of 206 units is situated at Torviscas on the outskirts of Playa de las Americas, and is a 10 minute walk from the beach. It has two outdoor pools and a children’s pool, and there are several local shops and restaurants on the property.

Sunset Harbour Club	Tenerife, Spain	124

This resort has been built in the traditional style of an Andalusian pueblo blanco or white village. Situated on the

Resort	Location	Units
outskirts of Playa de las Americas, this resort is located near nightlife and many local restaurants and bars. The resort has 124 units, including studio, one- and two-bedroom accommodation choices.

Sunset View Club	Tenerife, Spain	52

With panoramic views of the ocean and a backdrop of the snow capped Mount Teide volcano, this resort offers 52 one-and two-bedroom units, with easy access to the golf courses of the Golf del Sur and numerous local shops and restaurants.

Los Amigos Beach Club	Costa del Sol, Spain	140

This resort has 140 units and is situated 300 meters from the beach. It is a short drive to the beautiful cities of Malaga, Marbella, Granada and Seville. Amenities include two outdoor and one indoor swimming pools, tennis courts, mini-golf, as well as two restaurants onsite, a supermarket and a gift shop.

Royal Oasis Club at Benal Beach	Costa del Sol, Spain	108

Built around one of the largest privately owned outdoor swimming pool complexes in Europe, this resort includes 108 units and is located 200 meters from the beach. In addition, the resort has an indoor swimming pool, fitness center and sauna.

Royal Oasis Club at Pueblo Quinta	Costa del Sol, Spain	58

This resort is situated in lush gardens and contrasts with the hotel blocks of the Costa del Sol, with 58 one- and two-bedroom units, many of which have balconies or terraces. This resort also offers a central outdoor pool, indoor pool, gym and onsite restaurant.

Sahara Sunset	Costa del Sol, Spain	150

Styled with Moorish architecture, this resort offers 150 units, all with a balcony or terrace. With a feature landscaped pool, this resort also features an additional outdoor pool, an indoor pool, an onsite restaurant, and newly constructed gym, sauna, spa and steamroom.

Europe Subtotal		2,658

Total Branded and Managed Resorts		7,189

*	Denotes canal boat marinas; number of units denotes number of boats managed.
Affiliated Resorts
NORTH AMERICA AND CARIBBEAN

Resort	Location
London Bridge Resort	Lake Havasu City, Arizona

The Roundhouse Resort	Pinetop, Arizona

Sedona Springs Resort	Sedona, Arizona

Villas at Poco Diablo	Sedona, Arizona

Villas of Sedona	Sedona, Arizona

Scottsdale Camelback	Scottsdale, Arizona

Mountain Retreat	Arnold, Arizona

San Luis Bay Inn	Avila Beach, California

Grand Pacific at Carlsbad Seapointe Resort	Carlsbad, California

Grand Pacific at Carlsbad Inn Beach Resort	Carlsbad, California

Resort	Location
Grand Pacific Palisades Resort and Hotel	Palisades, California

RVC’s Cimarron Golf Resort, Palm Springs	Cathedral City, California

Grand Pacific at Coronado Beach Resort	Coronado, California

Grand Pacific at RiverPointe Napa Valley	Napa, California

Grand Pacific at Red Wolf Lodge	Olympic Valley, California

Oasis Resort	Palm Springs, California

Lodge at Lake Tahoe	South Lake Tahoe, California

Tahoe Beach and Ski Club	South Lake Tahoe, California

The Village at Steamboat Springs	Steamboat Springs, Colorado

Clock Tower	Whistler, British Columbia, Canada

RVC at Whiski Jack	Whistler, British Columbia, Canada

Lifestyle at Crown Residences	Puerto Plata, Dominican Republic

Lifestyle at Presidential Suites	Puerto Plata, Dominican Republic

Coconut Mallory Resort and Marina	Key West, Florida

Polynesian Isles	Kissimmee, Florida

Westgate at South Beach	Miami Beach, Florida

Coconut Palms Beach Resort	New Smyrna Beach, Florida

Ocean Beach Club	New Smyrna Beach, Florida

Ocean Sands Beach Club	New Smyrna Beach, Florida

Sea Villas	New Smyrna Beach, Florida

Cypress Pointe Resort and Grande Villas	Orlando, Florida

Sea Mountain	Big Island, Hawaii

Sea Village	Big Island, Hawaii

Grand Pacific at Alii Kai Resort	Kauai, Hawaii

Kapaa Shore	Kauai, Hawaii

Pono Kai	Kauai, Hawaii

RVC at Kona Reef	Kona, Hawaii

Papakea Resort	Maui, Hawaii

Valley Isle	Maui, Hawaii

Fairway Villa	Oahu, Hawaii

Royal Kuhio	Oahu, Hawaii

Elkhorn Resort	Sun Valley, Idaho

Grand Palladium Jamaica Resort and Spa	Lucea, Jamaica

Edgewater Beach Resort	Dennis Port, Massachusetts

Beachside Village Resort	Falmouth, Massachusetts

Cove at Yarmouth	Yarmouth, Massachusetts

RVC’s Villa Vera, Acapulco	Acapulco, Mexico

Cabo Villas Beach Resort	Cabo San Lucas, Mexico

El Dorado Royale	Cancun, Mexico

Resort	Location
RVC’s Club Regina Cancun	Cancun, Mexico

RVC’s Villa Vera Puerto Isla Mujeres	Isla Mujeres, Mexico

RVC’s Club Regina Los Cabos	San Jose del Cabo, Mexico

RVC’s Las Cupúlas Oaxaca	Oaxaca, Mexico

RVC’s Villa Vera Oaxaca	Oaxaca, Mexico

RVC’s Club Regina Puerto Vallarta	Puerto Vallarta, Mexico

El Dorado Seaside Suites	Riviera, Mexico

Grand Palladium Kantenah Resort and Spa	Riviera Maya, Mexico

Grand Palladium Riviera Resort and Spa	Riviera Maya, Mexico

RVC’s Villa Vera Puerto Mio, Zihuatanejo	Zihuatenajo, Mexico

The Carriage House	Las Vegas, Nevada

Kingsbury of Tahoe	Stateline, Nevada

The Ridge Pointe	Stateline, Nevada

Village of Loon Mountain	Lincoln, New Hampshire

The Valley Inn at Waterville Valley	Waterville Valley, New Hampshire

Great Wolf Lodge Charlotte-Concord	Concord, North Carolina

Great Wolf Lodge Cincinnati-Mason	Mason, Ohio

Embarcadero	Newport, Oregon

The Pines at Sunriver	Sunriver, Oregon

Island Links Resort	Hilton Head Island, South Carolina

Royal Dunes	Hilton Head Island, South Carolina

Ellington at Wachesaw Plantation	Murrells Inlet, South Carolina

Gatlinburg Town Square	Gatlinburg, Tennessee

Gatlinburg Town Village	Gatlinburg, Tennessee

Mountain Meadows	Pigeon Forge, Tennessee

Great Wolf Lodge Grapevine	Grapevine, Texas

Villas on Lake at Lake Conroe	Montgomery, Texas

RVC’s The Miner’s Club	Park City, Utah

RVC’s Sandcastle, Birch Bay	Birch Bay, Washington

Great Wolf Lodge Grand Mound	Grand Mound, Washington

Blackbird Lodge	Leavenworth, Washington

Point Brown	Ocean Shores, Washington

Great Wolf Lodge Wisconsin Dells	Wisconsin Dells, Wisconsin

EUROPE AND AFRICA

Resort	Location
Holiday Club Siesta	Austria

Holiday Club Schloesslhof	Austria

MondiHoliday Hotel Grundlsee	Austria

MondiHoliday Hotel Bellevue	Austria

Hapimag Prague	Prague, Czech Republic

Broome Park Mansion House	Kent, England

Burnside Park	Bowness-on-Windermere, England

Stouts Hill	Uley, England

MondiHoliday Hotel Oberstaufen	Germany

MondiHoliday Hotel Mitterfels	Germany

Hapimag Damnoni	Crete, Greece

Hapimag Budapest	Budapest, Hungary

Holiday Club Breitenbergerhof	Italy

MondiHoliday Hotel Tirolensis	Italy

Hapimag Palmeraie Marrakech	Marrakech, Morocco

Gålå Fjellgrend	Gudbrandsdalen, Norway

Pestana Alvor Park	Alvor, Portugal

Pestana Grand	Funchal, Portugal

Pestana Miramir	Funchal, Portugal

Pestana Porches	Porches, Portugal

The Peninsula	Cape Town, South Africa

Avalon Springs	Montagu, Garden Route, South Africa

Wilderness Dunes	Wilderness, Garden Route, South Africa

Breakers Resort	KwaZulu-Natal, South Africa

Champagne Sports Resorts	Kwazulu-Natal, South Africa

Jackalberry Ridge	Mpumalanga, South Africa

Hapimag Mas Nou	Girona, Spain

Cala de Mar	Majorca, Spain

Blajfell Village	Kabdalis, Sweden

Hapimag Bodrum Sea Garden Village	Yaliciftlik, Turkey

AlpenClub Schliersee	Germany

Bellbrae Country Club	Victoria, Australia

Mt Martha Valley Resort	Victoria, Australia

Tamarind Sands	New South Wales, Australia
ASIA AND AUSTRALIA

Resort	Location
Beach House Seaside Resort	Coolangatta, Australia

Vacation Village Resort	Port Macquarie, Australia

Tiki Village International Resort	Surfer’s Paradise, Australia

Royal Bali Beach Club at Candidasa	Bali, Indonesia

Resort	Location
Royal Bali Beach Club at Jimbaran Bay	Bali, Indonesia

Royal Goan Beach Club at MonteRio	Goa, India

Royal Goan Beach Club at Royal Palms	Goa, India

Royal Goan Beach Club at Haathi Mahal	Goa, India

Royal Bella Vista Country Club at Chiang Mai	Chiang Mai, Thailand

Absolute at Q Signature Samui Spa and Resort	Koh Samui, Thailand

MTC at View Talay Holidays	Pattaya, Thailand

Absolute at Nirvana Place	Pattaya, Thailand

Absolute Bangla Suites	Phuket, Thailand

Absolute Sea Pearl Beach Resort	Phuket, Thailand

Royal Lighthouse Villas at Boat Lagoon	Phuket, Thailand
CRUISE SHIPS
Alaska

Caribbean

Hawaiian Isles

Mediterranean
Our Flexible Points-Based Vacation Ownership System and THE Club
          Our Points-Based System. Our customers become members of our points-based vacation ownership system by purchasing points, which act as an annual currency that is exchangeable for occupancy rights in accommodations at our branded and affiliated resorts and for other benefits available to members of THE Club, which are described below in “— THE Club.” In 2010, the average cost to purchase points equivalent to a one-week vacation at one of our resorts was $17,965. Purchasers of points do not acquire a direct ownership interest in the resort properties in our network. Rather, our customers acquire an interest in one of the five Collections, which hold legal title to our resort properties. See “— Operation and Management of the Collections” for additional information.
          The principal advantage of our points-based system is the flexibility it gives to members with respect to the use of their points versus the use of traditional intervals. With traditional intervals, an owner has the “fixed” use of a specific accommodation type for a one-week time period at a specific resort or has the “floating” use of a specific type of accommodation for a week to be selected for a particular season at that same resort. An owner may alter his or her vacation usage by exchanging the interval through an external VOI exchange program with which the resort is affiliated, such as Interval International or RCI, for which a fee is charged by the exchange company. Unlike intervals, our points holders can redeem their points for one or more vacation stays in any of the resorts included in our vacation network (subject to availability and having the number of points required in their account) without having to use an external exchange company and without having to pay any exchange fees. Because points function as currency within our network, our members have flexibility to choose the location, season, duration and size of accommodation for their vacation based on their annual points allocations, limited only by the range of accommodations within our network and subject to availability. Our members may also “save” their points from prior years and “borrow” points from future years for additional flexibility with respect to reserving vacations at peak times, in larger accommodations or for longer periods of time.
          We evaluate and allocate a points value for each of the resorts in our network. Points values are determined by unit type for each of our resorts and are based on demand, location, amenities and facilities. Every year, we make a points directory available to our customers, which allows them to allocate their available points and select dates and locations for stays at resorts within our network, subject to certain rules and restrictions. For example, customers are subject to forfeiture of points if they cancel reservations within certain time periods prior to their scheduled arrival. Customers must also save unused points for use in the subsequent year within a specified deadline each year or else such points will no longer be valid for use. Unlike owners of traditional deeded intervals, owners of our points may book stays of varying durations at the resorts in our network.
          We maintain a dedicated call center for customers to make reservations and also offer a comprehensive online booking service which members can use to reserve stays at our resorts, manage their purchased points and pay fees. We also manage an in-house concierge service for our top loyalty tier members offering a 24/7 service globally. See “— Our Flexible Points-Based Vacation Ownership System and THE Club” for additional information about how our resort network operates.
          THE Club. THE Club operates as an internal VOI exchange program that enables its members to use their points or intervals at any resort within our resort network. Membership in THE Club is mandatory for all purchasers of points, except for those persons who purchased their points in the states of California or Florida, for whom membership is optional. To date, only a minimal number of purchasers in California and Florida have opted out of THE Club.
          In addition to the internal exchange program, THE Club offers a global array of other member benefits, discounts, offers and promotions that allow members to exchange points for a wide variety of products and travel services, including airfare, cruises and excursions. All members of THE Club, irrespective of ownership of points or intervals, have access to an external VOI exchange program for vacation stays at resorts outside THE Club resort network if they desire, as the annual THE Club membership fee currently also includes annual membership in the Interval International external exchange program. The annual membership fee for THE Club is approximately $264 per member; we offer a limited version of THE Club for a lower fee for certain of our members. Exchanges through the Interval International external exchange program typically require payment of an additional exchange fee.
          As a result of our acquisition of ILX, we now manage a Collection that includes all of the resorts acquired from ILX. Members of this Collection do not participate directly in THE Club. However, we are offering all of these members the opportunity to purchase membership in a limited version of THE Club, which entitles them to use their points at a range of selected resorts in our system. Persons who have taken advantage of this purchase opportunity are included in our membership statistics for THE Club.
Operation and Management of the Collections
          Purchasers of points acquire interests in one of our five Collections that holds the real estate underlying the VOIs that we sell. These VOIs represent beneficial right-to-use interests in a trust or similar arrangement. We have entered into a trust agreement with each trustee, which holds legal title to the deeded fee simple real estate interests or, in some cases, leasehold real estate interests, for the benefit of the respective Collection’s association members in accordance with the applicable agreements. We use the same trustee for each of the U.S., California and Hawaii Collections. The trustee is an institution independent of the Company and has trust powers. A parallel trust agreement for the resorts located outside the United States is in place with another independent trustee. Through THE Club, members may use their points for accommodations at any of the 68 resorts that are within any of our five Collections, at any of our 131 affiliated resorts or on four cruise ships, as described above in “— Our Flexible Points-Based Ownership System and THE Club — The Club.”
          Title to the properties included in our U.S., California and Hawaii Collections has been transferred into the applicable trust in perpetuity. For each of these Collections, pursuant to the applicable trust and related agreements, we have the right to hold as inventory for sale a significant number of unsold points in the Collections. Further, in North America, we hold title (via subsidiary resort developer entities) to certain intervals which have not yet been transferred to a Collection. When these intervals are transferred to a Collection, we will receive an allocation of points. The majority of the common areas for resorts located in North America are owned by the related HOA. At certain locations, we own commercial space which we utilize for sales centers as well as other guest services, such as a gift shop, mini-market or a food and beverage facility.
          Legal title to substantially all of our resort properties in Europe is generally held in one or more land-holding trusts for our benefit and the benefit of our interval owners, as applicable. A substantial portion of our beneficial interest in the resort properties is held by the European Collection for the benefit of the European Collection points owners through either leases or other contractual arrangements. For the most part, these leases and other contractual arrangements, as well as the use rights of our interval owners, have terms that expire beginning in 2054, at which point we generally regain full use of the underlying resort properties. In addition, we hold leasehold interests in five of our branded European resorts. We lease units for the exclusive use of the European Collection at two of these resorts under long-term leases expiring in 2054 and 2055, and we lease the other three of these resorts under a lease which expires in 2018 with two five-year renewal periods at our option.
          Each Collection member is required to pay to the respective Collection a share of the overall cost of that Collection’s operations, which includes that Collection’s share of the costs of maintaining and operating the component resort units within that Collection. A specific resort property may have units that are included in more than one Collection, or have a combination of units owned by a Collection and by individual interval owners. To the extent that an entire resort property is not held completely within a specific Collection, each Collection pays only the portion of operating costs attributable to its interval ownership in that resort. Each Collection member’s annual maintenance fee is composed of a base fee, a fee for THE Club and a per point fee based on the number of points owned by the member. The annual maintenance fee is intended to cover all applicable operating costs of the resort properties and other services, including, but not limited to, reservations and customer service, reception, housekeeping, maintenance and repairs, real estate taxes, insurance, rental expense, accounting, legal, human resources, information technology, Interval International external exchange fees and funding of replacement and refurbishment reserves for the underlying resorts. As an example, the average maintenance fee for a holder of points equivalent to one week at one of our resorts is approximately $1,000. Special assessments may be billed if insufficient operating funds are available or if planned capital improvements exceed the amount of replacement and refurbishment reserves available. If the member does not pay annual maintenance fees or any special assessment, the member’s use rights may be suspended, and the Collection may enforce its lien and recover the member’s points, subject to the rights of the member’s lender, if any. See “— Recovery of VOIs.”
Interval Ownership
          In addition to points, we have historically marketed and sold intervals. We generally discontinued selling intervals in October 2007. An interval typically entitles the owner to use a fully-furnished vacation accommodation for a one-week period, generally during each year or in alternate years, usually in perpetuity. Typically, the owner holds either a fee simple ownership interest in a specific vacation accommodation or an undivided fee simple ownership interest in an entire resort. An interval owner has the right to stay only at the specific resort from which the interval owner has purchased the interval; however, many of our interval owners are also members of THE Club and thereby are entitled to stay at any resort in our network.

          Each interval owner is required to pay an annual maintenance fee to the related HOA to cover the owner’s share of the cost of maintaining the property. The annual maintenance fee is intended to cover the owner’s share of all operating costs of the resort and other related services, including, but not limited to, reservations and customer service, reception, housekeeping, maintenance and repairs, real estate taxes, insurance, rental expense, accounting, legal, human resources and information technology. In addition, the annual maintenance fee includes an amount for the funding of replacement and refurbishment reserves for the related resort to provide for future improvements when necessary. Special assessments may be billed if insufficient operating funds are available or if planned capital improvements exceed the amount of replacement and refurbishment reserves available. Annual maintenance fees for interval owners generally average between $800 and $1,000 per year for a one-week interval. If the owner does not pay the annual maintenance fees or any special assessment, the owner’s use rights may be suspended, and the HOA may enforce its lien on the owner’s intervals, subject to the rights of the owner’s lender, if any. See “— Recovery of VOIs.” The amount of an interval owner’s annual maintenance fees and special assessments is determined on a pro rata basis consistent with such person’s ownership interest in the resort. For purposes of this allocation, each of our Collections is assessed annual maintenance fees and special assessments based on the intervals held by such Collection.
          We have a number of programs in place to encourage and facilitate owners of our intervals to convert their intervals to points and to join THE Club.
Recovery of VOIs
          In the ordinary course of our business, we recover VOIs from our members as a result of (i) defaults on our members’ consumer loans for the purchase of their VOIs and (ii) failures by our members to pay their annual maintenance fee or any special assessment, which failures may be due to, among other things, death or divorce and other life-cycle events or lifestyle changes. With respect to consumer loan defaults, we are able to exercise our rights as a secured lender to foreclose upon the VOI subject to our lien.
          With respect to members who fail to pay their annual maintenance fee or any special assessment, we have entered into inventory recovery agreements with each of our Collections and substantially all of our HOAs (other than those located in Europe). Each agreement provides that in the event that a member fails to pay these amounts, we have the option to enforce the rights of the HOA or Collection with respect to the subject VOI, which includes preventing members from using their points or intervals and, if the delinquency continues, recovering the property in the name of the HOA or Collection. These rights arise if a member fails to pay annual maintenance fees or any special assessment that may be levied. The recovery process in the event that a member fails to pay special assessments is consistent with the recovery process in the event that a member fails to pay annual maintenance fees. Our rights to recover VOIs for failure to pay annual maintenance fee or special assessments are subject to any priority security interest encumbering such VOI, including any interest we hold as a lender on a consumer loan. We are responsible for payment of certain fees, ranging from 50% to 100% of the annual maintenance fees relating to defaulted intervals or points. Depending upon whether the VOI in default is intervals or points, recovery is effected through a foreclosure proceeding or by contract termination. The recovery of points is more efficient than the recovery of intervals, because the recovery of intervals is governed by local real estate foreclosure laws that significantly lengthen recovery periods and increase the cost of recovery. Under the terms of our inventory recovery agreements, we are granted full use of the inventory recovered as a result of delinquent annual maintenance fees or special assessments for rental and marketing purposes, and we are under no obligation to commence recovery proceedings. Generally, when we recover intervals we pay from approximately one to two years’ worth of annual maintenance fees on such intervals. Upon recovery, the HOA or Collection transfers title to the VOI to us, and we are responsible for all annual maintenance fees and special assessments thereafter. We have oral agreements with most of our European HOAs that provide us similar rights with respect to recovering delinquent VOIs.
          After recovery, VOIs are returned to our inventory and become available for sale. Although we recover inventory in the form of intervals as well as points, all inventory recovered is sold in the form of points. Recovered intervals are transferred to one of our Collections and become part of our points-based system. As of March 31, 2011, the approximate percentage of VOI owners in the United States that have been delinquent on the payment of annual maintenance fees or special assessments was 15.8% relating to 2011 dues, 9.0% relating to 2010 dues and 8.6% relating to 2009 dues. Beginning in 2009, our default rates on financed sales have increased, but we have maintained a default rate between 6.8% and 9.9% (as measured on a three month rolling average annualized). VOIs recovered through the default process are contributed to our existing inventory and resold at full retail value. We recovered approximately 3.1% of our previously sold VOIs in the ordinary course of our business over each of the past two years.
          Although the indenture governing the outstanding notes does not provide for cross-defaults or cross-acceleration of the outstanding notes if we were to breach covenants under our outstanding securitization and conduit facilities (including covenants relating to consumer default rates), significant adverse developments in the performance of the consumer loans we sell and securitize could negatively impact our business. For example, if default rates for our borrowers were to increase significantly, buyers of, or lenders whose loans are secured by, our consumer loans may reduce the amount of availability under our existing securitization and conduit facilities, or increase the interest costs associated with such facilities. Such higher default rates could also affect our ability to enter into future conduit and securitization transactions on acceptable terms. Moreover, under the terms of our securitization facilities, in the event of defaults by customers in excess of stated thresholds, we may also be required to pay substantially all of our cash flow from our retained interest in the underlying receivables portfolios to the parties who purchased the receivables from us. In any of such events, our financial condition and liquidity may be materially adversely effected.
Our Services
          Hospitality and Management Services. We manage 68 branded resort properties, which are located in the continental United States, Hawaii, Mexico, the Caribbean and Europe, as well as the Collections. As the manager of our branded resorts and our Collections, we provide billing services, account collections, accounting and treasury functions, and information technology services. In addition, for our branded resorts we also provide an online reservation system and customer service contact center, operate the front desks and amenities and furnish housekeeping, maintenance and human resources services.

          HOAs. Each of our branded resorts, other than certain resorts in our European Collection, is typically operated through an HOA, which is administered by a board of directors. Directors are elected by the owners of intervals at the resort (which may include one or more of our Collections) and may also include representatives appointed by us as the developer of the resort. As a result, we may be entitled to voting rights with respect to directors of a given HOA by virtue of (i) our ownership of intervals at the related resort, (ii) our control of the Collections that hold intervals at the resort and/or (iii) our status as the developer of the resort. The board of directors of each HOA hires a management company to provide the services described above, which in the case of all branded resorts, is us. The European Collection manages the 20 European branded resorts that do not have an HOA.
          Our management fees are based on a cost-plus structure and are calculated based on the direct and indirect costs (including an allocation of a substantial portion of our overhead related to the provision of management services) incurred by the HOA. Most of our current management agreements are priced at cost plus a range of 10% to 15%. Unlike typical commercial lodging management contracts, our management fees are not impacted by changes in a resort’s ADR or occupancy level. Our management fees are included in the budgets prepared by each HOA, which determine the annual maintenance fee charged to each owner. One of the management services we provide to the HOA is the billing and collection of annual maintenance fees on the HOA’s behalf. Annual maintenance fees for a given year are generally billed during the previous November, collected by January and deposited in a segregated or restricted account we maintain on behalf of the HOA. As a result, a substantial portion of our fees for February through December of each year are collected from owners in advance. In each of the past two years, over 80% of annual maintenance fees have been collected by the end of February of such year. Funds are released to us from these accounts on a monthly basis for the payment of management fees as we provide our management services.
          Our HOA management contracts typically have initial terms of three to five years with automatic one-year renewals. These contracts can generally only be terminated by the HOA upon a vote of the owners (which may include one or more of our Collections) prior to each renewal period, other than in some limited circumstances involving cause. No HOA has terminated any of our management contracts during the past five years, with the exception of one immaterial HOA management contract. We generally have the right to terminate our HOA management contracts at any time upon notice to the HOA.
          Collections. Each of our Collections is operated through a collection association, which is administered by a board of directors. Directors are elected by the Collection’s points holders. We own a significant number of points in each of the Collections, which we hold as inventory. The board of directors of each Collection hires a company to provide management services, which in each case is us.
          As with our HOA management contracts, management fees charged to the Collections are based on a cost-plus structure and are calculated based on the direct and indirect costs (including an allocation of our overhead) incurred by the Collection. All of our current Collection management agreements are priced at cost plus 15%. Our management fees are included in the budgets prepared by each collection association, which determines the annual maintenance fee charged to each owner. One of the management services we provide to our Collections is the billing and collection of annual maintenance fees on the Collection’s behalf. Annual maintenance fees for a given year are generally billed during the previous November, collected by January and deposited in a segregated account we maintain on behalf of each Collection. As a result, a substantial portion of our fees for February through December of each year are collected from owners in advance. In each of the past two years, over 80% of annual maintenance fees have been collected by the end of February of such year. Funds are released to us from these accounts on a monthly basis for the payment of management fees as we provide our management services.
          Our Collection management contracts also have initial terms of three to five years, with automatic three to five year renewals. These contracts can generally only be terminated by the Collection upon a vote of the Collection’s members prior to each renewal period, other than in some limited circumstances involving cause. No Collection has terminated any of our management contracts during the past five years. We generally have the right to terminate our Collection management contracts at any time upon notice to the Collection.
          Sales and Marketing of VOIs. We market and sell VOIs that provide access to our network of 68 branded and 131 affiliated resorts and four cruise ships. Since October 1, 2007, we have marketed and sold VOIs primarily in the form of points.

          We currently employ an in-house sales and marketing team and also maintain agency agreements with independent sales organizations at 12 locations. Our sales representatives utilize a variety of marketing programs to generate prospects for our sales efforts, including targeted mailing, telemarketing, gift certificates, presentations at our resorts targeted to current members, guests and renters, overnight mini-vacation packages and various destination-specific local marketing efforts. Additionally, we offer incentive premiums in the form of tickets to local attractions and activities, hotel stays, gift certificates or free meals to guests and other potential customers to encourage attendance at sales presentations. We also offer volume discounts for purchasers of a large number of points.
          We close our VOI sales primarily through in-person sales presentations, or tours. These presentations occur at sales centers (most of which are located in our branded resorts) and include a tour of our resort properties, and an in-depth explanation of our points-based VOI system and the value proposition it offers our members. In 2010, our sales personnel conducted over 130,000 sales presentations, which translated into approximately 23,000 VOI sales transactions. During the years ended December 31, 2008, 2009 and 2010, our closing percentage was 18.0%, 19.2% and 17.4%, respectively, of tours. Our closing percentage decreased to 14.5% in the three months ended March 31, 2011 from 18.5% in the three months ended March 31, 2010. This decrease was due to reduced sales efficiencies at certain sales centers and increased sales resistance of our customers due to continued economic uncertainty.
          Purchases are completed through tours by our onsite salespeople at selected resorts, our sales centers and our call centers. A relatively small portion of our sales, principally sales of additional points to existing members, are closed through our call centers. We have 35 sales centers across the globe, 32 of which are located at our branded and managed resorts, two of which are located at our affiliated resorts and one of which is located off-site. The sales representatives we employ receive base compensation plus variable compensation determined by performance.
          Our marketing efforts are principally directed at the following channels:
•	our existing member base;

•	participants in third-party vacation ownership exchange programs, such as Interval International or RCI, who stay at our resorts;

•	renters who stay at our resorts;

•	member referrals;

•	off property contacts who are solicited from the premises of hospitality, entertainment, gaming and retail locations; and

•	other people who we target through the various marketing programs described above.
          Although the principal goal of our marketing activities is the sale of points, in order to generate additional revenue and offset the carrying cost of our VOI inventory, we use a portion of the points and intervals which we own to rent accommodations. We generate rentals through direct consumer marketing, travel agents, websites and vacation package wholesalers. We believe that our rental operations, in addition to providing us with supplemental revenue, provide us with a good source of potential customers for the purchase of points.
          Commencing in the fourth quarter of 2008, we took a number of steps to reduce our sales levels in response to the reduction of available consumer loan financing and to reduce our marketing and sales cost structure to match the reduction in VOI sales revenue.
          Consumer Financing of VOIs. We provide loans to eligible customers who purchase VOIs through our U.S. sales centers and choose to finance their purchase. These loans are collateralized by the underlying VOI, generally bear interest at a fixed rate, have a typical term of 10 years and are generally made available to consumers who make a down payment within established credit guidelines. Our minimum required down payment is 10%. Since October 2008, our average cash down payment has been 13.5% and the average initial equity contribution for new VOI purchases (which take into account the value of VOIs already held by purchasers and pledged to secure a new consumer loan) 32.2%, which has resulted in an average combined equity contribution of 45.7% for new VOI purchases. As of March 31, 2011, our loan portfolio (which includes loans that have been written off for financial reporting purposes due to payment defaults and delinquencies but which we continue to administer) was comprised of approximately 38,000 loans with an outstanding aggregate loan balance of approximately

$331.4 million. As of such date, approximately 10% of our approximately 380,000 owner-families had a loan outstanding with us.
          We underwrite each loan application to assess the prospective buyer’s ability to pay through the credit evaluation score methodology developed by FICO based on credit files compiled and maintained by Experian (for U.S. residents) and Equifax (for Canadian residents). In 2000, we instituted credit underwriting, which has helped us establish high quality consumer loan portfolios. As of March 31, 2011, the weighted average FICO score for our borrowers across our existing loan portfolio was 701, and the weighted average FICO score for our borrowers on loans originated since October 2008 was 759.
          Our consumer finance servicing division includes underwriting, collection and servicing of our consumer loan portfolio. Collections and delinquencies are managed utilizing current technology to minimize account delinquencies and maximize cash flow. We generally sell or securitize a substantial portion of the consumer loans we generate from our customers through conduit and securitization financings. We also act as servicer for consumer loan portfolios, including those sold or securitized through conduit or securitization financings, for which we receive a fee.
          Through an arrangement with a leading financial institution in the United Kingdom, we broker financing for qualified customers who purchase points through our European sales centers.
          During the 12 month period prior to October 2008, approximately 67% of the sales of our VOIs were financed by us. In response to the current economic downturn, in October 2008 we implemented a sales strategy to increase the cash sales of VOIs, which included offering discounts for purchases paid in cash and raising the interest rates applicable to financed purchases. As a result of these changes, the percentage of sales we financed from October 2008 through March 2011 was reduced to approximately 33%.
          Our securitization notes and conduit facilities are collateralized by mortgages and consumer contract loans receivable and their related VOIs. These VOIs are made up of both points and deeded intervals. Please see “Description of Other Indebtedness” for additional information regarding our financing activities. The exchange notes and the guarantees will be secured by a first-priority lien (subject to certain permitted liens) on all our tangible and intangible assets and the tangible and intangible assets of the guarantors, other than real property and consumer loans, including the capital stock of any subsidiary held by us and any guarantor (but limited to 100% of the non-voting stock (if any) and 66% of the voting stock of any such first-tier subsidiary that is a foreign subsidiary). See “Description of the Exchange Notes — Collateral.”
Competition
          In our hospitality and management services business, we face competition from established real estate and hospitality management companies, as well as the management operations of the VOI companies noted below. Our competitors may seek to compete against us based on the pricing terms of our current hospitality management contracts. Our competitors may also compete against us in our efforts to expand our fee-based income streams by pursuing new management contracts for resorts that are not currently part of our network.
          In our VOI marketing and sales business, we compete for prospects, sales leads and personnel from established, highly visible vacation ownership resort operators, as well as a fragmented array of smaller operators and owners. In developing, marketing and selling VOIs, we compete against the vacation ownership divisions of several established and respected hospitality companies. These include Bluegreen Corporation, Disney (Disney Vacation Club), Four Seasons Resorts and Hotels, Hilton (Hilton Grand Vacations), Marriott (which operates Marriott Vacation Club, the Ritz-Carlton Club, Horizons by Marriott and Marriott Grand Residence Club), Starwood (Starwood Vacation Ownership) and Wyndham Worldwide (which operates Fairfield Resorts and Trendwest Resorts). In addition, in certain markets, we also compete with many established companies focused primarily on vacation ownership, and it is possible that other potential competitors may develop properties near our current resorts and compete with us in the future. We believe that the vacation ownership industry will continue to consolidate in the future, driven in part by the contraction of financing sources to the industry as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” In our rental of VOIs, we compete not only with all of the foregoing companies, but also with traditional hospitality providers such as hotels and resorts.
          In our consumer financing business, we compete with numerous subsets of financial institutions, including mortgage companies, credit card issuers and other providers of direct-to-consumer financing. These services permit purchasers to utilize a home equity line of credit, mortgage, credit card or other instrument to finance their purchase. We believe that we provide a convenient and competitive financing package to customers.

Governmental Regulation
          Our marketing and sale of VOIs and other operations are subject to extensive regulation by the federal government and state timeshare laws and, in some cases, by the foreign jurisdictions where we market and sell VOIs. Federal legislation that is or may be applicable to the sale, marketing and financing of VOIs includes the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Gramm-Leach-Bliley Act, the Deceptive Mail Prevention and Enforcement Act, Section 501 of the Depository Institutions Deregulation and Monetary Control Act of 1980 and the Civil Rights Acts of 1964, 1968 and 1991.
          In addition, the majority of states and jurisdictions where our resorts are located extensively regulate the creation and management of vacation ownership resorts, the marketing and sale of VOIs, the escrow of purchaser funds and other property prior to the completion of construction and closing, the content and use of advertising materials and promotional offers, the delivery of an offering memorandum describing the sale of VOIs and the creation and operation of exchange programs and multi-site reservation systems. Many other states and certain foreign jurisdictions have adopted similar legislation and regulations affecting the marketing and sale of VOIs to persons located in those jurisdictions. In addition, the laws of most states in which we sell VOIs grant the purchaser of the interest the right to rescind a purchase contract during the specified recession period provided by law. Rescission periods vary by jurisdiction in which we operate, but typically are five to 15 days from the date of sale.
          The Collections are required to register pursuant to applicable statutory requirements for the sale of VOI plans in an increasing number of jurisdictions. For example, Diamond Resorts U.S. Collection Development, LLC is required to register pursuant to the Florida Timesharing and Vacation Plan Act, Florida Statutes Chapter 721. Such registrations, or any formal exemption determinations, for the Collections confirm the substantial compliance with the filing and disclosure requirements of the respective timeshare statutes by the applicable Collection. They do not constitute the endorsement of the creation, sale, promotion or operation of the Collections by the regulatory body, nor relieve us or of our affiliates of any duty or responsibility under other statutes or any other applicable laws. Registration under a respective timeshare act is not a guarantee or assurance of compliance with applicable law nor an assurance or guarantee of how any judicial body may interpret the Collections’ compliance therewith. A determination that specific provisions or operations of the Collections do not comply with relevant timeshare acts or applicable law may have a material adverse effect on us, the Collections trustee, the related collection association or the related consumer loans. Such noncompliance could also adversely affect the operation of the Collections or the sale of points within the existing format of the Collections, which would likely increase costs of operations or the risk of losses resulting from defaulted timeshare loans.
          Furthermore, most states have other laws that apply to our activities, such as real estate licensure laws, travel sales licensure laws, advertising laws, anti-fraud laws, telemarketing laws, prize, gift and sweepstakes laws and labor laws. In addition, we subscribe to state Do Not Call, or DNC, lists for every state into which we make telemarketing calls, as well as the federal DNC list. Enforcement of the federal DNC provisions began in the fall of 2003, and the rule provides for fines of up to $16,000 per violation. We also maintain an internal DNC list as required by law. Our master DNC list is comprised of our internal list, the federal DNC list and the applicable state DNC lists.
          In addition to government regulation relating to the marketing and sales of VOIs, the servicing and collection of consumer loans is subject to regulation by the federal government and the states in which such activities are conducted. These regulations may include the federal Fair Credit Reporting Act, the Florida Consumer Collection Practices Act, the Fair Debt Collections Practice Act, the Electronic Funds Transfer Act and Regulation B, the Right to Financial Privacy Act and similar legislation in other states.
          Certain state and local laws may also impose liability on property developers with respect to construction defects discovered by future owners of such property. Under these laws, future owners of VOIs may recover amounts in connection with repairs made to a resort as a consequence of defects arising out of the development of the property.

          In addition, from time to time, potential buyers of VOIs assert claims with applicable regulatory agencies against VOI salespersons for unlawful sales practices. These claims could have adverse implications for us in negative public relations, potential litigation and regulatory sanctions.
          A number of U.S. federal, state and local laws, including the Fair Housing Amendments Act of 1988 and the Americans with Disabilities Act, impose requirements related to access to and use by disabled persons of a variety of public accommodations and facilities. A determination that our resorts are public accommodations and that we are not in compliance with these accessibility laws could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. Because some accessibility laws impose ongoing obligations, we are likely to incur additional costs to improve the accessibility of our resorts based upon our percentage ownership. These costs, however, are not expected to have a material adverse effect on our business, results of operations or financial condition. Any new legislation may impose further burdens or restrictions on property owners with respect to access by disabled persons. If an HOA at a resort was required to make significant improvements as a result of non-compliance with these accessibility laws, special assessments might be needed to fund such improvements, which additional costs might cause vacation interest owners to default on their mortgages or cease making required HOA assessment payments. In addition, the HOA under these circumstances may pursue the resort developer to recover the cost of any corrective measures. We are not aware of any noncompliance with accessibility laws that management believes would have a material adverse effect on our business, results of operations or financial condition.
          From October 2008 to April 2011, we sold VOIs in the United States solely through our employees, with the exception of two locations, where we conducted sales through a contractual relationship with a third-party operator. Prior to October 2008, a portion of our other sales in the United States were made through independent sales agents who provided services to us under independent contractor agreements. Currently, we sell VOIs in the United States solely through our employees. In Europe, we currently sell VOIs through employees and independent distributors. In December 2008, we converted a large number of sales agents in Spain, the United Kingdom, Portugal and France from independent contractors to employees. We did not withhold payroll taxes from the amounts paid to such persons during the time they were independent contractors. In the event the federal, state or local taxing authorities in the United States or in foreign jurisdictions were to successfully classify such independent sales agents as our employees, rather than as independent contractors, we could be liable for back payroll taxes and termination indemnities as required by local law.
          The marketing and sale of our points-based VOIs and our other operations in Europe are subject to national and European regulation and legislation. Directive 2008/122/EC of the European Parliament and of the Counsel (or the Directive) regulates vacation ownership activities within the European community (which includes all of the European countries in which we conduct our operations). The Directive was adopted by the European Parliament in October 2008, passed on January 14, 2009 and required to be transposed into domestic legislation by members of the European community no later than February 23, 2011. Most of our purchasers in Europe are residents of the United Kingdom, where the Directive has been implemented under The Timeshare, Holiday Products, Resale and Exchange Contracts Regulations 2010. The Directive has been or will shortly be implemented in all other member states as well. The Directive (i) requires delivery of a disclosure statement, (ii) requires a “cooling off” rescission period of 14 calendar days; and (iii) prohibits any advance payments in all member states.
          Prior to February 23, 2011, vacation ownership activities within the European community were governed by the European Timeshare Directive of 1994 (94/47/EC) (or the 1994 Directive).
          Other United Kingdom laws which are applicable to us include the Consumer Credit Act 1974 as amended by the Consumer Credit Act 2006, the Consumer Credit Regulations 1983, the Consumer Credit Regulations 2007, the Misrepresentation Act 1967, the Unfair Contract Terms Act 1977, the Unfair Terms in Consumer Contracts Regulations 1999 (as amended), the Consumer Protection from Unfair Trading Regulations 2008, the Package Travel, Package Holidays and Package Tours Regulations 1992 and various amending legislation, the Data Protection Act 1998 and the Privacy and Electronic Communications (EC) Regulations 2003, the Disability

Discrimination Act 1995 as amended, the Race Relations Act 1976, the Employment Rights Act 1996, the Environmental Protection Act 1990, the Clear Air Act 1993, the Companies Act 2006 and the Trade Descriptions Act 1968. The Timeshare Act 1992 has an extra-territorial effect when United Kingdom residents purchase VOIs in accommodations located in other European Economic Area states. All of the countries in which we operate have consumer and other laws that regulate our activities in those countries.
Seasonality
          Historically, our fiscal quarter ended September 30 has produced the strongest operating results because this period coincides with the typical summer seasonality of the vacation ownership industry and the greater number of families vacationing. Our fiscal quarter ended March 31 has historically produced the weakest operating results primarily due to the effects of reduced leisure travel.
Insurance
          We generally carry commercial general liability insurance. With respect to resort locations that we manage and for corporate offices, we and the HOAs carry manuscript all-risk property insurance policies with fire, flood, windstorm and earthquake coverage as well as additional coverage for business interruption arising from insured perils. Further, we carry pollution insurance on all branded resort and administrative locations, which covers multiple perils, including exposure to legionnaires disease. We believe that the insurance policy specifications, insured limits and deductibles are similar to those carried by other resort owners and operators. There are certain types of losses, such as losses arising from acts of war or terrorism, that are not generally insured because they are either uninsurable or not economically insurable.
Intellectual Property
          We own and control a number of trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights, including, but not limited to Diamond Resorts International®, THE Club®, Polo Towers®, Relaxation . .. . simplified® and Diamond Resorts®, which, in the aggregate, are of material importance to our business. We are licensed to use technology and other intellectual property rights owned and controlled by others, and we license other companies to use technology and other intellectual property rights owned and controlled by us. In addition, we have developed certain proprietary software applications that provide functionality to manage lead acquisition, marketing, tours, gifting, sales, contracts, member profiles, maintenance fee billing, property management, inventory management, yield management and reservations.
Environmental Matters
          The resort properties that we manage are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to the management, storage and disposal of hazardous substances and other regulated materials and the cleanup of contaminated sites. The resorts are also subject to various environmental laws and regulations that govern certain aspects of their ongoing operations. These laws and regulations control such things as the nature and volume of wastewater discharges, quality of water supply and waste management practices. The costs of complying with these requirements are generally covered by the HOAs that operate the affected resort property, and each of the HOAs maintains insurance policies to insure against such costs and potential environmental liabilities. If an HOA is subject to any such loss, we may be responsible for a portion of such loss as a result of our ownership of VOIs in the HOA. As a result, any such uninsured losses could have a material adverse effect on our results of operations. Furthermore, any substantial special assessments charged to the HOAs as a result of any of these items could cause customer dissatisfaction and harm our business and reputation. Additionally, for any resorts in which we own common areas, we maintain insurance and are directly responsible for the costs and liabilities described above.
          We have been made aware of possible soil and groundwater contamination that has migrated onto our Lake Tahoe Vacation Resort site from an underground petroleum storage tank on an adjacent upgradient property. We have been indemnified by the former owner of the upgradient property for certain costs and expenses in connection with the off-site contamination. California regulatory authorities are monitoring the off-site contaminations and the responsible parties have taken action to comply with a remedial action plan put in place by the Lahontan Regional Water Quality Control Board. Residual contamination exists on the resort site as a result of past leaks from underground storage tanks that were removed prior to our predecessor’s acquisition of the resort site. An in-situ groundwater remediation system was installed to enhance remediation effectiveness, which pumped groundwater from the aquifer under the property, treated the groundwater via a carbon filtration system, and pumped it back into the aquifer. We do not believe that we will be held liable for this contamination, and we do not anticipate incurring material costs in connection with this site. On May 5, 2009, the Lahontan Regional Water Quality Control Board confirmed that the site investigation and corrective action was in compliance with their requirements and informed us that no further action was required.
          We are also aware that the area around our San Luis Bay Inn property, which is located in Avila Beach, California, has experienced soil and groundwater contamination resulting from nearby oil storage facilities. California regulatory authorities have required the installation of groundwater monitoring wells on the beach near the resort site, among other locations. Remediation has been completed at the resort and the area surrounding the resort. We do not believe that we are liable for this contamination, and we do not anticipate incurring material costs in connection with this site. There can be no assurance, however, that claims will not be asserted against us with respect to this matter.
Company Owned and Leased Property
          In addition to the owned and leased properties described above, we lease certain properties in North America and Europe that are utilized in our administrative and sales and marketing functions. These leases include:
•	our global corporate headquarters located in Las Vegas, Nevada, which is approximately 80,000 square feet;

•	our European headquarters located in Lancaster, United Kingdom, which is approximately 32,400 square feet;

•	a telemarketing call center located in Wakefield, United Kingdom, which is approximately 6,200 square feet;

•	an off-site sales center in Lanzarote, Canary Islands, Spain, which is approximately 1,600 square feet; and

•	an administrative office in Mougin, France, which is approximately 1,200 square feet.
We also own certain real estate, the majority of which is held for sale or future development, including 2.1 acres of vacant land located on the Costa del Sol, Spain, 6.2 acres of vacant land located in Mazatlan and Puerto Vallarta, Mexico and 19.4 acres of vacant land located in Orlando, Florida.
Employees
          As of March 31, 2011, we had approximately 4,596 full and part-time employees. Our employees are not represented by a labor union, with the exception of 137 employees in St. Maarten and 293 employees in Hawaii. Certain of our employees in Europe are also represented by unions. In addition, we are aware of an ongoing effort to unionize by certain employees at The Point at Poipu resort in Kauai, Hawaii. Other than these matters, we are not aware of any union organizational efforts with respect to our employees at any other locations.
Company History
          Diamond Resorts Corporation, formerly Sunterra Corporation, was incorporated under the name KGK Resorts, Inc. in May 1996, completed an initial public offering in August 1996 and became known as Sunterra Corporation in 1998. Sunterra Corporation sought protection under Chapter 11 of the Bankruptcy Code in May 2000 as a result of defaults on its senior unsecured notes and its secured credit facilities. Sunterra Corporation fulfilled the conditions to the effectiveness of its plan of reorganization and emerged from Chapter 11 in July 2002.

          In 2006, Sunterra Corporation’s common stock was delisted from The NASDAQ Stock Market as a result of, among other things, the resignation of the company’s auditors and the withdrawal of their certification of Sunterra Corporation’s financial statements. In addition, Sunterra Corporation became subject to an SEC civil investigation and was named as defendant in two securities class action lawsuits. The SEC investigation was concluded without further action and both lawsuits have been settled.
          In April 2007, Diamond Resorts Parent, LLC, through a wholly-owned subsidiary, acquired Sunterra Corporation by merger. Sunterra Corporation’s existing equity was cancelled and it became a wholly-owned indirect subsidiary of Diamond Resorts Parent, LLC. In addition, Sunterra Corporation changed its name to Diamond Resorts Corporation.
Legal Proceedings
          From time to time, we or our subsidiaries are subject to certain legal proceedings and claims in the ordinary course of business, including claims or proceedings relating to our VOI sales and consumer finance business.
          One of our subsidiaries, FLRX, Inc., is a defendant in a lawsuit originally filed in July 2003, alleging the breach of certain contractual terms relating to the obligations under a stock purchase agreement for the acquisition of FLRX in 1998, as well as certain violations under applicable consumer protection acts. FLRX currently conducts no operations and has no material assets other than an indirect interest in two undeveloped real estate parcels in Mexico. In January 2010, following a jury trial, a Washington state court entered a judgment against FLRX, awarded plaintiffs damages of $30.0 million plus attorney’s fees of approximately $1.5 million, and ordered specific performance of certain ongoing contractual obligations pursuant to the breach of contract claim. FLRX has appealed the verdict. Any liability in this matter would not be covered by insurance and the ultimate liability of FLRX, if any, is uncertain at this time. Neither Diamond Resorts Corporation nor any of its other subsidiaries are party to this lawsuit. Sunterra Corporation was originally named as a defendant in this matter, but it was later dismissed from the case. Depending upon developments in the lawsuit, it is possible that FLRX may at some point determine to file for protection under the Federal Bankruptcy Code. Although we believe that we will not have any material liability when this matter is ultimately resolved, there can be no assurance that this will be the case.
          Two separate cases have been filed in St. Maarten against AKGI St. Maarten NV, or AKGI, one of our subsidiaries, challenging AKGI’s title to seven whole ownership units at the Royal Palm Resort, and alleging the breach of certain agreements that existed prior to AKGI’s acquisition of the resort. AKGI purchased the resort at auction in 1995. Each claimant alleges that, between 1989 and 1991, he purchased certain units from the prior owner of Royal Palm Resort, and that he holds, in perpetuity, legal title to, or a leasehold interest in, the respective units and is entitled to a refund of the purchase price and an annual 12% return on the purchase price (which totaled $1.2 million in one case and $1.3 million in the other case). Due to the nature of the AKGI purchase and the underlying St. Maarten laws, we believe that the obligations to the claimants would only be enforceable if the agreement between the claimant and AKGI’s predecessor was either a timeshare agreement or a lease agreement. AKGI has answered that the claimants’ agreements were, in fact, investment contracts, and therefore not enforceable under St. Maarten law. In February 2011, the case that was pending in the highest and final court of appeal was dismissed as to all claims, with the Company having no obligations, financial or otherwise, to claimant. The other case is currently pending in the intermediate court of appeal. A lien has been placed on AKGI’s interest in the Royal Palm Resort while the remaining action is pending.

MANAGEMENT
Managers and Executive Officers
          Each of Diamond Resorts Parent, LLC, our indirect parent company, and Diamond Resorts Holdings, LLC, our direct parent company, is a Nevada limited liability company managed by a board of managers. Diamond Resorts Corporation has a single director designated by Diamond Resorts Holdings, LLC. The following table contains information with respect to the board of managers and executive officers of Diamond Resorts Parent, LLC as of the date of this prospectus:

Name	Age	Principal Position
Stephen J. Cloobeck	49	Chief Executive Officer and Chairman of the Board
David F. Palmer	49	President, Chief Financial Officer and Manager
Lowell D. Kraff	50	Manager
B. Scott Minerd	52	Manager
Zachary Warren	38	Manager
          Stephen J. Cloobeck has served as Chairman and Chief Executive Officer and chairman of the board of managers of Diamond Resorts Parent, LLC since April 2007. Mr. Cloobeck has over 25 years of experience in the vacation ownership industry, development, construction, management, operations, marketing and sales of real estate properties including vacation ownership resorts, hotels, retail shopping centers, office and apartment buildings. Mr. Cloobeck coordinated the development of the Polo Towers Resort and spearheaded the design of Marriott’s Grand Chateau vacation ownership resort, through Diamond Resorts, LLC, a group of affiliated companies, that was founded in 1999. Mr. Cloobeck is a member of the American Resort Development Association (ARDA) and is active in a wide range of community affairs on the local, state and national levels. In September 2010, Mr. Cloobeck was appointed by the United States Secretary of Commerce Gary Locke as a Director to the Corporation for Travel Promotion for the United States and was elected Chairman of the Board in October 2010. Mr. Cloobeck was also a member of the Board of Directors for the Nevada Cancer Institute from 2003 — 2010, serving as Chairman of the Board for the last year that he was on the Board. In addition, Mr. Cloobeck has worked with many charities and civic organizations, including the Prostate Cancer Foundation, Kids Charities.org, the Police Athletic League, Boy Scouts of America, Inner City Games, the Alzheimer’s Association, the Andre Agassi Charitable Foundation, Autism Speaks and is a founder of the Brent Shapiro Foundation for Drug Awareness. Mr. Cloobeck received a B.A. in Psychobiology from Brandeis University.
          David F. Palmer has served as President and Chief Financial Officer since September 20, 2010, and is a member of the board of managers of Diamond Resorts Parent, LLC. He served as our Executive Vice President and Chief Financial Officer from April 2007 until his promotion to President in September 2010. Mr. Palmer has over 20 years of experience as a private equity/financial professional. Mr. Palmer served as a managing director of Trivergance, LLC from its formation in June 2006 to July 2010. From September 2002 to December 2006, he served as a member of Onyx Capital Ventures, LLC, a private equity firm and minority business enterprise that specialized in investing in middle-market minority business enterprises. From 1996 to 2002, he was a principal of Vision Capital Partners, LLC, and was a founder of Velocity Capital, LLC, both merchant banking partnerships focused on early stage venture capital and private equity investments. From 1989 to 1999, Mr. Palmer served as vice president of corporate development for Farley Industries, Inc., a diversified holding company with interests in the automotive, industrial and apparel industries. From 2003 to 2006, Mr. Palmer served as Chairman of the Board of Directors of CiDRA Corporation, an industrial and optical services provider to the oilsands, minerals processing and pulp and paper industries. Mr. Palmer received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.
          Lowell D. Kraff has served as a member of the board of managers of Diamond Resorts Parent, LLC since April 2007. Mr. Kraff has spent his career in the private equity, merchant banking and investment banking fields. He has been a principal equity investor for over 13 years, participating in leveraged buyouts, growth equity and early stage venture capital transactions. Mr. Kraff co-founded Trivergance, LLC in June 2006, and has served as a managing member since its formation. From July 2001 to June 2006, Mr. Kraff was a founding principal of

Connecting Capital & Partners, LLC, a merchant banking company organized to make principal investments in alternative assets and provide limited strategic investment banking advice. From June 1996 to July 2001, Mr. Kraff also served as a founding principal of Vision Capital Partners, LLC. At Vision Capital, Mr. Kraff and his partners sourced proprietary deals and invested in several early stage and growth capital opportunities. He currently is a member of the Board of Directors of Smart Pack Solutions, LLC, an internet- based retail sales firm. Mr. Kraff received a B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from the University of Chicago.
          B. Scott Minerd has served as a member of the board of managers of Diamond Resorts Parent, LLC since August 2010. Mr. Minerd joined Guggenheim Partners in 1998. Mr. Minerd is Chief Investment Officer of Guggenheim Partners Asset Management and its affiliate, Guggenheim Investment Management, LLC, and a managing partner of Guggenheim Partners. He was formerly a Managing Director with Credit Suisse First Boston in charge of trading and risk management for the Fixed Income Credit Trading Group. Mr. Minerd has also held capital markets positions with Morgan Stanley, Merrill Lynch and Continental Bank and was a Certified Public Accountant for Price Waterhouse. Mr. Minerd holds a B.S. degree in Economics from The Wharton School, University of Pennsylvania, and has completed graduate work at the University of Chicago Graduate School of Business and The Wharton School, University of Pennsylvania.
          Zachary D. Warren has served as a member of the board of managers of Diamond Resorts Parent, LLC since June 2010. Mr. Warren has over 15 years of experience in the equity and corporate debt markets, with a focus on making direct debt investments in middle-market companies. Mr. Warren is a managing director of Guggenheim Partners, where he has participated in numerous financings. Mr. Warren received a B.A. in Economics from the College of William and Mary and an M.B.A. from the Anderson School at UCLA.
Audit Committee Matters
          Our board of managers has an audit committee that is responsible for, among other things, overseeing our accounting and financial reporting processes and audits of our financial statements. The audit committee is comprised of Messrs. Kraff and Warren. Our audit committee does not include a “financial expert” as that term is defined in applicable regulations. The members of our audit committee have substantial experience in assessing the performance of companies and in understanding financial statements, accounting issues, financial reporting and audit committee functions. However, neither member has comprehensive professional experience with generally accepted accounting principles and financial statement preparation and analysis and, accordingly, the board of managers does not consider either of them to be a “financial expert” as that term is defined in applicable regulations. Nevertheless, the board of managers believes that the members of our audit committee have the necessary expertise and experience to perform the functions required of the audit committee.
Board of Manager Compensation
          Members of the board of managers receive no compensation from us for their services as members of the board or for attendance at board meetings. Members of the board of managers are reimbursed for their expenses incurred in connection with attendance at board meetings.
Executive Officer Compensation
          Mr. Cloobeck receives no direct remuneration from us. Rather, Hospitality Management and Consulting Service, LLC, or HM&C, a company which Mr. Cloobeck beneficially owns, receives an annual management fee pursuant to a management services agreement with us. Similarly, Mr. Palmer also receives no direct remuneration from us, but rather is compensated pursuant to an employment agreement with HM&C. For a description of the HM&C management services agreement, see “Certain Relationships and Related Transactions — HM&C Management Services Agreement.”
          Mr. Kraff receives no direct remuneration from us. Rather, Praesumo Partners, LLC, a company he beneficially owns, has received consulting fees pursuant to an independent contractor agreement. For a description of this agreement, see “Certain Relationships and Related Transactions — Praesumo Engagement Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding beneficial ownership of common equity units of Diamond Resorts Parent, LLC, our indirect parent company, as of June 1, 2011, for:
•	each of its managers;

•	each of its named executive officers;

•	each person or group known to us to beneficially own 5% or more of such units; and

•	all of its executive officers and managers as a group.
          The percentages of common equity units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Subject to the assumption set forth in the immediately succeeding sentence, except as otherwise indicated, to our knowledge each beneficial owner named in the table below has sole voting and sole investment power with respect to all units beneficially owned. Unless otherwise indicated in the footnotes, the address of each beneficial owner is 10600 West Charleston Boulevard, Las Vegas, Nevada 89135.

	Amount and Nature of
	Beneficial Ownership of	Percentage of Common Units
Beneficial Owner	Common Units	Outstanding(1)
Managers and Executive Officers
Stephen J. Cloobeck(2)	788.0	70.7%
David F. Palmer(3)	—	—
Lowell D. Kraff(4)	—	—
B. Scott Minerd(5)	—	—
Zachary Warren(6)	—	—
All managers and executive officers as a group	788.0	70.7%
5% Beneficial Owners
Cloobeck Diamond Parent, LLC(2)	788.0	70.7%
DRP Holdco, LLC(7)	269.3	24.2%

(1)	Represents the percentage of total voting power and the percentage ownership of common equity units beneficially owned by each identified unitholder and all managers and executive officers as a group. As of June 1, 2010, there were 1,115.1 common equity units outstanding.

(2)	Mr. Cloobeck controls two entities which hold 100% of the outstanding voting securities of Cloobeck Diamond Parent, LLC, a Nevada limited liability company, or CDP, and a majority of the outstanding non-voting equity securities (which have the same economic rights as the voting securities). Mr. Cloobeck and certain trusts, of which Mr. Cloobeck is trustee, beneficially own all outstanding equity interests in such entities. As a result, Mr. Cloobeck has sole power to vote and dispose of all common units of Diamond Resorts Parent, LLC held by CDP.

(3)	Mr. Palmer holds equity interests in Trivergance Diamond Holdings, LLC, a Delaware limited liability company, or TDH, which in turn holds non-voting equity interests in CDP. Mr. Palmer also directly holds non-voting equity interests in CDP. Although Mr. Palmer does not beneficially own the common equity units of Diamond Resorts Parent, LLC held by CDP (see Note 2 above), by virtue of his ownership of equity interests of CDP and TDH, Mr. Palmer will receive economic benefits relating to up to 10.0% of Diamond Resorts Parent, LLC pursuant to the respective operating agreements of CDP and TDH.

(4)	Mr. Kraff holds equity interests in TDH, which in turn holds non-voting interests in CDP. Although Mr. Kraff does not beneficially own the common units of Diamond Resorts Parent, LLC held by CDP (see Note 2 above), by virtue of his ownership of equity interests of TDH, Mr. Kraff receives economic benefits relating to approximately 4.0% of Diamond Resorts Parent, LLC pursuant to the respective operating agreements of CDP and TDH.

(5)	Mr. Minerd is a managing partner of Guggenheim Partners. Clients of and funds managed by affiliates of Guggenheim Partners beneficially own 269.3 of the common units, as well as all of the outstanding preferred units, of Diamond Resorts Parent, LLC. See Note 7 below.

(6)	Mr. Warren is a managing director of Guggenheim Partners. Clients of and funds managed by affiliates of Guggenheim Partners beneficially own 269.3 of the common units, as well as all of the outstanding preferred units, of Diamond Resorts Parent, LLC. See Note 7 below.

(7)	The address for DRP Holdco, LLC, or DRP, is 135 East 57th Street, New York, NY 10022. DRP is an investment vehicle managed by an affiliate of Guggenheim, and has members that are clients of affiliates of Guggenheim. In addition to the 269.3 common units held by DRP, DRP is also the beneficial owner of outstanding preferred units of Diamond Resorts Parent, LLC, which have an initial face value of $75 million. The preferred units have a priority return of 16.5% per annum, compounded quarterly, as well as a liquidation preference with respect to the common units. The preferred units do not provide to the holder any participation or conversion rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Asset Contribution Agreement
          In April 2007, in connection with the acquisition of Sunterra Corporation, companies controlled by Stephen J. Cloobeck, our Chairman and CEO, entered into an asset contribution agreement with us. Pursuant to this agreement, the Cloobeck-controlled companies contributed certain assets to us in exchange for approximately 79% of our common equity interests. The assets contributed included VOI resort management agreements, VOI inventory, consumer loan portfolios and certain other assets. In addition, we assumed certain liabilities related to the assets contributed, including revolving lines of credit collateralized by consumer loans and related VOIs, which have been paid in full. The value ascribed to the assets contributed pursuant to this agreement was not determined pursuant to an appraisal or other independent analysis; however, this value was the result of negotiations between Mr. Cloobeck and the institutional investor that purchased the balance of our common equity securities and preferred equity securities concurrently with the asset contribution.
DR Management HOA Executive Oversight, Consulting and Services Agreement
          In April 2007, we entered into a Homeowner Association Executive Oversight, Consulting and Services Agreement with Diamond Resorts, LLC, or DR Management, a Nevada limited liability company that is beneficially owned by Mr. Cloobeck. Pursuant to this agreement, DR Management provided executive and strategic oversight of services we provided to our HOAs, including management and supervision of all aspects of the operations, planning and financing of the HOAs. In consideration of these services, we paid management fees to DR Management of $5.0 million in 2008, approximately $5.0 million per year in 2009 and approximately $7.0 million in 2010, plus reimbursement of DR Management’s expenses, in accordance with the terms of the agreement. The agreement had an initial term of seven years, with automatic annual renewals thereafter unless either party provided notice of nonrenewal at least 60 days prior to the end of the term. This agreement was terminated effective December 31, 2010, in connection with our entry into the HM&C agreement described below.
Trivergance Services Agreement
          In April 2007, we entered into a Services Agreement with Trivergance, a Delaware limited liability company beneficially owned by David Palmer, our President and CFO, and Lowell Kraff, a member of our board of managers. Pursuant to this agreement, Trivergance provides management, consulting and advisory services to us, including management and supervision of all aspects of our financial operations and planning. In consideration of these services, we paid management fees to Trivergance of approximately $1.2 million in 2009 and approximately $1.2 million in 2010, plus reimbursement of Trivergance’s expenses, in accordance with the terms of the agreement. This agreement was terminated effective December 31, 2010, in connection with our entry into the HM&C agreement described below.
Praesumo Engagement Agreements
          In June 2008, we entered into a Terms of Engagement Agreement for Individual Independent Contractor, or Engagement Agreement, with Praesumo Partners, LLC, or Praesumo, a limited liability company of which Lowell Kraff, a member of our board of managers, is a beneficial owner and a controlling party. In June 2009, we terminated the original Engagement Agreement and entered into a new Engagement Agreement on substantially similar terms. Pursuant to the new agreement, Praesumo provides Mr. Kraff as an independent contractor to us to provide acquisition, development and finance consulting services. In consideration of these services, we paid management fees to Praesumo of approximately $0.7 million in 2008, approximately $1.2 million in 2009 and approximately $1.2 million in 2010. In June 2010, we renewed this agreement for an additional 26-month term, effective as of the date of the expiration of the initial term of the agreement and in January 2011, we further amended this agreement. In January 2011, we entered into an additional Engagement Agreement with Praesumo under which Mr. Kraff is to provide certain additional consulting services as requested by us. This agreement terminates at the end of 2011.

HM&C Management Services Agreement
          Effective December 31, 2010, we entered into a Homeowner Association Oversight, Consulting and Executive Management Services agreement with HM&C, a Nevada limited liability company that is beneficially owned by Mr. Cloobeck. Pursuant to this agreement, HM&C provides two categories of management services to us: (i) executive and strategic oversight of the services we provide to HOAs through our hospitality and management services operations, for the benefit of us and of the HOAs, or HOA Management Services; and (ii) executive, corporate and strategic oversight of our operations and certain other administrative services.
          Pursuant to this agreement, HM&C agreed to cause Mr. Cloobeck to serve as our CEO, and Mr. Palmer to serve as our CFO, and for each to fulfill the duties of their respective positions, during the term of the agreement. HM&C also provides us with services of certain other officers and employees, each of which devotes his or her full business time and attention to the Company. Pursuant to the agreement, HM&C is to receive (i) an annual management fee for HOA Management Services, and (ii) an annual incentive payment based on performance metrics determined by our board of managers. The management fee and minimum bonus payable under the agreement are not materially different than the cost which we would incur if the employees of HM&C were employed by us. These payments will be reviewed on an annual basis and may be adjusted as agreed to by our board of managers
          The agreement has an initial term of five years, and will be automatically renewed on an annual basis unless either we or HM&C gives notice of termination. The agreement will also terminate automatically (i) in the event that Mr. Cloobeck no longer serves as our CEO for any reason, including his death or disability or (ii) upon certain events that may constitute a change of control of the Company. The agreement provides that, upon Mr. Cloobeck’s death or disability, we will pay HM&C three annual payments of $5.0 million per annum which will then be paid to Mr. Cloobeck or his estate. We have arranged for the purchase of insurance to fund these payments.
          HM&C provides, and in the future may provide, services to other companies, including companies controlled by Mr. Cloobeck, provided, however, that under the new agreement, (i) HM&C is obligated to provide to us the full business time and attention of Messrs. Cloobeck, Palmer and any other employees who are or may in the future be employed by HM&C, (ii) HM&C is prohibited from competing with us, and (iii) HM&C is prohibited from providing services to our direct competitors. In the event that HM&C provides material services to other companies in the future, current or future employees of HM&C may devote substantial time and attention to these other companies (provided they comply with the restrictions described in the prior sentence), as well as to us. However, HM&C currently has no such plans.
Settlement Payment
          On June 10, 2010, we paid approximately $4.4 million to a former employee, who is a relative of Mr. Cloobeck, in full settlement of an arbitration demand obtained by the former employee against us relating to an employment contract dispute. For more information about this matter, see Note 6 of our audited financial statements included elsewhere in this prospectus.
Guggenheim Relationship
          DRP owns common and preferred equity securities of Diamond Resorts Parent, LLC, as described in “Prospectus Summary — Certain Transactions.” After completion of the Guggenheim Transactions, which occurred concurrently with the consummation of the private offering of the outstanding notes that closed on August 13, 2010, DRP has the right to appoint two of the five members of the board of directors of Diamond Resorts Parent, LLC. DRP is an investment vehicle managed by an affiliate of Guggenheim and has members that are clients of affiliates of Guggenheim. In addition, prior to August 31, 2010, clients of affiliates of Guggenheim were lenders under our amended and restated 2008 conduit facility. Furthermore, an affiliate of Guggenheim is currently an investor in our DROT 2009 Notes and DROT 2011 Notes. For additional information regarding our amended and restated 2008 conduit facility, DROT 2009 Notes and DROT 2011 Notes, see “Description of Other Indebtedness — Securitization and Other Receivables Transanctions.”

DESCRIPTION OF OTHER INDEBTEDNESS
          Set forth below is a summary of our other indebtedness, including indebtedness that will be outstanding after completion of this exchange offer. Other than as described under “Other Notes Payable” below, all of the indebtedness that will be outstanding after completion of this exchange offer constitutes either (i) non-recourse indebtedness of our Unrestricted Subsidiaries or (ii) receivables financings or sales transactions that are non-recourse obligations of our affiliates. These affiliates were formed for the sole purpose of facilitating the financing or sale of consumer loans. Payments of the notes evidenced thereby are payable solely from the proceeds of the receivables collateralizing such notes. Each financing contains certain standard limited recourse undertakings applicable to us regarding the substitution or replacement of underlying receivable loans in the event of breach of representation or warranty.
          The following summary is qualified in its entirety by reference to the agreements and instruments governing each of the obligations described below. You should consult such agreements and instruments for more detailed information regarding these obligations. For information regarding where you can obtain such agreements and instruments, see “Where You Can Find Additional Information.”
Securitization and Other Receivables Transactions
          2008 Conduit Facility and Diamond Resorts Owners Trust Series 2009-1. On November 3, 2008, we entered into agreements for our 2008 conduit facility, pursuant to which we issued secured consumer loan backed variable funding notes designated Diamond Resorts Issuer 2008 LLC, Variable Funding Notes, or the 2008 Funding Notes, in an aggregate principal amount not to exceed $215.4 million, which was decreased to $200.0 million and $73.4 million on March 27, 2009 and October 15, 2009, respectively. We paid $1.8 million in debt issuance costs associated with this facility. The initial borrowing amount under this facility was $195.0 million, which was used to reduce the outstanding note balance of the 2007 conduit facility.
          Pursuant to an amendment of the 2008 conduit facility which occurred on August 31, 2010, the maturity date of the 2008 conduit facility was extended to August 30, 2011. This amended and restated the 2008 conduit facility and provides for a $65 million 364-day facility that is annually renewable at the election of the lenders. The amended 2008 conduit facility bears interest at either LIBOR or the Commercial Paper rate (having a floor of 1.0%) plus 4.5% and has a non-use-fee of 2.0%. Pursuant to the terms of the amended 2008 conduit facility, the advance rates on loans receivable in the portfolio are limited to 70% of the face value of eligible loans.
          On October 15, 2009, we completed our 2009 securitization transaction and issued the DROT 2009 Class A Notes and DROT 2009 Class B Notes. The Class A notes carry an interest rate of 9.3% and had an initial face value of $169.2 million. The Class B notes carry an interest rate of 12.0% and had an initial face value of $12.8 million. The net proceeds received were $181.1 million compared to the $182.0 million face value and we recorded the $0.9 million difference as a discount on the securitization notes payable. We incurred $5.5 million in placement and structuring fees. In addition, we paid $1.4 million in legal and professional fees in connection with this transaction. In total, $6.9 million of debt issuance costs were capitalized and will be amortized over the term of the DROT 2009 Notes. As of December 31, 2010, the outstanding principal balance under the Class A notes and the Class B notes was $113.3 million and $8.6 million, respectively, and the gross amount of the mortgages and contracts receivable collateralizing such debt was $160.2 million.
          Also on October 15, 2009, we used the proceeds from the DROT 2009 Notes to pay off in full the $35.4 million outstanding principal balance under our 2007 conduit facility and to pay down the $148.9 million outstanding principal balance under the 2008 conduit facility, along with requisite accrued interest and fees associated with both conduit facilities. The payoff of the 2007 conduit facility and paydown of the 2008 conduit facility resulted in a $0.3 million loss on extinguishment of debt of the conduit facilities as we wrote off $0.1 million and $0.2 million of unamortized debt issuance costs associated with the 2007 conduit facility and the 2008 conduit facility, respectively. The 2007 conduit facility was terminated on October 15, 2009.
          2011-1 Securitization. On April 27, 2011, we completed a securitization transaction and issued the “DROT 2011 Notes” with a face value of $64.5 million. The DROT 2011 Notes mature March 20, 2023 and have an interest rate of 4.0%. The net proceeds were used to pay off in full the $36.4 million outstanding principal balance under our 2008 conduit facility, to pay down approximately $7 million of the Quorum Facility, to pay requisite accrued interest and fees associated with both facilities, and to pay certain expenses incurred in connection with the issuance of the DROT 2011 Notes, including the funding of a reserve account required thereby.
          Loan Sale Facility. On April 30, 2010, our subsidiary DRI Quorum 2010 LLC, or DRI Quorum, entered into a Loan Sale and Security Agreement, or LSSA, dated as of April 30, 2010, with Quorum, as purchaser, Wells Fargo, National Association, as back-up servicer, and Diamond Resorts Financial Services, Inc., as servicer. The LSSA and related documents provide for an aggregate minimum $40 million loan sale facility and joint marketing venture, or the Quorum Facility, where DRI Quorum may sell eligible consumer loans and in-transit loans to Quorum on a non-recourse, permanent basis, provided that the underlying consumer obligor is a Quorum credit union member. The joint marketing venture has a minimum term of two years and the LSSA provides for a purchase period of two years. The purchase price payment and the program purchase fee are each determined at the time that the loan is sold to Quorum. The current purchase price payment is 85% of the obligor loan, and the program purchase fee is 8.0%. To the extent excess funds remain after payment of the sold loans at Quorum’s purchase price, such excess funds shall be remitted to us as a deferred purchase price payment. This transaction did not qualify as a loan sale under GAAP.
ILXA Receivables Loan and Inventory Loan
          On August 31, 2010, we completed the ILX acquisition through our wholly-owned subsidiary, ILXA. In connection with the ILX acquisition, ILXA entered into the ILXA Inventory Loan and the ILXA Receivables Loan with Textron Financial Corporation. The ILXA Inventory Loan is a non-revolving credit facility in the maximum principal amount of $23.0 million with an interest rate of 7.5%. The ILXA Receivables Loan is a receivables facility with an initial principal amount of $11.9 million, and an interest rate of 10%, and was collateralized by $12.0 million of ILXA mortgages and contracts receivable at December 31, 2010. Both loans mature on August 31, 2015. The proceeds from these loans were used to fund the ILX acquisition.
          During the year ended December 31, 2010, ILXA incurred $0.8 million in debt issuance costs related to these loans, which will be amortized over the term of the loans. Amortization of $0.1 million of debt issuance costs related to these loans was recorded and is included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2010.
Tempus Acquisition Loan
          On November 23, 2010, Tempus Acquisition, LLC, one of our wholly-owned subsidiaries, entered into the Tempus Acquisition Loan with an affiliate of Guggenheim, as the lender, and Guggenheim Corporate Funding, LLC, as administrative agent. The Tempus Acquisition Loan is a revolving loan facility with a maximum principal amount of $8 million, the proceeds of which shall be used exclusively for the following purposes: (i) to provide Tempus Acquisition, LLC with funds to lend to Tempus Resorts International, Ltd. and certain of its affiliates, pursuant to debtor in possession financing, for general working capital purposes and other lawful purposes as permitted under the agreements governing the debtor in possession financing; and (ii) to provide $1.5 million for the “Deposit,” as defined and provided in the Agreement for Purchase and Sale of Assets to purchase certain assets of Tempus Resorts International, Ltd. and its affiliates. As of March 31, 2011, the outstanding balance of the Tempus Acquisition Loan was $4.1 million and the balance of the Tempus Note Receivable was $3.9 million.
Other Notes Payable
          We financed premiums on certain insurance policies under unsecured notes. One of the notes matured in January 2011 and carried an interest rate of 4.0% per annum. The other note will mature in August 2011 and carries an interest rate of 3.65% per annum.
Borrowing Restrictions and Limitations
          All of our borrowings under line of credit agreements, securitization notes and conduit facilities contain various restrictions and limitations that may affect our business and affairs. These include, but may not be limited to, restrictions and limitations relating to our ability to incur indebtedness and other obligations, to make investments and acquisitions and to pay dividends. We are also required to maintain certain financial ratios and comply with other financial and performance covenants. We were in compliance with all financial covenants under these instruments as of March 31, 2011.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
          We and the guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes pursuant to which we have agreed that, we will, subject to certain exceptions:
          (i) within 210 days after August 13, 2010, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer to exchange the outstanding notes for exchange notes having terms substantially identical in all material respects to those of the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions);
          (ii) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 330 days after August 13, 2010;
          (iii) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement, offer the exchange notes in exchange for surrender of the outstanding notes; and
          (iv) keep the exchange offer open for not less than 20 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.
          For each outstanding note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such outstanding note an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the date of its original issue.
          In the event that:
          (i) applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer; or
          (ii) for any other reason we do not consummate the exchange offer within 365 days of the Issue Date; or
          (iii) an initial purchaser of outstanding notes shall notify us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or
          (iv) certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,
          (i) within 30 days after the time such obligation to file arises file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;
          (ii) use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and
          (iii) keep the Shelf Registration Statement effective until the earlier of (1) three years from August 13, 2010 and (2) the date on which all notes registered thereunder are disposed of in accordance therewith.

          We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling such outstanding notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).
          We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the outstanding notes or exchange notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.
          We will pay additional cash interest on the outstanding notes and exchange notes, subject to certain exceptions:
          (i) if we fail to file an Exchange Offer Registration Statement with the SEC on or prior to the 210th day after August 13, 2010,
          (ii) if the Exchange Offer Registration Statement has been filed, but is not declared effective by the SEC on or prior to the 330th day after August 13, 2010,
          (iii) if the Exchange Offer is not consummated on or before the earlier of (1) the 30th business day after the Exchange Offer Registration Statement is declared effective or (2) the 365th day after August 13, 2010,
          (iv) if obligated to file the Shelf Registration Statement pursuant to the provisions described above, we fail to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,
          (v) if obligated to file a Shelf Registration Statement pursuant to the provisions described above, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date, or
          (vi) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (i) through (vi) a “Registration Default”);
from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.
          The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.
          We will be entitled to close the exchange offer promptly after the expiration thereof; provided, however, that we have accepted all outstanding notes theretofore validly tendered in accordance with the terms of the exchange offer.

          If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:
•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
          Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Resale of Exchange Notes
          Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:
•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
          If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:
•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
          This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer
          On the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are properly tendered and not withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.
          The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any special interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a registration statement, if required thereby, within the specified time period described above. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see “Description of the Exchange Notes.”
          The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
          As of the date of this prospectus, $425 million aggregate principal amount of the 12% Senior Secured Notes due 2018 are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.
          We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”
          If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date, Extensions and Amendments
          As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on      , 2011. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.
          To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

          We reserve the right, in our sole discretion:
•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.
          Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes and a press release or other public announcement. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.
          Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Conditions to the Exchange Offer
          Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:
•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution”; or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.
          We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to their holders and by issuing a press release or other public announcement. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

          We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice to the holders of the outstanding notes and issue a press release or other public announcement as promptly as practicable in the event of any extension, amendment, non-acceptance or termination. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
          These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we waive any of these conditions, such waiver will apply equally to all holders of the outstanding notes tendered in the exchange offer. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.
          In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).
Procedures for Tendering Outstanding Notes
          To tender your outstanding notes in the exchange offer, you must comply with any of the following:
•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail; or

•	deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.
          Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
          The method of delivery of outstanding notes, letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
          If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:
•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
          The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
          Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:
•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an eligible guarantor institution.
          If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.
          If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
          The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:
•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant. DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes
          In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
          By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:
•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
          In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
          We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
          Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
          Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
          Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
          If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:
•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.
          Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.
Withdrawal Rights
          Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date.
          For a withdrawal to be effective:
•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
          If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:
•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.
          If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
Exchange Agent
          Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Regular, Registered or
Certified Mail, Overnight Courier
or Hand Delivery:
Wells Fargo Bank,
National Association
608 2nd Avenue South, 12th Floor
MAC: N9303-121
Minneapolis, MN 55402
Attn: Bondholder Communications
Telephone: 800-344-5128
By Facsimile Transmission (eligible institutions only): 866-969-1290 Telephone Inquiries: 800-344-5128
          If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.
Fees and Expenses
          We will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.
          We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.
Accounting Treatment
          We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.
Transfer Taxes
          We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
          If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
          Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
Consequences of Failure to Exchange
          If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:
•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.
          In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

          Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
          We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES
General
          Certain terms used in this “Description of the Exchange Notes” section have the meanings set forth in the section “— Certain Definitions.” As used in this section, “we,” “us” and “our” mean Diamond Resorts Parent, LLC and its Subsidiaries, the “Issuer” refers only to Diamond Resorts Corporation and not to any of its Subsidiaries, and the “Company” refers only to Diamond Resorts Parent, LLC and not to any of its Subsidiaries. For purposes of this section only, the term “Notes” refers to the exchange notes only.
          The outstanding notes were, and the exchange notes will be, issued under an indenture dated as of August 13, 2010 (the “Indenture”), by and among the Issuer, Diamond Resorts Parent, LLC, the Intermediate Holdco, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”). Except as set forth herein, the terms of the Notes are substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
          The following summary of certain provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein. We urge you to read the agreements because they, not this description, will define your rights as holders of the Notes.
Brief Description of the Notes and the Note Guarantees
The Notes:

•	will be senior obligations of the Issuer;

•	will be secured by a first-priority security interest in the Collateral owned by the Issuer;

•	will be guaranteed on a senior secured basis by the Company, the Intermediate Holdco and each Subsidiary Guarantor;

•	will rank senior in right of payment to any future Subordinated Obligations of the Issuer;

•	will be effectively subordinated to any existing and future Indebtedness of the Issuer that is secured with property or assets that do not constitute the Collateral to the extent of the value of the assets securing such Indebtedness;

•	will be effectively subordinated to any existing and future Indebtedness of Subsidiaries of the Issuer that are not Guarantors (including obligations under the 2008 Conduit Facility, the Quorum Facility, and the DROT 2009 Notes); and

•	will be subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Guarantee of the Notes by each Guarantor:

•	will be a senior obligation of such Guarantor;

•	will be secured by a first priority security interest in the Collateral owned by such Guarantor;

•	will rank senior in right of payment to any future Subordinated Obligations of such Guarantor; and

•	will be effectively subordinated to any existing and future Indebtedness of such Guarantor that is secured with property or assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness.
Principal, Maturity and Interest
          The Issuer issued $425,000,000 aggregate principal amount of outstanding notes in a private offering that was not subject to the registration requirements of the Securities Act. The Issuer may issue additional notes from time to time after this exchange offer (“Additional Notes”). Any issuance of Additional Notes is subject to the covenants described under “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the Notes include any Additional Notes actually issued.
          The Notes will mature on August 15, 2018. Interest on the Notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2011, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid (or, in the case of any Additional Notes, from the date specified in such Additional Notes).
          Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City of Minneapolis and State of Minnesota or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided, however, that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in Minneapolis, Minnesota will be the office of the Trustee maintained for such purpose. The Notes will be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
Optional Redemption
          At any time and from time to time prior to August 15, 2014, the Notes may be redeemed at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, plus the Applicable Premium as of the applicable Redemption Date.
          On and after August 15, 2014, the Notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption prices set forth below. The Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2014	106.000%
2015	103.000%
2016 and thereafter	100.000%
          In addition, at any time on or prior to August 15, 2013, the Issuer may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of the Notes at a redemption price equal to 112% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of a public offering of common stock of the Issuer; provided, however, that (i) the Issuer shall have previously made and consummated any Public Offering Offer required to be made in connection with such public offering, (ii) at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption and (iii) such redemption occurs within 90 days of the date of the closing of such public offering.
          If the Redemption Date with respect to a Note to be redeemed is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest on that Note will be payable to the Person that was, at the close of business on such record date, the Holder of that Note, and no additional interest for the period to which that interest record date relates will be payable with respect to that Note.
Selection and Notice
          If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (in any case subject to the rules and procedures of the applicable depositary); provided, however, that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first-class mail (in the case held in book-entry form by electronic transmission) at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notices of redemption may not be conditional; provided, however, that notice of any redemption in connection with a redemption pursuant to the provisions described in the third paragraph under “— Optional Redemption” may be given prior to the completion of the related public offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of the related public offering. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the Redemption Date. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuer defaults on its obligation to redeem such Notes.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
          The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “— Change of Control”, “— Offer to Purchase with Excess Cash Flow”, “— Offer to Purchase with Proceeds of Certain Equity Offerings” and “— Certain Covenants — Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Ranking
          The Notes and the Notes Guarantees will be senior secured obligations of the Issuer and the Guarantors and will rank pari passu in right of payment with all of the Issuer’s and the Guarantors’ senior obligations, including senior secured obligations under Permitted Future Secured Indebtedness, and will rank senior in right of payment with all of the Issuer’s and the Guarantors’ obligations, if any, that are subordinated to the Notes or the Notes Guarantees. The Notes and the Notes Guarantees will be effectively subordinated to any existing or future Indebtedness of the Issuer and the Guarantors that is secured with property or assets that do not constitute the Collateral to the extent of the value of the assets securing such Indebtedness and effectively subordinated to any existing or future Indebtedness of their Subsidiaries unless such Subsidiary is a Subsidiary Guarantor.
          At December 31, 2010:
          (i) the Issuer and the Guarantors had $425.0 million of outstanding Indebtedness secured by a first priority Lien on the Collateral, consisting of Indebtedness represented by the outstanding notes;

          (ii) Special Purpose Subsidiaries of the Issuer had $208.7 million of outstanding Indebtedness secured by other assets, consisting of amounts outstanding under the 2008 Conduit Facility, the DROT 2009 Notes, the Quorum Facility, the ILXA Inventory Loan, the ILXA Receivables Loan and the Tempus Acquisition Loan; and
          (iii) other than the Special Purpose Subsidiaries of the Issuer, the Subsidiaries of the Issuer that are not Guarantors had no outstanding Indebtedness.
Collateral
Description of Collateral
          The Notes and Guarantees will be secured by first-priority security interests (subject to Permitted Collateral Liens) in the Collateral. Subject to the terms described below under “— Release,” the Collateral consists of the following assets of the Company, the Intermediate Holdco, the Issuer and the Subsidiary Guarantors, in each case whether now owned or hereafter acquired, other than the Excluded Property (the “Collateral”):
          (i) all unsold Points;
          (ii) all of the equity interests of the Domestic Subsidiaries and 66% of the equity interests of the first-tier Foreign Subsidiaries held by the Company, the Issuer or any Subsidiary Guarantor;
          (iii) all accounts (as defined in the Uniform Commercial Code of the State of Delaware (the “UCC”));
          (iv) all chattel paper, documents and instruments (each as defined in the UCC);
          (v) all general intangibles (as defined in the UCC) and deposit accounts, commercial tort claims and letter of credit rights;
          (vi) all equipment and inventory (each as defined in the UCC);
          (vii) certain leases;
          (viii) all trademarks, trade names, patents, copyrights and other intellectual property and computer records and software, subject to the rights of any non-affiliated licensee of software;
          (ix) certain intercompany notes; and
          (x) proceeds (as defined in the UCC) of the foregoing.
          The Collateral excludes the following assets of the Company, the Intermediate Holdco, the Issuer and the Subsidiary Guarantors (the “Excluded Property”):
          (i) fee simple and leasehold interests in real estate property;
          (ii) any equity interests in Foreign Subsidiaries other than as described in clause (ii) of the preceding paragraph;
          (iii) any Timeshare Loan and related rights;
          (iv) any property to the extent that a grant of a security interest in such property is prohibited by any law; provided, however, that such security interest in such property shall be included in the Collateral immediately at such time it is no longer prohibited by any such law;

          (v) any rights or interests under any contract or agreement (other than certain material contracts) to the extent that such rights or interests are not assignable or capable of being encumbered under the terms of the contract or agreement without the consent of the other party to such contract and such consent has not been obtained; provided, however, that such security interest shall attach immediately at such time as such contract or agreement may be assigned or is capable of being so encumbered or such consent has been obtained, as the case may be;
          (vi) certain vehicles; and
          (vii) payroll accounts, employee trust accounts, tax accounts, escrow accounts, cash collateral accounts for credit card companies, certain accounts containing rental payments collected on behalf of HOAs or individual unit owners and certain accounts containing amounts collected on behalf of business partners that may not be controlled without the consent of such business partners.
          The security interests securing the Notes and Guarantees are subject to all Permitted Collateral Liens, certain of which, such as Liens arising as a matter of law, would or may have priority over the security interests securing the Notes and the Guarantees.
          Indebtedness that is subject to Pari Passu Intercreditor Arrangements is pari passu with the Notes and as a consequence thereof shares in the relevant Collateral and the proceeds thereof on a ratable basis with the Notes. Under such circumstances, the Collateral may not generate sufficient proceeds to satisfy all of the Indebtedness secured by Liens that are subject to such Pari Passu Intercreditor Arrangements. See “— Pari Passu Intercreditor Arrangements.” To the extent that a Permitted Collateral Lien is a Lien with priority senior to the priority of the Liens securing the Notes, the actions taken by the holder of such prior Lien to realize upon the security in the collateral afforded by such prior Lien may result in a loss to holders of the Notes as a result of such action because the holders of such prior Liens are entitled to payment in full before payment of the Notes (and other Indebtedness subject to Pari Passu Intercreditor Arrangements). See “— Certain Covenants — Incurring of Indebtedness” and “— Certain Covenants — Liens” and the definition of “Permitted Collateral Liens” in “Certain Definitions.”
          The Issuer and the Guarantors will be able to incur additional Indebtedness in the future that could equally and ratably share in the Collateral. The amount of such Indebtedness will be limited by the covenants described under “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens”. Under certain circumstances, the amount of such Indebtedness could be significant.
After-Acquired Property
          Subject to certain limitations, if the Issuer or any Guarantor acquires any property which is of a type constituting Collateral under the Security Agreement or any other Security Document (excluding, for the avoidance of doubt, any Excluded Property), it shall as soon as practicable after the acquisition thereof execute and deliver such security instruments, financing statements and such certificates and opinions of counsel as are required under the Indenture and the Security Agreement to vest in the Collateral Agent a perfected security interest (subject only to Permitted Collateral Liens) in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. If granting a security interest in such property requires the consent of a third party, the Issuer or the applicable Guarantor will use commercially reasonable efforts to obtain such consent with respect to the first-priority security interest for the benefit of the Collateral Agent on behalf of the Holders of the Notes. If such third party does not consent to the granting of the first-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.
Security Documents
          The Issuer, the Guarantors and the Collateral Agent have entered into the Security Agreement and one or more other Security Documents defining the terms of the security interests that secure the Notes and the Guarantees. These security interests secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. The Company used its commercially reasonable efforts to complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required on its part in connection with the perfection of such security interests.
          Below is a description of certain provisions of the Security Documents. To the extent any Pari Passu Indebtedness (as defined below) is incurred by the Issuer or a Guarantor, as applicable, following the Issue Date, the Collateral Agent and the authorized representative of such Pari Passu Indebtedness will enter into certain intercreditor agreements substantially in the forms attached to the Indenture and described below under the captions “— Pari Passu Intercreditor Arrangements” and “— Junior Lien Intercreditor Arrangements”, in which case the terms of such intercreditor agreements will govern certain actions permitted to be taken by the Collateral Agent with respect to the Collateral. Holders will be deemed to have agreed and accepted the terms of the Pari Passu

Intercreditor Agreement (as defined below) and the Junior Lien Intercreditor Agreement (as defined below) by their acceptance of the Notes.
          So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. The Security Documents do, however, generally require the Issuer and the Guarantors to deliver to the Collateral Agent and for the Collateral Agent to maintain in its possession certificates evidencing pledges of Capital Stock to the extent such Capital Stock is certificated and to use commercially reasonable efforts to subject all applicable deposit accounts and securities accounts to a control agreement in favor of the Collateral Agent. Subject to the intercreditor provisions described below, upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law and subject to the provisions of the Security Documents:
          (i) all of the rights of the Issuer and the Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and
          (ii) the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Security Documents.
          Upon the occurrence and during the continuance of an Event of Default, the Security Documents provide that the Trustee or the Holders of a majority in principal amount of the Notes may direct the Collateral Agent to foreclose upon and sell the applicable Collateral and to distribute the net proceeds of any such sale to the Trustee and the Holders of the Notes, subject to any Permitted Collateral Liens, applicable laws and the intercreditor arrangements described below. In the event of the enforcement of the security interests following an Event of Default, the Collateral Agent, in accordance with the provisions of the Indenture, the Security Documents and, if applicable, the intercreditor arrangements described below, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes and holders of other Obligations secured by Permitted Collateral Liens. Accordingly, any proceeds received upon a realization of the Collateral securing the Notes and such other Obligations will be applied, subject to the intercreditor arrangements described below, as follows:
          first, to the payment of all costs, expenses and unpaid fees incurred by the Trustee and the Collateral Agent in connection with the collection of proceeds or sale of any Collateral or otherwise in connection with the Indenture and the Security Documents, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Trustee and the Collateral Agent on behalf of the Issuer or a Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the Holders of the Notes and such other Obligations;
          second, to pay the Notes, any accrued and unpaid interest thereon and such other Obligations on a pro rata basis based on the respective amounts of the Notes and such other Obligations then outstanding; and
          third, to the extent of the balance of such proceeds after application in accordance with the foregoing, to the Issuer or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
Pari Passu Intercreditor Arrangements
          If the Issuer or any Guarantor incurs any Indebtedness which is permitted to be secured by the Collateral on a pari passu basis with the Notes (“Pari Passu Indebtedness”), the Collateral Agent and the representative of the holders of the Pari Passu Indebtedness will enter into a pari passu intercreditor agreement (the “Pari Passu Intercreditor Agreement”) in substantially the form attached as an exhibit to the Indenture, which Pari Passu

Intercreditor Agreement may be amended as necessary as additional Pari Passu Indebtedness is incurred. Under the Pari Passu Intercreditor Agreement, the Holders of the Notes will be represented by the Collateral Agent and the holders of each class of Pari Passu Indebtedness will be represented by their designated agent (each, an “Authorized Representative”). The Pari Passu Intercreditor Agreement provides for the priorities and other relative rights among the Holders of the Notes and the holders of the Pari Passu Indebtedness, including, among other things, that:
          (1) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on the Collateral securing the Notes and the Pari Passu Indebtedness, the Liens securing all such Indebtedness shall be of equal priority; and
          (2) the Obligations in respect of the Notes and the Pari Passu Indebtedness may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time, in each case, to the extent permitted by the Indenture and the documentation governing the Pari Passu Indebtedness.
          The Pari Passu Intercreditor Agreement will also provide that only the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Collateral. The Collateral Agent for the Notes will be the Applicable Authorized Representative unless the Notes do not represent the largest principal amount outstanding of any then-outstanding Indebtedness secured on a pari passu basis by the Collateral. The Applicable Authorized Representative at any given time will continue to be the Applicable Authorized Representative until the applicable Indebtedness ceases to represent the largest principal amount outstanding of any then-outstanding Indebtedness secured on a pari passu basis by the Collateral (a “Larger Holder Event”). Following a Larger Holder Event, the designated agent under the largest principal amount outstanding of any such Indebtedness will become the Applicable Authorized Representative. The Applicable Authorized Representative will remain as such until the earlier of (i) the occurrence of a subsequent Larger Holder Event and (ii) the Non-Controlling Authorized Representative Enforcement Date (as defined below) (such earlier date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Indebtedness that constitutes the second largest outstanding principal amount of any then-outstanding Indebtedness secured on a pari passu basis by the Collateral (the “Major Non-Controlling Authorized Representative”).
          The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default under the terms of that Indebtedness and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default with respect to such Indebtedness has occurred and is continuing and (ii) such Indebtedness is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of that Indebtedness; provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Applicable Authorized Representative has commenced and is pursuing any enforcement action with respect to such Collateral with reasonable diligence in light of the then-existing circumstances or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.
          The Applicable Authorized Representative under the Pari Passu Intercreditor Agreement will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent will not follow any instructions with respect to such Collateral from any other Person. No Authorized Representative of any Indebtedness secured by the Collateral (other than the Applicable Authorized Representative) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral. Subject to the foregoing, notwithstanding the equal priority of the Liens, the Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Collateral as if such Collateral Agent had a senior Lien on such Collateral. No Authorized Representative of any Indebtedness (other than the Applicable Authorized

Representative) may contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) or Applicable Authorized Representative. The Collateral Agent and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of the Holders of the Notes (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the Security Documents. Each holder of such Indebtedness, including the Holders of the Notes by acceptance thereof, will be deemed to have agreed that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any other holder of such Indebtedness in all or any part of the Collateral, or any of the provisions of the Pari Passu Intercreditor Agreement.
          If an event of default has occurred and is continuing under any Indebtedness covered by the Pari Passu Intercreditor Agreement, and the Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy case of the Issuer or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent or any other holder of such Indebtedness, as applicable, will be applied among the Indebtedness covered by the Pari Passu Intercreditor Agreement to the payment in full of such Indebtedness on a ratable basis, after payment of all amounts owing to the Collateral Agent and the other Authorized Representatives, in their capacities as such.
          None of the holders of Indebtedness covered by the Pari Passu Intercreditor Agreement may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other holder of such Indebtedness seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of such Indebtedness may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any holder of such Indebtedness obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of each of such Indebtedness covered by the Pari Passu Intercreditor Agreement, then it must hold such Collateral, proceeds or payment in trust for the other holders of such Indebtedness and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Security Documents.
Junior Lien Intercreditor Arrangements
          If the Company, the Issuer or any Subsidiary Guarantor incurs any Indebtedness which is permitted to be secured by the Collateral on a junior basis to the Liens securing the Notes (“Junior Lien Indebtedness”), the representative of the holders of the Junior Lien Indebtedness will enter into a junior lien intercreditor agreement (a “Junior Lien Intercreditor Agreement”, and each Junior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement, an “Intercreditor Agreement”), in substantially the form attached as an exhibit to the Indenture.
          The Junior Lien Intercreditor Agreement provides, among other things, that (i) the Liens on the Collateral securing the Junior Lien Indebtedness will be junior to the Liens in favor of the Collateral Agent securing the Obligations under the Notes, the Indenture and the Security Documents, and, consequently, the Holders of the Notes will be entitled to receive the proceeds from the disposition of any Collateral prior to the holders of any Junior Lien Indebtedness, (ii) during any insolvency proceedings, the Collateral Agent and the agents for any Junior Lien Indebtedness will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (iii) certain procedures for enforcing the Liens of the Collateral will be followed. Pursuant to the terms of the Junior Lien Intercreditor Agreement, prior to the discharge of the Liens pursuant to the Security Documents, the Collateral Agent will determine the time and method by which the security interest in the Collateral will be enforced (subject to any then-applicable Pari Passu Intercreditor Agreement). The agents for any Junior Lien Indebtedness will not be permitted to enforce the security interest and certain other rights related to the Junior Lien Indebtedness on the Collateral even if an event of default under such Junior Lien Indebtedness has occurred or such Junior Lien Indebtedness has been accelerated, except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to such Junior Lien Indebtedness.
Certain Limitations on the Collateral
          No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer or any Guarantor in connection with the issuance and sale of the Notes. The value of the Collateral in the event of liquidation will depend on many factors. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the Notes. See “Risk Factors — Risks Related to the Exchange Notes — The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.”
          The fair market value of the Collateral is subject to fluctuations based on a number of factors, including, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Issuer’s and the Guarantors’ Obligations under the Notes. Any claim for the difference between the amount, if any, realized by Holders of the Notes from the sale of Collateral securing the Notes and the Obligations under the Notes will rank equally in right of payment with all of the Issuer’s and the Guarantors’ other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the Holders of the Notes to realize or foreclose on the Collateral. The Issuer may also issue Additional Notes as described above or otherwise incur Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured equally and ratably by the Collateral. The ability of the Holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain Bankruptcy Limitations.”
Further Assurances
          The Security Documents and the Indenture provide that the Issuer and the Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the Holders of the Notes and the Trustee, duly created, enforceable and perfected first-priority Liens in the Collateral, subject only to Permitted Collateral Liens. As necessary, the Issuer and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions which may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security Documents, to the extent permitted by applicable law.
Limitation on Collateral Consisting of Subsidiary Securities
          Upon registration of any Notes, we will become subject to Rule 3-16 of Regulation S-X under the Securities Act. In such an event, the stock, other equity interests and other securities of a Subsidiary of the Company otherwise constituting Collateral will constitute Collateral for the benefit of the Holders of the Notes only to the extent that such stock, equity interests and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other U.S. federal law, rule or regulation) is then applicable to us and requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s stock, equity interests or other securities secure the Notes, then the stock, equity interests and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders of the Notes (but only to the extent necessary to not be subject to such requirement).
          However, if Rule 3-16 of Regulation S-X under the Securities Act is thereafter amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s stock, equity interests and other securities to secure the Notes in excess of the amount then pledged without filing with the SEC (or any other U.S. federal governmental agency) of separate financial statements of such Subsidiary, then the stock, equity interests and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders of the Notes (but only to the extent necessary to not be subject to any such financial statement requirement).

          In accordance with the limitations described in the two immediately-preceding paragraphs, if Rule 3-16 of Regulation S-X under the Securities Act becomes applicable to us, the Collateral for the benefit of the Holders of the Notes will include stock, other equity interests and other securities of certain existing and future significant domestic Subsidiaries of the Company only to the extent that the applicable value of such stock, other equity interests and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. As a result, the portion of the stock, other equity interests and other securities of Subsidiaries constituting Collateral for the benefit of the Holders of the Notes may decrease or increase as described above. The Liens on such stock, other equity interest and other securities of such Subsidiaries for the benefit of Permitted Future Secured Creditors may not be, subject to the limitations described under “— Limitation on Collateral Consisting of Subsidiary Securities.” See “Risk Factors — Risks Related to the Exchange Notes — The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.”
Impairment of Security Interest
          The Security Documents provide that the Issuer and the Guarantors will not take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Holders of the Notes with respect to the Collateral. The Issuer and the Guarantors will not be permitted to grant to any Person, or permit any Person to retain (other than the Collateral Agent), any security interest or Lien whatsoever in the Collateral, other than Permitted Collateral Liens. The Issuer and the Guarantors will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Security Documents and any applicable Intercreditor Agreement.
Certain Bankruptcy Limitations
          In addition to the limitations described above, the right of the Collateral Agent to obtain possession, exercise control over or dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if the Company, the Issuer or any Subsidiary Guarantor were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having obtained possession, exercised control over or disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from obtaining possession of its collateral from a debtor in a bankruptcy case, or from exercising control over or disposing of collateral taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”
          The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement Lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming Lien” in connection with debtor-in-possession financing (a “DIP Financing”). The type of adequate protection provided to a secured creditor will vary according to the circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or decrease in value of the Collateral through the requirement of “adequate protection.”
          Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior or pari passu Liens) is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose if the claims are oversecured. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances. See “Risk Factors — Risks Related to the Exchange Notes— Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.”
          In the event the Issuer or any Guarantor becomes a debtor in a bankruptcy case, the Issuer or such Guarantor may enter into DIP Financing in such case. As a result of such DIP Financing, the Liens on the Collateral securing the Notes and the Guarantees may, without any further action or consent by the Trustee, the Collateral Agent or the Holders, be made junior and subordinated to Liens granted to secure such DIP Financing so long as the Issuer or the applicable Guarantor can show that (i) it could not obtain credit otherwise and (ii) there is adequate protection of the interest of the holder of the Lien on the assets on which such priming Lien is proposed to be granted. See “Risk Factors — Risks Related to the Exchange Notes — In the event of our bankruptcy, the ability of the holders of the exchange notes to realize upon the collateral will be subject to certain bankruptcy law limitations.”
Release
          The Liens on the Collateral will be released with respect to the Notes and the Guarantees:
          (i) in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on, the Notes;
          (ii) in whole, upon satisfaction and discharge of the Indenture as described under “— Satisfaction and Discharge”;
          (iii) in whole, upon a legal defeasance or covenant defeasance as described under “— Defeasance”;
          (iv) in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by “— Certain Covenants — Asset Sales”, (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary Guarantor has been released from its Subsidiary Guarantee in accordance with the Indenture, (C) to the extent that such Collateral is composed of Points that are held as inventory, upon the sale of any such Points in the ordinary course of business or (D) otherwise in accordance with, and as expressly provided for under, the Indenture; or
          (v) as described under “— Amendments and Waivers.”
          Upon any sale or disposition of Collateral in compliance with the Indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the covenant described under “— After-Acquired Property”) all proceeds thereof shall automatically terminate and be released and the Collateral Agent will execute and deliver such documents and instruments as the Issuer and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders of the Notes.
          To the extent required, the Company will furnish to the Collateral Agent and the Trustee (if not the Collateral Agent), prior to each proposed release of Collateral pursuant to the Security Documents and the Indenture, an Officers’ Certificate and Opinion of Counsel and such other documentation as is required by the Indenture.
Notes Guarantees
          The Guarantors will jointly and severally guarantee, on a senior secured basis, all obligations of the Issuer under the Notes. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. If a Guarantee were rendered avoidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to the Exchange Notes — Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.”

          Each Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
          Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” and (B) the Equity Interests of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Asset Sales”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Guarantor, if such other Person is not the Company, the Issuer or a Guarantor, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:
          (i) the sale or other disposition (including by way of consolidation or merger) of a Guarantor (including the sale or disposition of Equity Interests of a Subsidiary Guarantor) following which such Subsidiary Guarantor is no longer a Subsidiary of the Company; or
          (ii) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;
in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Certain Covenants — Asset Sales” in respect of such disposition. Upon any sale or disposition described in clause (i) or (ii) above, the obligor on the related Guarantee will be released from its obligations thereunder.
          The Guarantee of a Subsidiary Guarantor also will be released:
          (i) upon the designation of such Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture; or
          (ii) if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “— Satisfaction and Discharge.”
The Guarantee of the Company and the Intermediate Holdco will be released if we exercise our legal defeasance option or covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “— Satisfaction and Discharge.”
Change of Control
          The Notes provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “— Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of Notes by first-class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
          (i) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and the circumstances and relevant facts regarding such Change of Control;
          (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date of such notice (the “Change of Control Payment Date”);

          (iii) that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by us, that any Note not properly tendered will remain outstanding and continue to accrue interest, and that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; and
          (iv) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in connection with the Change of Control Offer.
          The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
          On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,
          (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
          (ii) no later than 10:00 am New York City time, deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
          (iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by us.
          Future credit agreements or debt instruments to which we become a party may provide that certain change of control events (including a Change of Control under the Indenture) would constitute a default thereunder. If we experience a change of control that triggers a default under any such agreement or instrument, we could seek a waiver of such default or seek to refinance the related obligations. In the event we do not obtain such a waiver or refinance the related obligations, such default could result in amounts outstanding under any such agreement or instrument being declared due and payable.
          Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases.
          The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations among the Initial Purchasers, the Company and the Issuer. The Company and the Issuer have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Company or the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s or the Issuer’s capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Incurrence of Indebtedness” and “— Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

          The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon completion of the transaction constituting such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
          The definition of “Change of Control” includes a disposition of all or substantially all of the Company’s assets to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the Company’s assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.
          The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.
Offer to Purchase with Excess Cash Flow
          (a) The Issuer shall be required within 105 days (the “Offer Date”) after the end of each twelve-month period ended December 31 beginning with the twelve-month period ended December 31, 2011, to the extent of 50% of the Excess Cash Flow for the twelve-month period then ended (the “Excess Cash Flow Offer Amount”), to make an offer (an “Excess Cash Flow Offer”) to each Holder of Notes to purchase such Holder’s Notes on a pro rata basis, in whole or in part, at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase; provided, however, that in the case of the twelve-month period ended December 31, 2011 only, for purposes of determining the Excess Cash Flow Offer Amount for such twelve-month period, 50% of the Excess Cash Flow for the three-month period ended December 31, 2010 shall be added to the amount that would otherwise be the Excess Cash Flow Offer Amount for the twelve-month period ended December 31, 2011; provided, further, that the Issuer shall not be required to make an Excess Cash Flow Offer in accordance with this covenant unless the Excess Cash Flow Offer Amount exceeds $5.0 million (with any lesser amount being carried forward and added to the Excess Cash Flow Amount for purposes of determining whether the $5.0 million threshold has been met for any future Excess Cash Flow Offer). Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount shall be reset at zero.
          (b) In the event of an Excess Cash Flow Offer pursuant to this covenant, the Issuer shall purchase Notes tendered in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the Excess Cash Flow Offer Amount allotted to its purchase, the Issuer shall select the Notes to be purchased on a pro rata basis but in round denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. Upon completion of an Excess Cash Flow Offer, any remaining Excess Cash Flow Offer Amount may be applied by the Company for any purpose otherwise permitted by the Indenture.
          (c) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.
Offer to Purchase with Proceeds of Certain Equity Offerings
          (a) The Issuer shall be required within 30 days (the “Public Offering Offer Date”) of the closing of any public offering of equity securities of the Issuer, any Guarantor or any direct or indirect parent entity of the Issuer, to the extent of 25% of the Net Cash Proceeds of such public offering received by the Issuer, such Guarantor or any such parent entity or by Stephen J. Cloobeck or David F. Palmer, their estates, descendants and legal representatives and any Person that they control (the “Public Offering Offer Amount”), to make an offer (a “Public

Offering Offer”) to each Holder of Notes to purchase such Holder’s Notes on a pro rata basis, in whole or in part, at a price in cash equal to (i) in the case of any such public offering consummated prior to August 15, 2014, 112% of the principal amount thereof plus accrued and unpaid interest to the date of purchase or (ii) in the case of any such public offering consummated on or after August 15, 2014, the price set forth in the table included in the second paragraph of “— Optional Redemption” above that would be applicable on such date of consummation, plus accrued and unpaid interest to the date of purchase.
          (b) In the event of a Public Offering Offer pursuant to this covenant, the Issuer shall purchase Notes tendered in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the Public Offering Offer Amount allotted to its purchase, the Issuer shall select the Notes to be purchased on a pro rata basis but in round denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof.
          (c) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.
Certain Covenants
Incurrence of Indebtedness
          (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness; provided, however, that the Company, the Issuer or any Subsidiary Guarantor will be entitled to incur Indebtedness if, on the date of such incurrence and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio exceeds 2.0 to 1.0 (any Indebtedness incurred pursuant to the provisions described in this paragraph (a) being herein referred to as “Ratio Indebtedness”).
          (b) The provisions described in the immediately preceding paragraph (a) will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):
          (i) Indebtedness incurred pursuant to any Credit Facility, including the Guarantees thereof by the Guarantors, in an aggregate amount outstanding at any time not to exceed $25.0 million (any Indebtedness incurred pursuant to the provisions described in this clause (i) being herein referred to as “Credit Facility Indebtedness”);
          (ii) Indebtedness represented by the Notes issued on the Issue Date and the related Notes Guarantees;
          (iii) Nonrecourse Indebtedness incurred by a Special Purpose Subsidiary under a Permitted Securitization and any Refinancing Indebtedness of such Special Purpose Subsidiary with respect thereto that is Nonrecourse Indebtedness;
          (iv) Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date (other than Indebtedness described in clauses (i), (ii) and (iii) of this paragraph (b));
          (v) Refinancing Indebtedness incurred by the Company or any Restricted Subsidiaries to Refinance any Indebtedness that was incurred as Ratio Indebtedness or as Permitted Indebtedness pursuant to the provisions described in clause (ii), (iv) or (v) of this paragraph (b);
          (vi) Indebtedness owing to and held by the Company or any Restricted Subsidiaries; provided, however, that (A) if the Company or the Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Notes Obligations and

(B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to or held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by the provisions described in this clause (vi);
          (vii) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;
          (viii) Guarantees of the Notes and Guarantees of Indebtedness that was incurred as Ratio Indebtedness or as Permitted Indebtedness pursuant to the provisions described in clause (v) (to the extent the Refinanced Indebtedness was so guaranteed), (vii), (ix), (x), (xi), (xiii) or (xv) of this paragraph (b); provided, however, that if the Indebtedness being Guaranteed is subordinated in right of payment to the Notes or a Notes Guarantee, then such Guarantee shall be subordinated in right of payment to the Notes or such Notes Guarantee to the same extent as the Indebtedness guaranteed;
          (ix) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to obligations in the nature of reimbursement obligations regarding workers’ compensation claims;
          (x) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary;
          (xi) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
          (xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;
          (xiii) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in a Related Business (where, in the case of a purchase, such purchase may be effected either directly or through the purchase of the Capital Stock of the Person owning such property, plant or equipment), and any Indebtedness incurred to Refinance such Indebtedness, in an aggregate amount at any time outstanding not in excess of $10.0 million;
          (xiv) Acquired Indebtedness; provided, however, that, after giving effect to the merger or acquisition giving rise to the incurrence thereof, immediately after such merger or acquisition the Company would be permitted to incur at least $1.00 of additional Ratio Indebtedness pursuant to the provisions described in the immediately-preceding paragraph (a); and
          (xv) Additional Indebtedness of the Company, the Issuer or any Subsidiary Guarantor in an aggregate amount at any time outstanding not in excess $10.0 million.
          (c) The Indenture also provides that the Company and the Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company, the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated to the Notes or the applicable Notes Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured or having a junior security interest in shared collateral.
          (d) For purposes of determining compliance with this covenant,
          (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in paragraph (b) or is entitled to be incurred as Ratio Indebtedness, the Company shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant, and such item of Indebtedness (or any portion thereof) will be treated as having been incurred pursuant to the provisions described in only one of such clauses or pursuant to the provisions described in paragraph (a); provided, however, that the Notes issued on the Issue Date shall be deemed to have been incurred as Permitted Indebtedness pursuant to the provisions described in clause (ii) of paragraph (b) above;
          (ii) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and
          (iii) any Permitted Indebtedness originally classified as incurred pursuant to the provisions described in one of the clauses in paragraph (b) above (other than pursuant to clause (i), (ii) or (iii) of such paragraph (b)) may later be reclassified by the Company such that it will be deemed to have been incurred as Ratio Indebtedness pursuant to the provisions described in paragraph (a) or as Permitted Indebtedness pursuant to the provisions described in another clause in paragraph (b), as applicable, to the extent that such reclassified Indebtedness could be incurred pursuant to the provisions described in such paragraph or clause at the time of such reclassification.
          Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness of the same instrument, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in interest rates or in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of the Indenture. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the incurrence of the Indebtedness underlying such Guarantee or letter of credit, as the case may be, was subject to and in compliance with the covenant described under “— Incurrence of Indebtedness.”
          For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may incur pursuant to the covenant described under “— Incurrence of Indebtedness” shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in interest rates or the exchange rate of currencies.
Restricted Payments
          (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,
          (i) declare or pay any dividends or make any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interests (other than (A) dividends or distributions payable solely in Qualified Equity Interests of the Company, (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Restricted Subsidiary to minority stockholders (or owners of minority interests in the case of a Subsidiary that is an entity other than a corporation));
          (ii) purchase, repurchase, redeem, defease or make any other acquisition or retirement for value of any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Qualified Equity Interests of the Company);
          (iii) purchase, repurchase, redeem, defease or make any other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment, principal installment or scheduled sinking fund payment of any Subordinated Obligations of the Company, the Issuer or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
          (iv) make any Investment (other than a Permitted Investment) in any Person, (all such payments and other actions set forth in clauses (i) through (iv) of this paragraph (a) being collectively referred to as “Restricted Payments”)
          unless, at the time of and after giving effect to such Restricted Payment:
          (1) no Default shall have occurred and be continuing (or would result therefrom);
          (2) the Company is entitled to Incur an additional $1.00 of Ratio Indebtedness pursuant to the covenant described under “— Incurrence of Indebtedness”; and
          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would not exceed the sum of (without duplication):
     (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the most recent fiscal quarter ending immediately prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
     (B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Company either (x) from the issuance or sale of its Qualified Equity Interests subsequent to the Issue Date (but excluding the issuance or sale of Qualified Equity Interests in the Concurrent Equity Transaction) or (y) as a contribution in respect of its Qualified Equity Interests from its equity holders subsequent to the Issue Date, but excluding in each case any Net Cash Proceeds that are used to redeem Notes in accordance with the third paragraph under “— Optional Redemption” or used to purchase Notes in accordance with a Public Offering Offer; plus
     (C) the amount by which the principal amount of Indebtedness of the Company (other than Nonrecourse Indebtedness and Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company converted or exchanged for Qualified Equity Interests of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the gross proceeds (prior to fees and transaction expenses) received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding such gross proceeds from sales to a Subsidiary of the Company or to a Company Equity Plan); plus

     (D) an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Company or any Restricted Subsidiary subsequent to the Issue Date with respect to Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person subsequent to the Issue Date and resulting from repurchases, repayments, liquidations or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
          (b) The foregoing provisions will not prohibit:
          (i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made in exchange for, Qualified Equity Interests of the Company or a substantially concurrent cash capital contribution received by the Company from its equity holders with respect to its Qualified Equity Interests, including the Concurrent Equity Transaction; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under the provisions described in clause (3)(B) of the immediately preceding paragraph (a);
          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of a Person made in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of such Person which is permitted to be incurred pursuant to the covenant described under “— Incurrence of Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
          (iii) the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions described in the immediately preceding paragraph (a) (the declaration of such payment will be deemed a Restricted Payment under such paragraph (a) as of the date of declaration and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under such paragraph (a)); provided, however, that any Restricted Payment made in reliance on the provisions described in this clause (iii) shall reduce the amount available for Restricted Payments pursuant to the provisions described in clause (3) of the immediately preceding paragraph (a) only once;
          (iv) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Incurrence of Indebtedness”; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;
          (v) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;
          (vi) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company in an aggregate amount not in excess of $500,000; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (vii) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance, discharge, cash-collateralization or other acquisition or retirement of Subordinated Obligations, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance, discharge, cash-collateralization or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased (or deposited with the Trustee funds sufficient to repurchase) all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances, discharges, cash-collateralizations or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;
          (viii) payments of intercompany subordinated Permitted Indebtedness, the incurrence of which was permitted by the provisions described in clause (vi) of paragraph (b) under “— Incurrence of Indebtedness”; provided, however, with respect to payments other than to the Company or a Guarantor, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payment;
          (ix) for each taxable year, distributions to each direct or indirect equity owner of the Company (each, a “Company Holder”) to satisfy U.S. Federal, state and local income tax obligations of such Company Holder for such taxable year in an amount not to exceed the lesser of:
     (A) the amount of tax distributions provided for in the limited liability company agreement of the Company as in effect on the Issue Date; and
     (B) an amount which, when combined with all other tax distributions to such Company Holder in the current and all preceding taxable years, equals the product of the highest combined U.S. Federal, state and local marginal income tax rate applicable to any Company Holder (taking into account the deductibility of state and local income taxes for U.S. Federal income tax purposes) and the excess, if any, of (i) the aggregate net taxable income attributable to the Company and allocated to such Company Holder in the current and all preceding taxable years over (ii) the aggregate net taxable loss attributable to the Company and allocated to such Company Holder in all preceding taxable years;
provided, however, that the Company may make such distributions after the end of the taxable year or may make quarterly distributions during the taxable year (subject to adjustment after the end of the year) to reflect estimated tax obligations of the Company Holders provided that such quarterly distributions shall not, when taken together, exceed the annual limitations set forth in this clause (ix); and provided further, however, that any amounts distributed to a Company Holder pursuant to this clause (ix) shall be excluded in the calculation of the amount of Restricted Payments; or
          (x) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to the provisions described in this clause (x), does not exceed $5.0 million; provided, however, that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments.
          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets (other than cash) proposed to be transferred. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (i) through (x) of this paragraph (b) or is permitted to be made by the provisions described in paragraph (a) the Company, in its sole discretion, may divide and classify such Restricted Payment in any manner that complies with this covenant.
Asset Sales
          (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless:

          (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
          (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;
          (iii) an amount equal to 100% of the Net Cash Proceeds from such Asset Sale is applied by the Company (or such Restricted Subsidiary, as the case may be):
          (A) to the extent the Company elects, to acquire Replacement Assets within one year from the later of the date of such Asset Sale or the receipt of such Net Cash Proceeds; and
          (B) to the extent of the balance of such Net Cash Proceeds after application in accordance with clause (A) above, to make an offer to the Holders of the Notes (and to holders of other Applicable Senior Indebtedness designated the Company) to purchase Notes (and such other Applicable Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture; provided, however, that in connection with any purchase of Indebtedness pursuant to this clause (B), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so purchased; and
          (iv) on a pro forma basis after giving effect to such Asset Sale, no Default shall have occurred and be continuing (or would result therefrom).
          Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Cash Proceeds in accordance with this covenant except to the extent that the aggregate Net Cash Proceeds from all Asset Sales which are not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds shall be invested in cash or Cash Equivalents or applied to temporarily reduce revolving credit Indebtedness.
          For the purposes of this covenant, the following are deemed to be cash or Cash Equivalents:
          (1) the assumption or discharge of Applicable Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale;
          (2) any securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt thereof, to the extent of the cash received in that conversion; and
          (3) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed an amount equal to $10.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
          The requirement of clause (a)(iii)(A) above will be deemed to be satisfied if an agreement committing to make the acquisitions or expenditures referred to therein is entered into by the Company or a Restricted Subsidiary within the time period specified in such clause and such Net Cash Proceeds is subsequently applied in accordance with such agreement within six months following the date of such agreement.
          (b) In the event of an Asset Sale that requires the purchase of Notes (and other Applicable Senior Indebtedness) pursuant to clause (a)(iii)(B) above, the Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such other Applicable Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Cash Proceeds allotted to its purchase, the Issuer will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. The Issuer shall not be required to make such an offer to purchase Notes (and other Applicable Senior Indebtedness) pursuant to this covenant if the Net Cash Proceeds available therefor is less than $15.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Cash Proceeds from any subsequent Asset Sale). Upon completion of such an offer to purchase, any remaining Net Cash Proceeds may be applied by the Company for any purpose otherwise permitted by the Indenture, and the amount of Net Cash Proceeds shall be reduced by the aggregate amount of the offer made pursuant to this paragraph (b).
          (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.
Impairment of Security Interest
          The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, take, or knowingly omit to take, any action, which action or omission would have the effect of causing a Lien to be created on any property or assets of the type that would constitute Collateral for the benefit of any Person (other than the Collateral Agent) unless a Lien exists or is created in favor of the Collateral Agent for the benefit of the Holders of the Notes with respect to such property or assets; provided, however, that no such Lien will be required to the extent that it would be inconsistent with the provisions described under “— Collateral — Limitation on Collateral Consisting of Subsidiary Securities.” Such Lien in favor of the Collateral Agent shall at all times be in accordance with any applicable provisions of the Indenture and the Security Documents.
          The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, take, or knowingly omit to take, any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that Permitted Securitizations, Restricted Payments permitted under the covenant described under “— Restricted Payments,” Asset Sales permitted under the covenant described under “— Asset Sales,” other dispositions of assets in the ordinary course of business and the incurrence of Permitted Collateral Liens will be deemed not to materially impair the security with respect to the Collateral) for the benefit of the Collateral Agent and the Holders of the Notes, and the Company will not, and will not permit any Restricted Subsidiary to, grant to any person other than the Collateral Agent, any interest whatsoever in any of the Collateral, except that the Company and any Restricted Subsidiary may incur Permitted Collateral Liens, and the Collateral and the Liens thereon may be discharged and released in accordance with the Indenture, the Security Documents and any applicable Intercreditor Agreements.
Liens
          The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their assets, now owned or hereafter acquired, other than:
          (i) in the case of any asset that does not constitute Collateral, Permitted Liens; provided, however, that any Lien on such asset shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; and
          (ii) in the case of any asset that constitutes Collateral, Permitted Collateral Liens.

          In the case of the proviso in clause (i), if the obligations so secured are expressly subordinated by their terms to the Notes, the Lien securing such obligations will also be so subordinated by its terms at least to the same extent.
Sale/Leaseback Transactions
          The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:
          (i) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Incurrence of Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Liens”;
          (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and
          (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Asset Sales”.
Dividend and Other Payment Restrictions Affecting Subsidiaries
          The Indenture provides that the Company will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:
          (i) (1) pay dividends or make any other distributions to the Company or any Restricted Subsidiaries on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or
               (2) pay any Indebtedness owed to the Company or any Restricted Subsidiaries,
          (ii) make loans or advances to the Company or any Restricted Subsidiaries, or
          (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiaries, except, in each case, for such encumbrances or restrictions existing under or by reason of:
     (1) the Indenture, the Notes and the Security Documents;
     (2) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;
     (3) applicable law;
     (4) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of an instrument governing Acquired Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
     (5) other Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to an agreement governing such Indebtedness, incurred by such Restricted Subsidiary and permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Incurrence of Indebtedness”, (i) if the encumbrances and restrictions contained in any such agreement taken as a whole are not materially more restrictive to the applicable Restricted Subsidiary than the encumbrances and restrictions contained in the agreements described in clause (1) or (2) of this paragraph (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more restrictive to the applicable Restricted Subsidiary than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Issuer’s ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
     (7) purchase money obligations for property or assets acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) of this paragraph on the property or assets so acquired;
     (8) any encumbrance or restriction in an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (1), (2), (4) or (5) of this paragraph or this clause (8) or contained in any amendment to an agreement referred to in such clause (1), (2), (4) or (5) or this clause (8); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable to the Company (as determined by the Board of Directors in its reasonable and good faith judgment) than encumbrances and restrictions contained in such predecessor agreements;
     (9) the requirements of any Permitted Securitization that are exclusively applicable to any bankruptcy remote Special Purpose Subsidiary formed in connection therewith;
     (10) the requirements of any Standard Securitization Undertakings;
     (11) in the case of clause (iii) of this paragraph, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to the Liens created thereby, or to the extent not constituting Collateral, the Equity Interests of the Person whose assets consist, directly or indirectly, primarily of the real property securing such Indebtedness; provided, however, that such Liens were otherwise permitted to be incurred under the Indenture;
     (12) restrictions with respect to any Investment imposed in connection with the making of such Investment;
     (13) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition; or
     (14) assignment provisions and provisions with respect to the distribution of assets or property or joint venture or partnership interests in joint venture or partnership agreements and other similar agreements entered into in the ordinary course of business that are customary for such agreements; provided, however, that such provisions in the aggregate, in the opinion of the management of the Company, do not materially and adversely affect the ability of the Issuer to make principal or interest payments on the Notes.

Merger, Consolidation or Sale of All or Substantially All Assets
          (a) The Indenture provides that neither the Company, the Intermediate Holdco nor the Issuer may consolidate or merge with or into (whether or not the Company, the Intermediate Holdco or the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:
          (i) the Company, the Intermediate Holdco or the Issuer, as the case may be, is the surviving entity (which in the case of the Issuer must be a corporation) or the Person formed by or surviving any such consolidation or merger (if other than the Company, the Intermediate Holdco or the Issuer, as the case may be,) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the United States, any state thereof or the District of Columbia;
          (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company, the Intermediate Holdco or the Issuer, as the case may be) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company, the Intermediate Holdco or the Issuer, as the case may be, under the Indenture and with respect to the Notes or its Notes Guarantee, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
          (iii) except in the case of a merger or consolidation of the Company, the Intermediate Holdco or the Issuer with or into a Wholly-Owned Restricted Subsidiary of the Company, immediately before and after such transaction no Default has occurred and is continuing; and
          (iv) except in the case of a merger or consolidation of the Company, the Intermediate Holdco or the Issuer with or into a Wholly-Owned Restricted Subsidiary of the Company, the Person formed by or surviving any such consolidation or merger (if other than the Company, the Intermediate Holdco or the Issuer, as the case may be), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the end of the applicable fiscal quarter, either (A) be permitted to incur at least $1.00 of additional Ratio Indebtedness, pursuant to the covenant described under “— Incurrence of Indebtedness” or (B) have a Fixed Charge Coverage Ratio no less than that of the Company at such time without giving such pro forma effect thereto.
          Upon the consummation of any transaction effected in accordance with the provisions described in this paragraph (a), if the Company, the Intermediate Holdco or the Issuer, as the case may be, is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company, the Intermediate Holdco or the Issuer, as applicable, under the Indenture and with respect to the Notes or its Notes Guarantee, as the case may be, with the same effect as if such successor Person had been named as the Company, the Intermediate Holdco or the Issuer, as applicable, in the Indenture. Upon such substitution the Company, the Intermediate Holdco or the Issuer, as applicable, except in the case of a lease, will be released from its obligations under the Indenture, and with respect to the Notes or its Notes Guarantee, as the case may be, and the Security Documents.
          (b) Each Subsidiary Guarantor (other than any Guarantor whose Notes Guarantee is to be released in accordance with the terms of the Notes Guarantee and the Indenture in connection with any transaction complying with the provisions of the covenant described under “— Asset Sales”) will not, and the Company will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company, the Issuer or another Subsidiary Guarantor unless:
          (i) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any State thereof or the District of Columbia;

          (ii) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the applicable Guarantor under its Notes Guarantee;
          (iii) immediately before and after giving effect to such transaction, no Default has occurred and is continuing; and
          (iv) except in the case of a merger or consolidation of a Guarantor with or into a Wholly-Owned Restricted Subsidiary of the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions described in clause (iv) of the immediately-preceding paragraph (a).
          (c) The following additional conditions will apply to each transaction described in paragraphs (a) and (b) under “— Merger, Consolidation or Sale of All or Substantially Assets”:
          (i) the Company, the Intermediate Holdco, the Issuer, the Subsidiary Guarantor or the relevant surviving entity, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;
          (ii) the Collateral owned by or transferred to the Company, the Intermediate Holdco, the Issuer, the Subsidiary Guarantor or the relevant surviving entity, as applicable, shall
          (A) continue to constitute Collateral under the Security Documents and the Indenture;
          (B) be subject to the Lien in favor of the Collateral Agent (to the extent that such Lien is not prohibited by any related Acquired Indebtedness that is secured by such assets); and
          (C) not be subject to any Lien other than Liens permitted by the Security Documents and the Indenture;
          (iii) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Security Documents and the Indenture; and
          (iv) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and, with respect to the officers’ certificate only, that all conditions precedent in the Indenture relating to such transaction have been satisfied and, with respect to the opinion of counsel only, that such supplemental indenture and Security Documents are legal, valid, binding and enforceable, subject to customary qualifications;
provided, however, that clauses (iii) and (iv) of each of paragraph (a) and paragraph (b) under “— Merger, Consolidation or Sale of All or Substantially All Assets” will not be applicable to the Company or a Restricted Subsidiary merging with an Affiliate of the Company solely for the purpose of reincorporating the Company or such Restricted Subsidiary in another permitted jurisdiction.

Transactions with Affiliates
          The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:
          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;
          (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee members of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of such Board of Directors; and
          (3) if such Affiliate Transaction involves an amount in excess of $2.5 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate; provided, however, that such an opinion shall not be required for (x) a management contract entered into between the Company or a Restricted Subsidiary and an Unrestricted Subsidiary pursuant to which the Company or such Restricted Subsidiary provides services to such Unrestricted Subsidiary for a fee or other consideration so long as the owners of any other equity interests in such Unrestricted Subsidiary are not Affiliates (other than a Restricted Subsidiary) of the Company or any Restricted Subsidiary (any such Unrestricted Subsidiary being herein referred to as a “Special Unrestricted Subsidiary”) or (y) transactions with Guggenheim providing for any financial advisory, financing, underwriting or placement services or in respect of other lending or investment banking activities.
          The provisions described in the immediately preceding paragraph will not apply to the following:
          (A) any employment, consulting, service, indemnification, termination or severance agreement or compensation plan or arrangement entered into by the Company or any Restricted Subsidiary, and the transactions customarily provided for by any such agreement, plan or arrangement;
          (B) reasonable compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and transactions contemplated thereby) for directors, officers, employees and consultants of the Company and its Subsidiaries;
          (C) transactions between or among the Company and/or any Restricted Subsidiaries;
          (D) any transaction with any non-Affiliate that becomes an Affiliate as a result of such transaction;
          (E) (x) any agreement existing on the Issue Date, as in effect on the Issue Date, or as modified, amended, amended and restated, supplemented or replaced so long as the terms of such agreement as modified, amended, amended and restated, supplemented or replaced, taken as a whole, are not materially more disadvantageous to the Company and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement as in effect on the Issue Date, as determined in good faith by the Board of Directors, and (y) any transaction provided for by any such agreement;
          (F) loans or advances to employees or consultants (other than to a Permitted Holder) in the ordinary course of business or approved by the Board of Directors, but in any event not to exceed

$2.0 million in the aggregate outstanding at any one time, and cancellation or forgiveness or modification of the terms of such loans or advances;
          (G) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company;
          (H) transactions with a Person that is an Affiliate of the Company or a Restricted Subsidiary solely because the Company directly or indirectly owns Equity Interests in, or controls, such Affiliate, other than transactions with Unrestricted Subsidiaries;
          (I) the transfer of Timeshare Loans and related rights and assets in connection with any Permitted Securitization, and any other transaction effected in the ordinary course as part of a Permitted Securitization;
          (J) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to) paragraph (a)(3) of the covenant described under “— Restricted Payments”; and
          (K) the acquisition of Vacation Interests and any related rights from a Special Unrestricted Subsidiary; provided, however, that the entire consideration for such acquisition consists of cash proceeds that have been received from the sale by the Company or a Restricted Subsidiary of Vacation Interests representing the Vacation Interests being so acquired.
Additional Guarantors
          The Indenture provides that if any of the Company’s Restricted Subsidiaries (other than the Issuer) that is not a Guarantor issues a Guarantee of, or grants a security interest in any of its assets to secure, any Indebtedness of the Company or any other Restricted Subsidiary, then the Company shall cause such Restricted Subsidiary to:
          (i) execute and deliver a supplemental indenture providing for such Restricted Subsidiary’s Notes Guarantee on the terms described under “— Notes Guarantees” and execute and deliver such documentation mutatis mutandis with respect to collateral as shall be necessary to provide for Liens on such Restricted Subsidiary’s assets constituting Collateral to secure such Notes Guarantee on the terms described under “— Security” and “— Notes Guarantees”; and
          (ii) deliver to the Trustee an opinion of counsel that such Notes Guarantee has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary, in each case subject to customary qualifications.
          Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture until released from its Notes Guarantee in accordance with the Indenture.
          The foregoing shall not require a Special Purpose Subsidiary that only has Nonrecourse Indebtedness outstanding to guarantee the Notes.
Business Activities
          The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Related Businesses.
Reports
          The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post such reports on its website within the time periods that would apply if the Company were required to file those reports with the SEC. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
          Notwithstanding the foregoing, such requirements to file such reports shall be deemed satisfied prior to the first anniversary of the Issue Date (1) to the extent the information required by such reports is contained in the exchange offer registration statement or shelf registration statement required by the Registration Rights Agreement then on file with the SEC, including amendments thereto, or (2) by posting on its website within 15 days of the time periods after the Company would have been required to file such reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Circular.
Events of Default and Remedies
          The Indenture provides that each of the following constitutes an Event of Default:
          (i) default in the payment when due of interest on the Notes, which default continues for 30 consecutive days;
          (ii) default in payment of the principal of or premium, if any, on the Notes when due, at Stated Maturity, upon optional redemption, upon required repurchase or otherwise;
          (iii) default by the Company, the Issuer or Intermediate Holdco in the performance of its obligations in paragraph (a) of the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets”;
          (iv) the Company or the Issuer defaults in the performance of or breaches any other covenant or agreement of the Company or the Issuer in the Indenture, the Security Documents or any other collateral agreement or under the Notes (other than a default specified in clause (i), (ii) or (iii) above), and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee to the Company or by the holders of 25% or more in aggregate principal amount of the Notes to the Company (with a copy to the Trustee);
          (v) (A) failure by the Company or any Restricted Subsidiary (other than a Special Purpose Subsidiary with respect to Nonrecourse Indebtedness) to make a principal payment on any Indebtedness at or prior to the expiration of the applicable grace period after the final (but not any interim) fixed maturity of such Indebtedness, where the amount of such unpaid principal exceeds $10.0 million or (B) acceleration of Indebtedness of the Company or any Restricted Subsidiary (other than Nonrecourse Indebtedness of a Special Purpose Subsidiary) because of a default thereunder, where the total amount of such Indebtedness accelerated exceeds $10.0 million;
          (vi) one or more judgments, orders, decrees or arbitration awards (other than those existing on the Issue Date and disclosed in the Offering Circular) are entered against the Company or any Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $10.0 million or more and all such judgments, orders, decrees or arbitration awards have not been paid and satisfied, vacated, discharged, stayed or fully bonded pending appeal within 90 days from the entry thereof;

          (vii) except as permitted by the Indenture, any Notes Guarantee of a Significant Subsidiary of the Company, or the Notes Guarantees of a group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary of the Company, is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Notes Guarantee;
          (viii) certain events of bankruptcy or insolvency with respect to the Company, the Issuer, Intermediate Holdco or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; and
          (ix) (1) default by the Company, the Issuer, Intermediate Holdco or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Collateral Agent’s Lien on the Collateral in any material respect, (2) repudiation or disaffirmation by the Company, the Issuer, Intermediate Holdco or any Subsidiary Guarantor of its obligations under the Security Documents or (3) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company, the Issuer, Intermediate Holdco or any Subsidiary Guarantor for any reason except to the extent any such unenforceability or invalidity is caused by the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which the Company has indicated in the perfection certificate are required to be made or the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.
          If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (viii) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
          In the event of a declaration of acceleration because an Event of Default set forth in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to such clause (v) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto.
          The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, the Notes.
          The Company is required to deliver to the Trustee annually a written statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default, to deliver to the Trustee a written statement specifying such Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
          No director, officer, employee, incorporator or stockholder of the Company or the Issuer, and no director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary, as such, shall have any liability for any obligations of the Company or the Issuer under the Indenture or the Registration Rights Agreement or with respect to the Notes or the Notes Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Defeasance
          The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:
          (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;
          (ii) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
          (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
          (iv) the Legal Defeasance provisions of the Indenture.
          In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
          In order to exercise either Legal Defeasance or Covenant Defeasance:
          (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes on the stated maturity date or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;
          (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
          (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
          (iv) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);
          (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer or the Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or any Guarantor or others; and
          (vii) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Transfer and Exchange
          A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.
Amendments and Waivers
          Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
          Without the consent of each Holder affected thereby, an amendment or waiver may not, among other things:
          (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
          (ii) reduce the principal of or change the fixed maturity of any Note;
          (iii) reduce the rate of or change the time for payment of interest on any Note;
          (iv) waive a Default in the payment of, principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
          (v) (A) release any Guarantor from any of its obligations under its Notes Guarantee other than in accordance with the terms of the Indenture or (B) adversely change any Notes Guarantee or the priority of the Liens in the Collateral or release all or substantially all of the Collateral from the Liens created by the Security Documents, except in each case as specially provided for in the Indenture and the Security Documents;
          (vi) make any Note payable in money other than that stated in the Notes;
          (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any such payment;
          (viii) make any change to the provisions applicable to the redemption of any Note as described under “— Optional Redemption”;

          (ix) make any change in the ranking or priority of any Note that would adversely affect the Holders; or
          (x) make any change in the amendment and waiver provisions.
          In addition, without the consent of the Holders of at least 66% in aggregate principal amount of Notes then outstanding, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):
          (i) modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys, or otherwise release any Collateral from the Lien of the Security Documents, in any manner adverse to such Holder other than in accordance with the Indenture, the Security Documents and any Intercreditor Agreement; or
          (ii) modify any Intercreditor Agreement in any manner adverse to such Holder other than in accordance with the Indenture, the Security Documents and such Intercreditor Agreement.
          Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture, the Notes, any Security Document or any Intercreditor Agreement:
          (i) to cure any ambiguity, omission, defect or inconsistency;
          (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);
          (iii) to provide for the assumption by a successor corporation of the obligations of the Issuer or a Guarantor to Holders under the Indenture in the case of a merger or consolidation;
          (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;
          (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
          (vi) to evidence and provide for the acceptance of appointment under the Indenture of a successor trustee;
          (vii) to add one or more Guarantors under the Indenture;
          (viii) to add any additional assets to the Collateral;
          (ix) to release Collateral from the Lien of the Security Documents when permitted or required by the Indenture and the Security Documents;
          (x) to conform the text of the Indenture, the Notes or any Guarantee to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or such Guarantee;
          (xi) as necessary to conform the Indenture to any exceptive orders under the Trust Indenture Act received by the Issuer or any Guarantor; or
          (xii) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
          The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
          After an amendment under the Indenture becomes effective, we are required to mail to the Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
          Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
Satisfaction and Discharge
          The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:
          (i) either:
          (1) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or
          (2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year or (c) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient or government securities, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
          (ii) the Issuer has paid all other sums payable under the Indenture by the Issuer; and
          (iii) the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Concerning the Trustee
          The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

          The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
          The Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
          Except as set forth below, the Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
Depositary Procedures
          The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
          DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:
(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and
(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
          Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
          Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
          Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:
(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
          DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
          Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
          DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.
          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
          A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.
          In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Global Notes for Certificated Notes
          The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Certain Definitions
          Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
          “2008 Conduit Facility” means the borrowing facilities, as amended from time to time, pursuant to which Diamond Resorts Issuer 2008 LLC is able to obtain borrowings evidenced by its secured vacation interest receivable-backed variable funding notes designated Diamond Resorts Issuer 2008 LLC, Variable Funding Notes.
          “Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Adjusted EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
          (i) all income tax provision (benefit) for such period, including any applicable amounts distributed to a Company Holder pursuant to clause (b)(ix) of the covenant described under “— Certain Covenants — Restricted Payments” so deducted; plus
          (ii) consolidated Interest Expense for such period; plus
          (iii) depreciation and amortization for such period; plus

     (iv) vacation interest cost of sales for such period; plus
     (v) loss on extinguishment of debt for such period; plus
     (vi) impairments and other write-offs for such period; plus
     (vii) loss on the disposal of assets for such period; plus
     (viii) amortization of loan origination costs for such period; plus
     (ix) amortization of portfolio discount for such period; plus
     (x) all other non-cash charges for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); less
     (xi) gain on the disposal of assets for such period; less
     (xii) amortization of portfolio premium for such period; less
     (xiii) all non-cash items of income for such period (excluding any non-cash accruals of revenue in the ordinary course of business to the extent required by accrual-based accounting).
          Notwithstanding the foregoing, items specified in clauses (i) and (iii) through (xiii) above that are attributable to a Restricted Subsidiary shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that such items of such Restricted Subsidiary were included in calculating Consolidated Net Income and only, with respect to items (i) and (iii) through (x), if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
          “Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the covenant described under “— Certain Covenants — Transactions with Affiliates”, no (1) HOA at a property at which the Company or its Subsidiaries either have sold Vacation Interests or acts as management company or (2) collection holding real estate interests underlying Points shall be deemed to be an Affiliate of the Company or any Restricted Subsidiary.
          “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
     (i) 1.0% of the principal amount of such Note; and
     (ii) the excess, if any, of (1) the present value at such Redemption Date of (x) the redemption price of such Note on August 15, 2014 (such redemption price being set forth in the second paragraph under “— Optional Redemption”), plus (y) all required remaining interest payments due on such Note through August 15, 2014 (but excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (2) the principal amount of such Note.
          “Applicable Senior Indebtedness” means

     (i) in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, other Indebtedness that is secured at such time by a Permitted Collateral Lien on such asset;
     (ii) in respect of any asset that is the subject of an Asset Sale at a time when such asset is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Capital Stock of which is included in the Collateral, other Indebtedness that is secured at such time by a Permitted Collateral Lien on such Capital Stock; or
     (iii) in respect of any other asset (including any asset previously constituting Collateral that has been released from the Liens securing the Notes and Guarantees), Indebtedness that is not a Subordinated Obligation.
          “Asset Sale” means
     (i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described under “— Change of Control” or the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” and not by the provisions of the Asset Sale covenant);
     (ii) the issue or sale by the Company or any Restricted Subsidiaries to any Person (other than the Company or any Restricted Subsidiaries) of Equity Interests of any of the Company’s Subsidiaries, and
     (iii) the issue or sale by the Company or any Restricted Subsidiaries to any Person (other than the Company or any Restricted Subsidiaries) of Equity Interests of the Issuer or any Subsidiary Guarantor;
     in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a Fair Market Value in excess of $1.0 million or for net proceeds in excess of $1.0 million.
          Notwithstanding the foregoing, the term “Asset Sale” shall not include:
     (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Restricted Payments”;
     (ii) the transfer of Timeshare Loans and related rights and assets in connection with any Permitted Securitization;
     (iii) the disposition of cash or Cash Equivalents;
     (iv) terminations of Hedging Obligations;
     (v) any financing transaction with respect to assets or rights of the Company or any Restricted Subsidiary, including any sale and leaseback of assets or rights not prohibited by the covenant described under “— Certain Covenants — Incurrence of Indebtedness” or the covenant described under “— Certain Covenants — Liens”;
     (vi) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind; and

     (vii) the grant of any Lien not prohibited by the Indenture and any foreclosure or exercise in respect thereof.
          “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
          “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
          (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
          (ii) the sum of all such payments.
          “Banking Product Obligations” means any obligations of the Company or any Restricted Subsidiary owed to any Person in respect of treasury management services (including services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored valued card services, other cash management services, lock-box leases and other banking products or services related to any of the foregoing.
          “Board of Directors” means, as to any Person, the board of managers, board of directors or other similar body or Person performing a similar function or any duly authorized committee thereof. Unless otherwise specified, “Board of Directors” will mean the Board of Directors of the Company.
          “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
          “Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures (including acquisitions) of the Company and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP.
          “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
          “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
          “Cash Equivalents” means:
     (i) obligations (1) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (2) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 12 months after acquisition thereof, or certificates representing an ownership interest in any such obligations;
     (ii) securities issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (iii) demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one of Moody’s or S&P or any money market fund sponsored by a registered broker dealer or mutual fund distributor;
     (iv) repurchase obligations for underlying securities of the type described in clauses (ii) and (iii) of this definition entered into with any financial institution meeting the qualifications specified in such clause (iii);
     (v) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time at which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;
     (vi) interests in any investment company or money market fund that invests substantially all of its assets in instruments of the types described in clauses (i) through (v) of this definition; and
     (vii) to the extent held by a Foreign Subsidiary, other short-term Investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in Investments of a type analogous to those described in clauses (i) through (vi) of this definition.
          “Change of Control” means the occurrence of any of the following:
     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than in the ordinary course of business;
     (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (iii) any “person” (as defined above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or
     (iv) the Company consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
          “Collateral Agent” means the Trustee, in its capacity as the collateral agent under the Security Documents, and any successor thereto in such capacity.
          “Company” means Diamond Resorts Parent, LLC and its successors and assigns.
          “Company Equity Plan” means any management equity or stock option or ownership plan or any other management or employee benefit plan of the Company or any Subsidiary of the Company.
          “Concurrent Equity Transaction” means the transaction described in the Offering Circular and anticipated to close on the Issue Date pursuant to which an equity investment is made in the Company and the proceeds therefrom are used to acquire and retire another equity interest in the Company.
          “Consolidated Change in Working Capital” means, for any period, (i) the provision for uncollectible vacation interest sales revenue as set forth in a consolidated statement of operations for such period, less (ii) vacation interest cost of sales as set forth in a consolidated statement of operations for such period, plus (iii) the provision of income taxes as set forth in a consolidated statement of operations for such period, if any, less (iv) the benefit for income taxes as set forth in a consolidated statement of operations for such period, if any, less (v) payments on notes payable as set forth in a consolidated statement of cash flows for such period, plus (vi) borrowings on notes payable as set forth in a consolidated statement of cash flows for such period, plus (vii) the aggregate change, if positive, in (a) mortgages and contracts receivable, (b) unsold vacation interests, net, (c) due from related parties, net, (d) other receivables, net, (e) prepaid expenses and other assets, net, (f) accounts payable, (g) due to related parties, net, (h) accrued liabilities, (i) income taxes payable (receivable), (j) deferred revenues and (k) changes in cash in escrow and restricted cash, in the case of each of (a) through (k) as set forth in a consolidated statement of cash flows for such period, less (viii) the aggregate change, if negative, in (1) mortgages and contracts receivable, (2) unsold vacation interests, net, (3) due from related parties, net, (4) other receivables, net, (5) prepaid expenses and other assets, net, (6) accounts payable, (7) due to related parties, net, (8) accrued liabilities, (9) income taxes payable (receivable), (10) deferred revenues and (11) changes in cash in escrow and restricted cash, in the case of each of (1) through (11) as set forth in a consolidated statement of cash flows for such period, in the case of each of (i) through (viii) of the Company and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the Restricted Subsidiaries, computed on a consolidated basis, in accordance with GAAP (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision), plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or any Restricted Subsidiaries, without duplication:
     (i) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;
     (ii) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;
     (iii) capitalized interest;

     (iv) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark to mark valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;
     (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
     (vi) net payments pursuant to Hedging Obligations;
     (vii) the product of (1) all dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (2) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);
     (viii) interest incurred in connection with Investments in discontinued operations; and
     (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary;
provided, however, there shall be excluded from Consolidated Interest Expense the interest expense (including the expenses described in (i) through (ix)) with respect to Nonrecourse Indebtedness incurred in connection with Permitted Securitizations.
          “Consolidated Net Income” means, for any period, net income (or loss) of the Company and the Restricted Subsidiaries, computed on a consolidated basis for such Persons, in accordance with GAAP; provided, however, these shall be excluded therefrom the following:
     (i) net income (or loss) of any Person accrued prior to the date it became a Restricted Subsidiary or was merged with or into or consolidated with the Company or a Restricted Subsidiary or the date such Person’s assets were acquired by the Company or a Restricted Subsidiary;
     (ii) any gain (net of tax effects attributable thereto) arising from any reappraisal or write-up of assets;
     (iii) any portion of the net income of any Restricted Subsidiary that for any reason is unavailable for payment of dividends or similar distributions to the Company or any other Restricted Subsidiary;
     (iv) the cumulative effect of any changes in accounting principles; and
     (v) net income of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net income shall actually have been received by the Company or such Restricted Subsidiary in the form of cash dividends or similar distributions, provided, however, that any amounts distributed to a Company Holder pursuant to clause (b)(x) of the covenant described under “— Certain Covenants — Restricted Payments” are treated as an income tax expense by the Company and will be deducted in computing net income (loss) of the Company.
          “Credit Facility” means any credit agreement providing for revolving credit including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
          “DROT 2009 Notes” means the 9.31% Timeshare Loan Backed Notes, Series 2009-1, Class A and the 12.00% Timeshare Loan Backed Notes, Series 2009-1, Class B of Diamond Resorts Owner Trust 2009-1.
          “Default” means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.
          “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
     (i) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
     (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
     (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:
     (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Asset Sales” or “— Change of Control”, respectively; and
     (ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
          The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “Excess Cash Flow” means, for any fiscal period of the Company, an amount equal to:
     (i) Adjusted EBITDA for such period; less

     (ii) Capital Expenditures for such period; provided, that, for purposes of this calculation, Capital Expenditures shall not exceed $10.0 million in any twelve-month period (or, if applicable, $2.5 million in any three-month period); less
     (iii) Consolidated Interest Expense paid in cash for such period; less
     (iv) the aggregate amount of cash distributed as Restricted Payments during such period as permitted by clause (ix) of paragraph (b) of the covenant described under “— Certain Covenants — Restricted Payments”; less
     (v) any mandatory payments by the Company and its Restricted Subsidiaries on any Permitted Securitization (other than the 2008 Conduit Facility, the Quorum Facility or any similar facility) made during such period, except to the extent that any such payments were financed by the proceeds received from the incurrence of any other Indebtedness (net of any fees, expenses and Hedging Obligation breakage costs or benefits associated with such incurrence); plus
     (vi) the amount of the increase, if any, in the aggregate amount outstanding on the 2008 Conduit Facility, the Quorum Facility or any similar facility during such period (provided, that for purposes of determining such amount, any changes during such period attributable to any voluntary prepayments on such facilities or any payments on such facilities financed by the proceeds received from the incurrence of any other Indebtedness (net of any fees, expenses and Hedging Obligation breakage costs or benefits associated with such incurrence) shall be disregarded); less
     (vii) the amount of the decrease, if any, in the aggregate amount outstanding on the 2008 Conduit Facility, the Quorum Facility or any similar facility during such period (provided, that for purposes of determining such amount, any changes during such period attributable to any voluntary prepayments on such facilities or any payments on such facilities financed by the proceeds received from the incurrence of any other Indebtedness (net of any fees, expenses and Hedging Obligation breakage costs or benefits associated with such incurrence) shall be disregarded); plus
     (viii) Consolidated Change in Working Capital for such period, if positive; plus
     (ix) Consolidated Change in Working Capital for such period, if negative.
          “Exchange Notes” means the debt securities of the Issuer issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes exchanged therefor, in compliance with the terms of the Registration Rights Agreement.
          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of the property or assets in question will be determined in good faith by an appropriate financial officer of the Company unless such Fair Market Value (excluding the Fair Market Value of any portion of such asset or property consisting of cash or Cash Equivalents) is determined to be in excess of $15.0 million, in which case it will be determined in good faith by the Board of Directors, whose determination will be conclusive and, in the case of any determination made by the Board of Directors, evidenced by a resolution of the Board of Directors; provided, however, that if the Fair Market Value of the property or assets in question (excluding any portion of such property or assets consisting of cash or Cash Equivalents) is so determined to be in excess of $30.0 million in the case of any determination of Fair Market Value required by the provisions described in clause (a)(3)(B) under “— Certain Covenants — Restricted Payments” or $20.0 million in the case of any determination of Fair Market Value required by any other provisions described under “— Certain Covenants — Restricted Payments,” such determination must be confirmed by an Independent Qualified Party.
          “Fixed Charge Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements of the Company are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
     (i) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an incurrence of Indebtedness, or both, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period;
     (ii) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale, Adjusted EBITDA for such period shall be reduced by an amount equal to Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to Adjusted EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and
     (v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.
          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate hedging agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.
          “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
          “GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date and consistently applied.
          “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
          “Guarantor” means
          (i) the Company;
          (ii) the Intermediate Holdco; and
          (iii) each other Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of the Indenture, in each case until such Person is released from its Notes Guarantee in accordance with the Indenture.
          “Guggenheim” means Guggenheim Partners, LLC, Guggenheim Securities, LLC and their respective affiliates.
          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.
          “Holder” means any registered holder, from time to time, of the Notes.
          “ILXA Inventory Loan” means that certain inventory loan facility between ILX Acquisition, Inc. and Textron Financial Corporation dated August 31, 2010.
          “ILXA Receivables Loan” means that certain receivables loan facility between ILX Acquisition, Inc. and Textron Financial Corporation dated August 31, 2010.
          “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
     (i) the principal in respect of (1) indebtedness of such Person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
     (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
     (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);
     (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
     (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);
     (vi) all Guarantees by such Person of obligations of the type referred to in clauses (i) through (v) or dividends of other Persons;
     (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and
     (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
Indebtedness of a Person includes Acquired Indebtedness of such Person.
          Notwithstanding the foregoing, the term “Indebtedness” will exclude (i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) obligations of the Company and the Restricted Subsidiaries under Standard Securitization Undertakings.
          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
          “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
          “Initial Purchasers” means Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Guggenheim Securities, LLC.
          “Intermediate Holdco” means Diamond Resorts Holdings, LLC and its successors and assigns.
          “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted

Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
          For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Restricted Payments”:
     (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (1) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
     (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
          “Issue Date” means August 13, 2010.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien. The term “Lien” does not include negative pledge clauses in agreements relating to the borrowing of money or the obligation of the Company or any Subsidiary (a) to remit monies held by it in connection with dealer holdbacks, claims or refunds under insurance policies, or claims or refunds under service contracts or (b) to make deposits in trust or otherwise as required under reinsurance agreements or pursuant to state regulatory requirements, unless the Company or such Subsidiary has encumbered its interest in such monies or deposits or in other property of the Company or such Subsidiary to secure such obligations.
          “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
          “Net Cash Proceeds” means (i) with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof and (ii) with respect to an Asset Sale, the payments received in the form of cash or the value of Cash Equivalents therefrom (including any such payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:
     (1) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;
     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;
     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;
     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; and
     (5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
          “Nonrecourse Indebtedness” means, with respect to any Special Purpose Subsidiary, Indebtedness of such Special Purpose Subsidiary:
     (i) as to which neither the Company nor any Restricted Subsidiary (other than such Special Purpose Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness other than Standard Securitization Undertakings), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;
     (ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against such Special Purpose Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than such Special Purpose Subsidiary) to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
     (iii) as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any Restricted Subsidiary or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary;
provided, however, that the Company or a Restricted Subsidiary may grant a Lien on the Capital Stock of such Special Purpose Subsidiary to the creditors thereof which is not recourse to any other assets of the Company or any Restricted Subsidiary.
          “Notes Guarantee” means the Guarantee on the terms set forth in the Indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.
          “Notes Obligations” means the Obligations of the Company and the Guarantors with respect to the Notes.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Offering Circular” means the confidential Offering Circular dated August 10, 2010, pursuant to which the initial Notes were offered and sold.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Executive Vice President (or any such other officer that performs similar duties) of the Company.
          “Officers’ Certificate” of the Company means a certificate signed on behalf of the Company by two Officers.

          “Permitted Collateral Liens” means:
     (i) (a) any Lien on the Collateral to secure
     (1) any Indebtedness incurred as Permitted Indebtedness pursuant to the provisions described in clause (b)(i) under “— Certain Covenants — Incurrence of Indebtedness”;
     (2) the Notes (or any Guarantees thereof) incurred as Permitted Indebtedness pursuant to the provisions described in clause (b)(ii) under “— Certain Covenants — Incurrence of Indebtedness”;
     (3) any other Indebtedness incurred pursuant to the covenant described under “— Certain Covenants — Incurrence of Indebtedness”; provided, however, that (x) no Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Secured Debt Ratio of the Company, calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness, would be no greater than 2.5 to 1.0;
     (4) any Refinancing Indebtedness of Indebtedness described in the foregoing clauses (2) or (3) or this clause (4); or
     (5) Banking Product Obligations to the extent that the provider of such Banking Product Obligations has agreed to be bound by the terms of an Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of an Intercreditor Agreement, in each case which are subject to the terms of an Intercreditor Agreement; or
     (b) any Lien on the Collateral that is a statutory Lien arising by operation of law; provided, however, that such Lien either ranks:
     (1) equal to all other Liens on such Collateral securing unsubordinated Indebtedness of the Company or the relevant Restricted Subsidiary, if the Lien secures unsubordinated Indebtedness; or
     (2) junior to the Liens securing the Notes, and
     (ii) any Permitted Lien described in clauses (i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi) and (xxii) of the definition of “Permitted Lien”; provided, however, that (A) such Permitted Lien (other than any Lien described in clauses (iii), (ix), (xiv), (xv), (xvi) and (xvii) of such definition) is not a Lien on any of the Points and (B) such Permitted Lien (other than any Lien described in clauses (iii), (vii) and (ix) of such definition) is not a Lien on any cash or Cash Equivalents constituting Collateral and held by the Collateral Agent.
          “Permitted Future Secured Creditors” means the holders or lenders (and their representatives and trustees), as the case may be, of Permitted Future Secured Indebtedness.
          “Permitted Future Secured Indebtedness” means Secured Indebtedness (other than any Secured Indebtedness with respect to the Notes) incurred after the Issue Date in compliance with the Indenture, to the extent the Company, the Issuer and the Subsidiary Guarantors are permitted to create a Permitted Collateral Lien for the benefit of the holders or lenders thereof or their representatives and trustees, as the case may be, without violating the covenant described under “— Certain Covenants — Liens”.
          “Permitted Holder” means (i) Stephen J. Cloobeck and David F. Palmer, their estates, descendants and legal representatives and any Person that they control; (ii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Company; and (iii) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer has been made and completed in accordance with the requirements of this Indenture, together with its Affiliates.
          “Permitted Investments” means:
     (i) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company other than a Special Purpose Subsidiary;
     (ii) any Investment in cash or Cash Equivalents;
     (iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (1) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company other than a Special Purpose Subsidiary and a Guarantor that is engaged in a Related Business or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company other than a Special Purpose Subsidiary that is a Guarantor and that is engaged in a Related Business;
     (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “— Certain Covenants — Asset Sales”;
     (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
     (vi) any Investment in Timeshare Loans generated in the ordinary course of business by the Company and the Restricted Subsidiaries;
     (vii) any Investment existing on the Issue Date;
     (viii) loans and advances to officers, directors and employees (other than to a Permitted Holder) for payroll, business-related travel, moving expenses and similar purposes to, and Guarantees issued to support the obligations of officers, directors and employees, in each case in the ordinary course of business;
     (ix) Hedging Obligations otherwise permitted under the Indenture;
     (x) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and endorsements for collection or deposit in the ordinary course of business;
     (xi) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in satisfaction of claims or judgments; and
     (xii) other Investments by the Company or any Restricted Subsidiary in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not exceed $10.0 million in the aggregate at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value).
          “Permitted Liens” means:

     (i) Liens existing on the Issue Date;
     (ii) Liens on Timeshare Loans, and related rights and assets and the proceeds thereof incurred in connection with Permitted Securitizations;
     (iii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided, however, that, in the case of contested taxes, adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;
     (iv) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;
     (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or welfare legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (vi) easements, rights of way, restrictions, covenants and other similar encumbrances affecting real property and minor imperfections of title that would not in any case reasonably be expected to have a material adverse effect on the present or future use of the property to which it relates or a material adverse effect on the sale or lease of such property;
     (vii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;
     (viii) Liens incurred on deposits to secure (1) the performance of tenders, bids, trade contracts, licenses and leases, fee and expense arrangements with trustees and fiscal agents, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, or (2) indemnification obligations entered into in the ordinary course of business relating to any disposition permitted hereunder;
     (ix) Liens securing judgments, awards or orders for the payment of money that do not constitute an Event of Default pursuant to clause (viii) of the definition thereof;
     (x) leases, subleases and other occupancy agreements with respect to real property owned or leased by the Company or any Restricted Subsidiary not interfering in any material respect with the business of the Company or any Restricted Subsidiary;
     (xi) Permitted Collateral Liens, including Liens created under the Security Documents;
     (xii) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
     (xiii) Liens in favor of the Company or any Restricted Subsidiary (other than a Special Purpose Subsidiary);
     (xiv) Liens securing any Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary that would not have secured the Indebtedness so Refinanced had such Indebtedness not been Refinanced;

     (xv) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness” covenant; provided, however, that:
     (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and
     (b) such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary as determined by the management of the Company in their reasonable and good faith judgment;
     (xvi) Liens securing performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
     (xvii) Liens securing Capital Lease Obligations, mortgage financings or purchase money obligations securing Indebtedness described in clause (xiii) of paragraph (b) under “— Certain Covenants — Incurrence of Indebtedness”; provided, however, that any such Lien (A) covers only the assets acquired, constructed or improved with such Indebtedness and (B) is created within 180 days of such acquisition, construction or improvement;
     (xviii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;
     (xix) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (xx) Liens on cash or cash equivalents securing permitted Hedging Obligations;
     (xxi) Liens on rights of beneficiaries under trust arrangements to secure trust fees and other related fees and expenses; or
     (xxii) Liens other than any of the foregoing incurred by the Company or any Restricted Subsidiary with respect to Indebtedness or other obligations that do not, in the aggregate, exceed $10.0 million.
          “Permitted Securitization” means each transfer or encumbrance (each a “disposition”) of (A) Timeshare Loans, in each case by the Company or any Restricted Subsidiary to one or more Special Purpose Subsidiaries or by one Special Purpose Subsidiary to another Special Purpose Subsidiary, conducted in accordance with the following requirements:
     (i) each disposition in clause (A) shall identify with reasonable certainty the specific Timeshare Loans;
     (ii) the only Indebtedness of the Company or any Restricted Subsidiary resulting from such disposition shall be Nonrecourse Indebtedness of one or more Special Purpose Subsidiaries; and
     (iii) both immediately before and after such disposition, no Default has occurred and is continuing.

          “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or government or any agency or political subdivision thereof or any other entity.
          “Points” means vacation points which confer on an owner thereof the right to use a residential unit.
          “Polo Towers Lines of Credit and Securitization Notes Payable” means the (i) variable rate lines of credit and (ii) the securitized loans that were collateralized by retail contracts and related vacation ownership interests which carry fixed interest rates of 7.26% and 7.65%, each of which were contributed to the Company on April 26, 2007.
          “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
          “Qualified Equity Interests” of a Person means Equity Interests of such Person other than:
          (i) any Disqualified Stock;
          (ii) any Equity Interests sold to a Subsidiary of such Person or a Company Equity Plan; or
          (iii) any Equity Interests financed, directly or indirectly, using funds borrowed from such Person, a Subsidiary of such Person or any Company Equity Plan or contributed, extended, advanced or guaranteed by such Person, a Subsidiary of such Person or any Company Equity Plan.
          Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.
          “Quorum Facility” means that certain loan sale facility in a minimum aggregate amount of $40 million as evidenced by that Loan Sale and Security Agreement dated as of April 30, 2010 by and among Quorum Federal Credit Union, as buyer, DRI Quorum 2010 LLC, as seller, Wells Fargo, National Association, as back-up servicer and Diamond Resorts Financial Services, Inc., as servicer, and the other transaction documents related thereto.
          “Refinance” means, in respect of any Indebtedness, to refinance, restructure, extend, renew, refund, pay, repay, prepay, redeem, defease, discharge or retire, or to issue a security or Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
          (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
          (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;
          (iii) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and
          (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 13, 2010, among the Company, the Guarantors and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers.
          “Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.
          “Replacement Assets” means, in connection with an Asset Sale, properties and assets that replace the properties and assets that were the subject of such Asset Sale, or properties and assets that will be used in the business of the Company and the Restricted Subsidiaries as existing on the Issue Date or in a Related Business, including Capital Stock of a Person primarily engaged in a Related Business that becomes a Restricted Subsidiary.
          “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Issuer) that is not then an Unrestricted Subsidiary; provided, however, that, upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall, to the extent that it remains a Subsidiary of the Company at such time, be a Restricted Subsidiary.
          “S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary substantially concurrently leases it from such Person.
          “SEC” means the Securities and Exchange Commission and any successor agency.
          “Secured Debt Ratio”, as of any date of determination, means the ratio of (1) Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens on any of the Collateral as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Adjusted EBITDA for the most recently ended four full fiscal quarters or which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Total Indebtedness and Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
          “Secured Indebtedness” means any Indebtedness secured by a Lien.
          “Secured Obligations” means the Notes Obligations and the obligations of the Company, the Issuer and the Subsidiary Guarantors with respect to any Permitted Future Secured Creditors to the extent those obligations are then subject to an Intercreditor Agreement.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securitization” means a public or private transfer of Timeshare Loans in the ordinary course of business and by which the Company or any of the Restricted Subsidiaries directly or indirectly securitizes a pool of specified Timeshare Loans including any such transaction involving the sale of specified Timeshare Loans to a Special Purpose Subsidiary.
          “Security Agreement” means the Collateral Agreement dated the Issue Date, among the Company, Intermediate Holdco, the Issuer, the Subsidiary Guarantors and the Collateral Agent.

          “Security Documents” means the Security Agreement and all other agreements or instruments evidencing or creating any security interest or Lien in favor of the Collateral Agent or Trustee, for the benefit of the Holders, in any or all of the Collateral, in each case, as amended from time to time in accordance with their respective terms.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect from time to time.
          “Special Purpose Subsidiary” means any wholly-owned direct or indirect Subsidiary of the Company established for the sole purpose of conducting one or more Permitted Securitizations and otherwise established and operated in accordance with customary industry practices.
          “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company that the Company has determined in good faith to be customary in a Securitization, including those relating to the servicing of the assets of a Special Purpose Subsidiary.
          “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including any date upon which a repurchase at the option of holders of such Indebtedness is required to be consummated, but excluding any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof so long as such obligations remain contingent.
          “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
          “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in the Indenture will refer to a Subsidiary or Subsidiaries of the Company.
          “Subsidiary Guarantor” means each Subsidiary of the Company that Guarantees the Notes as provided for in the Indenture.
          “Sunterra SPE 2004 Notes” means the Class A notes, Class B notes, Class C notes and Class D notes issued by Sunterra Owner Trust 2004-1.
          “Tempus Acquisition Loan” means that certain credit facility among Tempus Acquisition, LLC; an affiliate of Guggenheim, as the lender; and Guggenheim Corporate Funding, LLC, as administrative agent.
          “Timeshare Loans” means loans made by the Company or one of its Subsidiaries to finance the purchase of Vacation Interests from the Company or one of its Subsidiaries and evidenced by a promissory note secured by Points or a fee simple interest in a residential unit.
          “Total Indebtedness” means, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis (and excluding, for the avoidance of doubt, all Nonrecourse Indebtedness of Special Purpose Subsidiaries relating to Permitted Securitizations).

          “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2014; provided, however, that if the period from the Redemption Date to August 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          “Trust Monies” means all cash and Cash Equivalents received by the Trustee:
     (i) upon the release of Collateral, whether pursuant to an Asset Sale or otherwise;
     (ii) as compensation for or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by or sold pursuant to any order of a governmental authority or otherwise disposed of;
     (iii) as net insurance proceeds; and
     (iv) pursuant to the Security Documents and any Intercreditor Agreement.
          “Unrestricted Subsidiary” means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary; provided, however, that the Issuer cannot be an Unrestricted Subsidiary.
          FLRX, Inc. and its Subsidiaries shall each be Unrestricted Subsidiaries on the Issue Date without further action. The Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) of the Company to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of the Company or any Restricted Subsidiary or owns or holds any Indebtedness of or Lien on any property of the Company or any Restricted Subsidiary; provided, however, that
     (i) any Guarantee or other credit support by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an incurrence of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary at the time of such designation;
     (ii) either (1) the Restricted Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Restricted Payments”; and
     (iii) after giving pro forma effect to the incurrence of Indebtedness and the Investment referred to in clause (i) of this proviso, (1) such Indebtedness would be permitted to be incurred as Ratio Indebtedness, (2) such Investment would be in compliance with the covenant described under “— Certain Covenants — Restricted Payments” and (3) no Default shall have occurred and be continuing.
          The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that
     (i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; and
     (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture.
          Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

          “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.
          “Vacation Interests” means a timeshare interest or interval, however defined in the applicable condominium or timeshare declaration, trust agreement or other relevant document or instrument pursuant to which such timeshare interest or interval is created, whether or not coupled with a fee simple interest in real estate, together with all rights, benefits, privileges and interests appurtenant thereto, including the right to use and occupy a residential unit within the applicable residential real estate property and the common areas and common furnishings appurtenant to such unit for a specified period of time, on an annual or biennial basis, as more specifically described in the applicable declaration or other relevant document or instrument. Vacation Interests shall include Points.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that (i) if such Person is a corporation, is at the time entitled to vote in the election of such corporation’s board of directors or any committee thereof duly authorized to act on behalf of such board or (ii) if such Person is an entity other than a corporation, is at the time entitled to vote in the election of the group or individual exercising the authority with respect to such Person generally vested in a board of directors of a corporation.
          “Wholly-Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
          The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.
          In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS
          The following is a summary of certain considerations associated with the receipt, holding or transfer of exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
          ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
          In considering whether to receive, hold or transfer exchange notes, a Plan fiduciary should determine whether such receipt, holding or transfer is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Laws
          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
          The receipt, holding or transfer of exchange notes by an ERISA Plan with respect to which the issuer or any of its affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the receipt, holding or transfer complies with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the receipt, holding or transfer of exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. There can be no assurance that any class exemption or any other exemption will be available with respect to any particular transaction involving the exchange notes, or that if an exemption is available, it will cover all aspects of any particular transaction.
          Because of the foregoing, the exchange notes should not be received, held or transferred by any person investing “plan assets” of any Plan, unless such receipt, holding or transfer will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.
          The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering receiving, holding or transferring exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the receipt, holding or transfer of the exchange notes.
          The sale or issuance of notes to a Plan is in no respect a representation by the Issuer that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION
          Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Broker-dealers who acquired the outstanding notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the exchange notes and cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters. In addition, broker-dealers who acquired outstanding notes directly from us in the initial offering cannot use this prospectus in connection with resales of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until      , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
          We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
          The validity of the exchange notes and the related guarantees offered hereby will be passed upon for us by Katten Muchin Rosenman LLP, Chicago, Illinois.
EXPERTS
          The financial statements and schedules as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          The indenture governing the notes provides that, regardless of whether we are at any time required to file reports with the SEC, we will file with the SEC and furnish to the holders of the notes all such reports and other information as we would be required to be filed with the SEC if we were subject to the reporting requirements of the Exchange Act, provided that, until the first anniversary of the issue date of the notes, such filing obligation will be deemed satisfied (i) to the extent the information required by such Exchange Act reports is contained in the exchange offer registration statement or shelf registration statement required by the registration rights agreement or (ii) by us posting on our website, within 15 days of the time periods after which we would have been required to file such reports with the SEC, the financial information that would be required to be included in such Exchange Act reports. While any notes remain outstanding, we will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this exchange offer and the exchange notes (including, but not limited to, the indenture governing the notes and the registration rights agreement), but, where such contract or other document is an exhibit to the registration statement, reference is hereby made to the actual agreements for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to:
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Tel: (702) 684-8000
Attn: Ms. Yanna Huang, Treasurer

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
To the Members of
Diamond Resorts Parent, LLC and Subsidiaries
Las Vegas, Nevada
We have audited the accompanying consolidated balance sheets of Diamond Resorts Parent, LLC and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in member capital and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamond Resorts Parent, LLC at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO USA, LLP
BDO USA, LLP
Las Vegas, Nevada
March 11, 2011 (except for Note 25, as to which the date is April 29, 2011)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(In thousands, except share data)

	2010	2009
ASSETS

Cash and cash equivalents	$27,329	$17,186
Cash in escrow and restricted cash	30,048	40,544
Mortgages and contracts receivable, net of allowance of $55,151 and $60,911, respectively	245,287	263,556
Due from related parties, net	20,958	15,378
Other receivables, net	35,980	33,884
Income tax receivable	10	1,176
Prepaid expenses and other assets, net	46,248	28,828
Unsold Vacation Interests, net	190,564	203,225
Property and equipment, net	29,097	25,708
Assets held for sale	9,517	—
Intangible assets, net	45,713	42,633

Total assets	$680,751	$672,118

LIABILITIES AND MEMBER CAPITAL (DEFICIT)

Accounts payable	$7,655	$10,956
Due to related parties, net	36,251	36,695
Accrued liabilities	67,533	48,914
Income taxes payable	3,936	441
Deferred income taxes	—	389
Deferred revenues	67,706	59,461
Senior secured notes, net of unamortized original issue discount of $10,278 and $0, respectively	414,722	—
Borrowings under line of credit agreements	—	393,954
Securitization notes and conduit facilities, net	186,843	222,913
Derivative liabilities	79	464
Notes payable	23,273	1,792

Total liabilities	807,998	775,979

Commitments and contingencies

Redeemable preferred units (1,000 shares authorized, issued and outstanding)	84,502	103,528

Member capital (deficit):
Member capital (authorized 1,090 common units, no par value; issued 1,090 and 1,000 common units, respectively)	7,335	7,335
Accumulated deficit	(201,338)	(198,317)
Accumulated other comprehensive loss	(17,746)	(16,407)

Total member capital (deficit)	(211,749)	(207,389)

Total liabilities and member capital (deficit)	$680,751	$672,118

Certain prior year balances have been reclassified to conform to current year presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Revenues:
Vacation Interest sales	$214,764	$248,643	$285,442
Provision for uncollectible Vacation Interest sales revenue	(12,655)	(14,153)	(51,166)

Vacation Interest, net	202,109	234,490	234,276
Management, member and other services	102,651	108,203	93,241
Consolidated resort operations	26,547	23,814	21,006
Interest	39,327	44,172	53,626
Gain on mortgage repurchase	191	282	265

Total revenues	370,825	410,961	402,414

Costs and Expenses:
Vacation Interest cost of sales	39,730	55,135	67,551
Advertising, sales and marketing	114,029	116,098	148,565
Vacation Interest carrying cost, net	29,821	32,992	22,831
Management, member and other services	23,646	31,163	35,346
Consolidated resort operations	23,972	22,456	23,685
Loan portfolio	10,566	9,835	8,753
General and administrative	67,905	71,306	78,618
Gain on disposal of assets	(1,923)	(137)	(1,007)
Depreciation and amortization	11,939	13,366	16,687
Interest, net of capitalized interest of $0, $0 and $352, respectively	67,162	68,515	71,380
Loss on extinguishment of debt	1,081	10,903	—
Impairments and other write-offs	3,330	1,125	17,168

Total costs and expenses	391,258	432,757	489,577

Loss before (benefit) provision for income taxes	(20,433)	(21,796)	(87,163)
(Benefit) provision for income taxes	(1,274)	(799)	1,809

Net loss	$(19,159)	$(20,997)	$(88,972)

Certain prior year balances have been reclassified to conform to current year presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBER CAPITAL (DEFICIT)
AND COMPREHENSIVE INCOME (LOSS)
For the years ended December 31, 2010, 2009 and 2008
($ in thousands)

	Temporary Member Capital		Permanent Member Capital

						Accumulated	Total
	Preferred Redeemable		Common			Other	Member
	Units		Units	Member	Accumulated	Comprehensive	Capital	Comprehensive
	Shares	Amount	Shares	Capital	Deficit	Income (Loss)	(Deficit)	Loss
Balance at December 31, 2007	1,000	$72,047	1,000	$7,149	$(56,867)	$814	$(48,904)

Net loss for the year ended December 31, 2008					(88,972)		(88,972)	$(88,972)

Other comprehensive loss:
Currency translation adjustments, net of tax of $0						(21,917)	(21,917)	(21,917)

Priority returns and redemption premiums		13,051			(13,051)		(13,051)

Balance at December 31, 2008	1,000	85,098	1,000	7,149	$(158,890)	(21,103)	(172,844)

Comprehensive loss for the year ended December 31, 2008								$(110,889)

Second Lien warrants				186			186

Net loss for the year ended December 31, 2009					(20,997)		(20,997)	$(20,997)

Other comprehensive income:
Currency translation adjustments, net of tax of $0						4,696	4,696	4,696

Priority returns and redemption premiums		18,430			(18,430)		(18,430)

Balance at December 31, 2009	1,000	103,528	1,000	7,335	(198,317)	(16,407)	(207,389)

Comprehensive loss for the year ended December 31, 2009								$(16,301)

Guggenheim equity investment	1,000	75,000	269.3

Repurchase of equity previously held by another minority institutional investor	(1,000)	(111,680)	(179.3)		36,680		36,680

Costs related to issuance of common and preferred units					(2,888)		(2,888)

Net loss for the year ended December 31, 2010					(19,159)		(19,159)	$(19,159)

Other comprehensive loss:
Currency translation adjustments, net of tax of $0						(1,339)	(1,339)	(1,339)

Priority returns and redemption premiums		17,654			(17,654)		(17,654)

Balance at December 31, 2010	1,000	$84,502	1,090	$7,335	$(201,338)	$(17,746)	$(211,749)

Comprehensive loss for the year ended December 31, 2010								$(20,498)

Certain prior year balances have been reclassified to conform to current year presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Operating activities:
Net loss	$(19,159)	$(20,997)	$(88,972)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,939	13,366	16,687
Provision for uncollectible Vacation Interest sales revenue	12,655	14,153	51,166
Amortization of capitalized financing costs and original issue discount	2,521	1,989	8,860
Amortization of capitalized loan origination costs and portfolio discount	3,007	3,230	1,853
Loss (gain) on foreign currency exchange	42	182	(487)
Gain on disposal of assets	(1,923)	(137)	(1,007)
Gain on mortgage repurchase	(191)	(282)	(265)
Loss on extinguishment of debt	1,081	10,903	—
Deferred income taxes	(377)	7	(566)
Unrealized (gain) loss on derivative instruments	(314)	(3,885)	4,032
Impairments and other write-offs	3,330	1,125	17,168
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	12,190	19,495	(29,235)
Due from related parties, net	(5,776)	8,968	22,625
Other receivables, net	3,041	1,657	(1,077)
Prepaid expenses and other assets, net	(115)	2,516	1,871
Unsold Vacation Interests, net	10,308	19,236	20,731
Accounts payable	(3,224)	2,518	(11,799)
Due to related parties, net	5,255	7,589	19,567
Accrued liabilities	18,447	5,306	(6,944)
Income taxes payable (receivable)	4,632	(1,925)	2,085
Deferred revenues	8,632	2,779	18,793

Net cash provided by operating activities	66,001	87,793	45,086

Investing activities:
Property and equipment capital expenditures	(5,553)	(4,672)	(13,861)
Purchase of assets from ILX Resorts, Inc.	(30,722)	—	—
Disbursement of Tempus Acquisition note receivable	(3,005)	—	—
Acquisition of Sunterra Corporation	—	—	(2,910)
Intangible assets acquired by Diamond Europe	—	—	(1,358)
Proceeds from sale of assets	1,881	422	10,866

Net cash used in investing activities	$(37,399)	$(4,250)	$(7,263)

Certain prior year balances have been reclassified to conform to current year presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS —Continued
For the years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Financing activities:
Changes in cash in escrow and restricted cash	$10,526	$8,455	$(445)
Proceeds from issuance of Senior Secured Notes, net of original issue discount of $10,570, $0 and $0, respectively	414,430	—	—
Proceeds from issuance of Quorum Facility	16,697	—	—
Proceeds from issuance of Tempus Acquisition Loan	3,300	—	—
Proceeds from issuance of Diamond Resorts Owners Trust 2009-1	—	181,012	—
Proceeds from issuance of 2008 Conduit Facility	25,533	29,033	16,520
Proceeds from issuance of 2007 Conduit Facility	—	—	32,669
Proceeds from issuance of ILXA Receivables Loan	11,870	—	—
Proceeds from issuance of ILXA Inventory Loan	17,513	—	—
Proceeds from issuance of First and Second Lien Facilities	—	—	23,500
Payments on Quorum Facility	(3,755)	—	—
Payments on Diamond Resorts Owners Trust 2009-1	(47,855)	(12,303)	—
Payments on 2008 Conduit Facility	(4,307)	(192,469)	(34,572)
Payments on 2007 Conduit Facility	—	(51,153)	(8,296)
Payments on ILXA Receivables Loan	(1,578)	—	—
Payments on First and Second Lien Facilities	(397,609)	(1,139)	(46,750)
Payments on Polo Towers lines of credit and securitization notes	(11,009)	(9,955)	(12,530)
Payment on 2004 Securitization Notes	(21,722)	(13,251)	(18,383)
Payments on notes payable	(8,221)	(9,638)	(7,962)
Payments of debt issuance costs	(19,125)	(9,428)	(3,775)
Proceeds from Guggenheim equity investment	75,000	—	—
Repurchase of equity previously held by another minority institutional investor	(75,000)	—	—
Payments of costs related to issuance of common and preferred units	(2,888)	—	—
Payments for derivative instrument	(71)	(8,824)	—

Net cash used in financing activities	(18,271)	(89,660)	(60,024)

Net increase (decrease) in cash and cash equivalents	10,331	(6,117)	(22,201)

Effect of changes in exchange rates on cash and cash equivalents	(188)	596	(4,295)

Cash and cash equivalents, beginning of period	17,186	22,707	49,203

Cash and cash equivalents, end of period	$27,329	$17,186	$22,707

Certain prior year balances have been reclassified to conform to current year presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS —Continued
For the years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$44,633	$63,297	$58,735

Cash paid for taxes, net of tax refunds	$(5,514)	$1,239	$(482)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$17,654	$18,430	$13,051

Insurance premiums financed through issuance of note payable	$7,897	$8,573	$7,416

Assets held for sale reclassified to unsold Vacation Interests	$—	$4,220	$—

Unsold Vacation Interests reclassified to assets held for sale	$10,064	$—	$—

Property and equipment reclassified to assets to be disposed but not actively marketed (prepaid expenses and other assets)	$588	$—	$—

Management contracts reclassified to assets held for sale	$587	$—	$—

Proceeds from issuance of ILXA Inventory Loan in transit	$1,028	$—	$—

Purchase of assets from ILX Resorts, Inc.:
Fair value of assets acquired	$34,876	$—	$—
Cash paid	(30,722)	—	—

Liabilities assumed	$4,154	$—	$—

Certain prior year balances have been reclassified to conform to current year presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 1—Background, Business and Basis of Presentation
     Business and Background
     Diamond Resorts Parent, LLC is a Nevada limited liability company created on March 28, 2007 through the contribution of $62.4 million cash by a third-party investor and $7.1 million of net assets from Cloobeck Diamond Parent, LLC, the Company’s majority equity holder. The third-party investor was issued common and preferred units with a liquidation preference as well as a priority return of 17% per annum, compounded quarterly, payable upon certain events. The preferred units do not provide to the holder any participation or conversion rights. The common and preferred members’ liability is limited to their respective capital contributions. Diamond Resorts Parent, LLC (“DRP”), together with its wholly-owned subsidiaries, is hereafter referred to as “Diamond Resorts” or the “Company.” The capitalization of the Company occurred on April 27, 2007 simultaneously with the acquisition of and merger with Sunterra Corporation (“Sunterra” or the “Predecessor Company”) and cancellation of Sunterra’s outstanding common stock for $16.00 per share (“the Merger” or “the April 27, 2007 Merger”).
     The Company operates in the vacation ownership industry, with an ownership base of more than 380,000 families and a network of 203 destinations located in 28 countries including the United States, Canada, Mexico, and throughout the Caribbean, Europe, Asia, Australia and Africa. The Company’s resort network includes 68 Diamond Resorts International-branded and managed properties and 131 affiliated resorts and four cruise ships, which are a part of the Company’s network and available for its members to use as vacation destinations, although the Company does not manage them. As referenced in these financial statements, Diamond Resorts International® and THE Club® are trademarks of the Company.
     The Company’s operations consist of three interrelated businesses: (i) hospitality and management services; (ii) marketing and sales of Vacation Ownership Interests (“VOI” or “Vacation Interests”); and (iii) consumer financing for purchasers of the Company’s Vacation Interests.

•	Hospitality and Management Services. The Company manages 68 branded resort properties, which are located in the continental United States, Hawaii, the Caribbean and Europe. The Company also manages five multi-resort trusts or similar arrangements (the “Collections”). Each Collection holds real estate in the Company’s resort properties underlying the Vacation Interests that the Company sells. As manager of the Company’s branded resorts and Collections, it provides billing services, account collections, accounting and treasury functions and information technology services. In addition, for branded resorts, the Company also provides an online reservation system and customer service contact center, operates the front desks and amenities and furnishes housekeeping, maintenance and human resources services. Management contracts typically have an initial term of three to five years with automatic renewals and are structured on a cost-plus basis, thereby providing the Company with a recurring and stable revenue stream. In addition, the Company earns recurring fees by operating THE Club, the points-based exchange and member services program that enables members to vacation at any of the 203 destinations in the Company’s network. These items are included in management, member and other services revenue and expense in the accompanying consolidated statements of operations.

In addition, the Company serves as the homeowners’ association (“HOA”) for its two resorts in St. Maarten and earns maintenance fees and incurs operating expenses at these two resorts. At certain resorts, the Company also operates golf courses, food and beverage venues, retail shops, a campground and a marina and earns incidental revenue and incurs operating expense. Finally, the Company provides cable, telephone, and technology services to HOAs. These items are included in consolidated resort operations revenue and expense in the accompanying consolidated statements of operations.

•	Marketing and Sales of Vacation Interests. The Company markets and sells Vacation Interests in its resort network. Sales prospects are generated by utilizing a variety of marketing programs. Currently, the Company sells Vacation Interests only in the form of points, which can be utilized for vacations for varying lengths of stay at any resort in its network. In the past, the Company also sold Vacation Interests in the

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
form of deeded intervals, which provide the right to vacation at a particular resort for a specified length of time.

•	Consumer Financing of Vacation Interests. The Company provides loans to eligible customers who purchase Vacation Interests through sales centers and choose to finance their purchase. These loans are collateralized by the underlying Vacation Interests and bear interest at a fixed rate. The Company’s consumer finance servicing operations include underwriting, collection and servicing of its consumer loan portfolio.

Basis of Presentation
          The following is a list of entities included in the accompanying consolidated financial statements:
AKGI St. Maarten, NV and subsidiaries
Citrus Insurance Company, Inc.
DRI Quorum 2010 LLC
Diamond Resorts (Europe) Ltd. and subsidiaries
Diamond Resorts Centralized Services Company
Diamond Resorts Corporation
Diamond Resorts Developer and Sales Holding Company and subsidiaries
Diamond Resorts Finance Holding Company and subsidiaries
Diamond Resorts Holdings, LLC
Diamond Resorts Issuer 2008, LLC
Diamond Resorts Management and Exchange Holding Company and subsidiaries
Diamond Resorts Owner Trust 2009-1
Diamond Resorts Polo Development, LLC
Diamond Resorts Services, LLC
FLRX, Inc. and subsidiaries
George Acquisition Subsidiary, Inc.
ILX Acquisition, Inc. and subsidiaries
Sunterra Owner Trust 2004-1
Tempus Acquisition, LLC
          Some of the above entities, which include corporations, limited liability companies and partnerships, each have several subsidiaries. On August 31, 2010, the Company acquired a majority of the assets and assumed certain liabilities of ILX Resorts, Inc. (the “ILX Acquisition”) through its wholly-owned subsidiary, ILX Acquisition, Inc. (“ILXA”). See Note 20—Business Combination for further details.
          The Company intends to acquire Tempus Resorts International, Ltd. and certain of its affiliates through Tempus Acquisition, LLC (“Tempus Acquisition”), a wholly-owned subsidiary of the Company. As part of the plan of acquisition, Tempus Acquisition entered into the Credit and Security Agreement on November 23, 2010 for the revolving loan facility (“Tempus Loan”) as the borrower and the Post-Petition Term Credit and Security Agreement for the debtor-in-possession financing (“Tempus Note Receivable”) as the lender. See Note 7—Other Receivables, Net and Note 12—Borrowings for further details.
Reclassifications
          Certain prior year balances were reclassified from previously issued reports to conform to current year presentation.
Liquidity
          Vacation Interest receivables collateralizing the Company’s borrowings were $247.4 million at December 31, 2010. The Company believes it will be able to complete a transaction that will allow it to either pay down or refinance its 2008 Conduit Facility prior to the August 30, 2011 maturity date. There is no assurance, however, that the Company will be successful in completing such a transaction, in which case the lenders would likely take recourse

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
on the collateral resulting in a decrease in net interest income. At December 31, 2010, the Company had $39.5 million outstanding under its conduit facility. Cash provided by operations was $66.0 million for the year ended December 31, 2010, compared to $87.8 million for the year ended December 31, 2009 and $45.1 million for the year ended December 31, 2008. Cash and cash equivalents were $27.3 million and $17.2 million as of December 31, 2010 and 2009, respectively. The Company believes there will be sufficient existing cash resources and cash flows from operations, in addition to future refinancing activities, to meet the anticipated debt maturities and the Company’s other cash requirements during 2011. If cash flows from operations are less than expected, the Company would need to curtail its sales and marketing operations or raise additional capital.
Note 2—Summary of Significant Accounting Policies
          Principles of Consolidation—The accompanying consolidated financial statements include all subsidiaries of the Company. With the exception of the hotel properties in Europe that the Company owns and provides to a trust in Europe under a rental agreement, the Company does not have any interests in any variable interest entities for which the Company is considered the primary beneficiary under Accounting Standards Codification (“ASC”) 810, “Consolidation.” All significant intercompany transactions and balances have been eliminated from the accompanying consolidated financial statements.
          Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates were used by the Company to estimate the fair value of the assets acquired and liabilities assumed in the ILX Acquisition. These estimates included projections of future cash flows derived from sales of Vacation Interests, mortgages and contracts receivable, management services revenue and rental income. Additionally, the Company made significant estimates of costs associated with such projected revenues including but not limited to loan defaults, recoveries and discount rates. The assets acquired and liabilities assumed were recorded based on a preliminary appraisal and are subject to change pending the completion of the final appraisal.
          In preparation of its consolidated financial statements, the Company also made significant estimates which include: (1) allowance for loan and contract losses, and provision for uncollectible Vacation Interest revenue; (2) useful lives of property and equipment; (3) estimated useful lives of intangible assets acquired; (4) estimated costs to build or acquire any additional Vacation Interests, estimated total revenues expected to be earned on a project, related estimated provision for uncollectible Vacation Interest revenue and sales incentives, estimated projected future cost and volume of recoveries of Vacation Interests, estimated sales price per point and estimated number of points sold used to allocate certain unsold Vacation Interests to Vacation Interest cost of sales under the relative sales value method; and (5) the valuation allowance recorded against deferred tax assets. It is at least reasonably possible that a material change in one or more of these estimates may occur in the near term and that such change may materially affect actual results.
          Vacation Interest Sales Revenue Recognition—With respect to the Company’s recognition of revenue from Vacation Interest sales, the Company follows the guidelines included in ASC 978, “Real Estate-Time-Sharing Activities.” Under ASC 978, Vacation Interest sales revenue is divided into separate components that include the revenue earned on the sale of the Vacation Interest and the revenue earned on the sales incentive given to the customer as motivation to purchase the Vacation Interest. In order to recognize revenue on the sale of Vacation Interests, ASC 978 requires a demonstration of a buyer’s commitment (generally a cash payment of 10% of the purchase price plus the value of any sales incentives provided). A buyer’s down payment and subsequent mortgage payments are adequate to demonstrate a commitment to pay for the Vacation Interest once 10% of the purchase price plus the value of the incentives provided to consummate a Vacation Interest transaction has been covered. The Company recognizes sales of Vacation Interests on an accrual basis after (i) a binding sales contract has been executed; (ii) the buyer has adequately demonstrated a commitment to pay for the Vacation Interest; (iii) the rescission period required under applicable law has expired; (iv) collectibility of the receivable representing the remainder of the sales price is reasonably assured; and (v) the Company has completed substantially all of the Company’s obligations with respect to any development related to the real estate sold (i.e., construction has been substantially completed and certain minimum project sales levels have been met). If the buyer’s commitment has not met ASC 978 guidelines, the Vacation Interest sales revenue and related Vacation Interest cost of sales and direct

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
selling costs are deferred and recognized under the installment method until the buyer’s commitment is satisfied, at which time the full amount of the sale is recognized. The net deferred revenue is included in mortgages and contracts receivable on the Company’s balance sheet. Under ASC 978, the provision for uncollectible Vacation Interest sales revenue is recorded as a reduction of Vacation Interest sales revenue.
          Management, Member and Other Services Revenue Recognition—Management, member and other services revenue includes resort management fees charged to homeowners’ associations (“HOAs”) and Collections that hold members’ Vacation Interests, as well as revenues from the Company’s operation of THE Club and the provision of other services. THE Club membership annual dues are recognized ratably over the year.
•	Management fee revenues are recognized in accordance with the terms of the Company’s management contracts. The Company collects maintenance fees from the HOAs and Collections under the Company’s management agreements, which are recognized ratably throughout the year as earned.

•	The Company charges an annual fee for membership in THE Club, an internal exchange, reservation and membership service organization. In addition to annual dues associated with THE Club, the Company earns revenue associated with customer conversions into THE Club, which involve the payment of a one-time fee by interval owners who wish to retain their intervals but also participate in THE Club. The Company also earns revenue through the Company’s travel-related services and other affinity programs.

•	Other services revenue includes (1) closing costs on sales of Vacation Interests; (2) collection fees paid by owners when they bring their accounts current after collection efforts have been made by the Company on behalf of HOAs; (3) reservation protection plan revenue, which is an optional fee paid by customers when making a reservation to protect their points should they need to cancel their reservation; (4) travel services revenue from the Company’s European travel operations, which the Company discontinued during the second quarter of 2008; (5) revenue associated with certain sales incentives given to customers as motivation to purchase a Vacation Interest, which is recorded upon recognition of the related Vacation Interest sales revenue; and (6) late/impound fees assessed on delinquent customer accounts.
          Consolidated Resort Operations Revenue Recognition— Consolidated resort operations revenue consists of the following:
•	For the Company’s properties located in the Caribbean, the Company provides services traditionally administered by an HOA. Consolidated resort operations revenue includes the maintenance fees billed to owners and the Collections by the Company’s St. Maarten HOAs, which are recognized ratably over the year. In addition, these HOAs also bill the owners for capital project assessments to repair and replace the amenities of these resorts, as well as special assessments to reserve the out-of-pocket deductibles for hurricanes and other natural disasters. These assessments are deferred until refurbishment activity occurs, at which time the amounts collected are recognized as a direct reduction to refurbishment expense in consolidated resort operations expense. All operating revenues and expenses associated with these properties are consolidated within the Company’s financial statements, except for intercompany transactions, such as maintenance fees for the Company’s owned inventory and management fees, which are eliminated.

•	Food and beverage revenue at certain resorts whose restaurants the Company manages directly;

•	Greens fees, equipment rental and operation of food services at the golf courses owned and managed by the Company at certain resorts;

•	Revenue from providing cable, telephone, and technology services to HOAs; and

•	Other incidental revenues generated at the resorts including, but not limited to, retail and gift shops, activity fees for arts and crafts, sport equipment rental, and safe rental.
          Interest Revenue—The Company’s interest revenue consists primarily of interest earned on consumer loans. Interest earned on consumer loans is accrued based on the contractual provisions of the loan documents. Interest

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
accruals on consumer loans are suspended at the earliest of (i) a first payment default; (ii) the initiation of cancellation or foreclosure proceedings; or (iii) the customer’s account becoming 180 days delinquent. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has made six timely payments on the loan. All interest revenue is allocated to the Vacation Interest Sales and Financing business segment, with the exception of interest revenue earned on bank account balances, which is reported in Corporate and Other.
          Vacation Interest Cost of Sales—The Company records Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires the Company to make significant estimates.
          At the time the Company records related Vacation Interest sales revenue, the Company records Vacation Interest cost of sales. In determining the appropriate amount of costs using the relative sales value method, the Company relies on complex, multi-year financial models that incorporate a variety of inputs, most of which are management estimates. These amounts include, but are not limited to, estimated costs to build or acquire any additional Vacation Interests, estimated total revenues expected to be earned on a project, including estimated sales price per point and estimated number of points sold, related estimated provision for uncollectible Vacation Interest sales revenue and sales incentives, and estimated projected future cost and volume of recoveries of Vacation Interests. Any changes in the estimates the Company uses to determine the Vacation Interest cost of sales are recorded in the current period.
          Advertising, Sales and Marketing Costs—Advertising, sales and marketing costs are expensed as incurred, except for costs directly related to sales associated with contracts not eligible for revenue recognition under ASC 978, as described above, which are deferred along with related revenue until the buyer’s commitment requirements are satisfied. Advertising expense was $1.9 million, $1.6 million and $2.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.
          Vacation Interest Carrying Cost, net— The Company is responsible for paying HOA annual maintenance fees and reserves on the Company’s unsold Vacation Interests. Vacation Interest carrying cost, net, includes amounts paid for delinquent maintenance fees related to Vacation Interests acquired pursuant to the Company’s inventory recovery agreements, except for amounts that are capitalized to unsold Vacation Interests, net. In addition, the Company historically entered into subsidy agreements to fund negative cash flows of certain HOAs. These subsidy agreements ceased as of December 31, 2008. All subsidy-related costs were expensed as incurred.
          To offset the Company’s Vacation Interest carrying cost, the Company rents Vacation Interests controlled by the Company to third parties on a short-term basis. The Company also generates revenue on sales of one-week rentals and mini-vacations, which allow prospective owners to sample a resort property. This revenue and the associated expenses are deferred until the vacation is used by the customer or the expiration date, whichever is earlier. Revenue from resort rentals, one-week rentals and mini-vacations is recognized as a reduction to Vacation Interest carrying cost in accordance with ASC 978, with the exception of the Company’s European sampler product, which is three years in duration and is treated as Vacation Interest sales revenue.
          Management, Member and Other Services Expenses—Currently, substantially all direct expenses related to the provision of services to the HOAs (other than for the Company’s Caribbean resorts, for which the Company provides services traditionally administered by an HOA) and the Collections are recovered through the Company’s management agreements, and consequently are not recorded as expenses. The Company passes through to the HOAs certain overhead charges incurred to operate the resorts. In accordance with guidance included in ASC 605-45, “Revenue Recognition — Principal Agent Considerations” (“ASC 605-45”) reimbursements from the HOAs relating to pass-through costs are recorded net of the related expenses.
          Expenses associated with the Company’s operation of THE Club include costs of the Company’s customer service contact centers, fees paid to an external exchange provider and other items. In addition, the Company incurs selling costs associated with customer conversions into THE Club.
          Other services expenses include costs associated with the Company’s travel operations, which were discontinued during the second quarter of 2008. Other expenses associated with certain sales incentives given to customers as motivation to purchase a Vacation Interest are expensed as the related Vacation Interest sales revenue

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
is recognized. The Company also passes through to the HOAs certain charges incurred to operate the resorts. These expenditures relate to payroll and other direct costs and are mainly associated with housekeeping, front desk, maintenance, landscaping and other similar activities. In accordance with guidance included in ASC 605-45, reimbursements from the HOAs relating to direct pass-through costs are recorded net of the related expenses.
          Consolidated Resort Operations Expenses—With respect to the Caribbean resorts, the Company records expenses associated with housekeeping, front desk, maintenance, landscaping and other similar activities, which are recovered by the maintenance fees recorded in consolidated resort operations revenue. In addition, consolidated resort operations expense includes the costs related to food and beverage operations at certain resorts whose restaurants the Company manages directly. Similarly, the expenses of operating the golf courses and retail and gift shops are included in consolidated resort operations expense.
          Loan Portfolio Expenses—Loan portfolio expenses include payroll and administrative costs of the finance operations as well as loan servicing fees paid to third parties. These costs are expensed as incurred with the exception of mortgage and contract receivable origination costs, which are capitalized and amortized over the term of the related mortgages and contracts receivable as an adjustment to interest revenue using the effective interest method in accordance with guidelines issued under ASC 310, “Receivables.”
          General and Administrative Expenses—General and administrative expenses include payroll and benefits, legal, audit and other professional services, travel costs, system-related costs and corporate facility expense incurred in relation to the corporate office. The Company passes through to the HOAs certain payroll and other direct costs incurred by corporate staff related to HOA operations. In accordance with guidance included in ASC 605-45, reimbursements from the HOAs relating to direct pass-through costs are recorded net of the related expenses.
          Income Taxes—The Company is subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which the Company operates. The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. Accounting standards regarding income taxes require a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with operating loss and tax credit carry forwards not expiring unused, and tax planning alternatives.
          Accounting standards regarding uncertainty in income taxes provide a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.
          The Company recorded a deferred tax asset as a result of net operating losses incurred, and as part of its financial reporting process, the Company must assess the likelihood that its deferred tax assets can be recovered. During this process, certain relevant criteria are evaluated, including the existence of deferred tax liabilities against which deferred tax assets can be applied, and taxable income in future years. Unless recovery is more likely than not, a reserve in the form of a valuation allowance is established as an offset to the deferred tax asset. As a result of uncertainties regarding the Company’s ability to generate sufficient taxable income to utilize its net operating loss carry-forwards, the Company maintains a valuation allowance against the balance of its deferred tax assets.
          Foreign Currency Translation—Assets and liabilities in foreign locations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. The net gain or loss is shown as a translation adjustment and is included in other comprehensive income (loss) in the consolidated statement of member capital (deficit) and comprehensive income (loss). Holding gains and losses from foreign currency transactions are included in the consolidated statement of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          Other Comprehensive Income—Other comprehensive income includes all changes in member capital (net assets) from non-owner sources such as foreign currency translation adjustments. The Company accounts for other comprehensive income in accordance with ASC 220, “Comprehensive Income.”
          Cash and Cash Equivalents—Cash and cash equivalents consist of cash, money market funds, and all highly-liquid investments purchased with an original maturity date of three months or less.
          Cash in Escrow and Restricted Cash—Cash in escrow consists of deposits received on sales of Vacation Interests that are held in escrow until the legal rescission period has expired. Restricted cash consists primarily of reserve cash held for the benefit of the secured note holders and cash collections on certain mortgages receivable that secure collateralized notes. See Note 12—Borrowings. Additionally, in its capacity as resort manager, the Company collects cash on overnight rental operations on behalf of owners and HOAs, which are captioned “Rental trust” in Note 4—Cash in Escrow and Restricted Cash.
          Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses—The Company accounts for mortgages (for the financing of intervals) and contracts receivable (for the financing of points) under ASC 310, “Receivables.”
          Mortgages and contracts receivable that the Company originates or acquires are recorded net of (i) deferred loan and contract costs, (ii) the discount or premium on the acquired mortgage pool and (iii) the related allowance for loan and contract losses. Loan and contract origination costs incurred in connection with providing financing for Vacation Interests are capitalized and amortized over the term of the related mortgages or contracts receivable as an adjustment to interest revenue using the effective interest method. Because the Company sells Vacation Interests only in the form of points, the Company currently originates contracts receivables, instead of mortgage receivables. The Company records a sales provision for estimated mortgage and contracts receivable losses as a reduction to Vacation Interest sales revenue. This provision is calculated as projected gross losses for originated mortgages and contracts receivable, taking into account estimated Vacation Interest recoveries. If actual mortgage and contracts receivable losses differ materially from these estimates, the Company’s future results of operations may be adversely impacted.
          The Company applies its historical default percentages based on credit scores of the individual customers to its mortgage and contracts receivable population to analyze the adequacy of the allowance and evaluate other factors such as economic conditions, industry trends, defaults and past due agings. Any adjustments to the allowance for mortgage and contracts receivable loss are also recorded within Vacation Interest sales revenue.
          The Company charges off mortgages and contracts receivable upon the earliest of (i) the initiation of cancellation or foreclosure proceedings; or (ii) the customer’s account becoming 180 days delinquent. Once a customer has made six timely payments following the event leading to the charge off, the charge off is reversed. A default in a customer’s initial payment results in a rescission of the sale. All collection and foreclosure costs are expensed as incurred.
          The mortgages the Company acquired on April 27, 2007 in connection with the Sunterra Corporation acquisition are accounted for separately as an acquired pool of loans. Any discount or premium associated with this pool of loans is amortized using an amortization method that approximates the effective interest method.
          Due from Related Parties, Net and Due to Related Parties, Net— Amounts due from related parties, net, and due to related parties, net consist primarily of transactions with HOAs at properties at which the Company acts as the management company or Collections that hold the real estate underlying the Vacation Interests that the Company sells. See Note 6—Transactions with Related Parties for further detail. Due to the fact that the right of offset exists between the Company and the HOAs, the Company evaluates amounts due to and from each HOA at each reporting period to present the balances as either a net due to or a net due from related parties in accordance with the requirements of ASC 210-20, “Balance Sheet — Offsetting.”
          Assets Held for Sale—Assets held for sale are recorded at the lower of cost or their estimated fair value less costs to sell and are not subject to depreciation. Sale of the assets classified as such is probable, and transfer of the assets is expected to qualify for recognition as a completed sale, within one year of the balance sheet date. During

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
2008, the Company sold a resort in London, England that had been recorded as an asset held for sale. During the year ended December 31, 2008, due to a depressed Florida real estate market, the Company recorded a $7.0 million impairment charge related to raw land adjacent to a managed timeshare resort property in Orlando, Florida that was classified as assets held for sale. During the year ended December 31, 2009, the raw land was transferred to unsold Vacation Interests as the Company was no longer actively marketing it for sale due to the lack of potential buyers during this economic downturn. There were no assets held for sale as of December 31, 2009. During 2010, the Company made the decision to sell certain resorts and certain units in its European operations. A portion of the units were sold by December 31, 2010. The $9.5 million balance in assets held for sale as of December 31, 2010 consisted of $8.9 million in unsold units and points equivalent and $0.6 million of management contracts at these European resorts.
          Unsold Vacation Interests, Net—Unsold Vacation Interests are valued at the lower of cost or fair market value. The cost of unsold Vacation Interests includes acquisition costs, hard and soft construction costs (which are comprised of architectural and engineering costs incurred during construction), the cost incurred to recover inventory and other carrying costs (including interest, real estate taxes and other costs incurred during the construction period). Costs are expensed to Vacation Interest cost of sales under the relative sales value method. In accordance with ASC 978, under the relative sales value method, cost of sales is calculated as a percentage of Vacation Interests sales revenue using a cost-of-sales percentage ratio of total estimated development costs to total estimated Vacation Interests sales revenue, including estimated future revenue and incorporating factors such as changes in prices and the recovery of Vacation Interests generally as a result of maintenance fee and contracts receivable defaults. In accordance with ASC 978-340-25, the selling, marketing and administrative costs associated with any sale, whether the original sale or subsequent resale of recovered inventory, are expensed as incurred.
          The costs capitalized for recovered intervals differ based on a variety of factors, including the method of recovery and the timing of the original sale and/or loan origination. Interest, real estate taxes and other carrying costs incurred during the construction period are capitalized and such costs incurred on completed Vacation Interests are expensed.
          In accordance with ASC 978, on a quarterly basis, the Company recalculates the total estimated Vacation Interests revenue and total estimated cost. The effects of changes in these estimates are accounted for as a current period adjustment so that the balance sheet at the end of the period of change and the accounting in subsequent periods are as they would have been if the revised estimates had been the original estimates. These adjustments can be material.
          For the year ended December 31, 2010, the changes in these estimates resulted in an increase in Unsold Vacation Interests, net and a corresponding decrease in Vacation Interest cost of sales of $7.8 million, which were primarily the result of an increase in the estimated sales price per point and declining average costs for inventory recoveries. For the year ended December 31, 2009, the changes in estimates resulted in a $0.4 million increase in Unsold Vacation Interests, net and an equivalent decrease in Vacation Interest cost of sales. For the year ended December 31, 2008, the changes in estimates resulted in a $2.0 million decrease in Unsold Vacation Interests, net and an equivalent increase in Vacation Interest cost of sales, which were primarily the result of a decrease in the estimated sales price per point in the fourth quarter of 2008.
          Recently Adopted Accounting Pronouncements
          In June 2009, the FASB issued guidance included in ASC 860, “Transfers and Servicing,” which eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for interim or annual reporting periods beginning after November 15, 2009. The Company adopted ASC 860 on January 1, 2010, as required, which did not have a material impact on its financial condition and results of operations.
          In June 2009, the FASB issued amended guidance included in ASC 810, “Consolidation,” which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. ASC 810 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. This amendment requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity, additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The amendment is effective for interim or annual reporting periods beginning after November 15, 2009. The Company adopted the amendment to ASC 810 on January 1, 2010, as required, which did not have a material impact on its financial condition and results of operations.
          In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which, among other things, amends ASC 820, “Fair Value Measurements and Disclosures” to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption did not have a material impact on the Company’s consolidated financial statements or the disclosures, as the Company did not have any transfers between Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements, which amends ASC 855, “Subsequent Events.” ASU No. 2010-09 removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. Additionally, FASB clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. ASU No. 2010-09 is effective for the first reporting period after issuance. The Company adopted ASU No. 2010-09 on June 30, 2010, which did not have a material impact on the Company’s financial condition or results of operations.
          In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This standard amends existing guidance by requiring additional disclosures that will provide greater transparency about an entity’s allowance for credit losses and the credit quality of the Company’s financing receivables. These disclosures are designed to provide additional information about (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables; (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and (iii) the changes and reasons for those changes in the allowance for credit losses. For SEC reporting companies, the disclosures are effective for interim and annual reporting periods ending on or after December 15, 2010. The Company adopted ASU No. 2010-20 as of December 31, 2010. The adoption of this update primarily resulted in increased disclosures, but did not have any other impact on the financial statements.
          In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For SEC reporting companies, the amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company will adopt ASU 2010-28 as of January 1, 2011. The Company believes that the adoption of this update will not have a material impact on the Company’s financial statements.
          In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if an SEC reporting company presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any SEC reporting company as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will adopt ASU 2010-29 for all business combinations for which the acquisition date is on or after January 1, 2011. The Company believes that the adoption of this update will primarily result in increased disclosures, but will not have a material impact on the Company’s financial statements.
          In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for SEC reporting companies. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for SEC reporting companies and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The amendments in this update apply to all SEC reporting company creditors that modify financing receivables within the scope of the disclosure requirements about troubled debt restructurings in ASU 2010-20. The Company will adopt ASU 2011-01 as of the Company’s interim period ending June 30, 2011. The Company believes that the adoption of this update will not have a material impact on its financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 3—Concentrations of Risk
          Credit Risk—The Company is exposed to on-balance sheet credit risk related to its mortgages and contracts receivable. The Company offers financing to the buyers of Vacation Interests at the Company’s resorts. The Company bears the risk of defaults on promissory notes delivered to it by buyers of Vacation Interests. If a buyer of Vacation Interest defaults, the Company generally must attempt to resell it by exercise of a power of sale. The associated marketing, selling, and administrative costs from the original sale are not recovered, and such costs must be incurred again to resell the Vacation Interests. Although in many cases the Company may have recourse against a buyer of Vacation Interests for the unpaid price, certain states have laws that limit the Company’s ability to recover personal judgments against customers who have defaulted on their loans. Accordingly, the Company has generally not pursued this remedy.
          The Company maintains cash, cash equivalents, cash in escrow, and restricted cash with various financial institutions. These financial institutions are located throughout Europe and North America. A significant portion of the unrestricted cash is maintained with a select few banks and is, accordingly, subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining the deposits are performed to evaluate and mitigate, if necessary, any credit risk.
          Availability of Funding Sources—The Company has historically funded mortgages and contracts receivable and unsold Vacation Interests with borrowings through its financing facilities, sales of mortgages and contracts receivable and internally generated funds. Borrowings are in turn repaid with the proceeds received by the Company from repayments of such mortgages and contracts receivable. To the extent that the Company is not successful in maintaining or replacing existing financings, it would have to curtail its sales and marketing operations or sell assets, thereby resulting in a material adverse effect on the Company’s results of operations, cash flows, and financial condition.
          Geographic Concentration—At December 31, 2010, borrowers residing in the United States accounted for approximately 96.1% of the Company’s loan portfolio. With the exception of California and Arizona, which represented 24.5% and 13.9%, respectively, no state or foreign country concentration accounted for in excess of 5.0% of the portfolio. The credit risk inherent in such concentrations is dependent upon regional and general economic stability, which affects property values and the financial well being of the borrowers.
          Interest Rate Risk— Since the Company’s indebtedness bears interest at variable rates, any increase in interest rates beyond amounts covered under the Company’s interest rate swap and interest rate caps, particularly if sustained, could have a material adverse effect on the Company’s results of operations, cash flows and financial position.
          On June 29, 2007, the Company entered into a two-year interest rate swap contract with JP Morgan Chase Bank, N.A. to manage its exposure to fluctuations in interest rates (“JP Morgan Swap”). The contract had a notional value of $195.0 million and required the Company to pay interest at a fixed rate of 5.3% in exchange for a floating rate payment from JP Morgan Chase Bank, N.A. The contract was terminated on June 29, 2009 at maturity. See Note 12—Borrowings for further detail.
          The Company derives net interest income from its financing activities because the interest rates it charges its customers who finance the purchase of their Vacation Interests exceed the interest rates the Company pays to its lenders. Since the Company’s customer receivables bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically obtained.
          In September 2007, the Company entered into an interest rate swap (“Credit Suisse Swap”) and an interest rate cap (“2007 Cap”) that mature on March 20, 2011 to manage its exposure to the fluctuation in interest rates on its conduit facilities completed in 2007 and 2008 (“2007 Conduit Facility” and “2008 Conduit Facility”). The Company is required to hedge at least 90.0% of the outstanding notes payable balances on a monthly basis. The Credit Suisse Swap required the Company to pay interest at a fixed rate of 4.7% in exchange for a floating rate payment from a counterparty. In addition, the 2007 interest rate cap limited the interest rate the Company pays to 5.5%. Upon termination of the 2007 Conduit Facility in October 2009, the notional amount of the Credit Suisse Swap was reduced to $10.0 million.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          In July 2010, the Company took additional measures to limit its exposure to interest rate increases by entering into a second interest rate cap (“2010 Cap”) that terminates on July 20, 2013. The 2010 Cap bears a strike rate of 5.5% and a one-month LIBOR based on a notional amount of $30 million. During the year ended and as of December 31, 2010, the fair value of this derivative asset was calculated to be zero based on the discounted cash flow model.
          At December 31, 2010, the Company had $39.5 million outstanding under its 2008 Conduit Facility, of which $10.0 million was covered by the Credit Suisse Swap and the remainder was covered by the 2007 Cap and the 2010 Cap. See Note 12—Borrowings and Note 18—Fair Value Measurements for further details.
Note 4—Cash in Escrow and Restricted Cash
          Cash in escrow and restricted cash consisted of the following as of December 31 (in thousands):

	2010	2009
Securitization and conduit collection and reserve cash	$14,040	$26,953
Escrow	4,615	5,152
Bonds and deposits	2,229	5,025
Rental trust	3,717	2,023
Collected on behalf of HOAs and other	5,447	1,391

Total cash in escrow and restricted cash	$30,048	$40,544

Note 5—Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses
          The Company provides financing to purchasers of Vacation Interests at U.S. sales centers that is collateralized by their Vacation Interests. Eligibility for this financing is determined based on the customers’ Fair Isaac Corporation (“FICO”) credit scores. The mortgages and contracts, excluding those held by the Company’s unrestricted subsidiaries (principally ILXA as of December 31, 2010) (“Diamond Resorts mortgages and contracts”), bear interest at fixed rates between 6.0% and 17.9%. The term of the Diamond Resorts mortgages and contracts are from five years to fifteen years and may be prepaid at any time without penalty. The weighted average interest rate of outstanding Diamond Resorts mortgages and contracts receivable was 15.4% and 15.1% at December 31, 2010 and 2009, respectively. Diamond Resorts mortgages and contracts receivable in excess of 90 days past due at December 31, 2010 and 2009 were 3.6% and 3.3%, respectively, of gross Diamond Resorts mortgages and contracts receivable.
          Prior to 2009, the Company offered six and twelve month zero percent interest financing to qualified customers. Interest was imputed on these loans at a rate of 12.3%. Approximately $0.8 million and $1.6 million were amortized into interest revenue during the years ended December 31, 2009 and 2008, respectively. All zero percent interest loans were paid off during the year ended December 31, 2009.
          The mortgages and contracts receivable of the unrestricted subsidiaries bear interest at fixed rates between 0% and 17.9% and had an aggregate balance of $13.8 million on August 31, 2010, the date of the ILX Acquisition. The term of the mortgages and contracts under the unrestricted subsidiaries are from nine months to ten years, and may be prepaid at any time without penalty. The weighted average interest rate of mortgages and contracts receivable of the unrestricted subsidiaries was 15.5% at December 31, 2010. Mortgages and contracts receivable of the unrestricted subsidiaries in excess of 90 days past due at December 31, 2010 were 8.9% of gross mortgages and contracts receivable of the unrestricted subsidiaries.
          At December 31, 2010, 3.9% of the combined portfolios of all of the Company’s mortgages and contracts receivable was in excess of 90 days past due.
          Mortgages and contracts receivable originated by the Company are recorded at amortized cost, including deferred loan and contract origination costs, less the related allowance for loan and contract losses. Loan and contract origination costs incurred in connection with providing financing for Vacation Interests are capitalized and amortized over the estimated life of the mortgages or contracts receivable based on historical prepayments as a

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
decrease to interest revenue using the effective interest method. Amortization of deferred loan and contract origination costs charged to interest revenue was $3.4 million, $3.9 million and $2.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.
          The Company recorded a $3.3 million discount at April 27, 2007 on the acquired mortgage pool, which is being amortized over the life of the related acquired mortgage pool. At December 31, 2010 and 2009, the net unamortized discount was $0.8 million and $1.2 million, respectively. During the years ended December 31, 2010, 2009 and 2008, amortization of $0.4 million, $0.7 million and $0.7 million, respectively, was recorded as an increase to interest revenue.
          Mortgages and contracts receivable, net, consisted of the following as of December 31 (in thousands):

	2010	2009
Mortgages and contracts receivable, acquired — April 27, 2007 Merger	$71,200	$106,682
Mortgages and contracts receivable, contributed	11,125	18,672
Mortgages and contracts receivable, originated	198,959	191,478
Mortgages and contracts receivable, purchased (unrestricted subsidiaries)	12,043	—

Mortgages and contracts receivable, gross	293,327	316,832

Allowance for Loan and Contract Losses	(51,551)	(60,911)
Allowance for Loan and Contract Losses (unrestricted subsidiaries)	(3,600)	—
Deferred profit on Vacation Interest transactions	(2,349)	(2,693)
Deferred loan and contract origination costs, net of accumulated amortization	2,823	3,672
Inventory value of defaulted mortgages that were previously contributed and acquired	7,439	7,888
Discount on mortgages and contracts receivable, net of accumulated amortization	(802)	(1,232)

Mortgages and contracts receivable, net	$245,287	$263,556

          At December 31, 2010 and 2009, $235.4 million and $275.2 million, respectively, of the gross amount of the Diamond Resorts mortgages and contracts receivable were collateralized against the Company’s various debt instruments. At December 31, 2010, the $12.0 million of mortgages and contracts receivable of the unrestricted subsidiaries served as collateral for the $10.3 million non-revolving credit facility of the unrestricted subsidiaries, which is included in “Securitization notes and conduit facility” caption in the accompanying consolidated balance sheets. See Note 12—Borrowings for further detail.
          Deferred profit on Vacation Interest transactions represents the revenues less the related direct costs (sales commissions, sales incentives, cost of revenues and allowance for loan losses) related to sales that do not qualify for revenue recognition under the provisions of ASC 978, “Real Estate-Time-Sharing Activities.” See Note 2—Summary of Significant Accounting Policies for description of revenue recognition criteria.
          Inventory value of defaulted mortgages that were previously contributed and acquired represents the inventory underlying mortgages that have defaulted. Upon recovery of the inventory, the value is transferred to unsold Vacation Interests, net.
          The following reflects the contractual principal maturities of originated and acquired mortgages and contracts receivable as of December 31 (in thousands):

2011	$47,205
2012	44,141
2013	40,785
2014	37,123

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

2015	34,075
2016 and thereafter	89,998

$293,327

     Activity in the allowance for loan and contract losses associated with mortgages and contracts receivable for the years ended December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009
Balance, beginning of period	$60,911	$71,467
Provision on purchased loans	—	57
Provision on purchased loans (unrestricted subsidiaries)	4,414	—
Provision for uncollectible Vacation Interest sales revenue	12,367	10,214
Mortgages and contracts receivable charged off	(25,837)	(28,518)
Mortgages and contracts receivable charged off (unrestricted subsidiaries)	(814)	—
Recoveries	4,169	7,505
Effect of translation rate	(59)	186

Balance, end of period	$55,151	$60,911

     The provision for uncollectible Vacation Interest sales revenue in the allowance schedule above does not include ASC 978 adjustments related to deferred revenue. The ASC 978 adjustments offset the provision for uncollectible Vacation Interest sales revenue by $0.3 million and $3.9 million for the years ended December 31, 2010 and 2009, respectively.
     A summary of credit quality as of December 31, 2010 is as follows (in thousands):

	Diamond	Unrestricted
	Resorts	Subsidiaries
	Mortgages and	Mortgages and
FICO Scores	Contracts	Contracts	Total
>799	$17,055	$90	$17,145
700 – 799	123,558	2,888	126,446
600 – 699	96,087	3,977	100,064
<600	38,373	2,128	40,501
No FICO Scores	6,211	2,960	9,171

	$281,284	$12,043	$293,327

     FICO credit scores were updated in January 2011 for all existing mortgages and contracts.
Note 6—Transactions with Related Parties
Due from Related Parties, Net and Due to Related Parties, Net
          Amounts due from related parties, net and due to related parties, net consist primarily of transactions with HOAs at properties at which the Company acts as the management company or Collections that hold the real estate underlying the Vacation Interests that the Company sells. Due from related parties, net transactions include management fees for the Company’s role as the management company, certain expenses reimbursed by HOAs, and

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
the allocation of a portion of the Company’s resort management and general and administrative expenses according to a pre-determined schedule approved by the board of directors at each HOA. Due to related parties, net transactions include (1) the amounts due to HOAs under inventory recovery agreements the Company enters into regularly with certain HOAs and similar agreements with the Collections pursuant to which the Company recaptures Vacation Interests, either in the form of vacation points or vacation intervals, and brings them into the Company’s inventory for sale to customers; (2) the maintenance fee and special assessment fee liability owed to HOAs for Intervals or to the Collections for points owned by the Company; (3) cleaning fees owed to HOAs for room stays incurred by the Company’s customers; and (4) subsidy liabilities owed to certain HOAs to fund the negative cash flows at these HOAs according to certain subsidy agreements, which ceased as of December 31, 2008. Amounts due from related parties and due to related parties are due on demand and carry no interest. Due to the fact that the right of offset exists between the Company and the HOAs, the Company evaluates amounts due to and from each HOA at each reporting period to present the balances as either a net due to or a net due from related parties in accordance with the requirements of ASC 210-20, “Balance Sheet - Offsetting.”
          In 2008, an arbitration demand was filed against the Company for enforcement of a $4.0 million settlement agreement entered into by the Company and a Board of Director’s family member. On October 2, 2009, the arbitrator entered an arbitration award against the Company in the amount of $4.0 million plus interest. On December 8, 2009, a court in District Court, Clark County, Nevada confirmed the arbitration award plus pre-judgment interest and costs. During the year ended December 31, 2008, the Company recorded a $4.0 million increase to general and administrative expense with a corresponding increase to due to related parties. During the year ended December 31, 2009, the Company recorded a $0.5 million increase to general and administrative expense with a corresponding increase to due to related parties for accrued interest and costs associated with the arbitration award. On June 10, 2010, the award was paid in full for $4.4 million.
          Due from related parties, net consisted of the following as of December 31 (in thousands):

	2010	2009
Amounts due from HOAs	$19,941	$14,871
Amounts due from trusts	1,017	507

Total due from related parties, net	$20,958	$15,378

          Due to related parties, net consisted of the following as of December 31 (in thousands):

	2010	2009
Amounts owed to HOAs	$30,377	$27,565
Amounts owed to trusts	5,874	4,630
Other	—	4,500

Total due to related parties, net	$36,251	$36,695

Inventory Recovery Agreements
          The Company entered into inventory recovery agreements with substantially all HOAs and similar agreements with all of its Collections pursuant to which it recaptures Vacation Interests, either in the form of points or intervals, and brings them into its inventory for sale to customers. Under these agreements, the Company is required to pay maintenance and assessment fees to the HOAs and Collections, including any past due amounts, for any Vacation Interests that it has recovered. These agreements automatically renew for additional one-year terms unless expressly terminated by either party in advance of the agreement period. These agreements were renewed for 2010, 2009 and 2008. Such agreements contain provisions for the Company to utilize the Vacation Interests associated with such maintenance fees and to reclaim such Vacation Interests in the future. Each agreement provides for an initial June 30 settlement date and adjustments thereafter.
          The Company’s obligation under the 2010 agreements as of the June 30, 2010 settlement date totaled approximately $8.1 million, including approximately $3.5 million related to the fiscal year ended December 31, 2010 usage rights of the underlying Vacation Interests (expensed during 2010 as a component of Vacation Interest

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
carrying cost) and approximately $4.6 million that will either be collected from the owners or, if uncollected, will remain on the Company’s balance sheet as the cost basis of the reclaimed underlying Vacation Interests.
          The Company’s obligation under the 2009 agreements as of the June 30, 2009 settlement date totaled approximately $8.6 million, including approximately $5.7 million related to the fiscal year ended December 31, 2009 usage rights of the underlying Vacation Interests (expensed during 2009 as a component of Vacation Interest carrying cost) and approximately $2.9 million that will either be collected from the owners or, if uncollected, will remain on the Company’s balance sheet as the cost basis of the reclaimed underlying Vacation Interests.
          The Company’s obligation under the 2008 agreements as of the June 30, 2008 settlement date totaled approximately $7.0 million, including approximately $3.9 million related to the fiscal year ended December 31, 2008 usage rights of the underlying Vacation Interests (expensed during 2008 as a component of Vacation Interest carrying cost) and approximately $3.1 million that will either be collected from the owners or, if uncollected, will remain on the Company’s balance sheet as the cost basis of the reclaimed underlying Vacation Interests.
          The Company has renewed these agreements for 2011. No amounts have been recorded under the 2011 agreements as of December 31, 2010.
Management Services
          Included within the amounts reported as management, member and other services revenue are revenues from resort management services provided to the HOAs, which totaled $31.3 million, $29.3 million and $26.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. See “Due from Related Parties, Net and Due to Related Parties, Net” section above for detail of these services performed.
          Also included within the amount reported as management, member and other services revenue are revenues earned from managing the trusts which hold legal title to the vacation property real estate out of which the Company conveys vacation points to its customers. These amounts total $16.8 million, $11.6 million and $11.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.
Allocation of Expenses
          In addition to management services revenues, the Company also has entered into agreements with the HOAs to be reimbursed for a portion of the Company’s resort management and general and administrative expenses to the HOAs. The following table presents the amounts passed through to the HOAs for the years ended December 31, 2010, 2009 and 2008, respectively (in thousands):

	2010	2009	2008
Reduction of management, member, and other services expenses	$6,701	$5,222	$4,696
Reduction of general and administrative expenses	24,065	19,245	9,947

Total allocation of expenses	$30,766	$24,467	$14,643

Note 7—Other Receivables, Net
          Other receivables, net consisted of the following as of December 31 (in thousands):

	2010	2009
THE Club dues receivable	$29,534	$26,076
Mortgage interest receivable	3,651	3,925
Rental receivables and other resort management-related receivables	2,893	2,686
THE Club conversion receivable	1,409	2,101
Owner maintenance fee receivable	2,097	1,647

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	2010	2009
Mini-vacations and sampler program receivables	1,060	976
Insurance claims receivable	533	598
Tempus Note Receivable	3,005	—
Proceeds from ILXA Inventory Loan in transit	1,028	—
Other receivables	2,970	3,884

Total other receivables, gross	48,180	41,893
Provision for doubtful accounts	(12,200)	(8,009)

Total other receivables, net	$35,980	$33,884

          On November 23, 2010, Tempus Acquisition entered into the Tempus Note Receivable with Tempus Resorts International, Ltd. and certain of its affiliates (the “Borrower”) to provide debtor-in-possession financing. The Tempus Note Receivable is a term loan facility with a maximum principal amount of $6.5 million. The Borrower shall use the proceeds for general working capital purposes and other purposes as permitted under the Tempus Note Receivable Agreement. The term of the Tempus Note Receivable ended on February 18, 2011; however, the Borrower and Tempus Acquisition have requested that the bankruptcy court extend the term through the closing of the reorganization transaction, which is scheduled to occur on or before June 30, 2011. As of December 31, 2010, the outstanding balance of the Tempus Note Receivable was $3.0 million. See Note 12—Borrowings for details related to the Tempus Loan.
Note 8—Prepaid Expenses and Other Assets, Net
          The nature of selected balances included in prepaid expenses and other assets, net of the Company includes:
     Prepaid and unamortized maintenance fees—unamortized portion of annual maintenance fees billed by the HOAs on unsold Vacation Interests owned by the Company, which are charged to expense ratably over the year.
     Deferred commissions—commissions paid to sales agents related to deferred mini-vacations and sampler program revenue, which are charged to expense as the associated revenue is recognized.
     Vacation Interest purchases in transit—open market purchases of vacation points from prior owners for which the titles have not been officially transferred to the Company. These Vacation Interest purchases in transit are reclassified to unsold Vacation Interest, net, upon successful transfer of title.
     Prepaid rent—portion of rent paid in advance and charged to expense in accordance with lease agreements.
          Prepaid expenses and other assets, net consisted of the following as of December 31 (in thousands):

	2010	2009
Debt issuance costs, net	$24,098	$8,227
Prepaid and unamortized maintenance fees	5,663	6,035
Other inventory/consumables	3,019	2,543
Prepaid insurance	2,061	2,461
Deferred commissions	2,494	2,334
Assets to be disposed (not actively marketed)	2,169	1,628
Deposits and advances	2,457	1,462
Vacation Interest purchases in transit	1,099	1,384
Prepaid rent	255	254
Prepaid sales and marketing costs	239	232
Other	2,694	2,268

Total prepaid expenses and other assets, net	$46,248	$28,828

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          With the exception of Vacation Interest purchases in transit, prepaid expenses are expensed as the underlying assets are used or amortized. Debt issuance costs incurred in connection with obtaining funding for the Company have been capitalized and are being amortized over the lives of the related funding agreements as a component of interest expense using a method which approximates the effective interest method. Amortization of capitalized debt issuance costs included in interest expense was $2.5 million, $2.0 million and $8.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. See Note 12—Borrowings for more detail.
          Debt issuance costs, net of amortization recorded as of December 31, 2010 were comprised of $15.5 million related to the senior secured notes, $6.5 million related to the Diamond Resorts Owners Trust Series 2009-1 Class A and Class B Notes, $1.1 million related to the 2008 Conduit Facility, $0.8 million related to the ILXA loans and $0.2 million related to the Quorum Facility.
Note 9—Unsold Vacation Interests, Net
          Unsold Vacation Interests, net consisted of the following as of December 31 (in thousands):

	2010	2009
Completed unsold Vacation Interests, net	$157,491	$170,443
Undeveloped land	32,159	31,970
Vacation Interest construction in progress	914	812

Unsold Vacation Interests, net	$190,564	$203,225

See Note 2—Summary of Significant Accounting Policies for a discussion of unsold Vacation Interests.
Note 10—Property and Equipment, Net
          Property and equipment are recorded at historical cost. The costs of improvements that extend the useful life of property and equipment are capitalized when incurred. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. All repair and maintenance costs are expensed as incurred.
          Buildings and leasehold improvements are depreciated using the straight-line method over the lesser of the estimated useful lives, which range from four to forty years, or the remainder of the lease terms. Furniture, office equipment, computer software and computer equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to seven years.
          Property and equipment, net consisted of the following as of December 31 (in thousands):

	2010	2009
Land and improvements	$4,021	$1,140
Buildings and leasehold improvements	18,468	16,800
Furniture and office equipment	8,674	7,714
Computer software	9,110	6,972
Computer equipment	4,776	4,290
Construction in progress	433	610

Property and equipment, gross	45,482	37,526
Less accumulated depreciation	(16,385)	(11,818)

Property and equipment, net	$29,097	$25,708

          Depreciation expense related to property and equipment was $7.0 million, $6.9 million and $4.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.
Note 11—Intangible Assets, Net
          Intangible assets, net consisted of the following as of December 31, 2010 (in thousands):

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Gross Carrying	Accumulated	Net Book
	Cost	Amortization	Value
Management contracts	$48,700	$(9,239)	$39,461
Member relationships	26,953	(21,753)	5,200
Distributor relationships and other	1,227	(175)	1,052

	$76,880	$(31,167)	$45,713

     Intangible assets, net consisted of the following as of December 31, 2009 (in thousands):

	Gross Carrying	Accumulated	Net Book
	Cost	Amortization	Value
Management contracts	$42,745	$(6,690)	$36,055
Member relationships	25,923	(19,839)	6,084
Distributor relationships and other	626	(132)	494

	$69,294	$(26,661)	$42,633

          In connection with the ILX Acquisition in August 2010, the Company recorded $8.9 million of intangible assets based on a preliminary proposal. See Note 20—Business Combination for further details. In addition, $0.6 million of management contracts related to certain European resorts were reclassified to assets held for sale in 2010. The Company did not acquire or dispose of any intangible assets during the year ended December 31, 2009.
          Amortization expense for management contracts is recognized on a straight-line basis over the estimated useful lives ranging from five to twenty-five years. Amortization expense for management contracts was $3.0 million, $2.5 million and $2.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. Amortization expense for member relationships, distributor relationships and other is amortized over the period of time that the relationships are expected to produce cash flows. Amortization expense for member relationships, distributor relationships and other intangibles was $2.0 million, $4.0 million and $9.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. Membership relationships and distributor relationships have estimated useful lives ranging from ten to thirty years. However, the Company expects to generate significantly more cash flows during the earlier years of the relationships than the later years. Consequently, amortization expenses on these relationships decrease significantly over the lives of the relationships.
          The estimated aggregate amortization expense for intangible assets is expected to be $5.6 million, $5.0 million, $4.6 million, $4.5 million and $3.9 million for the years ending December 31, 2011 through 2015, respectively.
Note 12—Borrowings
Senior Secured Notes
          On August 13, 2010, the Company completed the issuance of its $425 million senior secured notes due 2018 (“2010 Notes”). The 2010 Notes carry an interest rate of 12.0% and were issued with an original issue discount of 2.5%, or $10.6 million. Interest payments will be made in arrears on February 15 and August 15 of each year, commencing February 15, 2011. The proceeds from the 2010 Notes were used primarily to repay all of the outstanding indebtedness under the Company’s existing revolving line of credit and First and Second Lien Facilities.
          The 2010 Notes are secured by a first-priority lien (subject to certain permitted liens) on all the tangible and intangible assets of the Company, other than real property and consumer loans. The 2010 Notes are also guaranteed on a senior secured basis by substantially all of the Company’s domestic subsidiaries.
          The Company is entitled to redeem some or all of the 2010 Notes at its option, in whole or in part, at any time on or after August 15, 2014, at a predetermined redemption price, together with accrued and unpaid interest, if any, to the date of redemption. The Company may also redeem up to 35% of the aggregate principal amount of the 2010 Notes, at its option, with the net proceeds from certain equity offerings from time to time prior to August 15, 2013, at a redemption price of 112%, plus accrued and unpaid interest, if any, to the date of redemption. The Company is also entitled to redeem some or all of the 2010 Notes, at its option, at any time prior to August 15, 2014, at a

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
redemption price equal to 100% of the principal amount of such notes plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to the date of redemption.
          Upon a change of control, the Company will be required to make an offer to purchase the 2010 Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, subject to certain conditions and limitations, within 105 days of the end of each twelve-month period ended December 31 beginning with the twelve-month period ending December 31, 2011, the Company is required to make an offer to purchase the 2010 Notes in an amount equal to 50% of the excess cash flow, as defined in the indenture for the 2010 Notes (“2010 Note Indenture”), generated during such twelve-month period, at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Company is also required to make an offer to purchase the 2010 Notes in an amount equal to 25% of the net proceeds of certain equity offerings at a predetermined purchase price, together with accrued and unpaid interest, if any, to the date of purchase.
          During the year ended December 31, 2010, the Company incurred $16.0 million in debt issuance costs related to the 2010 Notes, which will be amortized over the term of the 2010 Notes. Amortization of $0.4 million of debt issuance costs and $0.3 million of debt discount related to the 2010 Notes was recorded and is included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2010.
First and Second Lien Facilities
          On April 26, 2007, the Company entered into a $275.0 million senior secured first lien credit agreement (”First Lien Facility”) and a $140.0 million senior secured second lien credit agreement (“Second Lien Facility”). The First Lien Facility included a $250.0 million term loan and a $25.0 million revolving line of credit, with maturity dates of April 26, 2012 and April 26, 2011, respectively, and was secured by the Company’s capital and assets. The Second Lien Facility, which was secured by the same assets as the First Lien Facility but on a second lien basis, had a maturity date of April 26, 2013.
          Under each of the First Lien Facility and the Second Lien Facility, the Company had the right, at any time upon prior irrevocable notice to the administrative agent, to convert or continue a borrowing as a Eurodollar borrowing or an ABR borrowing. From inception to March 26, 2009, the interest rate with respect to a Eurodollar borrowing was 1, 2, 3 or 6 month London Inter-Bank Offering Rate (“LIBOR”), computed on the basis of the actual number of days elapsed over a year of 360 days plus a spread (the “applicable percentage”). The interest rate with respect to an ABR Borrowing is the greater of (1) the Prime Rate in effect on such day or (2) the Fed Funds Effective Rate in effect on such day plus 1/2 of 1.0% (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days when the Prime Rate is used and over a year of 360 days when the Fed Funds Effective Rate is used) plus a spread. The Eurodollar spread ranged from 3.0% to 3.5% and the ABR spread ranged from 2.0% to 2.5% under the First Lien Facility. The Eurodollar spread ranged from 7.0% to 7.5% and the ABR spread ranged from 6.0% to 6.5% under the Second Lien Facility.
          Furthermore, the Company issued non-detachable warrants to the Second Lien Facility lenders representing a 10.0% equity interest in the Company. At December 31, 2009, the warrants were valued at $0.2 million based on the valuation report prepared by a third-party firm. Due to the immaterial nature of the value, the warrants were recorded as interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2009 instead of being amortized over the term of the Second Lien Facility. The Company also recorded a corresponding increase to member capital in the accompanying consolidated balance sheet as of December 31, 2009.
          The March 27, 2009 amendment of the First Lien and Second Lien Facility was determined to be an extinguishment of debt and, consequently, the Company was required to write off $8.7 million of unamortized debt issuance costs and $1.9 million of debt modification fees paid to Credit Suisse and other lenders, which are included in loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended December 31, 2009.
          In February 2010, the Company notified its lenders under the First and Second Lien Facilities and the 2008 Conduit Facility that a default had occurred because a judgment of approximately $30.0 million had been entered

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
against FLRX, Inc., a subsidiary of the Company, and that such judgment was neither insured nor bonded. On March 1, 2010, the Company entered into a waiver and consent agreement with the First and Second Lien Facility lenders waiving the default. The judgment against FLRX, Inc. is presently being appealed. See Note 17—Commitments and Contingencies for further details.
          The Company was required to repay principal in the amount of $0.6 million per quarter on the First Lien Facility with the final payment of the remaining principal balance due upon maturity on April 26, 2012. The entire principal balance under the Second Lien Facility was due upon maturity on April 26, 2013.
          On August 13, 2010, the Company used the net proceeds of the 2010 Notes and other general-purpose funds to repay the $395.7 million of then-outstanding indebtedness under the revolving line of credit and First and Second Lien Facilities. As a result, the Company wrote off $1.1 million in unamortized debt issuance costs related to these facilities, which are included in loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended December 31, 2010.
          Amortization of $0.4 million, $1.2 million and $2.8 million of debt issuance costs and original issue discount related to the First and Second Lien Facilities was recorded and is included in interest expense in the accompanying consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008, respectively.
Conduit Facilities and 2009 Securitization
          On September 25, 2007, the Company entered into an agreement for the 2007 Conduit Facility. The term of the facility was originally for 364 days. The Company issued secured Vacation Interest receivable-backed variable funding notes designated Sunterra Issuer 2007 LLC, Variable Funding Notes (the “2007 Funding Notes”), in an aggregate principal amount not to exceed $225.0 million, which was increased to $325.0 million in November 2007. The Company borrowed $212.4 million against the 2007 Conduit Facility on September 25, 2007.
          The 2007 Conduit Facility bore interest at either LIBOR (as adjusted) or the Commercial Paper rate as determined by each purchaser of the 2007 Funding Notes plus a spread of 1.50%. The Company was also required to pay a non-use fee of 2%. Between November 2008 and March 2009, the Company was required to pay a 3.0% additional spread as the Company and its lenders discussed amending certain covenants in the credit agreements and extending the commitment expiration date. On March 27, 2009, the Company amended the 2007 Conduit Facility to change certain covenants in the credit agreements as well as extending the commitment expiration date to February 25, 2010. The 2007 Conduit Facility was paid off and terminated in October 2009. Amortization of $0.1 million and $3.6 million of debt issuance costs related to the 2007 Conduit Facility was recorded and is included in interest expense in the accompanying consolidated statement of operations for the years ended December 31, 2009 and 2008, respectively.
          On November 3, 2008, the Company entered into agreements for the 2008 Conduit Facility, pursuant to which the Company issued secured VOI receivable-backed variable funding notes designated Diamond Resorts Issuer 2008, LLC Variable Funding Notes (the “2008 Funding Notes”), in an aggregate principal amount not to exceed $215.4 million, which was decreased to $200.0 million, $73.4 million, and $64.6 million on March 27, 2009, October 15, 2009, and August 31, 2010, respectively. The Company paid $1.8 million in debt issuance costs associated with the 2008 Conduit Facility. The initial borrowing amount under this facility was $195.0 million, which was the outstanding note balance of the extending purchasers under the 2007 Conduit Facility. Under the original agreement, the 2008 Conduit Facility bore interest at either LIBOR (as adjusted) or Commercial Paper rate as determined by each purchaser of the 2008 Funding Notes plus a spread of 4.50%. If either LIBOR or the Commercial Paper rate is less than 2.0% at any given time, then the interest rate at such time is deemed to be 2.0%. The Company was also required to pay a non-use fee of 2%. Between November 2008 and March 2009, the Company was required to pay a 6.0% additional spread during the pendency of negotiations with the lenders regarding extension amendments and the resolution of the covenant issues under the First Lien Facility and Second Lien Facility. See “Covenant Issues Affecting First and Second Lien Facilities and 2007 and 2008 Conduit Facilities” below for further discussions.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          On March 27, 2009, the Company amended the 2008 Conduit Facility to change certain covenants in the credit agreements as well as extending the commitment expiration date to February 25, 2010. Upon expiration of the 2008 Conduit Facility, the Company had the option to extend the facility for 90 days whereby all cash flows generated from the underlying mortgages and contracts receivables would go directly toward reducing the outstanding principal balance. Alternatively, the Company could have elected to pay down the advance rate in exchange for an additional 364-day commitment.
          On July 16, 2010, the Company amended its 2008 Conduit Facility to extend the maturity date to January 10, 2011. On August 31, 2010, the Company further amended the 2008 Conduit Facility to extend the maturity date to August 30, 2011. The Company paid $1.9 million in debt issuance costs associated with the 2010 extensions. Amortization of $0.8 million, $0.4 million and $1.8 million of debt issuance costs related to the 2008 Conduit Facility was recorded and is included in interest expense in the accompanying consolidated statement of operations for the years ended December 31, 2010, 2009 and 2008, respectively.
          At December 31, 2010, the 2008 Conduit facility bears interest at either LIBOR (as adjusted) or the Commercial Paper rate as determined by each purchaser of the 2008 Funding Notes plus a spread of 4.50%. If either LIBOR or the Commercial Paper rate is less than 1.0% at any given time, then the interest rate at such time is deemed to be 1.0%. There is also a non-use fee of 2.0%. The gross amount of the mortgages and contracts receivable collateralizing the 2008 Conduit Facility was $56.2 million as of December 31, 2010.
          On October 15, 2009, the Company completed its 2009 securitization transaction and issued two consumer loan backed notes labeled as Diamond Resorts Owners Trust Series 2009-1 Class A (the “DROT 2009 Class A Notes”), and Series 2009-1 Class B, (the “DROT 2009 Class B Notes” and together with the DROT 2009 Class A Notes, the “DROT 2009 Notes”). The Class A notes carry an interest rate of 9.3% and had an initial face value of $169.2 million. The Class B notes carry an interest rate of 12.0% and had an initial face value of $12.8 million. The DROT 2009 Notes have a maturity date of March 20, 2026. The net proceeds received were $181.1 million compared to the $182.0 million face value and the Company recorded the $0.9 million difference as an original issue discount on the securitization notes payable. The Company incurred $5.5 million in placement and structuring fees, $3.5 million of which was paid upon closing of the DROT 2009 Notes and $2.0 million was paid in 2010. In addition, the Company paid $1.4 million in legal and professional fees in connection with this transaction. In total, $0.1 million and $6.9 million of debt issuance costs were capitalized during the years ended December 31, 2010 and 2009, respectively, and will be amortized over the term of the DROT 2009 Notes. Amortization of $0.5 million and $0.1 million of debt issuance costs and debt discount related to the DROT 2009 Notes was recorded and is included in interest expense in the accompanying consolidated statement of operations for the years ended December 31, 2010 and 2009, respectively. The gross amount of the mortgages and contracts receivable collateralizing the DROT 2009 Notes was $160.2 million as of December 31, 2010.
          Also on October 15, 2009, the Company used the proceeds from the DROT 2009 Notes to pay in full the $35.4 million outstanding principal balance under the 2007 Conduit Facility and to pay down the $148.9 million outstanding principal balance under its 2008 Conduit Facility, along with requisite accrued interest and fees associated with both conduit facilities. The Company wrote off $0.1 million and $0.2 million of unamortized debt issuance costs associated with the 2007 Conduit Facility and the 2008 Conduit Facility, respectively, which are included in loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended December 31, 2009.
Covenant Issues Affecting First and Second Lien Facilities and 2007 and 2008 Conduit Facilities
          In accordance with the First Lien Facility and the Second Lien Facility, the Company was required to maintain certain financial ratios and comply with other financial and performance covenants. During the second and third quarters of 2008, the Company entered into a series of discussions with the lender groups involved in the First Lien Facility, Second Lien Facility, 2007 Conduit Facility, and 2008 Conduit Facility regarding its anticipated inability to meet the maximum total leverage ratio and the maximum first lien debt leverage ratio in the First Lien Facility measured as of the end of third quarter 2008. The same anticipated inability to meet the maximum total leverage ratio extended to the Second Lien Facility and the Company’s 2007 and 2008 Conduit Facilities, which included the same covenant. In early November 2008, the Company entered into the first of a series of forbearance agreements

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
and amendments with its lenders concerning the First Lien Facility and the Second Lien Facility, as well as the 2007 Conduit Facility and 2008 Conduit Facility while the Company discussed amending certain covenants in the respective credit, note, and indenture funding agreements. In exchange, the Company agreed, among other things, to pay an additional 2.0% spread on the interest rates on the First and Second Lien Facilities, an additional 3.0% spread on the 2007 Conduit Facility, and an additional 6.0% spread on the 2008 Conduit Facility, which were all paid through March 26, 2009.
          On March 27, 2009, the Company entered into amended and restated agreements with the lenders of the First Lien Facility and the Second Lien Facility to resolve the covenant compliance issues discussed above by, among other things, amending certain financial and performance covenants, clarifying or changing certain definitions and providing additional reports to all lenders on a monthly and quarterly basis. Under the terms of the amended and restated agreements, the interest rate of the First Lien Facility with respect to a Eurodollar borrowing was 1, 2, 3 or 6 month LIBOR, computed on the basis of the actual number of days elapsed over a year of 360 days plus an applicable percentage of 7.0% to 7.5%. If LIBOR was less than 2.0% at any given time, then the LIBOR at such time for the purposes of interest rate calculation was deemed to be 2.0%. The interest rate with respect to an ABR Borrowing is the greater of (1) the Prime Rate in effect on such day or (2) the Fed Funds Effective Rate in effect on such day plus 1/2 of 1.0% (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days when the Prime Rate is used and over a year of 360 days when the Fed Funds Effective Rate is used) plus an applicable percentage of 6.0% to 6.5%. In addition, the Company was required to accrue 4% of the outstanding principal balance under the Second Lien Facility in the form of paid-in-kind interest (“PIK Interest”), which was paid by increasing the outstanding principal balance of the Second Lien Facility in the amount of such accrued interest.
Sunterra SPE 2004 LLC
          In September 2004, the Predecessor Company completed a $151.7 million private offering and sale of vacation ownership receivable-backed notes (“2004 Securitization Notes”). The $171.4 million (including $17.0 million in aggregate principal of vacation ownership receivables sold during the ninety-day period commencing September 30, 2004) in aggregate principal of vacation ownership receivables that collateralized the notes were initially sold to Sunterra SPE 2004-1 LLC (“SPE 2004-1”), a wholly-owned special purpose entity that deposited the vacation ownership receivables into the Sunterra Owner Trust 2004-1, which issued the notes and is included within the Company’s consolidated financial statements. The notes were without recourse to the Company or to SPE 2004-1, except for breaches of certain representations and warranties at the time of sale. The 2004 Securitization Notes were secured by a first priority lien on the mortgages and contracts receivable sold to Sunterra Owner Trust 2004-1.
          The 2004 Securitization Notes offering consisted of: $66.0 million class A notes “AAA”, $18.4 million class B notes “AA”, $17.6 million class C notes ”A” and $49.7 million class D notes “BBB”, and collectively carried a weighted average interest rate of 4.14%. The notes carried various fixed interest rates ranging from 3.6% to 4.9% and had legal stated maturities of October 20, 2020.
          Under the terms of the 2004 Securitization Notes indenture, Diamond Resorts Financial Services, Inc., a wholly-owned subsidiary of the Company, in exchange for a monthly fee, serviced and administered the vacation ownership receivables in Sunterra Owner Trust 2004-1. All monthly fees are eliminated as part of the Company’s consolidation of the Sunterra Owner Trust 2004-1. The Company also retained a subordinated interest in future cash flows from the 2004 Securitization Notes.
          On October 20, 2010, the Company elected to redeem the 2004 Securitization Notes causing the early repayment of the notes prior to their stated maturity date of October 20, 2020. Under the terms of the indenture governing such notes, the Company was allowed to redeem all of the notes when the aggregate outstanding principal balance of the mortgages and contracts receivable securing the notes was less than or equal to 10.0% of the original principal balance of $171.4 million. The outstanding principal balance of the mortgages and contracts receivable was $16.6 million and the outstanding note balance was $15.4 million as of October 20, 2010. The $12.0 million cash reserves and remaining mortgages and contracts receivable securing the notes were released back to the Company upon the notes’ full and final payment in October 2010.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          At December 31, 2009, the gross amount of the mortgages and contracts receivable collateralizing the 2004 Securitization Notes was $23.5 million. Amortization of zero, $0.3 million and $0.6 million of debt issuance costs related to the 2004 Securitization Notes was recorded and is included in interest expense in the accompanying consolidated statement of operations, for the years ended December 31, 2010, 2009 and 2008, respectively.
Polo Towers Lines of Credit and Securitization Notes Payable
          In connection with the acquisition of Sunterra Corporation in April 2007, a subsidiary formerly owned by Stephen J. Cloobeck assigned revolving lines of credit to Diamond Resorts Parent, LLC. The lines of credit are collateralized by retail contracts receivable and related VOIs. The revolving feature of the lines of credit expired when they were assigned.
          One of the lines of credit was paid off and terminated on July 30, 2010 upon its final maturity date. The final maturity date of the remaining line of credit is December 31, 2012. These lines of credit carried a variable rate of Prime Rate plus 1.5% to 2.0% depending on the note. The terms of the loan agreements were amended on October 28, 2009, and at that time the interest rate changed to three-month LIBOR plus 4.25%, but the interest rate shall never be less than 4.75%. If the interest rate is less than 4.75% at any given time, then the interest rate at such time for the purposes of interest rate calculation is deemed to be 4.75%.
          The actual maturity date of the notes could be significantly earlier than the stated maturity and the average life of the notes could be significantly shorter than anticipated, in the event of certain circumstances. The gross amount of the mortgages and contracts receivable collateralizing these lines of credit as of December 31, 2010 and 2009 was $2.9 million and $11.6 million, respectively.
          Securitized loans that were collateralized by consumer contracts and related VOIs were also assigned in April 2007 by a company controlled by Mr. Cloobeck. These notes carry fixed interest rates of 7.26% and 7.65% with a maturity date of January 20, 2013. The actual maturity date of the notes could be significantly earlier than the stated maturity and the average life of the notes could be significantly shorter than anticipated under certain circumstances. The gross amount of the mortgages and contracts receivable collateralizing such debt was $2.2 million and $7.1 million as of December 31, 2010 and 2009, respectively.
          Polo Towers lines of credit and securitization notes payable are included in securitization notes and conduit facilities in the accompanying consolidated balance sheets.
          On January 3, 2011, the second of the Polo Towers lines of credit was paid off and terminated prior to its maturity date of December 31, 2012. On March 4, 2011, the Polo Towers securitization notes were paid off and terminated prior to their maturity date of January 20, 2013.
Quorum Facility
          One of the Company’s wholly owned subsidiaries, DRI Quorum 2010 LLC (“DRI Quorum”), entered into a Loan Sale and Security Agreement (the “LSSA”), dated as of April 30, 2010 with Quorum Federal Credit Union (“Quorum”), as purchaser. The LSSA and related documents provide for an aggregate minimum $40 million loan sale facility and joint marketing venture (the “Quorum Facility”) where DRI Quorum may sell eligible consumer loans and in-transit loans to Quorum on a non-recourse, permanent basis, provided that the underlying consumer obligor is a Quorum credit union member. The joint marketing venture has a minimum term of two years and the LSSA provides for a purchase period of two years. The purchase price payment and the program purchase fee are each determined at the time that the loan is sold to Quorum, and the current purchase amount was 85% of the obligor loan amount and the program purchase fee was 8.0%. To the extent excess funds remain after payment of the sold loans at Quorum’s purchase price, such excess funds shall be remitted to the Company as a deferred purchase price payment. This transaction did not qualify as a loan sale under GAAP.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          During the year ended December 31, 2010, the Company incurred a total of $0.3 million in debt issuance costs related to the Quorum Facility, which will be amortized over the term of the facility. Amortization of $0.1 million of debt issuance costs related to the Quorum Facility was recorded and is included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2010. The gross amount of the mortgages and contracts receivable collateralizing the Quorum Facility was $13.9 million as of December 31, 2010.
ILXA Receivables Loan and Inventory Loan
          On August 31, 2010, the Company completed the ILX Acquisition through the Company’s wholly-owned subsidiary, ILXA. In connection with the ILX Acquisition, ILXA entered into an Inventory Loan and Security Agreement (“ILXA Inventory Loan”) and a Receivables Loan and Security Agreement (“ILXA Receivables Loan”) with Textron Financial Corporation (“ Textron”). The ILXA Inventory Loan is a non-revolving credit facility in the maximum principal amount of $23.0 million with an interest rate of 7.5%. The ILXA Receivables Loan is a receivables facility loan with an initial principal amount of $11.9 million with an interest rate of 10% and was collateralized by $12.0 million of ILXA mortgages and contracts receivable at December 31, 2010. Both loans mature on August 31, 2015. The proceeds from these loans were used to fund the ILX Acquisition.
          During the year ended December 31, 2010, ILXA incurred $0.8 million in debt issuance costs related to these loans, which will be amortized over the term of the loans. Amortization of $0.1 million of debt issuance costs related to these loans was recorded and is included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2010.
          On December 29, 2010, the Company submitted a borrowing notice in the amount of $1.0 million to Textron against the ILXA Inventory Loan. Even though the Company did not receive the funds until January 2011, it recorded a $1.0 million increase to the outstanding principal balance on the ILXA Inventory Loan with a corresponding increase in other receivables, net at December 31, 2010 due to the fact the funds had been released by Textron and held in escrow pending the submission of certain supporting documentation from the Company.
Tempus Acquisition Note Payable
          On November 23, 2010, Tempus Acquisition entered into the Tempus Loan with an affiliate of Guggenheim, as the lender, and Guggenheim Corporate Funding, LLC, as administrative agent. The Tempus Loan is a revolving loan facility with a maximum principal amount of $8 million, the proceeds of which shall be used exclusively for the following purposes: (i) to provide Tempus Acquisition with funds to lend to Tempus Resorts International, Ltd. and certain of its affiliates, pursuant to that certain debtor-in-possession financing order entered by the United States Bankruptcy Court for the Middle District of Florida (“DIP Financing” or “Tempus Note Receivable”), for general working capital purposes and other lawful purposes as permitted under the agreements governing the DIP Financing; and (ii) to provide $1.5 million for the “Deposit,” as defined and provided in the Agreement for Purchase and Sale of Assets to purchase certain assets of Tempus Resorts International and its affiliates. As of December 31, 2010, the outstanding balance of the Tempus Loan was $3.3 million.
          The maturity date of the Tempus Loan shall be the earliest of (i) the occurrence of an Event of Default if amounts outstanding under the Loan Documents and other Obligations shall be due and payable as a result thereof as required by the Tempus Acquisition Loan Agreement, (ii) the lender’s demand of payment of amounts outstanding under the Tempus Loan, and (iii) the date occurring 180 days after the first business day after the interim financing order is approved by the bankruptcy court. See Note 7—Other Receivables, Net for further details.
Notes Payable
          The Company had notes payable relating to the purchase of certain land at a rate of 8.0% per annum. These notes matured in September 2009 and were paid in full.
          The Company finances premiums on certain insurance policies under unsecured notes. The notes will mature in January 2011 and August 2011 and carry interest rates of 4.0% and 3.65% per annum, respectively.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          The following table presents selected information on the Company’s borrowings as of December 31, 2010 and 2009 (dollars in thousands):

				December 31,
	December 31, 2010			2009
		Weighted
		Average
	Principal	Interest		Principal
	Balance	Rate	Maturity	Balance
Senior Secured Notes	$425,000	12.0%	8/15/18	$—
Unamortized original issue discount related to Senior Secured Notes	(10,278)			—
First and Second Lien Facilities	—			393,954
2008 Conduit Facility	39,467	5.5%	8/30/11	18,241
Diamond Resorts Owners Trust Series 2009-1	121,843	9.5%	3/20/26	169,698
Unamortized original issue discount related to Diamond Resorts Owners Trust Series 2009-1	(899)			(954)
2004 Securitization Notes	—			21,721
Quorum Facility	12,942	8.0%	4/30/12	—
Polo Towers Lines of Credit	2,060	4.8%	12/31/12	9,591
Polo Towers Securitization Notes Payable	1,138	7.4%	1/20/13	4,616
ILXA Receivables Loan	10,292	10.0%	8/31/15	—
ILXA Inventory Loan	18,541	7.5%	8/31/15	—
Tempus Acquisition Loan	3,300	10.0%	Less than one year	—
Notes payable-insurance policies	1,366	3.7%	Various	1,232
Notes payable-other	66	3.4%	Various	560

Total borrowings	$624,838			$618,659

Derivative Instruments
          Pursuant to the requirement of the First and Second Lien Facilities, the Company entered into the JP Morgan Swap on June 29, 2007 to manage its exposure to fluctuations in interest rates. The JP Morgan Swap had a term of two years and was terminated on June 29, 2009 upon maturity. The contract had a notional value of $195.0 million and required the Company to pay interest at a fixed rate of 5.3% each month and received interest based on one-month LIBOR. The Company paid $4.8 million and $4.7 million to JP Morgan in cash settlements for the years ended December 31, 2009 and 2008, respectively, which is included under interest expense, net in the accompanying consolidated statements of operations.
          Pursuant to the requirement of the 2007 Conduit Facility, the Company entered into the Credit Suisse Swap on September 25, 2007 to manage its exposure to the fluctuation in interest rates. The Credit Suisse Swap matures on March 20, 2011 and the Company pays interest at a fixed rate of 4.7% and receives interest based on one-month LIBOR. In addition, the Company paid $0.1 million for an interest rate cap (“2007 Cap”) on the same date to further limit its exposure to interest rate increases. The 2007 Cap bears a strike rate of 5.5% and a one-month LIBOR and carries a variable notional amount according to a pre-determined amortization schedule. The Company novated the 2007 Cap to the 2008 Conduit Facility in November 2008 and a portion of the Credit Suisse Swap during the year ended December 31, 2009. The Company paid $6.7 million and $3.8 million in cash settlements related to these swaps under the 2007 Conduit Facility for the years ended December 31, 2009 and 2008, respectively. In addition, the Company paid $0.5 million, $0.6 million, and zero in cash settlements under the 2008 Conduit Facility for the years ended December 31, 2010, 2009 and 2008, respectively.
          In connection with the termination of the 2007 Conduit Facility and paydown of the 2008 Conduit Facility on October 15, 2009, the Company was required to pay the liability associated with a majority of the Credit Suisse Swap by delivering $8.8 million in cash to the counterparty of the swaps. At December 31, 2009, the Credit Suisse Swap had a notional amount of $10.0 million remaining under the 2008 Conduit Facility, which was valued at $0.5 million. The 2007 Cap had no value at December 31, 2009.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          In July 2010, the Company took additional measures to limit its exposure to interest rate increases by entering into the 2010 Cap. The 2010 Cap bears a strike rate of 5.5% and a one-month LIBOR and carries a notional amount of $30 million. The Company paid $71,000 for the 2010 Cap, which will terminate on July 20, 2013. During the year ended and as of December 31, 2010, the fair value of the derivative asset was calculated to be zero based on the discounted cash flow model.
          The swaps and the interest rate caps did not qualify for hedge accounting under ASC 815, “Derivatives and Hedging.” Consequently, for the years ended December 31, 2010 and 2009, the Company recorded $0.3 million and $3.9 million in reduction of interest expense, respectively, associated with the fair value adjustment of the derivative instruments with a corresponding decrease in derivative liabilities or assets. For the year ended December 31, 2008, the Company recorded $4.0 million in interest expense related to the fair value adjustment of the derivative instruments with a corresponding increase in derivative liabilities.
          At December 31, 2010, the derivative liabilities associated with the Credit Suisse Swap, the 2007 Cap and the 2010 Cap were $0.1 million, zero and zero, respectively.
Borrowing Restrictions and Limitations
          All of the Company’s borrowing under the 2010 Notes, securitization notes, and 2008 Conduit Facility contain various restrictions and limitations that may affect its business and affairs. These include, but are not limited to, restrictions and limitations relating to its ability to incur indebtedness and other obligations, to make investments and acquisitions and to pay dividends. The Company is also required to maintain certain financial ratios and comply with other financial and performance covenants. The failure of the Company to comply with any of these provisions, or to pay its obligations, could result in foreclosure by the lenders of their security interests in the Company’s assets, and could otherwise have a material adverse effect on the Company. The Company was in compliance with all financial covenants as of December 31, 2010.
          The anticipated maturities of the Company’s borrowings under the 2010 Notes, securitization notes, conduit facility and notes payable are as follows (in thousands) and not including the use of any proceeds from potential debt or equity transactions during 2011 to pay down borrowings:
Due in the year ending December 31:

2011	$110,349
2012	47,670
2013	25,389
2014	19,126
2015	8,481
2016 and thereafter	425,000

Total contractual obligations	636,015
Unamortized original issue discount, net	(11,177)

Total borrowings at December 31, 2010	$624,838

          The above debt maturity schedule assumes certain estimates for payments and cancellations on collateralized outstanding mortgage receivables.
Capitalized Interest
          The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. Interest capitalization ceases once a project is substantially complete or no longer under construction to prepare for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
weighted average cost of borrowed money. No interest was capitalized during the years ended December 31, 2010 and 2009. The Company capitalized $0.4 million of interest related to ongoing construction projects during the year ended December 31, 2008.
Note 13—Accrued Liabilities
          The Company records estimated amounts for certain accrued liabilities at each period end. Accrued liabilities are obligations to transfer assets or provide services to other entities in the future as a result of past transactions or events. The nature of selected balances included in accrued liabilities of the Company includes:
Accrued marketing expenses—expenses for travel vouchers and certificates used as sales incentives to buyers as well as attraction tickets as tour incentives.
Accrued liability related to business combinations—estimated liability related to business combinations in accordance with ASC 805. As part of the ILX Acquisition, the Company recorded a $3.7 million estimated liability related to certain parcels of land owned by a third party. Upon the sale of the parcels, ILXA is obligated to pay approximately $3.7 million to the seller.
Accrued exchange company fees—estimated liability owed to an exchange company.
Accrued contingent litigation liabilities—estimated settlement costs for existing litigation cases.
Accrued operating lease liabilities—difference between straight-line operating lease expenses and cash payments associated with any equipment, furniture, or facilities leases classified as operating leases.
Accrued call center cost—expenses associated with the out-sourced customer service call center operations.
Accrued construction costs—estimated remaining costs accrued for construction renovation projects.
          Accrued liabilities consisted of the following as of December 31 (in thousands):

	2010	2009
Accrued interest	$20,365	$3,699
Accrued payroll and related	14,953	13,599
Accrued marketing expenses	5,405	6,080
Accrued commissions	4,787	4,029
Accrued other taxes	3,299	5,763
Accrued liability related to business combinations	3,744	—
Accrued exchange company fees	1,206	1,523
Accrued contingent litigation liabilities	2,642	2,889
Accrued operating lease liabilities	2,046	1,917
Accrued insurance	2,766	1,475
Accrued professional fees	2,648	2,708
Accrued call center cost	1,114	1,196
Accrued construction costs	247	1,050
Other	2,311	2,986

Total accrued liabilities	$67,533	$48,914

Note 14—Deferred Revenues
          The Company records deferred revenues for payments received or billed but not earned for various activities.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          THE Club deferred revenue—THE Club annual membership fees paid or billed to members and amortized ratably over a one-year period and optional reservation protection fees recognized over an approximate life of the member’s reservation (generally six months on average).
          Deferred maintenance and reserve fee revenue—maintenance fees billed as of January first of each year and earned ratably over the year in the Company’s capacity as the HOA for the two resorts in St. Maarten. In addition, the HOA will periodically bill the owners for capital project assessments to repair and replace the amenities or to reserve the out-of-pocket deductibles for hurricanes and other natural disasters. These assessments are deferred until refurbishment activity occurs, at which time the amounts collected are recognized as a direct reduction to refurbishment expense in consolidated resort operations expense. See Note 6—Transactions with Related Parties for further discussion.
          Deferred mini-vacations and sampler programs revenue—sold but unused trial Vacation Interests, ranging from three days to one week. This revenue is recognized when the purchaser completes their respective stay at one of the Company’s resorts or the trial period expires, whichever is earlier. Such revenue is recorded as a reduction to Vacation Interest carrying cost in accordance with ASC 978, with the exception of the Company’s European sampler product, which is three years in duration and is treated as Vacation Interest sales revenue.
          Deferred revenue from an exchange company—in consideration for several agreements entered into with an exchange company in 2008 that provide the Company with call center services and exchange services, the Company received $5 million in consideration for the exclusive right to provide those services to the Company. In accordance with ASC 605-50 — Revenue Recognition — Customer Payments and Incentives, the $5 million will be recognized over the 10-year term of the agreements as a reduction of the costs incurred for the services provided by the exchange company during this time frame.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          Deferred revenues consisted of the following as of December 31 (in thousands):

	2010	2009
THE Club deferred revenue	$36,535	$33,554
Deferred maintenance and reserve fee revenue	13,491	11,759
Deferred mini-vacations and sampler programs revenue	11,465	9,029
Deferred revenue from an exchange company	3,246	3,742
Other	2,969	1,377

Total deferred revenues	$67,706	$59,461

Note 15—Employee Benefit Plans
          The Company has a qualified retirement plan (the “401(k) Plan”) with a salary deferral feature designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Subject to certain limitations, the 401(k) Plan allows participating North America employees to defer up to 60% of their eligible compensation on a pre-tax basis. The 401(k) Plan allows the Company to make discretionary matching contributions of up to 50% of the first 6% of employee compensation.
          During the years ended December 31, 2010, 2009 and 2008, the Company made matching contributions to its 401(k) plan of $0.8 million, $0.7 million and $1.0 million, respectively.
          In addition, the Company has a self-insured health plan that covers substantially all of its full-time employees in the United States. The health plan uses employee and employer contributions to pay eligible claims. To supplement this plan, the Company has a stop-loss insurance policy to cover individual claims in excess of $0.2 million. At December 31, 2010, 2009 and 2008, the Company accrued $1.3 million, $0.9 million, and $0.5 million, respectively, for claims that have been incurred but not reported. During the years ended December 31, 2010, 2009 and 2008, the Company recorded $8.6 million, $7.5 million and $3.9 million, respectively, in expenses associated with its health plans.
          With certain exceptions, the Company’s European subsidiaries do not offer private health plans or retirement plans or a 401(k) plan. The government in each country offers national health services and retirement benefits, which are funded by employee and employer contributions.
Note 16—Income Taxes
          The components of the (benefit) provision for income taxes are summarized as follows for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Current:
Federal	$268	$(1,307)	$891
State	210	89	249
Foreign	(1,752)	419	973

Total current (benefit) provision for income taxes	(1,274)	(799)	2,113

Deferred:
Federal	5,016	(7,918)	(34,972)
State	674	(2,552)	(2,696)
Foreign	(9,644)	(4,387)	(11,864)

	(3,954)	(14,857)	(49,532)
Change in valuation allowance	3,954	14,857	49,228

Total deferred benefit for income taxes	—	—	(304)

(Benefit) provision for income taxes	$(1,274)	$(799)	$1,809

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          The reconciliation between the statutory provision for income taxes and the actual (benefit) provision for income taxes is shown as follows for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008

Income tax benefit at U.S. federal statutory rate of 35%	$(1,333)	$(7,032)	$(30,507)
State tax provision (benefit), net of federal tax effect	574	(647)	(1,446)
Income of pass-through entities not taxed at corporate level	(138)	(1,818)	6,124
Adjustment to NOL carry forwards as a result of IRS Examination	—	—	(11,886)
Tax impact of non-U.S. disregarded entities	(1,055)	(1,216)	(1,867)
Differences between U.S. and foreign jurisdictions	(887)	249	719
Foreign currency and rate change adjustment	(8,792)	7	(7,236)
Meals and entertainment	159	—	—
Alternative minimum tax	1,251	—	—
Change in deferred tax asset	5,016	—	—
Other	(23)	(5,199)	(1,320)
Change in valuation allowance	3,954	14,857	49,228

(Benefit) provision for income taxes	$(1,274)	$(799)	$1,809

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2010	2009
Allowance for losses	$34,481	$28,747
Unsold Vacation Interests adjustments	19,439	17,580
Net operating loss carryover	115,171	123,631
Accruals, expenses and prepaid assets	14,335	15,268
Other	21,957	19,662

Total gross deferred tax assets	205,383	204,888
Valuation allowance	(108,990)	(105,036)

Total net deferred tax assets	96,393	99,852

Installment sales	91,971	95,351
Other	4,422	4,890

Total deferred tax liabilities	96,393	100,241

Net deferred tax liabilities	$—	$389

Valuation
Allowance
Balance at January 1, 2008	$40,951
Additions — Increases	58,363
Deductions — Recoveries	(9,135)

Balance at December 31, 2008	90,179
Additions — Increases	38,012
Deductions — Recoveries	(23,155)

Balance at December 31, 2009	105,036
Additions — Increases	13,487
Deductions — Recoveries	(9,533)

Balance at December 31, 2010	$108,990

          ASC 740-10, “Income Taxes” requires that the tax benefit of net operating losses, temporary differences and credit carry forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The majority of the valuation allowance change during 2010 is primarily due to bad debt allowance and treatment of installment sales.
          At December 31, 2010, the Company had available approximately $223.8 million of unused federal net operating loss carry forwards, $204.6 million of unused state net operating loss carry forwards, and $100.4 million of foreign net operating loss carry forwards (the “NOLs”), with expiration dates from 2011 through 2029 (except for certain foreign net operating loss carry forwards that do not expire) that may be applied against future taxable income subject to certain limitations.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          As a result of the Company’s acquisition of Sunterra Corporation in 2007, use of the Company’s net operating loss carry forward is limited under Internal Revenue Code Section 382 and comparable state laws. Even with the limitation, $69.2 million of federal net operating loss is currently available for unlimited use and an additional $13.5 million becomes available each year. Similarly, use of the state net operating loss carry forward is also available. Although the Company’s future cash tax liabilities cannot be entirely eliminated through the application of these net operating loss carry-forwards due to a 90% statutorily imposed limitation on offsetting U.S. alternative minimum taxable income with net operating loss carry-forwards, the Company believes the availability of these net operating loss carry-forwards to offset future taxable income will result in minimal cash tax obligations in future periods.
          As a result of uncertainties regarding the Company's ability to generate sufficient taxable income to utilize its net operating loss carry forwards, the Company maintains a valuation allowance against the balance of its deferred tax assets as of December 31, 2010 and 2009.
          No deferred tax liabilities have been provided for U.S. taxes on the undistributed earnings (if any) of foreign subsidiaries as of December 31, 2010, 2009 and 2008. Those earnings have been and expect to be reinvested in the foreign subsidiaries. The amount of those undistributed earnings has not been determined as it is impracticable at this time to determine the amount.
          In 2007, the Company’s wholly-owned subsidiary, Diamond Resorts (Europe) Ltd., filed a claim for refund with the United Kingdom income tax authority in the amount of $10.7 million (£7.4 million) with respect to its income tax return for the years ended December 31, 1999 to 2004. In accordance with ASC 450, the Company recorded an income tax receivable of $3.5 million (£2.4 million) in the accompanying consolidated balance sheet for the year ended December 31, 2008. During 2009, the Company received a partial refund from the United Kingdom income tax authority in the amount of $1.6 million (£1.0 million). In January 2010, the Company received an additional partial refund in the amount of $3.2 million (£2.0 million), plus interest of $0.6 million (£0.4 million). An additional benefit of $1.0 million (£0.6 million) was recorded in 2009 to reflect the amount of refund received in excess of the receivable balance at December 31, 2008. An additional partial refund of $3.2 million (£2 million) was received in October 2010, all of which was recorded as a benefit in 2010.
          Effective January 1, 2009, the Company adopted guidance included in ASC 740. This guidance clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with ASC 740 is a two-step process. The first step is recognition: the Company determines whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the “more-likely-than-not” recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: a tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. The adoption of ASC 740 did not result in material impact on the Company’s financial condition or results of operations.
          The Company does not currently anticipate that any significant increase or decrease to unrecognized tax benefits will be recorded during the next twelve months.
          The Company’s continuing practice is to recognize potential interest and/or penalties related to income tax matters in income tax provision. As of December 31, 2010, the Company has no amount accrued for the payment of interest and penalties in the accompanying balance sheet.
          The Company operates in multiple tax jurisdictions, both within the United States and outside of the United States. The Company is no longer subject to income tax examinations by tax authorities in its major tax jurisdictions as follows:

Tax Jurisdiction	Tax Years No Longer Subject to Examination
United States	2006 and prior
United Kingdom	2002 and prior
Spain	Generally 2005 and prior*

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

*	although several Spanish entities are subject to examination for 2001-2005
Note 17—Commitments and Contingencies
Lease Agreements
          The Company conducts a significant portion of its operations from leased facilities, which include regional and global administrative facilities as well as off-premise booths and tour centers near active sales centers. The longest of these obligations extends into 2019. Many of these agreements have renewal options, subject to adjustments for inflation. In most cases, the Company expects that in the normal course of business, such leases will be renewed or replaced by other leases. Typically, these leases call for a minimum lease payment that increases over the life of the agreement by a fixed percentage or an amount based upon the change in a designated index. All of the facilities lease agreements are classified as operating leases.
          In addition, the Company leases office and other equipment under both long-term and short-term lease arrangements, which are generally classified as operating leases.
          Rental expense recognized for all operating leases during the years ended December 31, 2010, 2009 and 2008 totaled $13.9 million, $12.0 million, and $12.1 million, net of sublease rental revenue of $0.5 million, $0.5 million and $0.4 million, respectively.
          At December 31, 2010, future minimum lease payments on operating leases were as follows (in thousands):
Year Ending December 31

2011	$7,480
2012	5,480
2013	4,971
2014	4,638
2015	4,512
2016 and thereafter	11,713

Total minimum lease payments	$38,794

     Minimum rental payments to be received in the future under non-cancelable sublease agreements totaled $0.8 million at December 31, 2010.
Purchase Obligations
          The Company has entered into various purchase obligations relating to sales center remodeling and property amenity improvement projects. The total remaining commitment was $0.3 million as of December 31, 2010.
Litigation and Other
          From time to time, the Company or its subsidiaries are subject to certain legal proceedings and claims in the ordinary course of business, including claims or proceedings relating to the Company’s Vacation Interest sales and consumer loan business.
          One of the Company’s subsidiaries, FLRX, Inc. (formerly Diamond Resorts Pacific, Inc. and Sunterra Pacific, Inc.) is a defendant in a lawsuit originally filed in July 2003, alleging the breach of certain contractual terms relating to the obligations under a stock purchase agreement for the 1998 acquisition of FLRX (which operated resorts in Mexico and Palm Springs, California), as well as certain violations under applicable consumer protection acts. The contractual terms alleged to be breached included requirements for the transfer of remainder interests in the resorts to the plaintiff. In January 2010, following a jury trial, a Washington state court returned a judgment against FLRX, awarded plaintiffs damages of $30.0 million plus attorney’s fees of approximately $1.5 million, and ordered specific performance of certain ongoing contractual obligations pursuant to the breach of contract claim. FLRX has appealed the verdict. Any liability in this matter would not be covered by insurance and the ultimate liability of FLRX, if any,

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
is uncertain at this time. Neither Diamond Resorts Corporation nor any of its other subsidiaries are party to this lawsuit. Sunterra Corporation was originally named as a defendant in this matter, but it was later dismissed from the case. Depending upon developments in the lawsuit, it is possible that FLRX may at some point determine to file for protection under the Federal Bankruptcy Code. During the year ended December 31, 2009, the Company recorded a $1.5 million estimated litigation accrual under accrued liabilities in the accompanying consolidated balance sheet with a corresponding increase to general and administrative expense in the statement of operations. During the year ended December 31, 2010, the Company increased the estimated litigation accrual by an additional $0.2 million. At December 31, 2010, the $1.7 million charge represents the write-down of FLRX’s investment in subsidiaries to zero.
          In 2004, the Predecessor Company filed a lawsuit as the plaintiff regarding construction defects at the Lake Tahoe Vacation Resort in the United State District Court, Eastern District of California (Sacramento Division), Civil Action No. 04-CV-00784 entitled Sunterra Corporation Et Al vs. Perini Et Al. Perini Building Company (“Perini”) is the primary defendant and served as the Company’s general contractor. The case was later amended to add over 30 sub-contractors and suppliers as cross-defendants, and those cross-defendants have added what appears to be every supplier and sub-contractor. It was the Company’s position that there are serious deficiencies in the roof system, the exterior cladding and windows, decks and balconies, interior bathtubs and hallways, fireplaces, the parking garage, and elsewhere. The judge held a mandatory meeting of all parties on May 31, 2008, at which time he set deadlines in the case, including discovery and expert reports. The Company sought damages in excess of $40.0 million, which includes damages for cost of repair as well as economic loss while the Lake Tahoe Vacation Resort is being repaired. The case was settled in 2009 with defendants paying the Company $25.0 million. The Company recorded $7.3 million in other revenue during the year ended December 31, 2009. The HOA for Lake Tahoe Vacation Resort received the remaining settlement proceeds, which will be used to fund the repairs needed resulting from the construction defects.
          Two separate cases have been filed in St. Maarten against AKGI St. Maarten NV, or AKGI, one of the Company’s subsidiaries, challenging AKGI’s title to seven whole ownership units at the Royal Palm Resort, and alleging the breach of certain agreements that existed prior to AKGI’s acquisition of the resort. AKGI purchased the resort at auction in 1995. Each claimant alleges that, between 1989 and 1991, he purchased certain units from the prior owner of Royal Palm Resort, and that he holds, in perpetuity, legal title to, or a leasehold interest in, the respective units and is entitled to a refund of the purchase price and an annual 12% return on the purchase price (which totaled $1.2 million in one case and $1.3 million in the other case). Due to the nature of the AKGI purchase and the underlying St. Maarten laws, the Company believes that the obligations to the claimants would only be enforceable if the agreement between the claimant and AKGI’s predecessor was either a timeshare agreement or a lease agreement. AKGI has answered that the claimants’ agreements were, in fact, investment contracts, and therefore not enforceable under St. Maarten law. In February 2011, the case that was pending in the highest and final court of appeal was dismissed as to all claims, with the Company having no obligations, financial or otherwise, to claimant. The other case is currently pending in the intermediate court of appeal. A lien has been placed on AKGI’s interest in the Royal Palm Resort while the remaining action is pending.
          In 1989, the Predecessor Company paid an advance deposit to acquire buildings/common areas on a resort owned by it in Europe. The seller of the property subsequently raised promissory notes in favor of two other entities (the “Mansilla Companies”) which the Company believes are related to the seller. Having asserted that the seller had breached its obligations by failing to honor the promissory notes, the Mansilla Companies then obtained a charge against the buildings forming the subject matter of the 1989 agreement. In 1994, the Predecessor Company filed two sets of civil proceedings against the seller and the Mansilla Companies opposing the charge based on its belief that the seller had agreed to transfer ownership to the Predecessor Company in accordance with the 1989 sales agreement. The Predecessor Company also commenced criminal proceedings against the owner and officers of the seller. These criminal proceedings concluded without a conviction despite the Predecessor Company’s unequivocal belief that the promissory notes between the seller and the Mansilla companies had been falsified and had not been executed by the seller. The rulings in both cases were affirmed on appeal. Both cases have now been concluded.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
The Company remains in occupation of the premises, which occupation has not been challenged by the new owners who allegedly acquired the property at auction. The Company intends to acquire the property by adverse possession after the passage of the time as required by law. The property has not been reflected as an asset on the consolidated balance sheets. In 2005, the Company recorded the remaining balance of the purchase price as a legal expense and accrued liability due to the uncertainty of the outcome. The accrued liability balance of $0.9 million and $1.0 million is included in the accompanying consolidated balance sheets as of December 31, 2010 and December 31, 2009, respectively.
          The Company has entered into contracts with individual contractors and certain key management employees that specify severance payments upon termination of the contracts.
          In 2008, an arbitration demand was filed against the Company for enforcement of a $4.0 million settlement agreement entered into by the Company and a Board of Director’s family member. On October 2, 2009, the arbitrator entered an arbitration award against the Company in the amount of $4.0 million plus interest. On December 8, 2009, a court in District Court, Clark County, Nevada confirmed the arbitration award plus pre-judgment interest and costs. During the year ended December 31, 2008, the Company recorded a $4.0 million increase to general and administrative expense with a corresponding increase to due to related parties. During the year ended December 31, 2009, the Company recorded a $0.5 million increase to general and administrative expense with a corresponding increase to due to related parties for accrued interest and costs associated with the arbitration award. On June 10, 2010, the award was paid in full for $4.4 million.
          In addition, the Company is also currently subject to litigation and claims regarding employment, tort, contract, construction, sales taxes and commission disputes, among others. The Company believes that none of these actions, including the actions described above, will have a material adverse effect on its consolidated financial position or results of operations.
Note 18—Fair Value Measurements
          ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:
•	Level 1: Quoted prices for identical instruments in active markets.

•	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

•	Level 3: Unobservable inputs used when little or no market data is available.
          As of December 31, 2010 and 2009, the Company’s derivative instruments were the only financial assets and liabilities that were measured at fair value on a recurring basis. One interest rate swap was terminated in 2009 and the notional amount on another interest rate swap was significantly reduced in October 2009. See Note 12—Borrowings for further details.
          At December 31, 2010, the swap derivative instruments and the cap derivative instruments were valued internally due to the immateriality of the balances based on cash flow models that discount the future cash flows based on a discount rate that factors in a credit risk premium and the volatility of forward rates. At December 31, 2009, the swap derivative instruments and the cap derivative instrument were valued by a third-party firm based on cash flow models that discount the future cash flows based on a discount rate that factors in a credit risk premium and the volatility of forward rates. These instruments are classified as Level 3, based on the fact that the credit risk data used for the valuation is not directly observable and cannot be corroborated by observable market data. The Company’s assessment of the significant inputs to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          The following table presents the effects of the changes in the mark-to-market valuations of the derivative instruments (in thousands):

	Derivative	Derivative
	Assets	Liabilities
Balance at December 31, 2007	$36	$9,177
Total loss included in interest expense	(25)	4,007

Balance at December 31, 2008	11	13,184
Total (loss) gain included in interest expense	(11)	(3,896)
Total cash paid	—	(8,824)

Balance at December 31, 2009	—	464
Cash paid for 2010 Cap	71	—
Total (loss) gain included in interest expense	(71)	(385)

Balance at December 31, 2010	$—	$79

          At December 31, 2010, mortgages and contracts receivable had a balance of $245.3 million, net of allowance. The allowance for loan and contract losses against the mortgages and contracts receivable is derived using a static pool analysis to develop historical default percentages based on FICO scores to apply to the mortgage and contract population. The Company evaluates other factors such as economic conditions, industry trends, default rates and past due aging reports. The Company believes that this balance approximates the fair value of the mortgages and contracts based on the recent closing of the Company’s securitization transaction on April 27, 2011. See Note 25 — Subsequent Events for more details.
          The borrowings under the 2010 Notes are classified as Level 2 as they are not actively traded on the open market. At December 31, 2010, the fair value of the 2010 Notes was $454.8 million based on its quoted price of 107.0 on a restricted bond market.
          At December 31, 2010, all of the Company’s securitization notes and 2008 Conduit Facility are classified as Level 2 since they are either recently-completed transactions or measured using other significant observable inputs including the current refinancing activities.
          At December 31, 2010, the Quorum Facility, the ILXA Receivables Loan, and the ILXA Inventory Loan had an aggregate balance of $41.8 million in the accompanying consolidated balance sheet, which the Company believes approximates their fair value due to the fact that these transactions were recently completed. The Quorum Facility was issued in April 2010 and the ILXA Receivables Loan and ILXA Inventory Loan were issued in August 2010.
          At December 31, 2010, the DROT 2009 Notes (net of unamortized original issue discount) had an aggregate balance of $120.9 million. The fair value of the DROT 2009 Notes was determined to be $120.9 million based on a valuation performed by an investment banking firm.
          At December 31, 2010, the 2008 Conduit Facility had an outstanding balance of $39.5 million, which the Company believes is its approximate fair value due to the fact that it was recently amended in August 2010.
          The Polo Towers lines of credit and securitization notes payable had a combined carrying value of $3.2 million at December 31, 2010. The Company believes the book value approximates its fair value due to the fact that the notes are secured by consumer loans that have a fixed value.
          As of December 31, 2009, the borrowings under the First and Second Lien Facilities, the 2008 Conduit Facility, and the Polo Towers lines of credit and securitization notes payable were classified as Level 2 since they are measured using other significant observable inputs including the current refinancing activities. As of December 31, 2009, the Company believes the fair value of these liabilities approximates their carrying amount of $426.4 million. At December 31, 2009, DROT 2009 Notes had a balance of $168.7 million (net of unamortized original issue discount) in the accompanying consolidated balance sheet, which the Company believes approximates its fair value due to the fact the transaction had recently been completed in October 2009.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          The carrying amount of the 2004-1 Securitization notes as reported in the accompanying consolidated balance sheet as of December 31, 2009 was $21.7 million. The Company believes the book value approximates its fair value because Fitch Ratings, an independent rating agency, reaffirmed their ratings on October 14, 2009. In addition, the Company had $12.0 million in reserves related to the 2004-1 Securitization notes (included in cash in escrow and restricted cash of the accompanying consolidated balance sheet as of December 31, 2009 representing 55.2% of the carrying amount as of such date. The 2004-1 Securitization notes were paid in full on October 20, 2010.
          The carrying value related to the notes payable balance, excluding the ILXA Inventory Loan, was $4.7 million and $1.8 million as of December 30, 2010 and 2009, respectively. The fair value was not calculated based on the fact that the components of the notes payable were either due within one year or were immaterial.
          In accordance with ASC 820-10, the Company also applied the provisions of fair value measurement to various non-recurring measurements for the Company’s financial and non-financial assets and liabilities and recorded the impairment charges, which are detailed in Note 24—Impairments and Other Write-offs. The Company’s non-financial assets consist of property and equipment, which are recorded at cost, net of depreciation unless impaired, and assets held for sale, which are recorded at the lower of cost or their estimated fair value less costs to sell.
Note 19 — Preferred Units
          On April 26, 2007, the Company entered into agreements with an institutional investor (“Investor”). Pursuant to the agreements, the Investor contributed an initial capital contribution of $62.4 million to the Company in exchange for 212 common units and 1,000 preferred units.
          These agreements also contained a provision to allow the Company, at its discretion, to redeem the preferred units at redemption premiums that vary depending on the redemption date. In addition, these agreements allowed the Investor to require the Company to redeem all or any portion of the preferred units it held under the following circumstances: (1) simultaneously with the Company’s initial public stock offering; (2) at any time after August 13, 2019; (3) upon the acceleration of payment of principal by any lender of senior indebtedness; and (4) in the event of certain uncured breaches of the agreements governing the preferred units. The redemption price varied depending on the event leading to the redemption.
          The Company applied the guidance enumerated in ASC 480-10, “Distinguishing Liabilities from Equity,” when determining the classification and measurement of preferred stock. In addition, the Company classified the $62.4 million of conditionally redeemable preferred shares as temporary member capital due to the fact that the preferred shares contained redemption rights that were either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control. Furthermore, the preferred units had a priority return of 17.0% per annum, compounded quarterly, as well as a redemption preference with respect to the common equity securities.
          In accordance with ASC 480-10, the Company was required to record the redemption premiums and accrete for the priority returns periodically as it was probable that the preferred units would be redeemed by the Investor. Both the redemption premiums and the priority returns were recorded as an increase to accumulated deficits and a corresponding increase to redeemable preferred units in temporary member capital.
          On June 17, 2010, the Company and the Investor entered into a redemption agreement whereby the Investor redeemed 70.67 common units and 333.33 preferred units for $25 million on the same date and 108.63 common units and 666.67 preferred units for $50 million on August 13, 2010. Upon these redemptions, the recorded value of the equity investment, including the accumulated priority returns and redemption premiums, totaled $111.7 million. The difference between the recorded value and the $75 million that was paid to the Investor was recorded as a credit to the accumulated deficit account in the accompanying consolidated balance sheet.
          Also on June 17, 2010, the Company entered into agreements with DRP Holdco, LLC, an investment vehicle managed by an affiliate of Guggenheim Partners, LLC (“Guggenheim”). These agreements provide for Guggenheim to make a $75 million investment in common and preferred units of the Company. An initial investment of $25 million was made on June 17, 2010 and the remaining investment of $50 million was received on August 13, 2010. The proceeds of this investment were used to repurchase the equity securities previously held by

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
the Investor and, therefore, the Company did not retain any net proceeds from these transactions. At December 31, 2010, costs associated with this transaction totaled $2.9 million and have been recorded to the accumulated deficit account in the accompanying consolidated balance sheet.
          These agreements also contain a provision to allow the Company, at its discretion, to redeem any of the preferred units at any time after August 13, 2012, for any reason or no reason, at optional redemption premiums ranging from 100% to 103% depending on the redemption date. In addition, Guggenheim may require the Company to redeem all or any portion of the preferred units it holds under the following circumstances: (1) simultaneously with the Company’s initial public stock offering; (2) at any time after August 13, 2019; (3) upon the acceleration of payment of principal by any lender of senior indebtedness; and (4) in the event of certain uncured breaches of the agreements governing the preferred units. The preferred redemption premiums vary from 100% to 105% depending on the event leading to the redemption.
          The Company applies the guidance enumerated in ASC 480-10 when determining the classification and measurement of preferred stock. In addition, the Company classifies the $75 million of conditionally redeemable preferred shares as temporary member capital due to the fact that the preferred shares contain redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control.
          Furthermore, the preferred units had a priority return of 17.0% per annum from June 17, 2010 to August 13, 2010 and have a priority return of 16.5% per annum from August 14, 2010 through redemption, compounded quarterly, as well as a liquidation preference with respect to the common equity securities.
          In accordance with ASC 480-10, the Company is required to record the redemption premiums and accrete for the priority returns periodically as it is probable that the preferred units will be redeemed by Guggenheim. Both the redemption premiums and the priority returns are recorded as an increase to accumulated deficits and a corresponding increase to redeemable preferred units in temporary member capital.
          Prior to any distributions to the common unitholders, the holders of the preferred units will be entitled to receive from the Company the product of (a) an amount equal to the sum of (i) such holder’s contribution with respect to the preferred units reduced by any distributions to such holders, and (ii) accrued but unpaid distributions of priority returns, and (b) the relevant redemption premiums based on the date of redemption. Once the sum of any unpaid priority returns and the unreturned contributions with respect to the preferred units is reduced to zero, the preferred units shall be deemed cancelled. The balance, if any, shall be distributed to the common unitholders on a pro rata basis.
Note 20—Business Combination
          On August 31, 2010, ILXA acquired a majority of the assets of ILX Resorts, Inc. for an aggregate cash purchase price of $30.7 million. The ILX Acquisition added ten additional resorts and more than 25,000 owners to the Diamond Resorts family. These assets complement Diamond Resorts’ existing resort network and are expected to increase the Company’s value proposition to its owner base. The ILX Acquisition was financed through the ILXA Inventory Loan and the ILXA Receivables Loan. See Note 12—Borrowings for additional detail. In addition, ILXA assumed $4.2 million in liabilities as part of the purchase price. The acquisition resulted in no goodwill or gain from business combinations due to the fact the fair value of assets acquired and liabilities assumed equals the purchase price.
          The Company accounted for this acquisition under the purchase method in accordance with ASC 805, “Business Combinations” (“ASC 805”). The following table summarizes the consideration paid and the estimated amounts of the assets acquired and liabilities assumed at the acquisition date (in thousands). The assets acquired and liabilities assumed were recorded based on a preliminary appraisal and are subject to change pending the completion of the final appraisal.

Consideration:
Cash	$30,722

Fair value of total consideration transferred	$30,722

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Recognized amounts of identifiable assets and liabilities assumed as of August 31, 2010:
Cash in escrow and restricted cash	$54
Mortgages and contracts receivable	9,802
Other receivables	184
Prepaid expenses and other assets	181
Unsold Vacation Interests	10,100
Property and equipment	5,705
Intangible assets	8,850

Total assets	34,876
Current liabilities	4,154

Total identifiable net assets	$30,722

          Acquired intangible assets consist of the following (dollar amounts in thousands):

	Weighted	Estimated Fair
	Average	Market Value
	Useful Life in	at August 31,
	Years	2010
Member relationships	10	$1,100
Management contracts	5	7,120
Trade name	5	600
Domain name	5	30

Total acquired intangible assets		$8,850

          The ILX management contracts have automatic renewals for a weighted average term of approximately ten years. The weighted average period before the next renewal or extension is approximately five years.
          These notes to the consolidated financial statements do not present supplemental pro forma information to include revenue and earnings of ILX for all periods presented, as the Company deems that it is impracticable to obtain this information. The historical ILX financial statements include segments of operations that were not acquired by the Company. These financial statements co-mingle all activities. As such, management cannot reasonably estimate and carve out the amounts related to the assets acquired and the liabilities assumed by the Company. Additionally, based on the criteria included in ASC 805, the ILX Acquisition is not material in relation to the total assets included on the consolidated balance sheets and the net loss reported on the consolidated statements of operations.
Note 21—Segment Reporting
          The Company presents its results of operations in two segments: (1) Hospitality and Management Services, which includes operations related to the management of resort properties, the Collections and revenue from its operation of THE Club and the provision of other services; and (2) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of vacation interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management’s view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because historically management has not allocated these expenses for purposes of evaluating the Company’s different operational divisions. Accordingly, these expenses are presented under Corporate and Other.
          Management believes that it is impracticable to allocate specific assets and liabilities related to each business segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performances. Consequently, no balance sheet segment reports have been presented.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Information about the Company’s operations in different business segments is as follows:
CONSOLIDATING STATEMENT OF OPERATIONS BY BUSINESS SEGMENT
For the year ended December 31, 2010
(In thousands)

	Hospitality and	Vacation
	Management	Interest Sales	Corporate and
	Services	and Financing	Other	Total
Revenues:
Vacation Interest sales	$—	$214,764	$—	$214,764
Provision for uncollectible Vacation Interest sales revenue	—	(12,655)	—	(12,655)

Vacation Interest, net	—	202,109	—	202,109
Management, member and other services	91,156	11,495	—	102,651
Consolidated resort operations	26,547	—	—	26,547
Interest	—	39,150	177	39,327
Gain on mortgage repurchase	—	191	—	191

Total revenues	117,703	252,945	177	370,825

Costs and Expenses:
Vacation Interest cost of sales	—	39,730	—	39,730
Advertising, sales and marketing	—	114,029	—	114,029
Vacation Interest carrying cost, net	—	29,821	—	29,821
Management, member and other services	21,916	1,730	—	23,646
Consolidated resort operations	23,972	—	—	23,972
Loan portfolio	1,025	9,541	—	10,566
General and administrative	—	—	67,905	67,905
Gain on disposal of assets	—	—	(1,923)	(1,923)
Depreciation and amortization	—	—	11,939	11,939
Interest	—	18,203	48,959	67,162
Loss on extinguishment of debt	—	—	1,081	1,081
Impairments and other write-offs	—	—	3,330	3,330

Total costs and expenses	46,913	213,054	131,291	391,258

Income (loss) before benefit for income taxes	70,790	39,891	(131,114)	(20,433)
Benefit for income taxes	—	—	(1,274)	(1,274)

Net income (loss)	$70,790	$39,891	$(129,840)	$(19,159)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS BY BUSINESS SEGMENT
For the year ended December 31, 2009
(In thousands)

	Hospitality and	Vacation
	Management	Interest Sales	Corporate and
	Services	and Financing	Other	Total
Revenues:
Vacation Interest sales	$—	$248,643	$—	$248,643
Provision for uncollectible Vacation Interest sales revenue	—	(14,153)	—	(14,153)

Vacation Interest, net	—	234,490	—	234,490
Management, member and other services	93,431	14,772	—	108,203
Consolidated resort operations	23,814	—	—	23,814
Interest	—	43,200	972	44,172
Gain on mortgage repurchase	—	282	—	282

Total revenues	117,245	292,744	972	410,961

Costs and Expenses:
Vacation Interest cost of sales	—	55,135	—	55,135
Advertising, sales and marketing	—	116,098	—	116,098
Vacation Interest carrying cost, net	—	32,992	—	32,992
Management, member and other services	26,449	4,714	—	31,163
Consolidated resort operations	22,456	—	—	22,456
Loan portfolio	954	8,881	—	9,835
General and administrative	—	—	71,306	71,306
Gain on disposal of assets	—	—	(137)	(137)
Depreciation and amortization	—	—	13,366	13,366
Interest, net of capitalized interest	—	24,396	44,119	68,515
Loss on extinguishment of debt	—	—	10,903	10,903
Impairments and other write-offs	—	—	1,125	1,125

Total costs and expenses	49,859	242,216	140,682	432,757

Income (loss) before benefit for income taxes	67,386	50,528	(139,710)	(21,796)
Benefit for income taxes	—	—	(799)	(799)

Net income (loss)	$67,386	$50,528	$(138,911)	$(20,997)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS BY BUSINESS SEGMENT
For the year ended December 31, 2008
(In thousands)

	Hospitality and	Vacation Interest
	Management	Sales and	Corporate and
	Services	Financing	Other	Total
Revenues:
Vacation Interest sales	$—	$285,442	$—	$285,442
Provision for uncollectible Vacation Interest sales revenue	—	(51,166)	—	(51,166)

Vacation Interest, net	—	234,276	—	234,276
Management, member and other services	76,570	16,671	—	93,241
Consolidated resort operations	21,006	—	—	21,006
Interest	1,812	49,979	1,835	53,626
Gain on mortgage repurchase	—	265	—	265

Total revenues	99,388	301,191	1,835	402,414

Costs and Expenses:
Vacation Interest cost of sales	—	67,551	—	67,551
Advertising, sales and marketing	—	148,565	—	148,565
Vacation Interest carrying cost, net	—	22,831	—	22,831
Management, member and other services	28,747	6,599	—	35,346
Consolidated resort operations	23,685	—	—	23,685
Loan portfolio	661	8,092	—	8,753
General and administrative	—	—	78,618	78,618
Gain on disposal of assets	—	—	(1,007)	(1,007)
Depreciation and amortization	—	—	16,687	16,687
Interest, net of capitalized interest	—	20,817	50,563	71,380
Impairments and other write-offs	—	—	17,168	17,168

Total costs and expenses	53,093	274,455	162,029	489,577

Income (loss) before provision for income taxes	46,295	26,736	(160,194)	(87,163)
Provision for income taxes	—	—	1,809	1,809

Net income (loss)	$46,295	$26,736	$(162,003)	$(88,972)

Note 22—Consolidating Financial Statements
     The following consolidating financial statements present, on a supplemental basis, the financial position, results of operations, and statements of cash flow for (1) those subsidiaries of the Company which have been designated “Unrestricted Subsidiaries” for purposes of the 2010 Note Indenture; and (2) the Company and all of its other subsidiaries. As of December 31, 2010, the only such Unrestricted Subsidiaries were FLRX, Inc. and its subsidiaries, ILXA and its subsidiaries and Tempus Acquisition. As of December 31, 2009, FLRX Inc. and its subsidiaries were the only Unrestricted Subsidiaries. For purposes of the 2010 Note Indenture, the financial position, results of operations, and statements of cash flow of Unrestricted Subsidiaries are excluded from the Company’s financial results to determine whether the Company is in compliance with the financial covenants governing the 2010 Notes. Accordingly, management believes that the following presentation is helpful to current and potential investors in the 2010 Notes as well as others.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING BALANCE SHEET
December 31, 2010
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
ASSETS
Cash and cash equivalents	$27,163	$166	$—	$27,329
Cash in escrow and restricted cash	29,868	180	—	30,048
Mortgages and contracts receivable, net of allowance of $51,551, $3,600 and $0, respectively	236,846	8,454	(13)	245,287
Due from related parties, net	20,789	223	(54)	20,958
Other receivables, net	31,650	4,330	—	35,980
Income tax receivable	10	—	—	10
Prepaid expenses and other assets, net	45,260	1,038	(50)	46,248
Investment in subsidiaries	—	1,624	(1,624)	—
Unsold Vacation Interests, net	180,464	10,100	—	190,564
Property and equipment, net	23,468	5,629	—	29,097
Assets held for sale	9,517	—	—	9,517
Intangible assets, net	37,411	8,302	—	45,713

Total assets	$642,446	$40,046	$(1,741)	$680,751

LIABILITIES AND MEMBER CAPITAL (DEFICIT)
Accounts payable	$7,409	$246	$—	$7,655
Due to related parties, net	29,197	13,724	(6,670)	36,251
Accrued liabilities	62,367	6,853	(1,687)	67,533
Income taxes payable	3,936	—	—	3,936
Deferred revenues	67,706	—	—	67,706
Senior secured notes, net of original issue discount of $10,278, $0 and $0, respectively	414,722	—	—	414,722
Securitization notes and conduit facility, net	176,551	10,292	—	186,843
Derivative liabilities	79	—	—	79
Notes payable	1,432	21,841	—	23,273

Total liabilities	763,399	52,956	(8,357)	807,998

Redeemable preferred units	84,502	—	—	84,502

Member capital	7,335	9,675	(9,675)	7,335
Accumulated deficit	(195,044)	(22,197)	15,903	(201,338)
Accumulated other comprehensive (loss) income	(17,746)	(388)	388	(17,746)

Total member capital (deficit)	(205,455)	(12,910)	6,616	(211,749)

Total liabilities and member capital (deficit)	$642,446	$40,046	$(1,741)	$680,751

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Revenues:
Vacation Interest sales	$214,764	$—	$—	$214,764
Provision for uncollectible Vacation Interest sales revenue	(12,655)	—	—	(12,655)

Vacation Interest, net	202,109	—	—	202,109
Management, member and other services	102,630	1,173	(1,152)	102,651
Consolidated resort operations	26,163	384	—	26,547
Interest	38,718	609	—	39,327
Gain on mortgage repurchase	191	—	—	191

Total revenues	369,811	2,166	(1,152)	370,825

Costs and Expenses:
Vacation Interest cost of sales	39,730	—	—	39,730
Advertising, sales and marketing	113,520	509	—	114,029
Vacation Interest carrying cost, net	30,226	(405)	—	29,821
Management, member and other services	23,339	1,459	(1,152)	23,646
Consolidated resort operations	23,547	425	—	23,972
Loan portfolio	9,918	648	—	10,566
General and administrative	62,216	5,689	—	67,905
Gain on disposal of assets	(1,923)	—	—	(1,923)
Depreciation and amortization	11,249	690	—	11,939
Interest	65,394	1,768	—	67,162
Loss on extinguishment of debt	1,081	—	—	1,081
Impairments and other write-offs	3,330	—	—	3,330

Total costs and expenses	381,627	10,783	(1,152)	391,258

Loss before benefit for income taxes	(11,816)	(8,617)	—	(20,433)
Benefit for income taxes	(1,274)	—	—	(1,274)

Net loss	$(10,542)	$(8,617)	$—	$(19,159)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2010
(In thousands)

	Diamond
	Resorts Parent,
	LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Operating activities:
Net loss	$(10,542)	$(8,617)	$—	$(19,159)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,249	690	—	11,939
Provision for uncollectible Vacation Interest sales revenue	12,655	—	—	12,655
Amortization of capitalized financing costs and original issue discounts	2,465	56	—	2,521
Amortization of capitalized loan origination costs and portfolio discount	3,007	—	—	3,007
Loss on foreign currency exchange	42	—	—	42
Gain on disposal of assets	(1,923)	—	—	(1,923)
Gain on mortgage repurchase	(191)	—	—	(191)
Loss on extinguishment of debt	1,081	—	—	1,081
Deferred income taxes	(377)	—	—	(377)
Unrealized gain on derivative instruments	(314)	—	—	(314)
Impairments and other write-offs	3,330	—	—	3,330
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	10,829	1,369	(8)	12,190
Due from related parties, net	(5,737)	(93)	54	(5,776)
Other receivables, net	3,154	(113)	—	3,041
Prepaid expenses and other assets, net	(190)	24	51	(115)
Unsold Vacation Interests, net	10,308	—	—	10,308
Accounts payable	(3,470)	246	—	(3,224)
Due to related parties, net	(3,893)	9,099	49	5,255
Accrued liabilities	17,436	1,157	(146)	18,447
Income taxes payable (receivable)	4,632	—	—	4,632
Deferred revenues	8,632	—	—	8,632

Net cash provided by operating activities	62,183	3,818	—	66,001

Investing activities:
Property and equipment capital expenditures	(5,487)	(66)	—	(5,553)
Purchase of assets from ILX Resorts, Inc.	—	(30,722)	—	(30,722)
Disbursement of Tempus Acquisition note receivable	—	(3,005)	—	(3,005)
Proceeds from sale of assets	1,881	—	—	1,881

Net cash used in investing activities	$(3,606)	$(33,793)	$—	$(37,399)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS — Continued
Year Ended December 31, 2010
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$10,652	$(126)	$—	$10,526
Proceeds from issuance of Senior Secured Notes, net of original issue discount of $10,570, $0 and $0, respectively	414,430	—	—	414,430
Proceeds from issuance of Quorum Facility	16,697	—	—	16,697
Proceeds from issuance of Tempus Acquisition Loan	—	3,300	—	3,300
Proceeds from issuance of 2008 Conduit Facility	25,533	—	—	25,533
Proceeds from issuance of ILXA Receivables Loan	—	11,870	—	11,870
Proceeds from issuance of ILXA Inventory Loan	—	17,513	—	17,513
Payments on Quorum Facility	(3,755)	—	—	(3,755)
Payments on Diamond Resorts Owners Trust 2009-1	(47,855)	—	—	(47,855)
Payments on 2008 Conduit Facility	(4,307)	—	—	(4,307)
Payments on ILXA Receivables Loan	—	(1,578)	—	(1,578)
Payments on First and Second Lien Facilities	(397,609)	—	—	(397,609)
Payments on Polo Towers lines of credit and securitization notes	(11,009)	—	—	(11,009)
Payments on 2004 Securitization Notes	(21,722)	—	—	(21,722)
Payments on notes payable	(8,221)	—	—	(8,221)
Payments of debt issuance costs	(18,287)	(838)	—	(19,125)
Proceeds from Guggenheim equity investment	75,000			75,000
Repurchase of equity previously held by another minority institutional investor	(75,000)	—	—	(75,000)
Payments of costs related to issuance of common and preferred units	(2,888)	—	—	(2,888)
Payments for derivative instrument	(71)	—	—	(71)

Net cash (used in) provided by financing activities	(48,412)	30,141	—	(18,271)

Net increase in cash and cash equivalents	10,165	166	—	10,331
Effect of changes in exchange rates on cash and cash equivalents	(188)	—	—	(188)
Cash and cash equivalents, beginning of period	17,186	—	—	17,186

Cash and cash equivalents, end of period	$27,163	$166	$—	$27,329

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS — Continued
Year Ended December 31, 2010
(In thousands)

	Diamond
	Resorts Parent,
	LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$44,183	$450	$—	$44,633
Cash tax refunds, net of cash paid for taxes	$(5,514)	$—	$—	$(5,514)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$17,654	$—	$—	$17,654
Insurance premiums financed through issuance of note payable	$7,897	$—	$—	$7,897
Unsold Vacation Interests reclassified to assets held for sale	$10,064	$—	$—	$10,064
Property and equipment reclassified to assets to be disposed but not actively marketed (prepaid expenses and other assets)	$588	$—	$—	$588
Management contracts (intangible assets) reclassified to assets held for sale	$587	$—	$—	$587
Proceeds from issuance of ILXA Inventory Loan in transit	$—	$1,028	$—	$1,028
Purchase of assets from ILX Resorts, Inc.:
Fair value of assets acquired	$—	$34,876	—	$34,876
Cash paid	—	(30,722)	—	(30,722)
Liabilities assumed	$—	$4,154	$—	$4,154

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING BALANCE SHEET
December 31, 2009
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
ASSETS
Cash and cash equivalents	$17,186	$—	$—	$17,186
Cash in escrow and restricted cash	40,544	—	—	40,544
Mortgages and contracts receivable, net of allowance of $60,911, $0 and $0, respectively	263,556	21	(21)	263,556
Due from related parties, net	15,378	—	—	15,378
Other receivables, net	33,884	—	—	33,884
Income tax receivable	1,176	—	—	1,176
Prepaid expenses and other assets, net	28,828	—	—	28,828
Investment in subsidiaries	—	2,022	(2,022)	—
Unsold Vacation Interests, net	203,225	—	—	203,225
Property and equipment, net	25,708	—	—	25,708
Intangible assets, net	42,633	—	—	42,633

Total assets	$672,118	$2,043	$(2,043)	$672,118

LIABILITIES AND MEMBER CAPITAL (DEFICIT)
Accounts payable	$10,956	$—	$—	$10,956
Due to related parties, net	36,695	4,625	(4,625)	36,695
Accrued liabilities	48,914	1,542	(1,542)	48,914
Income taxes payable	441	—	—	441
Deferred income taxes	389	—	—	389
Deferred revenues	59,461	—	—	59,461
Borrowings under line of credit agreements	393,954	—	—	393,954
Securitization notes and conduit facility, net	222,913	—	—	222,913
Derivative liabilities	464	—	—	464
Notes payable	1,792	—	—	1,792

Total liabilities	775,979	6,167	(6,167)	775,979

Redeemable preferred units	103,528	—	—	103,528

Member capital	7,335	9,675	(9,675)	7,335
Accumulated deficit	(198,317)	(13,281)	13,281	(198,317)
Accumulated other comprehensive loss	(16,407)	(518)	518	(16,407)

Total member capital (deficit)	(207,389)	(4,124)	4,124	(207,389)

Total liabilities and member capital (deficit)	$672,118	$2,043	$(2,043)	$672,118

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Revenues:
Vacation Interest sales	$248,643	$—	$—	$248,643
Provision for uncollectible Vacation Interest sales revenue	(14,153)	—	—	(14,153)

Vacation Interest, net	234,490	—	—	234,490
Management, member and other services	108,203	—	—	108,203
Consolidated resort operations	23,814	—	—	23,814
Interest	44,167	5	—	44,172
Gain on mortgage repurchase	282	—	—	282

Total revenues	410,956	5	—	410,961

Costs and Expenses:
Vacation Interest cost of sales	55,135	—	—	55,135
Advertising, sales and marketing	116,098	—	—	116,098
Vacation Interest carrying cost, net	32,992	—	—	32,992
Management, member and other services	31,163	—	—	31,163
Consolidated resort operations	22,456	—	—	22,456
Loan portfolio	9,835	—	—	9,835
General and administrative	65,979	5,327	—	71,306
Gain on disposal of assets	(137)	—	—	(137)
Depreciation and amortization	13,366	—	—	13,366
Interest	68,191	324	—	68,515
Loss on extinguishment of debt	10,903	—	—	10,903
Impairments and other write-offs	1,125	—	—	1,125

Total costs and expenses	427,106	5,651	—	432,757

Loss before benefit for income taxes	(16,150)	(5,646)	—	(21,796)
Benefit for income taxes	(799)	—	—	(799)

Net loss	$(15,351)	$(5,646)	$—	$(20,997)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2009
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Operating activities:
Net loss	$(15,351)	$(5,646)	$—	$(20,997)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,366	—	—	13,366
Provision for uncollectible Vacation Interest sales revenue	14,153	—	—	14,153
Amortization of capitalized financing costs and original issue discounts	1,989	—	—	1,989
Amortization of capitalized loan origination costs and portfolio discount	3,230	—	—	3,230
Loss on foreign currency exchange	182	—	—	182
Gain on disposal of assets	(137)	—	—	(137)
Gain on mortgage repurchase	(282)	—	—	(282)
Loss on extinguishment of debt	10,903	—	—	10,903
Deferred income taxes	7	—	—	7
Unrealized gain on derivative instruments	(3,885)	—	—	(3,885)
Impairments and other write-offs	1,125	—	—	1,125
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	19,495	18	(18)	19,495
Due from related parties, net	8,968	—	—	8,968
Other receivables, net	1,657	—	—	1,657
Prepaid expenses and other assets, net	2,516	—	—	2,516
Unsold Vacation Interests, net	19,236	—	—	19,236
Accounts payable	2,518	—	—	2,518
Due to related parties, net	1,943	4,086	1,560	7,589
Accrued liabilities	5,306	1,542	(1,542)	5,306
Income taxes payable (receivable)	(1,925)	—	—	(1,925)
Deferred revenues	2,779	—	—	2,779

Net cash provided by operating activities	87,793	—	—	87,793

Investing activities:
Property and equipment capital expenditures	(4,672)	—	—	(4,672)
Proceeds from sale of assets	422	—	—	422

Net cash used in investing activities	$(4,250)	$—	$—	$(4,250)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS — Continued
Year Ended December 31, 2009
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$8,455	$—	$—	$8,455
Proceeds from issuance of Diamond Resorts Owners Trust 2009-1	181,012	—	—	181,012
Proceeds from issuance of 2008 Conduit Facility	29,033	—	—	29,033
Payments on Diamond Resorts Owners Trust 2009-1	(12,303)	—	—	(12,303)
Payments on 2008 Conduit Facility	(192,469)	—	—	(192,469)
Payments on 2007 Conduit Facility	(51,153)	—	—	(51,153)
Payments on First and Second Lien Facilities	(1,139)	—	—	(1,139)
Payments on Polo Towers lines of credit and securitization notes	(9,955)	—	—	(9,955)
Payment on 2004 Securitization Notes	(13,251)	—	—	(13,251)
Payments on notes payable	(9,638)	—	—	(9,638)
Payments of debt issuance costs	(9,428)	—	—	(9,428)
Payments for derivative instrument	(8,824)	—	—	(8,824)

Net cash used in financing activities	(89,660)	—	—	(89,660)

Net decrease in cash and cash equivalents	(6,117)	—	—	(6,117)
Effect of changes in exchange rates on cash and cash equivalents	596	—	—	596
Cash and cash equivalents, beginning of period	22,707	—	—	22,707

Cash and cash equivalents, end of period	$17,186	$—	$—	$17,186

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$63,297	$—	$—	$63,297

Cash paid for taxes, net of tax refunds	$1,239	$—	$—	$1,239

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$18,430	$—	$—	$18,430

Insurance premiums financed through issuance of note payable	$8,573	$—	$—	$8,573

Assets held for sale reclassified to unsold Vacation Interests	$4,220	$—	$—	$4,220

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Revenues:
Vacation Interest sales	$285,442	$—	$—	$285,442
Provision for uncollectible Vacation Interest sales revenue	(51,166)	—	—	(51,166)

Vacation Interest, net	234,276	—	—	234,276
Management, member and other services	93,241	—	—	93,241
Consolidated resort operations	21,006	—	—	21,006
Interest	53,618	8	—	53,626
Gain on mortgage repurchase	265	—	—	265

Total revenues	402,406	8	—	402,414

Costs and Expenses:
Vacation Interest cost of sales	67,551	—	—	67,551
Advertising, sales and marketing	148,565	—	—	148,565
Vacation Interest carrying cost, net	22,831	—	—	22,831
Management, member and other services	35,346	—	—	35,346
Consolidated resort operations	23,685	—	—	23,685
Loan portfolio	8,753	—	—	8,753
General and administrative	78,618	—	—	78,618
Gain on disposal of assets	(1,007)	—	—	(1,007)
Depreciation and amortization	16,687	—	—	16,687
Interest	71,321	59	—	71,380
Impairments and other write-offs	17,168	—	—	17,168

Total costs and expenses	489,518	59	—	489,577

Loss before provision for income taxes	(87,112)	(51)	—	(87,163)
Provision for income taxes	1,809	—	—	1,809

Net loss	$(88,921)	$(51)	$—	$(88,972)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2008
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Operating activities:
Net loss	$(88,921)	$(51)	$—	$(88,972)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,687	—	—	16,687
Provision for uncollectible Vacation Interest sales revenue	51,166	—	—	51,166
Amortization of capitalized financing costs and original issue discounts	8,860	—	—	8,860
Amortization of capitalized loan origination costs and portfolio discount	1,853	—	—	1,853
Gain on foreign currency exchange	(487)	—	—	(487)
Gain on disposal of assets	(1,007)	—	—	(1,007)
Gain on mortgage repurchase	(265)	—	—	(265)
Deferred income taxes	(566)	—	—	(566)
Unrealized loss on derivative instruments	4,032	—	—	4,032
Impairments and other write-offs	17,168	—	—	17,168
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(29,234)	46	(47)	(29,235)
Due from related parties, net	22,625	—	—	22,625
Other receivables, net	(1,078)	1	—	(1,077)
Prepaid expenses and other assets, net	1,871	—	—	1,871
Unsold Vacation Interests, net	20,731	—	—	20,731
Accounts payable	(11,799)	—	—	(11,799)
Due to related parties, net	19,516	4	47	19,567
Accrued liabilities	(6,944)	—	—	(6,944)
Income taxes payable (receivable)	2,085	—	—	2,085
Deferred revenues	18,793	—	—	18,793

Net cash provided by operating activities	45,086	—	—	45,086

Investing activities:
Property and equipment capital expenditures	(13,861)	—	—	(13,861)
Acquisition of Sunterra Corporation	(2,910)	—	—	(2,910)
Intangible assets acquired by Diamond Europe	(1,358)	—	—	(1,358)
Proceeds from sale of assets	10,866	—	—	10,866

Net cash used in investing activities	$(7,263)	$—	$—	$(7,263)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS — Continued
Year Ended December 31, 2008
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(445)	$—	$—	$(445)
Proceeds from issuance of 2008 Conduit Facility	16,520	—	—	16,520
Proceeds from issuance of 2007 Conduit Facility	32,669	—	—	32,669
Proceeds from issuance of First and Second Lien Facilities	23,500	—	—	23,500
Payments on 2008 Conduit Facility	(34,572)	—	—	(34,572)
Payments on 2007 Conduit Facility	(8,296)	—	—	(8,296)
Payments on First and Second Lien Facilities	(46,750)	—	—	(46,750)
Payments on Polo Towers lines of credit and securitization notes	(12,530)	—	—	(12,530)
Payment on 2004 Securitization Notes	(18,383)	—	—	(18,383)
Payments on notes payable	(7,962)	—	—	(7,962)
Payments of debt issuance costs	(3,775)	—	—	(3,775)

Net cash used in financing activities	(60,024)			(60,024)

Net decrease in cash and cash equivalents	(22,201)	—	—	(22,201)
Effect of changes in exchange rates on cash and cash equivalents	(4,295)	—	—	(4,295)
Cash and cash equivalents, beginning of period	49,203	—	—	49,203

Cash and cash equivalents, end of period	$22,707	$—	$—	$22,707

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$58,735	$—	$—	$58,735

Cash tax refunds, net of cash paid for taxes	$(482)	$—	$—	$(482)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$13,051	$—	$—	$13,051

Insurance premiums financed through issuance of note payable	$7,416	$—	$—	$7,416

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 23—Geographic Financial Information
          The Company conducts its Hospitality and Management Services and Vacation Interest Sales and Financing operations in two geographic areas: North America and Europe. The Company’s North America operations include the Company’s branded resorts in the continental United States, Hawaii, Mexico, Canada and the Caribbean, and the Company’s Europe operations include the Company’s branded resorts in England, Scotland, Ireland, Italy, Spain, Portugal, Austria, Malta and France. The following table reflects total revenue and assets by geographic area for the periods presented (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Revenue
North America	$325,710	$359,790	$348,129
Europe	45,115	51,171	54,285

Total Revenues	$370,825	$410,961	$402,414

	As of December 31,
	2010	2009
Mortgages and contracts receivable, net
North America	$244,541	$263,007
Europe	746	549

Total mortgages and contracts receivable, net	$245,287	$263,556

Unsold vacation interest, net
North America	$174,642	$174,675
Europe	15,922	28,550

Total unsold vacation interest, net	$190,564	$203,225

Property and equipment, net
North America	$24,248	$19,794
Europe	4,849	5,914

Total property and equipment, net	$29,097	$25,708

Intangible assets, net
North America	$40,926	$35,664
Europe	4,787	6,969

Total intangible assets, net	$45,713	$42,633

Total long-term assets, net
North America	$484,357	$493,140
Europe	26,304	41,982

Total long-term assets, net	$510,661	$535,122

Note 24—Impairments and Other Write-offs

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
          The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.
          Impairments and other write-offs consist of the following as of December 31 (in thousands):

	2010	2009	2008
European resorts held for sale (lower of cost or net realizable value)	$2,319	$—	$—
Write-down of an inventory recovery receivable related to a terminated HOA management contract	942	—	—
Land held for sale adjacent to a managed timeshare resort property (lower of cost or net realizable value)	—	—	6,984
Unsold Vacation Interests at one resort	—	—	3,122
Abandoned construction project costs	—	1,636	—
Goodwill related to a call center acquisition in Europe	—	—	873
Slow moving consumables inventory	—	138	774
Uncollectible notes receivable related to sale of a resort in London, England (recovered)	—	(649)	596
Abandoned merger and acquisition expenses	—	—	4,699
Other	69	—	120

Total impairments and other write-offs	$3,330	$1,125	$17,168

          For the year ended December 31, 2010, $2.3 million of the impairment charges is attributable to the write down of two European resorts held for sale to their net realizable value based on accepted offers. The impairment relates to a downturn in the real estate market. Additionally, $0.9 million of the 2010 impairment charge is attributable to a receivable associated with an inventory recovery agreement that terminated in conjunction with the termination of the respective management contract.
          For the year ended December 31, 2009, $1.0 million of the impairment charges is related to abandoned construction projects that were no longer consistent with the Company’s development plans.
          For the year ended December 31, 2008, the $12.5 million of impairment charges is primarily due to: (i) $7.0 million write down of the land held for sale near one of the Company’s resorts to its net realizable value based on comparable sales; (ii) $3.1 million write down of unsold Vacation Interests at one resort based on revised estimated discounted cash flows; and (iii) $0.9 million impairment of goodwill related to a call center acquisition in Europe based on lower discounted cash flows than originally anticipated at the time of the acquisition. These impairments relate to the depressed real estate market and the overall economic downturn. In addition, the Company abandoned its efforts to pursue certain merger and acquisitions during 2008 and, accordingly, wrote off $4.7 million in legal and professional fees associated with these abandoned projects that were previously capitalized during the year ended December 31, 2008.
Note 25—Subsequent Events
          On February 18, 2011, DRP entered into various agreements with four new equity investors to issue an aggregate of 25.1 common units and 133.33 preferred units in exchange for $10.1 million. This transaction brings the total number of issued and outstanding common units to 1,115.1 and issued and outstanding preferred units to 1,133.33.
          These agreements also contain a provision to allow DRP, at its discretion, to redeem any of the preferred units at any time after August 13, 2012, for any reason or no reason, at optional redemption premiums ranging from 100% to 103% depending on the redemption date. In addition, the new investors may require DRP to redeem all or any portion of the preferred units they hold under the following circumstances: (1) simultaneously with DRP’s initial public stock offering; (2) at any time after August 13, 2019; (3) upon the acceleration of payment of principal by any lender of senior indebtedness; and (4) in the event of certain uncured breaches of the agreements governing the

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
preferred units. The preferred redemption premiums vary from 100% to 105% depending on the event leading to the redemption.
          Also on February 18, 2011, DRP entered into a warrant purchase agreement to purchase certain warrants issued by Diamond Resorts Corporation from various holders of the warrants. These warrants were originally issued to holders of DRP’s Second Lien Facility but became detached and transferrable to other parties when the Second Lien Facility was extinguished in August 2010. DRP purchased warrants that are exercisable into 5.8175 shares of common stock of Diamond Resorts Corporation in exchange for $10.1 million in cash payments.
          On January 3, 2011, the second of the Polo Towers lines of credit was paid off and terminated prior to its maturity date of December 31, 2012. On March 4, 2011, the Polo Towers securitization notes were paid off and terminated prior to their maturity date of January 20, 2013.
          On April 27, 2011, the Company completed a securitization transaction and issued Diamond Resorts Owners Trust Series 2011-1 Timeshare Loan Backed Notes, Series, 2011-1 (the “DROT 2011 Notes”), with a face value of $64.5 million. The DROT 2011 Notes mature March 20, 2023 and have an interest rate of 4.0%. The net proceeds were used to pay off in full the $36.4 million outstanding principal balance under the 2008 Conduit Facility, to pay down approximately $7 million of the Quorum Facility, to pay requisite accrued interest and fees associated with both facilities, and to pay certain expenses incurred in connection with the issuance of the DROT 2011 Notes, including the funding of a reserve account required thereby.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2011 and December 31, 2010
(In thousands, except share data)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$18,787	$27,329
Cash in escrow and restricted cash	36,200	30,048
Mortgages and contracts receivable, net of allowance of $52,992 and $55,151, respectively	234,536	245,287
Due from related parties, net	9,886	20,958
Other receivables, net	22,308	35,980
Income tax receivable	27	10
Prepaid expenses and other assets, net	94,375	46,248
Unsold Vacation Interests, net	199,724	190,564
Property and equipment, net	35,181	29,097
Assets held for sale	5,854	9,517
Intangible assets, net	44,447	45,713

Total assets	$701,325	$680,751

LIABILITIES AND MEMBER CAPITAL (DEFICIT)

Accounts payable	$10,721	$7,655
Due to related parties, net	64,510	36,251
Accrued liabilities	61,251	67,533
Income taxes payable	5,088	3,936
Deferred revenues	77,639	67,706
Senior secured notes, net of unamortized original issue discount of $10,085 and $10,278, respectively	414,915	414,722
Securitization notes and conduit facilities, net	172,344	186,843
Derivative liabilities	—	79
Notes payable	26,625	23,273

Total liabilities	833,093	807,998

Commitments and contingencies

Redeemable preferred units (1,133.33 and 1,000 shares authorized, issued and outstanding, respectively)	98,992	84,502

Member capital (deficit):
Member capital (authorized 1,115.1 common units, no par value; issued 1,115.1 and 1,090 common units, respectively)	7,190	7,335
Accumulated deficit	(222,450)	(201,338)
Accumulated other comprehensive loss	(15,500)	(17,746)

Total member capital (deficit)	(230,760)	(211,749)

Total liabilities and member capital (deficit)	$701,325	$680,751

Certain prior period balances have been reclassified to conform to current period presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2011 and 2010
(Unaudited)
(In thousands)

	Three months	Three months
	ended	ended
	March 31, 2011	March 31, 2010
Revenues:
Vacation Interest sales	$41,933	$48,082
Provision for uncollectible Vacation Interest sales revenue	(2,990)	(1,622)

Vacation Interest, net	38,943	46,460
Management, member and other services	31,785	24,725
Consolidated resort operations	6,946	6,501
Interest	9,829	9,816
Gain on mortgage repurchase	29	36

Total revenues	87,532	87,538

Costs and Expenses:
Vacation Interest cost of sales	67	10,625
Advertising, sales and marketing	28,436	25,465
Vacation Interest carrying cost, net	8,560	7,435
Management, member and other services	6,260	6,522
Consolidated resort operations	6,168	5,877
Loan portfolio	2,618	2,603
General and administrative	19,053	15,320
Gain on disposal of assets	(9)	(2)
Depreciation and amortization	3,170	2,797
Interest	18,372	15,679
Impairments and other write-offs	83	—

Total costs and expenses	92,778	92,321

Loss before provision for income taxes	(5,246)	(4,783)
Provision for income taxes	1,473	705

Net loss	$(6,719)	$(5,488)

Certain prior period balances have been reclassified to conform to current period presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBER CAPITAL (DEFICIT)
AND COMPREHENSIVE INCOME (LOSS)
For the three months ended March 31, 2011 and 2010
(Unaudited)
($ in thousands)

	Temporary Capital		Permanent Capital
						Member
						Accumulated
	Member Preferred		Common			Other	Total Member
	Redeemable Units		Units	Member	Accumulated	Comprehensive	Capital	Comprehensive
	Shares	Amount	Shares	Capital	Deficit	Income (Loss)	(Deficit)	Loss
Balance at December 31, 2009	1,000	$103,528	1,000	$7,335	$(198,317)	$(16,407)	$(207,389)

Net loss for the three months ended March 31, 2010					(5,488)		(5,488)	$(5,488)

Other comprehensive loss:
Currency translation adjustments, net of tax of $0						(2,017)	(2,017)	(2,017)

Priority returns and redemption premiums		4,340			(4,340)		(4,340)

Balance at March 31, 2010	1,000	$107,868	1,000	$7,335	$(208,145)	$(18,424)	$(219,234)

Comprehensive loss for the three months ended March 31, 2010								$(7,505)

Balance at December 31, 2010	1,000	$84,502	1,090	$7,335	$(201,338)	$(17,746)	$(211,749)

Equity investment	133.33	10,151	25.1

Repurchase of a portion of outstanding warrants				(97)	(10,054)		(10,151)

Costs related to issuance of common and preferred units				(48)			(48)

Net loss for the three months ended March 31, 2011					(6,719)		(6,719)	$(6,719)

Other comprehensive income:
Currency translation adjustments, net of tax of $0						2,246	2,246	2,246

Priority returns and redemption premiums		4,339			(4,339)		(4,339)

Balance at March 31, 2011	1,133.33	$98,992	1,115.1	$7,190	$(222,450)	$(15,500)	$(230,760)

Comprehensive loss for the three months ended March 31, 2011								$(4,473)

Certain prior period balances have been reclassified to conform to current period presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2011 and 2010
(Unaudited)
(In thousands)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2011	2010
Operating activities:
Net loss	$(6,719)	$(5,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,170	2,797
Provision for uncollectible Vacation Interest sales revenue	2,990	1,622
Amortization of capitalized financing costs and original issue discounts	1,118	291
Amortization of capitalized loan origination costs and portfolio discount	557	688
(Gain) loss on foreign currency exchange	(8)	17
Gain on disposal of assets	(9)	(2)
Gain on mortgage repurchase	(29)	(36)
Deferred income taxes	—	(3)
Unrealized gain on derivative instruments	(79)	(161)
Gain on insurance settlement	(3,535)	—
Impairments and other write-offs	83	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	5,538	6,060
Due from related parties, net	13,985	8,791
Other receivables, net	14,458	15,239
Prepaid expenses and other assets, net	(48,410)	(34,974)
Unsold Vacation Interests, net	(5,262)	4,120
Accounts payable	3,020	(2,236)
Due to related parties, net	30,282	13,060
Accrued liabilities	(6,487)	4,189
Income taxes payable	1,002	4,769
Deferred revenues	9,442	10,472

Net cash provided by operating activities	15,107	29,215

Investing activities:
Property and equipment capital expenditures	(2,485)	(942)
Disbursement of Tempus Acquisition note receivable	(863)	—
Proceeds from sale of assets	1,450	2

Net cash used in investing activities	$(1,898)	$(940)

Certain prior period balances have been reclassified to conform to current period presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued
For the three months ended March 31, 2011 and 2010
(Unaudited)
(In thousands)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2011	2010
Financing activities:
Changes in cash in escrow and restricted cash	$(6,113)	$(7,794)
Proceeds from issuance of Quorum Facility	5,821	—
Proceeds from issuance of Tempus Acquisition Loan	800	—
Proceeds from issuance of 2008 Conduit Facility	1,488	2,264
Payments on Quorum Facility	(3,083)	—
Payments on Diamond Resorts Owners Trust 2009-1	(11,055)	(14,929)
Payments on 2008 Conduit Facility	(3,568)	(503)
Payments on ILXA Receivables and Inventory Loans	(920)	—
Payments on First and Second Lien Facilities	—	(569)
Payments on Polo Towers lines of credit and securitization notes	(3,198)	(2,722)
Payments on 2004 Securitization Notes	—	(2,360)
Payments on notes payable	(1,916)	(2,143)
Payments of debt issuance costs	(299)	(95)
Proceeds from equity investment	10,151	—
Repurchase of a portion of outstanding warrants	(10,151)	—
Payments of costs related to issuance of common and preferred units	(48)	—

Net cash used in financing activities	(22,091)	(28,851)

Net decrease in cash and cash equivalents	(8,882)	(576)
Effect of changes in exchange rates on cash and cash equivalents	340	(354)
Cash and cash equivalents, beginning of period	27,329	17,186

Cash and cash equivalents, end of period	$18,787	$16,256

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$30,347	$17,151

Cash paid for taxes, net of tax refunds	$488	$(4,087)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$4,339	$4,340

Insurance premiums financed through issuance of note payable	$4,469	$4,794

Assets held for sale reclassified to unsold Vacation Interests	$3,086	$—

Certain prior period balances have been reclassified to conform to current period presentation.
The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1—Background, Business and Basis of Presentation
     Business and Background
     Diamond Resorts Parent, LLC is a Nevada limited liability company created on March 28, 2007 through the contribution of $62.4 million cash by a third-party investor and $7.1 million of net assets from Cloobeck Diamond Parent, LLC, the Company’s majority equity holder. The third-party investor was issued common and preferred units with a liquidation preference as well as a priority return of 17% per annum, compounded quarterly, payable upon certain events. The preferred units do not provide to the holder any participation or conversion rights. The common and preferred members’ liability is limited to their respective capital contributions. Diamond Resorts Parent, LLC (“DRP”), together with its wholly-owned subsidiaries, is hereafter referred to as “Diamond Resorts” or the “Company.” The capitalization of the Company occurred on April 27, 2007 simultaneously with the acquisition of and merger with Sunterra Corporation (“Sunterra” or the “Predecessor Company”) and cancellation of Sunterra’s outstanding common stock for $16.00 per share (“the Merger” or “the April 27, 2007 Merger”).
     The Company operates in the vacation ownership industry, with an ownership base of more than 380,000 families and a network of 203 destinations located in 28 countries including the United States, Canada, Mexico, and throughout the Caribbean, Europe, Asia, Australia and Africa. The Company’s resort network includes 68 Diamond Resorts International-branded and managed properties and 131 affiliated resorts and four cruise ships, which are a part of the Company’s network and available for its members to use as vacation destinations, although the Company does not manage them. As referenced in these financial statements, Diamond Resorts International® and THE Club® are trademarks of the Company.
     The Company’s operations consist of three interrelated businesses: (i) hospitality and management services; (ii) marketing and sales of Vacation Ownership Interests (“VOI” or “Vacation Interests”); and (iii) consumer financing for purchasers of the Company’s Vacation Interests.

•	Hospitality and Management Services. The Company manages 68 branded resort properties, which are located in the continental United States, Hawaii, the Caribbean and Europe. The Company also manages five multi-resort trusts or similar arrangements (the “Collections”). Each Collection holds real estate in the Company’s resort properties underlying the Vacation Interests that the Company sells. As manager of the Company’s branded resorts and Collections, it provides billing services, account collections, accounting and treasury functions and information technology services. In addition, for branded resorts, the Company also provides an online reservation system and customer service contact center, operates the front desks and amenities and furnishes housekeeping, maintenance and human resources services. Management contracts typically have an initial term of three to five years with automatic renewals and are structured on a cost-plus basis, thereby providing the Company with a recurring and stable revenue stream. In addition, the Company earns recurring fees by operating THE Club, the points-based exchange and member services program that enables members to vacation at any of the 193 resorts in the Company’s network. These items are included in management, member and other services revenue and expense in the accompanying consolidated statements of operations.

In addition, the Company serves as the homeowners’ association (“HOA”) for its two resorts in St. Maarten and earns maintenance fees and incurs operating expenses at these two resorts. At certain resorts, the Company also operates golf courses, food and beverage venues, retail shops, a campground and a marina and earns incidental revenue and incurs operating expense. Finally, the Company provides cable, telephone, and technology services to HOAs. These items are included in consolidated resort operations revenue and expense in the accompanying consolidated statements of operations.
•	Marketing and Sales of Vacation Interests. The Company markets and sells Vacation Interests in its resort network. Sales prospects are generated by utilizing a variety of marketing programs. Currently, the Company sells Vacation Interests only in the form of points, which can be utilized for vacations for varying lengths of stay at any resort in its network. In the past, the Company also sold Vacation Interests in the

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
form of deeded intervals, which provide the right to vacation at a particular resort for a specified length of time.
•	Consumer Financing of Vacation Interests. The Company provides loans to eligible customers who purchase Vacation Interests through sales centers and choose to finance their purchase. These loans are collateralized by the underlying Vacation Interests and bear interest at a fixed rate. The Company’s consumer finance servicing operations include underwriting, collection and servicing of its consumer loan portfolio.
Basis of Presentation
     The following is a list of entities included in the accompanying consolidated financial statements:
AKGI St. Maarten, NV and subsidiaries
Citrus Insurance Company, Inc.
DRI Quorum 2010 LLC
Diamond Resorts (Europe) Ltd. and subsidiaries
Diamond Resorts Centralized Services Company
Diamond Resorts Corporation
Diamond Resorts Developer and Sales Holding Company and subsidiaries
Diamond Resorts Finance Holding Company and subsidiaries
Diamond Resorts Holdings, LLC
Diamond Resorts Issuer 2008, LLC
Diamond Resorts Management and Exchange Holding Company and subsidiaries
Diamond Resorts Owner Trust 2009-1
Diamond Resorts Polo Development, LLC
Diamond Resorts Services, LLC
FLRX, Inc. and subsidiaries
George Acquisition Subsidiary, Inc.
ILX Acquisition, Inc. and subsidiaries
Sunterra Owner Trust 2004-1
Tempus Acquisition, LLC
     Some of the above entities, which include corporations, limited liability companies and partnerships, each have several subsidiaries. On August 31, 2010, the Company acquired a majority of the assets and assumed certain liabilities of ILX Resorts, Inc. (the “ILX Acquisition”) through its wholly-owned subsidiary, ILX Acquisition, Inc. (“ILXA”). See Note 19—Business Combination for further details.
     The Company intends to acquire Tempus Resorts International, Ltd. and certain of its affiliates through Tempus Acquisition, LLC (“Tempus Acquisition”), a wholly-owned subsidiary of the Company. As part of the plan of acquisition, Tempus Acquisition entered into the Credit and Security Agreement on November 23, 2010 for the revolving loan facility (“Tempus Loan”) as the borrower and the Post-Petition Term Credit and Security Agreement for the debtor-in-possession financing (“Tempus Note Receivable”) as the lender. See Note 6—Other Receivables, Net and Note 12—Borrowings for further details.
     The accompanying consolidated financial statements of Diamond Resorts Parent, LLC and its subsidiaries have been prepared in accordance with the accounting policies described in the Company’s annual consolidated financial statements. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal and recurring nature. The accompanying consolidated financial statements should be reviewed in conjunction with the Company’s annual consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010,

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
2009 and 2008. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.
Reclassifications
     Certain prior period balances were reclassified from previously issued reports to conform to current period presentation.
Liquidity
     Vacation Interest receivables collateralizing the Company’s borrowings were $229.8 million at March 31, 2011. At March 31, 2011, the Company had $37.4 million outstanding under its conduit facility. On April 27, 2011, the Company completed a securitization transaction with a face value of $64.5 million. A portion of the net proceeds from this transaction was used to pay off in full the $36.4 million outstanding principal balance under the 2008 Conduit Facility on April 27, 2011. See Note 23 — Subsequent Events for further details.
     Cash provided by operations was $15.1 million for the three months ended March 31, 2011, compared to $29.2 million for the three months ended March 31, 2010. Cash and cash equivalents were $18.8 million and $27.3 million as of March 31, 2011 and December 31, 2010, respectively. The Company believes there will be sufficient existing cash resources and cash flows from operations, in addition to future refinancing activities, to meet the anticipated debt maturities and the Company’s other cash requirements during 2011. If cash flows from operations are less than expected, the Company would need to curtail its sales and marketing operations or raise additional capital.
Note 2—Summary of Significant Accounting Policies
     Principles of Consolidation—The accompanying consolidated financial statements include all subsidiaries of the Company. With the exception of the hotel properties in Europe that the Company owns and provides to a trust in Europe under a rental agreement, the Company does not have any interests in any variable interest entities for which the Company is considered the primary beneficiary under Accounting Standards Codification (“ASC”) 810, “Consolidation.” All significant intercompany transactions and balances have been eliminated from the accompanying consolidated financial statements.
     Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates were used by the Company to estimate the fair value of the assets acquired and liabilities assumed in the ILX Acquisition. These estimates included projections of future cash flows derived from sales of Vacation Interests, mortgages and contracts receivable, management services revenue and rental income. Additionally, the Company made significant estimates of costs associated with such projected revenues including but not limited to loan defaults, recoveries and discount rates.
     In preparation of its consolidated financial statements, the Company also made significant estimates which include: (1) allowance for loan and contract losses, and provision for uncollectible Vacation Interest revenue; (2) useful lives of property and equipment; (3) estimated useful lives of intangible assets acquired; (4) estimated costs to build or acquire any additional Vacation Interests, estimated total revenues expected to be earned on a project, related estimated provision for uncollectible Vacation Interest revenue and sales incentives, estimated projected future cost and volume of recoveries of Vacation Interests, estimated sales price per point and estimated number of points sold used to allocate certain unsold Vacation Interests to Vacation Interest cost of sales under the relative sales value method; and (5) the valuation allowance recorded against deferred tax assets. It is at least reasonably possible that a material change in one or more of these estimates may occur in the near term and that such change may materially affect actual results.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Recently Adopted Accounting Pronouncements
     In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which, among other things, amends ASC 820, “Fair Value Measurements and Disclosures” to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company adopted ASU No. 2010-06 on January 1, 2011. The adoption did not have a material impact on the Company’s consolidated financial statements or the disclosures, as the Company did not have any transfers between Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure.
     In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For SEC reporting companies, the amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company adopted ASU 2010-28 as of January 1, 2011, which did not have a material impact on the Company’s financial statements.
     In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a SEC reporting company presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any SEC reporting company as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will adopt ASU 2010-29 for all business combinations for which the acquisition date is on or after January 1, 2011. The Company believes that the adoption of this update will primarily result in increased disclosures, but will not have a material impact on the Company’s financial statements.
     In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this update provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company will adopt ASU 2011-02 as of the Company’s interim period ending June 30, 2011. The Company believes that the adoption of this update will not have a material impact on its financial statements.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 3—Cash in Escrow and Restricted Cash
     Cash in escrow and restricted cash consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Securitization and conduit collection and reserve cash	$10,798	$14,040
Collected on behalf of HOAs and other	13,180	5,447
Escrow	5,618	4,615
Rental trust	4,337	3,717
Bonds and deposits	2,267	2,229

Total cash in escrow and restricted cash	$36,200	$30,048

Note 4—Mortgages and Contracts Receivable and Allowance for Loan and Contract Losses
     The Company provides financing to purchasers of Vacation Interests at U.S. sales centers that is collateralized by their Vacation Interests. Eligibility for this financing is determined based on the customers’ Fair Isaac Corporation (“FICO”) credit scores. The mortgages and contracts, excluding those held by the Company’s unrestricted subsidiaries (principally ILXA as of March 31, 2011 and December 31, 2010) (“Diamond Resorts mortgages and contracts”), bear interest at fixed rates between 6.0% and 17.9%. The term of the Diamond Resorts mortgages and contracts are from five years to fifteen years and may be prepaid at any time without penalty. The weighted average interest rate of outstanding Diamond Resorts mortgages and contracts receivable was 15.4% at both March 31, 2011 and December 31, 2010. Diamond Resorts mortgages and contracts receivable in excess of 90 days past due at March 31, 2011 and December 31, 2010 were 3.7% and 3.6%, respectively, of gross Diamond Resorts mortgages and contracts receivable.
     The mortgages and contracts receivable of the unrestricted subsidiaries bear interest at fixed rates between 0% and 17.9% and had an aggregate balance of $13.8 million on August 31, 2010, the date of the ILX Acquisition. The term of the mortgages and contracts under the unrestricted subsidiaries are from nine months to ten years, and may be prepaid at any time without penalty. The weighted average interest rate of mortgages and contracts receivable of the unrestricted subsidiaries was 15.7% and 15.5% at March 31, 2011 and December 31, 2010, respectively. Mortgages and contracts receivable of the unrestricted subsidiaries in excess of 90 days past due at March 31, 2011 and December 31, 2010 were 9.9% and 8.9%, respectively, of gross mortgages and contracts receivable of the unrestricted subsidiaries.
     At March 31, 2011 and December 31, 2010, 4.0% and 3.9%, respectively, of the combined portfolios of all of the Company’s mortgages and contracts receivable was in excess of 90 days past due.
     Mortgages and contracts receivable originated by the Company are recorded at amortized cost, including deferred loan and contract origination costs, less the related allowance for loan and contract losses. Loan and contract origination costs incurred in connection with providing financing for Vacation Interests are capitalized and amortized over the estimated life of the mortgages or contracts receivable based on historical prepayments as a decrease to interest revenue using the effective interest method. Amortization of deferred loan and contract origination costs charged to interest revenue was $0.6 million and $0.8 million for the three months ended March 31, 2011 and 2010, respectively.
     The Company recorded a $3.3 million discount at April 27, 2007 on the acquired mortgage pool, which is being amortized over the life of the related acquired mortgage pool. At March 31, 2011 and December 31, 2010, the net unamortized discount was $0.7 million and $0.8 million, respectively. During the three months ended March 31, 2011 and 2010, amortization of $0.1 million and $0.1 million, respectively, was recorded as an increase to interest revenue.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Mortgages and contracts receivable, net, consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Mortgages and contracts receivable, acquired — April 27, 2007 Merger	$64,574	$71,200
Mortgages and contracts receivable, contributed	9,741	11,125
Mortgages and contracts receivable, originated	194,719	198,959
Mortgages and contracts receivable, purchased (unrestricted subsidiaries)	10,372	12,043
Mortgages and contracts receivable, originated (unrestricted subsidiaries)	245	—

Mortgages and contracts receivable, gross	279,651	293,327

Allowance for Loan and Contract Losses	(48,476)	(51,551)
Allowance for Loan and Contract Losses (unrestricted subsidiaries)	(4,516)	(3,600)
Deferred profit on Vacation Interest transactions	(2,061)	(2,349)
Deferred loan and contract origination costs, net of accumulated amortization	2,659	2,823
Inventory value of defaulted mortgages that were previously contributed and acquired	7,992	7,439
Discount on mortgages and contracts receivable, net of accumulated amortization	(713)	(802)

Mortgages and contracts receivable, net	$234,536	$245,287

     At March 31, 2011 and December 31, 2010, $220.0 million and $235.4 million, respectively, of the gross amount of the Diamond Resorts mortgages and contracts receivable were collateralized against the Company’s various debt instruments. At March 31, 2011 and December 31, 2010, $9.8 million and $12.0 million of mortgages and contracts receivable of the unrestricted subsidiaries served as collateral for the $9.4 million and $10.3 million, respectively, non-revolving credit facility of the unrestricted subsidiaries, which is included in “Securitization notes and conduit facilities” caption in the accompanying consolidated balance sheets. See Note 12 — Borrowings for further details.
     Deferred profit on Vacation Interest transactions represents the revenues less the related direct costs (sales commissions, sales incentives, cost of revenues and allowance for loan losses) related to sales that do not qualify for revenue recognition under the provisions of ASC 978, “Real Estate-Time-Sharing Activities.” See Note 2—Summary of Significant Accounting Policies of the Company’s annual consolidated financial statements for a description of revenue recognition criteria.
     Inventory value of defaulted mortgages that were previously contributed and acquired represents the inventory underlying mortgages that have defaulted. Upon recovery of the inventory, the value is transferred to unsold Vacation Interests, net.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Activity in the allowance for loan and contract losses associated with Diamond Resorts mortgages and contracts receivable for the three months ended March 31, 2011 and 2010 is as follows (in thousands):

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010
Balance, beginning of period	$55,151	$60,911
Provision for uncollectible Vacation Interest sales revenue	2,866	1,424
Provision for uncollectible Vacation Interest sales revenue — unrestricted subsidiaries	73	—
Mortgages and contracts receivable charged off	(6,716)	(6,112)
Mortgages and contracts receivable charged off — unrestricted subsidiaries	(817)	—
Recoveries	761	694
Increase in allowance based on final ILX appraisal — unrestricted subsidiaries	1,660	—
Effect of translation rate	14	(111)

Balance, end of period	$52,992	$56,806

     A summary of credit quality as of March 31, 2011 is as follows (in thousands):

	Diamond	Unrestricted
	Resorts	Subsidiaries
	Mortgages and	Mortgages and
FICO Scores	Contracts	Contracts	Total
>799	$14,883	$333	$15,216
700 — 799	116,012	3,066	119,078
600 — 699	90,595	3,892	94,487
<600	41,487	2,633	44,120
No FICO Scores	6,057	693	6,750

	$269,034	$10,617	$279,651

     A summary of credit quality as of December 31, 2010 is as follows (in thousands):

	Diamond	Unrestricted
	Resorts	Subsidiaries
	Mortgages and	Mortgages and
FICO Scores	Contracts	Contracts	Total
>799	$17,055	$90	$17,145
700 — 799	123,558	2,888	126,446
600 — 699	96,087	3,977	100,064
<600	38,373	2,128	40,501
No FICO Scores	6,211	2,960	9,171

	$281,284	$12,043	$293,327

     FICO credit scores were updated in January 2011 for all existing mortgages and contracts.
     As of December 31, 2010, the ILXA mortgages and contracts receivable acquired on August 31, 2010 were recorded at an aggregate balance of $13.8 million, with an allowance for loan and contract losses of $4.0 million, based on a preliminary appraisal. During the quarter ended March 31, 2011, the allowance for loan and contract

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
losses related to the ILXA mortgages and contracts receivable was increased by $1.7 million based on the issuance of the final appraisal.
Note 5—Transactions with Related Parties
Due from Related Parties, Net and Due to Related Parties, Net
     Amounts due from related parties, net and due to related parties, net consist primarily of transactions with HOAs at properties at which the Company acts as the management company or Collections that hold the real estate underlying the Vacation Interests that the Company sells. Due from related parties, net transactions include management fees for the Company’s role as the management company, certain expenses reimbursed by HOAs, and the allocation of a portion of the Company’s resort management and general and administrative expenses according to a pre-determined schedule approved by the board of directors at each HOA. Due to related parties, net transactions include (1) the amounts due to HOAs under inventory recovery agreements the Company enters into regularly with certain HOAs and similar agreements with the Collections pursuant to which the Company recaptures Vacation Interests, either in the form of vacation points or vacation intervals, and brings them into the Company’s inventory for sale to customers; (2) the maintenance fee and special assessment fee liability owed to HOAs for Intervals or to the Collections for points owned by the Company; (3) cleaning fees owed to HOAs for room stays incurred by the Company’s customers; and (4) subsidy liabilities owed to certain HOAs to fund the negative cash flows at these HOAs according to certain subsidy agreements, which ceased as of December 31, 2008. Amounts due from related parties and due to related parties are due on demand and carry no interest. Due to the fact that the right of offset exists between the Company and the HOAs, the Company evaluates amounts due to and from each HOA at each reporting period to present the balances as either a net due to or a net due from related parties in accordance with the requirements of ASC 210-20, “Balance Sheet — Offsetting.”
     In 2008, an arbitration demand was filed against the Company for enforcement of a $4.0 million settlement agreement entered into by the Company and a Board of Director’s family member. On October 2, 2009, the arbitrator entered an arbitration award against the Company in the amount of $4.0 million plus interest. On December 8, 2009, a court in District Court, Clark County, Nevada confirmed the arbitration award plus pre-judgment interest and costs. At March 31, 2010, the $4.5 million balance related to this settlement agreement was recorded under due to related parties in the consolidated balance sheet. On June 10, 2010, the award was paid in full for $4.4 million.
     Due from related parties, net consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Amounts due from HOAs	$9,886	$19,941
Amounts due from trusts	—	1,017

Total due from related parties, net	$9,886	$20,958

     Due to related parties, net consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Amounts owed to HOAs	$46,673	$30,377
Amounts owed to trusts	17,837	5,874

Total due to related parties, net	$64,510	$36,251

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Management Services
     Included within the amounts reported as management, member and other services revenue are revenues from resort management services provided to the HOAs, which totaled $8.5 million and $7.3 million for the three months ended March 31, 2011 and 2010, respectively. See “Due from Related Parties, Net and Due to Related Parties, Net” section above for detail of these services performed.
     Also included within the amount reported as management, member and other services revenue are revenues earned from managing the trusts which hold legal title to the vacation property real estate out of which the Company conveys vacation points to its customers. These amounts total $4.8 million and $4.1 million for the three months ended March 31, 2011 and 2010, respectively.
Allocation of Expenses
     In addition to management services revenues, the Company also has entered into agreements with the HOAs to be reimbursed for a portion of the Company’s resort management and general and administrative expenses to the HOAs. The following table presents the amounts passed through to the HOAs for the three months ended March 31, 2011 and 2010, respectively (in thousands):

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010
Reduction of management, member and other services expenses	$2,209	$1,676
Reduction of general and administrative expenses	6,507	6,021

Total allocation of expenses	$8,716	$7,697

Note 6—Other Receivables, Net
     Other receivables, net consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
THE Club dues receivable	$15,160	$29,534
Mortgage interest receivable	3,403	3,651
Tempus Note Receivable	3,868	3,005
Rental receivables and other resort management-related receivables	3,403	2,893
Owner maintenance fee receivable	4,386	2,097
THE Club conversion receivable	1,147	1,409
Mini-vacations and sampler program receivables	994	1,060
Proceeds from ILXA Inventory Loan in transit	—	1,028
Insurance claims receivable	190	533
Other receivables	2,291	2,970

Total other receivables, gross	34,842	48,180
Provision for doubtful accounts	(12,534)	(12,200)

Total other receivables, net	$22,308	$35,980

     On November 23, 2010, Tempus Acquisition entered into the Tempus Note Receivable with Tempus Resorts International, Ltd. and certain of its affiliates (the “Borrower”) to provide debtor-in-possession financing. The Tempus Note Receivable is a term loan facility with a maximum principal amount of $6.5 million. The Borrower shall use the proceeds for general working capital purposes and other purposes as permitted under the Tempus Note Receivable Agreement. The term of the Tempus Note

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Receivable ended on February 18, 2011; however, the Borrower and Tempus Acquisition have requested that the bankruptcy court extend the term through the closing of the reorganization transaction, which is scheduled to occur on or before June 30, 2011. See Note 12—Borrowings for details related to the Tempus Loan.
Note 7—Prepaid Expenses and Other Assets, Net
     The nature of selected balances included in prepaid expenses and other assets, net of the Company includes:
     Prepaid and unamortized maintenance fees—unamortized portion of annual maintenance fees billed by the HOAs on unsold Vacation Interests owned by the Company, which are charged to expense ratably over the year.
     Deferred commissions—commissions paid to sales agents related to deferred mini-vacations and sampler program revenue, which are charged to expense as the associated revenue is recognized.
     Vacation Interest purchases in transit—open market purchases of vacation points from prior owners for which the titles have not been officially transferred to the Company. These Vacation Interest purchases in transit are reclassified to unsold Vacation Interest, net, upon successful transfer of title.
     Prepaid rent—portion of rent paid in advance and charged to expense in accordance with lease agreements.
     Unamortized exchange fees—unamortized portion of annual membership fees billed by an exchange company, which is amortized ratably over a one-year period.
     Prepaid expenses and other assets, net consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Debt issuance costs, net	$23,486	$24,098
Prepaid and unamortized maintenance fees	43,921	5,663
Other inventory/consumables	3,061	3,019
Deferred commissions	2,540	2,494
Deposits and advances	2,156	2,457
Assets to be disposed (not actively marketed)	2,256	2,169
Prepaid insurance	4,037	2,061
Vacation Interest purchases in transit	978	1,099
Prepaid rent	498	255
Prepaid sales and marketing costs	521	239
Unamortized exchange fees	6,129	—
Other	4,792	2,694

Total prepaid expenses and other assets, net	$94,375	$46,248

     With the exception of Vacation Interest purchases in transit, prepaid expenses are expensed as the underlying assets are used or amortized. Debt issuance costs incurred in connection with obtaining funding for the Company have been capitalized and are being amortized over the lives of the related funding agreements as a component of interest expense using a method which approximates the effective interest method. Amortization of capitalized debt issuance costs included in interest expense was $0.9 million and $0.3 million for the three months ended March 31, 2011 and 2010, respectively. See Note 12—Borrowings for more detail.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Debt issuance costs, net of amortization as of March 31, 2011 were comprised of $15.5 million related to the senior secured notes, $6.4 million related to the Diamond Resorts Owners Trust Series 2009-1 Class A and Class B Notes, $0.7 million related to the 2008 Conduit Facility, $0.7 million related to the ILXA loans and $0.2 million related to the Quorum Facility.
Note 8—Unsold Vacation Interests, Net
     Unsold Vacation Interests, net consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Completed unsold Vacation Interests, net	$166,175	$157,491
Undeveloped land	32,477	32,159
Vacation Interest construction in progress	1,072	914

Unsold Vacation Interests, net	$199,724	$190,564

     Unsold VOIs are valued at the lower of cost or fair market value. The cost of unsold VOIs includes acquisition costs, hard and soft construction costs (which are comprised of architectural and engineering costs incurred during construction), the cost incurred to recover inventory and other carrying costs (including interest, real estate taxes and other costs incurred during the construction period). Costs are expensed to Vacation Interest cost of sales under the relative sales value method. In accordance with ASC 978, under the relative sales value method, cost of sales is calculated as a percentage of Vacation Interest sales revenue using a cost of sales percentage ratio of total estimated development costs to total estimated Vacation Interest sales revenue, including estimated future revenue and incorporating factors such as changes in prices and the recovery of VOIs generally as a result of maintenance fee and contracts receivable defaults. In accordance with ASC 978-340-25, the selling, marketing and administrative costs associated with any sale, whether the original sale or subsequent resale of recovered inventory, are expensed as incurred.
     The costs capitalized for recovered intervals differ based on a variety of factors, including the method of recovery and the timing of the original sale and/or loan origination. Interest, real estate taxes and other carrying costs incurred during the construction period are capitalized and such costs incurred on completed Vacation Interests are expensed.
     In accordance with ASC 978, on a quarterly basis, the Company calculates the total estimated Vacation Interest sales revenue and total estimated costs. The effects of changes in these estimates are accounted for as a current period adjustment so that the balance sheet at the end of the period of change and the accounting in subsequent periods are as they would have been if the revised estimates had been the original estimates. These adjustments can be material.
     For the quarters ended March 31, 2011 and March 31, 2010, the changes in these estimates resulted in an increase in unsold Vacation Interests, net and a corresponding decrease in Vacation Interest cost of sales of $9.0 million and $0.8 million, respectively, which were primarily the result of an increase in the estimated sales price per point.
Note 9—Property and Equipment, Net
     Property and equipment are recorded at historical cost. The costs of improvements that extend the useful life of property and equipment are capitalized when incurred. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. All repair and maintenance costs are expensed as incurred.
     Buildings and leasehold improvements are depreciated using the straight-line method over the lesser of the estimated useful lives, which range from four to forty years, or the remainder of the lease terms. Furniture, office equipment, computer software and computer equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to seven years.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Property and equipment, net consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Land and improvements	$7,322	$4,021
Buildings and leasehold improvements	20,480	18,468
Furniture and office equipment	10,001	8,674
Computer software	9,898	9,110
Computer equipment	4,959	4,776
Construction in progress	688	433

Property and equipment, gross	53,348	45,482
Less accumulated depreciation	(18,167)	(16,385)

Property and equipment, net	$35,181	$29,097

     Depreciation expense related to property and equipment was $1.8 million and $1.6 million for the three months ended March 31, 2011 and 2010, respectively.
     As of December 31, 2010, the ILXA property and equipment acquired on August 31, 2010 were recorded at $5.7 million based on a preliminary appraisal. During the quarter ended March 31, 2011, the ILXA property and equipment were increased by $1.7 million based on the final appraisal.
Note 10—Intangible Assets, Net
     Intangible assets, net consisted of the following as of March 31, 2011 (in thousands):

	Gross Carrying	Accumulated	Net Book
	Cost	Amortization	Value
Management contracts	$48,969	$(10,300)	$38,669
Member relationships	26,947	(22,152)	4,795
Distributor relationships and other	1,250	(267)	983

	$77,166	$(32,719)	$44,447

     Intangible assets, net consisted of the following as of December 31, 2010 (in thousands):

	Gross Carrying	Accumulated	Net Book
	Cost	Amortization	Value
Management contracts	$48,700	$(9,239)	$39,461
Member relationships	26,953	(21,753)	5,200
Distributor relationships and other	1,227	(175)	1,052

	$76,880	$(31,167)	$45,713

     In connection with the ILX Acquisition in August 2010, the Company recorded $8.9 million of intangible assets based on a preliminary appraisal. During the quarter ended March 31, 2011, the ILXA intangible assets were decreased by $0.1 million based on the final appraisal. See Note 19— Business Combination for further details.
     Amortization expense for management contracts is recognized on a straight-line basis over the estimated useful lives ranging from five to twenty-five years. Amortization expense for management contracts was $1.0 million and $0.6 million for the three months ended March 31, 2011 and 2010, respectively. Amortization expense for member relationships, distributor relationships and other is amortized over the period of time that the relationships are expected to produce cash flows. Amortization expense for member relationships, distributor relationships and other intangibles was $0.4 million and $0.5 million for the three months ended March 31, 2011 and 2010, respectively. Membership relationships and distributor relationships have estimated useful lives ranging from ten to thirty years.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
However, the Company expects to generate significantly more cash flows during the earlier years of the relationships than the later years. Consequently, amortization expenses on these relationships decrease significantly over the lives of the relationships.
     The estimated aggregate amortization expense for intangible assets is expected to be $5.5 million, $4.9 million, $4.6 million, $4.5 million and $3.5 million for the twelve-month periods ending March 31, 2012 through 2016, respectively.
Note 11—Assets Held for Sale
     Assets held for sale are recorded at the lower of cost or their estimated fair value less costs to sell and are not subject to depreciation. Sale of the assets classified as such is probable, and transfer of the assets is expected to qualify for recognition as a completed sale, within one year of the balance sheet date. During 2010, the Company made the decision to sell certain resorts and certain units in its European operations. A portion of the units were sold by March 31, 2011. The $5.9 million balance in assets held for sale as of March 31, 2011 consisted of unsold units and points equivalent. During the quarter ended March 31, 2011, approximately $3.1 million of points equivalents were transferred to unsold Vacation Interests as these assets no longer met the criteria of an asset held for sale as outlined in ASC 360 — Property, Plant and Equipment.
Note 12—Borrowings
Polo Towers Lines of Credit and Securitization Notes Payable.
     In connection with the acquisition of Sunterra Corporation in April 2007, a subsidiary formerly owned by Stephen J. Cloobeck assigned revolving lines of credit to Diamond Resorts Parent, LLC. The lines of credit were collateralized by retail contracts receivable and related VOIs. The revolving feature of the lines of credit expired when they were assigned. One of the lines of credit was paid off and terminated on July 30, 2010 upon its final maturity date, and the remaining line of credit was paid off and terminated on January 3, 2011.
     Securitized loans that were collateralized by consumer contracts and related VOIs were also assigned in April 2007 by a company controlled by Mr. Cloobeck. These loans were paid in full and terminated on March 4, 2011.
Notes Payable
     The Company finances premiums on certain insurance policies under unsecured notes. Certain of the notes, which carried interest rates of 4.0% per annum, matured in January 2011. During the quarter ended March 31, 2011, the Company renewed certain insurance policies and financed $4.5 million in policy premiums under an unsecured note.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     The following table presents selected information on the Company’s borrowings as of March 31, 2011 and December 31, 2010 (dollars in thousands):

				December 31,
	March 31, 2011			2010
		Weighted
		Average
	Principal	Interest		Principal
	Balance	Rate	Maturity	Balance
Senior Secured Notes	$425,000	12.0%	8/15/18	$425,000
Original issue discount related to Senior Secured Notes	(10,085)			(10,278)
Diamond Resorts Owners Trust Series 2009-1	110,788	9.5%	3/20/26	121,843
Original issue discount related to Diamond Resorts Owners Trust Series 2009-1	(885)			(899)
2008 Conduit Facility	37,387	5.5%	8/30/11	39,467
ILXA Inventory Loan	18,539	7.5%	8/31/15	18,541
Quorum Facility	15,680	8.0%	4/30/12	12,942
ILXA Receivables Loan	9,374	10.0%	8/31/15	10,292
Tempus Acquisition Loan	4,100	10.0%	Less than one year	3,300
Polo Towers Lines of Credit	—	N/A	N/A	2,060
Notes payable-insurance policies	3,938	3.3%	Various	1,366
Polo Towers Securitization Notes Payable	—	N/A	N/A	1,138
Notes payable-other	48	3.8%	Various	66

Total borrowings	$613,884			$624,838

Derivative Instruments
     In September 2007, the Company entered into an interest rate swap agreement (the “Credit Suisse Swap”) to manage its exposure to the fluctuation in interest rates. The Company paid interest at a fixed rate of 4.7% and received interest based on one-month LIBOR until the Credit Suisse Swap matured on March 20, 2011. Also in September 2007, the Company paid $0.1 million for an interest rate cap (“2007 Cap”) to further limit its exposure to interest rate increases. The 2007 Cap bore a strike rate of 5.5% and a one-month LIBOR and carried a variable notional amount according to a pre-determined amortization schedule until it was terminated on March 20, 2011 on its scheduled maturity date. The Company paid $0.1 million and $0.1 million in cash settlements under the 2008 Conduit Facility for the three months ended March 31, 2011 and 2010, respectively.
     In July 2010, the Company took additional measures to limit its exposure to interest rate increases by entering into the 2010 Cap. The 2010 Cap bears a strike rate of 5.5% and a one-month LIBOR and carries a notional amount of $30 million. The Company paid $71,000 for the 2010 Cap, which will terminate on July 20, 2013.
     In March 2011, the Company entered into another interest rate cap (“2011 Cap”) to limit its exposure to interest rate increases. The 2011 Cap bears a strike rate of 5.5% and a one-month LIBOR and carries a notional amount of $5 million. The Company paid $2,000 for the 2011 Cap, which will terminate on August 20, 2011.
     The swaps and the interest rate caps did not qualify for hedge accounting under ASC 815, “Derivatives and Hedging.” Consequently, for the three months ended March 31, 2011 and 2010, the Company recorded $0.1 million and $0.2 million in reduction of interest expense, respectively, associated with the fair value adjustment of the derivative instruments with a corresponding decrease in derivative liabilities or assets.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     As of March 31, 2011, the fair value of the derivative assets and derivative liabilities was zero. The fair value of the derivative assets, which consisted of the 2010 Cap and 2011 Cap, was calculated to be zero based on the discounted cash flow model. The Company had no derivative liabilities at March 31, 2011 as the Credit Suisse Swap was terminated in March 2011.
Borrowing Restrictions and Limitations
     All of the Company’s borrowing under the senior secured notes, securitization notes, and 2008 Conduit Facility contain various restrictions and limitations that may affect its business and affairs. These include, but are not limited to, restrictions and limitations relating to its ability to incur indebtedness and other obligations, to make investments and acquisitions and to pay dividends. The Company is also required to maintain certain financial ratios and comply with other financial and performance covenants. The failure of the Company to comply with any of these provisions, or to pay its obligations, could result in foreclosure by the lenders of their security interests in the Company’s assets, and could otherwise have a material adverse effect on the Company. The Company was in compliance with all financial covenants as of March 31, 2011.
Capitalized Interest
     The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. Interest capitalization ceases once a project is substantially complete or no longer under construction to prepare for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s weighted average cost of borrowed money. No interest was capitalized during the three months ended March 31, 2011 and 2010.
Note 13—Accrued Liabilities
     The Company records estimated amounts for certain accrued liabilities at each period end. Accrued liabilities are obligations to transfer assets or provide services to other entities in the future as a result of past transactions or events. The nature of selected balances included in accrued liabilities of the Company includes:
     Accrued marketing expenses—expenses for travel vouchers and certificates used as sales incentives to buyers as well as attraction tickets as tour incentives.
     Accrued liability related to business combinations—estimated liability related to business combinations in accordance with ASC 805. As part of the ILX Acquisition, the Company recorded a $3.7 million estimated liability related to certain parcels of land owned by a third party. Upon the sale of the parcels, ILXA is obligated to pay approximately $3.7 million to the seller.
     Accrued exchange company fees—estimated liability owed to an exchange company.
     Accrued contingent litigation liabilities—estimated settlement costs for existing litigation cases.
     Accrued operating lease liabilities—difference between straight-line operating lease expenses and cash payments associated with any equipment, furniture, or facilities leases classified as operating leases.
     Accrued call center cost—expenses associated with the out-sourced customer service call center operations.
     Accrued construction costs—estimated remaining costs accrued for construction renovation projects.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Accrued liabilities consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
Accrued interest	$7,351	$20,365
Accrued payroll and related	13,004	14,953
Accrued marketing expenses	5,737	5,405
Accrued commissions	5,462	4,787
Accrued liability related to business combinations	3,744	3,744
Accrued other taxes	3,509	3,299
Accrued insurance	2,750	2,766
Accrued professional fees	2,767	2,648
Accrued contingent litigation liabilities	2,713	2,642
Accrued operating lease liabilities	2,063	2,046
Accrued exchange company fees	8,451	1,206
Accrued call center cost	1,024	1,114
Accrued construction costs	242	247
Other	2,434	2,311

Total accrued liabilities	$61,251	$67,533

Note 14—Deferred Revenues
     The Company records deferred revenues for payments received or billed but not earned for various activities.
     THE Club deferred revenue—THE Club annual membership fees paid or billed to members and amortized ratably over a one-year period and optional reservation protection fees recognized over an approximate life of the member’s reservation (generally six months on average).
     Deferred maintenance and reserve fee revenue—maintenance fees billed as of January first of each year and earned ratably over the year in the Company’s capacity as the HOA for the two resorts in St. Maarten. In addition, the HOA will periodically bill the owners for capital project assessments to repair and replace the amenities or to reserve the out-of-pocket deductibles for hurricanes and other natural disasters. These assessments are deferred until refurbishment activity occurs, at which time the amounts collected are recognized as a direct reduction to refurbishment expense in consolidated resort operations expense. See Note 5—Transactions with Related Parties for further discussion.
     Deferred mini-vacations and sampler programs revenue—sold but unused trial Vacation Interests, ranging from three days to one week. This revenue is recognized when the purchaser completes their respective stay at one of the Company’s resorts or the trial period expires, whichever is earlier. Such revenue is recorded as a reduction to Vacation Interest carrying cost in accordance with ASC 978, with the exception of the Company’s European sampler product, which is three years in duration and is treated as Vacation Interest sales revenue.
     Deferred revenue from an exchange company—in consideration for several agreements entered into with an exchange company in 2008 that provide the Company with call center services and exchange services, the Company received $5 million in consideration for the exclusive right to provide those services to the Company. In accordance with ASC 605-50 — Revenue Recognition — Customer Payments and Incentives, the $5 million will be recognized over the 10-year term of the agreements as a reduction of the costs incurred for the services provided by the exchange company during this time frame.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Deferred revenues consisted of the following as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31,	December 31,
	2011	2010
THE Club deferred revenue	$27,176	$36,535
Deferred maintenance and reserve fee revenue	29,631	13,491
Deferred mini-vacations and sampler programs revenue	11,980	11,465
Deferred revenue from an exchange company	3,166	3,246
Other	5,686	2,969

Total deferred revenues	$77,639	$67,706

Note 15—Income Taxes
     The provision for income taxes for the three months ended March 31, 2011 and 2010 was determined based on pre-tax book loss (adjusted for book-tax differences) for the three month periods at the approximate statutory rates.
Note 16—Commitments and Contingencies
Lease Agreements
     The Company conducts a significant portion of its operations from leased facilities, which include regional and global administrative facilities as well as off-premise booths and tour centers near active sales centers. The longest of these obligations extends into 2019. Many of these agreements have renewal options, subject to adjustments for inflation. In most cases, the Company expects that in the normal course of business, such leases will be renewed or replaced by other leases. Typically, these leases call for a minimum lease payment that increases over the life of the agreement by a fixed percentage or an amount based upon the change in a designated index. All of the facilities lease agreements are classified as operating leases.
     In addition, the Company leases office and other equipment under both long-term and short-term lease arrangements, which are generally classified as operating leases.
Purchase Obligations
     The Company has entered into various purchase obligations relating to sales center remodeling and property amenity improvement projects. The total remaining commitment was $0.3 million as of March 31, 2011.
Litigation and Other
     From time to time, the Company or its subsidiaries are subject to certain legal proceedings and claims in the ordinary course of business, including claims or proceedings relating to the Company’s Vacation Interest sales and consumer loan business.
     One of the Company’s subsidiaries, FLRX, Inc. (formerly Diamond Resorts Pacific, Inc. and Sunterra Pacific, Inc.) is a defendant in a lawsuit originally filed in July 2003, alleging the breach of certain contractual terms relating to the obligations under a stock purchase agreement for the 1998 acquisition of FLRX (which operated resorts in Mexico and Palm Springs, California), as well as certain violations under applicable consumer protection acts. The contractual terms alleged to be breached included requirements for the transfer of remainder interests in the resorts to the plaintiff. In January 2010, following a jury trial, a Washington state court returned a judgment against FLRX, awarded plaintiffs damages of $30.0 million plus attorney’s fees of approximately $1.5 million, and ordered specific performance of certain ongoing contractual obligations pursuant to the breach of contract claim. FLRX has appealed the verdict. Any liability in this matter would not be covered by insurance and the ultimate liability of FLRX, if any, is uncertain at this time. Neither Diamond Resorts Corporation nor any of its other subsidiaries are party to this

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
lawsuit. Sunterra Corporation was originally named as a defendant in this matter, but it was later dismissed from the case. Depending upon developments in the lawsuit, it is possible that FLRX may at some point determine to file for protection under the Federal Bankruptcy Code. During the quarters ended March 31, 2011 and March 31, 2010, the Company increased the estimated litigation accrual by $0.1 million and zero, respectively. At March 31, 2011, the $1.7 million liability represents the write-down of FLRX’s investment in subsidiaries to zero.
     Two separate cases have been filed in St. Maarten against AKGI St. Maarten NV, or AKGI, one of the Company’s subsidiaries, challenging AKGI’s title to seven whole ownership units at the Royal Palm Resort, and alleging the breach of certain agreements that existed prior to AKGI’s acquisition of the resort. AKGI purchased the resort at auction in 1995. Each claimant alleges that, between 1989 and 1991, he purchased certain units from the prior owner of Royal Palm Resort, and that he holds, in perpetuity, legal title to, or a leasehold interest in, the respective units and is entitled to a refund of the purchase price and an annual 12% return on the purchase price (which totaled $1.2 million in one case and $1.3 million in the other case). Due to the nature of the AKGI purchase and the underlying St. Maarten laws, the Company believes that the obligations to the claimants would only be enforceable if the agreement between the claimant and AKGI’s predecessor was either a timeshare agreement or a lease agreement. AKGI has answered that the claimants’ agreements were, in fact, investment contracts, and therefore not enforceable under St. Maarten law. In February 2011, the case that was pending in the highest and final court of appeal was dismissed as to all claims, with the Company having no obligations, financial or otherwise, to claimant. The other case is currently pending in the intermediate court of appeal. A lien has been placed on AKGI’s interest in the Royal Palm Resort while the remaining action is pending.
     In 1989, the Predecessor Company paid an advance deposit to acquire buildings/common areas on a resort owned by it in Europe. The seller of the property subsequently raised promissory notes in favor of two other entities (the “Mansilla Companies”) which the Company believes are related to the seller. Having asserted that the seller had breached its obligations by failing to honor the promissory notes, the Mansilla Companies then obtained a charge against the buildings forming the subject matter of the 1989 agreement. In 1994, the Predecessor Company filed two sets of civil proceedings against the seller and the Mansilla Companies opposing the charge based on its belief that the seller had agreed to transfer ownership to the Predecessor Company in accordance with the 1989 sales agreement. The Predecessor Company also commenced criminal proceedings against the owner and officers of the seller. These criminal proceedings concluded without a conviction despite the Predecessor Company’s unequivocal belief that the promissory notes between the seller and the Mansilla companies had been falsified and had not been executed by the seller. The rulings in both cases were affirmed on appeal. Both cases have now been concluded. The Company remains in occupation of the premises, which occupation has not been challenged by the new owners who allegedly acquired the property at auction. The Company intends to acquire the property by adverse possession after the passage of the time as required by law. The property has not been reflected as an asset on the consolidated balance sheets. In 2005, the Company recorded the remaining balance of the purchase price as a legal expense and accrued liability due to the uncertainty of the outcome. The accrued liability balance of $1.0 million and $0.9 million is included in the accompanying consolidated balance sheets as of March 31, 2011 and December 31, 2010, respectively.
     The Company has entered into contracts with individual contractors and certain key management employees that specify severance payments upon termination of the contracts.
     In 2008, an arbitration demand was filed against the Company for enforcement of a $4.0 million settlement agreement entered into by the Company and a Board of Director’s family member. On October 2, 2009, the arbitrator entered an arbitration award against the Company in the amount of $4.0 million plus interest. On December 8, 2009, a court in District Court, Clark County, Nevada confirmed the arbitration award plus pre-judgment interest and costs. At March 31, 2010, the $4.5 million balance related to this settlement agreement was recorded under due to related parties in the Company’s consolidated balance sheet. On June 10, 2010, the award was paid in full for $4.4 million.
     In addition, the Company is also currently subject to litigation and claims regarding employment, tort, contract, construction, sales taxes and commission disputes, among others. The Company believes that none of these actions, including the actions described above, will have a material adverse effect on its consolidated financial position or results of operations.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 17—Fair Value Measurements
     ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:
•	Level 1: Quoted prices for identical instruments in active markets.
•	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.
•	Level 3: Unobservable inputs used when little or no market data is available.
     As of March 31, 2011 and December 31, 2010, the Company’s derivative instruments were the only financial assets and liabilities that were measured at fair value on a recurring basis. See Note 12—Borrowings for further details.
     The cap derivative instruments as of March 31, 2011 and the swap derivative instruments and the cap derivative instruments as of December 31, 2010 were valued internally due to the immateriality of the balances based on cash flow models that discount the future cash flows based on a discount rate that factors in a credit risk premium and the volatility of forward rates. These instruments are classified as Level 3, based on the fact that the credit risk data used for the valuation is not directly observable and cannot be corroborated by observable market data. The Company’s assessment of the significant inputs to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
     The following table presents the effects of the changes in the mark-to-market valuations of the derivative instruments (in thousands):

Derivative
Liabilities
Balance at December 31, 2010	$79
Total gain included in interest expense	(79)

Balance at March 31, 2011	$—

     At March 31, 2011, the mortgages and contracts receivable had a balance of $234.5 million, net of allowance. The allowance for loan and contract losses against the mortgages and contracts receivable is derived using a static pool analysis to develop historical default percentages to apply to the mortgage and contract population. The Company evaluates other factors such as the credit scores of the individual customers, economic conditions, industry trends, default rates and past due aging reports. The Company believes that this balance approximates the fair value of the mortgages and contracts based on the recent closing of the Company’s securitization transaction on April 27, 2011. See Note 23 — Subsequent Events for more details.
     At March 31, 2011, all of the Company’s securitization notes and 2008 Conduit Facility are classified as Level 2 since they are either recently-completed transactions or measured using other significant observable inputs including the current refinancing activities.
     At March 31, 2011, the Quorum Facility, the ILXA Receivables Loan, and the ILXA Inventory Loan had an aggregate balance of $43.6 million in the accompanying consolidated balance sheet, which the Company believes approximates their fair value due to the fact that these transactions were recently completed. The Quorum Facility was issued in April 2010 and the ILXA Receivables Loan and ILXA Inventory Loan were issued in August 2010.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     At March 31, 2011, the DROT 2009 Notes (net of unamortized original issue discount) had an aggregate balance of $109.9 million. The fair value of the DROT 2009 Notes was determined to be $113.2 million based on a valuation performed by an investment banking firm.
     The borrowings under the senior secured notes are classified as Level 2 as they are not actively traded on the open market. At March 31, 2011, the fair value of the senior secured notes was $457.9 million based on its quoted price of 107.8 on a restricted bond market.
     The carrying value related to the notes payable balance, excluding the ILXA Inventory Loan, was $8.1 million as of March 31, 2011. The fair value was not calculated based on the fact that the components of the notes payable were either due within one year or were immaterial.
     In accordance with ASC 820-10, the Company also applied the provisions of fair value measurement to various non-recurring measurements for the Company’s financial and non-financial assets and liabilities and recorded the impairment charges, which were immaterial for the quarter ended March 31, 2011 and 2010. The Company’s non-financial assets consist of property and equipment, which are recorded at cost, net of depreciation unless impaired, and assets held for sale, which are recorded at the lower of cost or their estimated fair value less costs to sell.
Note 18 — Preferred Units
     On April 26, 2007, the Company entered into agreements with an institutional investor (“Investor”). Pursuant to the agreements, the Investor contributed an initial capital contribution of $62.4 million to the Company in exchange for 212 common units and 1,000 preferred units.
     These agreements also contained a provision to allow the Company, at its discretion, to redeem the preferred units at redemption premiums that vary depending on the redemption date. In addition, these agreements allowed the Investor to require the Company to redeem all or any portion of the preferred units it held under the following circumstances: (1) simultaneously with the Company’s initial public stock offering; (2) at any time after August 13, 2019; (3) upon the acceleration of payment of principal by any lender of senior indebtedness; and (4) in the event of certain uncured breaches of the agreements governing the preferred units. The redemption price varied depending on the event leading to the redemption.
     The Company applied the guidance enumerated in ASC 480-10, “Distinguishing Liabilities from Equity,” when determining the classification and measurement of preferred stock. In addition, the Company classified the $62.4 million of conditionally redeemable preferred shares as temporary member capital due to the fact that the preferred shares contained redemption rights that were either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control. Furthermore, the preferred units had a priority return of 17.0% per annum, compounded quarterly, as well as a redemption preference with respect to the common equity securities.
     In accordance with ASC 480-10, the Company was required to record the redemption premiums and accrete for the priority returns periodically as it was probable that the preferred units would be redeemed by the Investor. Both the redemption premiums and the priority returns were recorded as an increase to accumulated deficits and a corresponding increase to redeemable preferred units in temporary member capital.
     On June 17, 2010, the Company and the Investor entered into a redemption agreement whereby the Investor redeemed 70.67 common units and 333.33 preferred units for $25 million on the same date and 108.63 common units and 666.67 preferred units for $50 million on August 13, 2010. Upon these redemptions, the recorded value of the equity investment, including the accumulated priority returns and redemption premiums, totaled $111.7 million. The difference between the recorded value and the $75 million that was paid to the Investor was recorded as a credit to the accumulated deficit account in the accompanying consolidated balance sheet.
     Also on June 17, 2010, the Company entered into agreements with DRP Holdco, LLC, an investment vehicle managed by an affiliate of Guggenheim Partners, LLC (“Guggenheim”). These agreements provide for Guggenheim

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
to make a $75 million investment in common and preferred units of the Company. An initial investment of $25 million was made on June 17, 2010 and the remaining investment of $50 million was received on August 13, 2010. The proceeds of this investment were used to repurchase the equity securities previously held by the Investor and, therefore, the Company did not retain any net proceeds from these transactions. At December 31, 2010, costs associated with this transaction totaled $2.9 million and have been recorded to the accumulated deficit account in the accompanying consolidated balance sheet.
     These agreements also contain a provision to allow the Company, at its discretion, to redeem any of the preferred units at any time after August 13, 2012, for any reason or no reason, at optional redemption premiums ranging from 100% to 103% depending on the redemption date. In addition, Guggenheim may require the Company to redeem all or any portion of the preferred units it holds under the following circumstances: (1) simultaneously with the Company’s initial public stock offering; (2) at any time after August 13, 2019; (3) upon the acceleration of payment of principal by any lender of senior indebtedness; and (4) in the event of certain uncured breaches of the agreements governing the preferred units. The preferred redemption premiums vary from 100% to 105% depending on the event leading to the redemption.
     The Company applies the guidance enumerated in ASC 480-10 when determining the classification and measurement of preferred stock. In addition, the Company classifies the $75 million of conditionally redeemable preferred shares as temporary member capital due to the fact that the preferred shares contain redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control.
     Furthermore, the preferred units had a priority return of 17.0% per annum from June 17, 2010 to August 13, 2010 and have a priority return of 16.5% per annum from August 14, 2010 through redemption, compounded quarterly, as well as a liquidation preference with respect to the common equity securities.
     In accordance with ASC 480-10, the Company is required to record the redemption premiums and accrete for the priority returns periodically as it is probable that the preferred units will be redeemed by Guggenheim. Both the redemption premiums and the priority returns are recorded as an increase to accumulated deficits and a corresponding increase to redeemable preferred units in temporary member capital.
     Prior to any distributions to the common unitholders, the holders of the preferred units will be entitled to receive from the Company the product of (a) an amount equal to the sum of (i) such holder’s contribution with respect to the preferred units reduced by any distributions to such holders, and (ii) accrued but unpaid distributions of priority returns, and (b) the relevant redemption premiums based on the date of redemption. Once the sum of any unpaid priority returns and the unreturned contributions with respect to the preferred units is reduced to zero, the preferred units shall be deemed cancelled. The balance, if any, shall be distributed to the common unitholders on a pro rata basis.
     On February 18, 2011, DRP entered into various agreements with four new equity investors to issue an aggregate of 25.1 common units and 133.33 preferred units in exchange for $10.1 million. This transaction brings the total number of issued and outstanding common units to 1,115.1 and issued and outstanding preferred units to 1,133.33. The terms of the new equity investor agreements are consistent with the terms included in the Guggenheim agreements discussed above.
     Also on February 18, 2011, DRP entered into a warrant purchase agreement to purchase certain warrants issued by Diamond Resorts Corporation from various holders of the warrants. These warrants were originally issued to holders of DRP’s Second Lien Facility but became detached and transferrable to other parties when the Second Lien Facility was extinguished in August 2010. DRP purchased warrants that were exercisable into 5.8175 shares of common stock of Diamond Resorts Corporation, in exchange for $10.1 million in cash payments.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 19—Business Combination
     On August 31, 2010, ILXA acquired a majority of the assets of ILX Resorts, Inc. for an aggregate cash purchase price of $30.7 million. The ILX Acquisition added ten additional resorts and more than 25,000 owners to the Diamond Resorts family. These assets complement Diamond Resorts’ existing resort network and are expected to increase the Company’s value proposition to its owner base. The ILX Acquisition was financed through the ILXA Inventory Loan and the ILXA Receivables Loan. See Note 12—Borrowings for additional details. In addition, ILXA assumed $4.0 million in liabilities as part of the purchase price based on the final appraisal. The acquisition resulted in no goodwill or gain from business combinations due to the fact the fair value of assets acquired and liabilities assumed equals the purchase price.
     The Company accounted for this acquisition under the purchase method in accordance with ASC 805, “Business Combinations” (“ASC 805”). As of December 31, 2010, the acquisition was recorded based on a preliminary appraisal. During the quarter ended March 31, 2011, adjustments were recorded to the respective accounts to reflect the values included in the final appraisal. The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed at the acquisition date based on the preliminary and final appraisals (in thousands):

	Based on	Adjustments
	Preliminary	Recorded
	Appraisal as	During the
	Previously	Quarter Ended	Based on Final
	Reported	March 31, 2011	Appraisal
Consideration:
Cash	$30,722	$—	$30,722

Fair value of total consideration transferred	$30,722	$—	$30,722

Recognized amounts of identifiable assets and liabilities assumed as of August 31, 2010:
Cash in escrow and restricted cash	$54	$—	$54
Mortgages and contracts receivable	9,802	(1,660)	8,142
Prepaid expenses and other assets	365	(31)	334
Unsold Vacation Interests	10,100	—	10,100
Property and equipment	5,705	1,679	7,384
Intangible assets	8,850	(100)	8,750

Total assets	34,876	(112)	34,764
Current liabilities	4,154	(112)	4,042

Total identifiable net assets	$30,722	$—	$30,722

     Acquired intangible assets consist of the following (dollar amounts in thousands):

		Based on	Adjustments
	Weighted	Preliminary	Recorded
	Average	Appraisal as	During the	Based on
	Useful Life	Previously	Quarter Ended	Final
	in Years	Reported	March 31, 2011	Appraisal
Member relationships	10	$1,100	$(100)	$1,000
Management contracts	5	7,120	—	7,120
Trade name	5	600	—	600
Domain name	5	30	—	30

Total acquired intangible assets		$8,850	$(100)	$8,750

     The ILX management contracts have automatic renewals for a weighted average term of approximately ten years. The weighted average period before the next renewal or extension is approximately five years.
     These notes to the consolidated financial statements do not present supplemental pro forma information to include revenue and earnings of ILX for all periods presented, as the Company deems that it is impracticable to obtain this information. The historical ILX financial statements include segments of operations that were not

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
acquired by the Company. These financial statements co-mingle all activities. As such, management cannot reasonably estimate and carve out the amounts related to the assets acquired and the liabilities assumed by the Company. Additionally, based on the criteria included in ASC 805, the ILX Acquisition is not material in relation to the total assets included on the consolidated balance sheets and the net loss reported on the consolidated statements of operations.
Note 20—Segment Reporting
     The Company presents its results of operations in two segments: (1) Hospitality and Management Services, which includes operations related to the management of resort properties, the Collections and revenue from its operation of THE Club and the provision of other services; and (2) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management’s view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because historically management has not allocated these expenses for purposes of evaluating the Company’s different operational divisions. Accordingly, these expenses are presented under Corporate and Other.
     Management believes that it is impracticable to allocate specific assets and liabilities related to each business segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performances. Consequently, no balance sheet segment reports have been presented.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
     Information about the Company’s operations in different business segments is as follows:
CONSOLIDATING STATEMENT OF OPERATIONS BY BUSINESS SEGMENT
For the three months ended March 31, 2011
(Unaudited)
(In thousands)

	Hospitality and	Vacation
	Management	Interest Sales	Corporate and
	Services	and Financing	Other	Total
Revenues:
Vacation Interest sales	$—	$41,933	$—	$41,933
Provision for uncollectible Vacation Interest sales revenue	—	(2,990)	—	(2,990)

Vacation Interest, net	—	38,943	—	38,943
Management, member and other services	29,643	2,142	—	31,785
Consolidated resort operations	6,946		—	6,946
Interest	—	9,415	414	9,829
Gain on mortgage repurchase	—	29	—	29

Total revenues	36,589	50,529	414	87,532

Costs and Expenses:
Vacation Interest cost of sales	—	67	—	67
Advertising, sales and marketing	—	28,436	—	28,436
Vacation Interest carrying cost, net	—	8,560	—	8,560
Management, member and other services	6,005	255	—	6,260
Consolidated resort operations	6,168	—	—	6,168
Loan portfolio	179	2,439	—	2,618
General and administrative	—	—	19,053	19,053
Gain on disposal of assets	—	—	(9)	(9)
Depreciation and amortization	—	—	3,170	3,170
Interest	—	4,055	14,317	18,372
Impairments and other write-offs	—	—	83	83

Total costs and expenses	12,352	43,812	36,614	92,778

Income (loss) before provision for income taxes	24,237	6,717	(36,200)	(5,246)
Provision for income taxes	—	—	1,473	1,473

Net income (loss)	$24,237	$6,717	$(37,673)	$(6,719)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS BY BUSINESS SEGMENT
For the three months ended March 31, 2010
(Unaudited)
(In thousands)

	Hospitality and	Vacation
	Management	Interest Sales	Corporate and
	Services	and Financing	Other	Total
Revenues:
Vacation Interest sales	$—	$48,082	$—	$48,082
Provision for uncollectible Vacation Interest sales revenue	—	(1,622)	—	(1,622)

Vacation Interest, net	—	46,460	—	46,460
Management, member and other services	21,991	2,734	—	24,725
Consolidated resort operations	6,501	—	—	6,501
Interest	—	9,794	22	9,816
Gain on mortgage repurchase	—	36	—	36

Total revenues	28,492	59,024	22	87,538

Costs and Expenses:
Vacation Interest cost of sales	—	10,625	—	10,625
Advertising, sales and marketing	—	25,465	—	25,465
Vacation Interest carrying cost, net	—	7,435	—	7,435
Management, member and other services	6,057	465	—	6,522
Consolidated resort operations	5,877	—	—	5,877
Loan portfolio	252	2,351	—	2,603
General and administrative	—	—	15,320	15,320
Gain on disposal of assets	—	—	(2)	(2)
Depreciation and amortization	—	—	2,797	2,797
Interest, net of capitalized interest	—	4,927	10,752	15,679

Total costs and expenses	12,186	51,268	28,867	92,321

Income (loss) before provision for income taxes	16,306	7,756	(28,845)	(4,783)
Provision for income taxes	—	—	705	705

Net income (loss)	$16,306	$7,756	$(29,550)	$(5,488)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 21—Consolidating Financial Statements
     The following consolidating financial statements present, on a supplemental basis, the financial position, results of operations, and statements of cash flow for (1) those subsidiaries of the Company which have been designated “Unrestricted Subsidiaries” for purposes of the 2010 Note Indenture; and (2) the Company and all of its other subsidiaries. As of March 31, 2011 and December 31, 2010, the only such Unrestricted Subsidiaries were FLRX, Inc. and its subsidiaries, ILXA and its subsidiaries, and Tempus Acquisition. As of March 31, 2010, the only such Unrestricted Subsidiaries were FLRX, Inc. and its subsidiaries. For purposes of the 2010 Note Indenture, the financial position, results of operations, and statements of cash flow of Unrestricted Subsidiaries are excluded from the Company’s financial results to determine whether the Company is in compliance with the financial covenants governing the senior secured notes. Accordingly, management believes that the following presentation is helpful to current and potential investors in the senior secured notes as well as others.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING BALANCE SHEET
March 31, 2011
(Unaudited)
(In thousands)

	Diamond
	Resorts
	Parent, LLC
	and Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
ASSETS
Cash and cash equivalents	$18,485	$302	$—	$18,787
Cash in escrow and restricted cash	35,938	262	—	36,200
Mortgages and contracts receivable, net of allowance of $48,476, $4,516 and $0, respectively	228,445	6,100	(9)	234,536
Due from related parties, net	10,447	(477)	(84)	9,886
Other receivables, net	18,085	4,223	—	22,308
Income tax receivable	27	113	(113)	27
Prepaid expenses and other assets, net	88,422	6,003	(50)	94,375
Investment in subsidiaries	—	1,662	(1,662)	—
Unsold Vacation Interests, net	189,656	10,068	—	199,724
Property and equipment, net	28,055	7,126	—	35,181
Assets held for sale	5,854	—	—	5,854
Intangible assets, net	36,665	7,782	—	44,447

Total assets	$660,079	$43,164	$(1,918)	$701,325

LIABILITIES AND MEMBER CAPITAL (DEFICIT)
Accounts payable	$10,601	$120	$—	$10,721
Due to related parties, net	47,921	23,601	(7,012)	64,510
Accrued liabilities	56,539	6,432	(1,720)	61,251
Income taxes payable	5,201	—	(113)	5,088
Deferred revenues	77,226	413	—	77,639
Senior secured notes, net of original issue discount of $10,085, $0 and $0, respectively	414,915	—	—	414,915
Securitization notes and conduit facility, net	162,970	9,374	—	172,344
Notes payable	3,986	22,639	—	26,625

Total liabilities	779,359	62,579	(8,845)	833,093

Redeemable preferred units	98,992	—	—	98,992

Member capital	7,190	9,675	(9,675)	7,190
Accumulated deficit	(209,962)	(28,793)	16,305	(222,450)
Accumulated other comprehensive loss	(15,500)	(297)	297	(15,500)

Total member capital (deficit)	(218,272)	(19,415)	6,927	(230,760)

Total liabilities and member capital (deficit)	$660,079	$43,164	$(1,918)	$701,325

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING BALANCE SHEET
December 31, 2010
(In thousands)

	Diamond
	Resorts Parent,
	LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
ASSETS
Cash and cash equivalents	$27,163	$166	$—	$27,329
Cash in escrow and restricted cash	29,868	180	—	30,048
Mortgages and contracts receivable, net of allowance of $51,551, $3,600 and $0, respectively	236,846	8,454	(13)	245,287
Due from related parties, net	20,789	223	(54)	20,958
Other receivables, net	31,650	4,330	—	35,980
Income tax receivable	10	—	—	10
Prepaid expenses and other assets, net	45,260	1,038	(50)	46,248
Investment in subsidiaries	—	1,624	(1,624)	—
Unsold Vacation Interests, net	180,464	10,100	—	190,564
Property and equipment, net	23,468	5,629	—	29,097
Assets held for sale	9,517	—	—	9,517
Intangible assets, net	37,411	8,302	—	45,713

Total assets	$642,446	$40,046	$(1,741)	$680,751

LIABILITIES AND MEMBER CAPITAL (DEFICIT)
Accounts payable	$7,409	$246	$—	$7,655
Due to related parties, net	29,197	13,724	(6,670)	36,251
Accrued liabilities	62,367	6,853	(1,687)	67,533
Income taxes payable	3,936	—	—	3,936
Deferred revenues	67,706	—	—	67,706
Senior secured notes, net of original issue discount of $10,278, $0 and $0, respectively	414,722	—	—	414,722
Securitization notes and conduit facility, net	176,551	10,292	—	186,843
Derivative liabilities	79	—	—	79
Notes payable	1,432	21,841	—	23,273

Total liabilities	763,399	52,956	(8,357)	807,998

Redeemable preferred units	84,502	—	—	84,502

Member capital	7,335	9,675	(9,675)	7,335
Accumulated deficit	(195,044)	(22,197)	15,903	(201,338)
Accumulated other comprehensive loss (income)	(17,746)	(388)	388	(17,746)

Total member capital (deficit)	(205,455)	(12,910)	6,616	(211,749)

Total liabilities and member capital (deficit)	$642,446	$40,046	$(1,741)	$680,751

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2011
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Revenues:
Vacation Interest sales	$41,451	$481	$1	$41,933
Provision for uncollectible Vacation Interest sales revenue	(2,917)	(73)	—	(2,990)

Vacation Interest, net	38,534	408	1	38,943
Management, member and other services	32,031	765	(1,011)	31,785
Consolidated resort operations	6,784	162	—	6,946
Interest	9,376	453	—	9,829
Gain on mortgage repurchase	29	—	—	29

Total revenues	86,754	1,788	(1,010)	87,532

Costs and Expenses:
Vacation Interest cost of sales	36	31	—	67
Advertising, sales and marketing	28,087	379	(30)	28,436
Vacation Interest carrying cost, net	7,285	1,470	(195)	8,560
Management, member and other services	5,518	1,563	(821)	6,260
Consolidated resort operations	5,944	224	—	6,168
Loan portfolio	2,547	71	—	2,618
General and administrative	16,055	2,964	34	19,053
(Gain) loss on disposal of assets	(137)	128	—	(9)
Depreciation and amortization	2,666	504	—	3,170
Interest	17,209	1,163	—	18,372
Impairments and other write-offs	83	—	—	83

Total costs and expenses	85,293	8,497	(1,012)	92,778

Income (loss) before provision (benefit) for income taxes	1,461	(6,709)	2	(5,246)
Provision (benefit) for income taxes	1,586	(113)	—	1,473

Net (loss) income	$(125)	$(6,596)	$2	$(6,719)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2010
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Revenues:

Vacation Interest sales	$48,082	$—	$—	$48,082
Provision for uncollectible Vacation Interest sales revenue	(1,622)	—	—	(1,622)

Vacation Interest, net	46,460	—	—	46,460
Management, member and other services	24,725	—	—	24,725
Consolidated resort operations	6,501	—	—	6,501
Interest	9,815	1	—	9,816
Gain on mortgage repurchase	36	—	—	36

Total revenues	87,537	1	—	87,538

Costs and Expenses:
Vacation Interest cost of sales	10,625	—	—	10,625
Advertising, sales and marketing	25,465	—	—	25,465
Vacation Interest carrying cost, net	7,435	—	—	7,435
Management, member and other services	6,522	—	—	6,522
Consolidated resort operations	5,877	—	—	5,877
Loan portfolio	2,603	—	—	2,603
General and administrative	15,268	52	—	15,320
Gain on disposal of assets	(2)	—	—	(2)
Depreciation and amortization	2,797	—	—	2,797
Interest	15,679	—	—	15,679

Total costs and expenses	92,269	52	—	92,321

Loss before provision for income taxes	(4,732)	(51)	—	(4,783)
Provision for income taxes	705	—	—	705

Net loss	$(5,437)	$(51)	$—	$(5,488)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2011
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Operating activities:
Net (loss) income	$(125)	$(6,596)	$2	$(6,719)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,666	504	—	3,170
Provision for uncollectible Vacation Interest sales revenue	2,917	73	—	2,990
Amortization of capitalized financing costs and original issue discounts	1,080	38	—	1,118
Amortization of capitalized loan origination costs and portfolio discount	557	—	—	557
Loss on foreign currency exchange	(8)	—	—	(8)
(Gain) loss on disposal of assets	(137)	128	—	(9)
Gain on mortgage repurchase	(29)	—	—	(29)
Unrealized gain on derivative instruments	(79)	—	—	(79)
Gain on insurance settlement	(3,535)	—		(3,535)
Impairments and other write-off’s	83	—	—	83
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	4,921	621	(4)	5,538
Due from related parties, net	13,255	700	30	13,985
Other receivables, net	13,488	970	—	14,458
Prepaid expenses and other assets, net	(43,329)	(5,081)	—	(48,410)
Unsold Vacation Interests, net	(5,294)	32	—	(5,262)
Accounts payable	3,146	(126)	—	3,020
Due to related parties, net	20,309	9,968	5	30,282
Accrued liabilities	(6,141)	(313)	(33)	(6,487)
Income taxes payable	1,115	(113)	—	1,002
Deferred revenues	9,029	413	—	9,442

Net cash provided by operating activities	13,889	1,218	—	15,107

Investing activities:
Property and equipment capital expenditures	(2,456)	(29)	—	(2,485)
Disbursement of Tempus Acquisition note receivable	—	(863)	—	(863)
Proceeds from sale of assets	1,449	1	—	1,450

Net cash used in investing activities	$(1,007)	$(891)	$—	$(1,898)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS — Continued
Three Months Ended March 31, 2011
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(6,031)	$(82)	$—	$(6,113)
Proceeds from issuance of Quorum Facility	5,821	—	—	5,821
Proceeds from issuance of Tempus Acquisition Loan	—	800	—	800
Proceeds from issuance of 2008 Conduit Facility	1,488	—	—	1,488
Payments on Quorum Facility	(3,083)	—	—	(3,083)
Payments on Diamond Resorts Owners Trust 2009-1	(11,055)	—	—	(11,055)
Payments on 2008 Conduit Facility	(3,568)	—	—	(3,568)
Payments on ILXA Receivables and Inventory Loans	—	(920)	—	(920)
Payments on Polo Towers lines of credit and securitization notes	(3,198)	—	—	(3,198)
Payments on notes payable	(1,916)	—	—	(1,916)
Payments of debt issuance costs	(310)	11	—	(299)
Proceeds from equity investment	10,151	—	—	10,151
Repurchase of certain outstanding warrants	(10,151)			(10,151)
Payments of costs related to issuance of common and preferred units	(48)	—	—	(48)

Net cash used in financing activities	(21,900)	(191)	—	(22,091)

Net (decrease) increase in cash and cash equivalents	(9,018)	136	—	(8,882)
Effect of changes in exchange rates on cash and cash equivalents	340	—	—	340
Cash and cash equivalents, beginning of period	27,163	166	—	27,329

Cash and cash equivalents, end of period	$18,485	$302	$—	$18,787

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$29,672	$675	$—	$30,347

Cash paid for taxes, net of tax refunds	$488	$—	$—	$488

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$4,339	$—	$—	$4,339

Insurance premiums financed through issuance of note payable	$4,469	$—	$—	$4,469

Assets held for sale reclassified to unsold Vacation Interests	$3,086	$—	$—	$3,086

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2010
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Operating activities:
Net loss	$(5,437)	$(51)	$—	$(5,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,797	—	—	2,797
Provision for uncollectible Vacation Interest sales revenue	1,622	—	—	1,622
Amortization of capitalized financing costs and original issue discounts	291	—	—	291
Amortization of capitalized loan origination costs and portfolio discount	688	—	—	688
Loss on foreign currency exchange	17	—	—	17
Gain on disposal of assets	(2)	—	—	(2)
Gain on mortgage repurchase	(36)	—	—	(36)
Deferred income taxes	(3)	—	—	(3)
Unrealized gain on derivative instruments	(161)	—	—	(161)
Impairments and other write-offs		—	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	6,060	2	(2)	6,060
Due from related parties, net	8,791	—	—	8,791
Other receivables, net	15,239	—	—	15,239
Prepaid expenses and other assets, net	(34,974)	—	—	(34,974)
Unsold Vacation Interests, net	4,120	—	—	4,120
Accounts payable	(2,236)	—	—	(2,236)
Due to related parties, net	13,009	49	2	13,060
Accrued liabilities	4,189	—	—	4,189
Income taxes payable (receivable)	4,769	—	—	4,769
Deferred revenues	10,472	—	—	10,472

Net cash provided by operating activities	29,215	—	—	29,215

Investing activities:
Property and equipment capital expenditures	(942)	—	—	(942)
Proceeds from sale of assets	2	—	—	2

Net cash used in investing activities	$(940)	$—	$—	$(940)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
CONSOLIDATING STATEMENT OF CASH FLOWS — Continued
Three Months Ended March 31, 2010
(In thousands)

	Diamond Resorts
	Parent, LLC and
	Restricted	Unrestricted
	Subsidiaries	Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(7,794)	$—	$—	$(7,794)
Proceeds from issuance of 2008 Conduit Facility	2,264	—	—	2,264
Payments on Diamond Resorts Owners Trust 2009-1	(14,929)	—	—	(14,929)
Payments on 2008 Conduit Facility	(503)	—	—	(503)
Payments on First and Second Lien Facilities	(569)	—	—	(569)
Payments on Polo Towers lines of credit and securitization notes	(2,722)	—	—	(2,722)
Payments on 2004 Securitization Notes	(2,360)	—	—	(2,360)
Payments on notes payable	(2,143)	—	—	(2,143)
Payments of debt issuance costs	(95)	—	—	(95)

Net cash used in financing activities	(28,851)	—	—	(28,851)

Net decrease in cash and cash equivalents	(576)	—	—	(576)
Effect of changes in exchange rates on cash and cash equivalents	(354)	—	—	(354)
Cash and cash equivalents, beginning of period	17,186	—	—	17,186

Cash and cash equivalents, end of period	$16,256	$—	$—	$16,256

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$17,151	$—	$—	$17,151

Cash tax refunds, net of cash paid for taxes	$(4,087)	$—	$—	$(4,087)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Priority returns and redemption premiums on preferred units	$4,340	$—	$—	$4,340

Insurance premiums financed through issuance of note payable	$4,794	$—	$—	$4,794

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 22—Geographic Financial Information
     The Company conducts its Hospitality and Management Services and Vacation Interest Sales and Financing operations in two geographic areas: North America and Europe. The Company’s North America operations include the Company’s branded resorts in the continental United States, Hawaii, Mexico, Canada and the Caribbean, and the Company’s Europe operations include the Company’s branded resorts in England, Scotland, Ireland, Italy, Spain, Portugal, Austria, Malta and France. The following table reflects total revenue and assets by geographic area for the periods presented (in thousands):

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010
Revenue
North America	$78,510	$77,904
Europe	9,022	9,634

Total Revenues	$87,532	$87,538

	March 31,	December 31,
	2011	2010
Mortgages and contracts receivable, net
North America	$233,707	$244,541
Europe	829	746

Total mortgages and contracts receivable, net	$234,536	$245,287

Unsold Vacation Interest, net
North America	$177,303	$174,642
Europe	22,421	15,922

Total unsold Vacation Interest, net	$199,724	$190,564

Property and equipment, net
North America	$29,873	$24,248
Europe	5,308	4,849

Total property and equipment, net	$35,181	$29,097

Intangible assets, net
North America	$39,682	$40,926
Europe	4,765	4,787

Total intangible assets, net	$44,447	$45,713

Total long-term assets, net
North America	$480,565	$484,357
Europe	33,323	26,304

Total long-term assets, net	$513,888	$510,661

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
Note 23—Subsequent Events
     On April 27, 2011, the Company completed a securitization transaction and issued Diamond Resorts Owners Trust Series 2011-1 Timeshare Loan Backed Notes, Series 2011-1 (the “DROT 2011 Notes”), with a face value of $64.5 million. The DROT 2011 Notes mature March 20, 2023 and have an interest rate of 4.0%. The net proceeds were used to pay off in full the $36.4 million outstanding principal balance under the 2008 Conduit Facility, to pay down approximately $7 million of the Quorum Facility, to pay requisite accrued interest and fees associated with both facilities, and to pay certain expenses incurred in connection with the issuance of the DROT 2011 Notes, including the funding of a reserve account required thereby.

PROSPECTUS

Offer to exchange
          $425,000,000 principal amount of our 12% Senior Notes due 2018, which have been registered under the Securities Act of 1933, for any and all of our outstanding 12% Senior Notes due 2018.
          Until           , 2011, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
          Arizona Registrant
          Diamond Resorts Management, Inc., is incorporated under the laws of Arizona.
          Section 10-851 of the Arizona Revised Statutes (the “ARS”) authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual’s conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in the best interests of the corporation, or in all other cases, that the conduct was at least not opposed to the corporation’s best interests. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2 of the ARS. Section 10-851 of the ARS also provides that a corporation may not indemnify a director in connection with a proceeding by, or in the right of, the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by, or in the right of, the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.
          Pursuant to Section 10-852 of the ARS, unless otherwise limited by the corporation’s articles of incorporation, a corporation shall indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party, because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with such a proceeding, and (ii) an outside director, provided the proceeding (1) is not one by, or in the right of, the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or (2) does not charge improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the ARS provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.
          The articles of incorporation of Diamond Resorts Management, Inc. provide that no director shall have personal liability to the corporation or its shareholders, or to any other person, for monetary damages for a breach of his or her fiduciary duty as a director, to the fullest extent allowable under governing laws, except for liability for any of the following: (i) where there has been a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions which are not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) authorization of the unlawful payment of a dividend or other distribution on the corporation’s capital stock, or the unlawful purchase of its capital stock; (iv) any transaction from which the director derived an improper personal benefit; or (v) any contract or other transaction involving the director’s conflicts of interests in violation of applicable provisions of the ARS.
          The bylaws of Diamond Resorts Management, Inc. indemnify directors and officers against any and all claims and liabilities to which he or she may have become subject by reason of serving as a director or officer. Such indemnification excludes any expense or payments incurred in connection with any claim or liability that is established to have arisen out of the director’s or officer’s own willful misconduct or gross negligence.
     California Registrants
          Resort Management International, Inc. and Diamond Resorts International Marketing, Inc. are incorporated under the laws of California.
          Section 317 of the California General Corporation Law sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same, can be made in certain circumstances by action of the company through:
(i) a majority vote of a quorum of the corporation’s board of directors consisting of directors who are not party to the proceedings;
(ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or
(iii) such court in which the proceeding is or was pending upon application by designated parties.
          Under certain circumstances, an agent can be indemnified even when found liable. Indemnification is mandatory where the agent’s defense is successful on the merits. The law allows a corporation to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable. The indemnification provided by Section 317 for acts while serving as a director or officer of the corporation, but not involving breach of duty to the corporation and its shareholders, shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw to the extent authorized by each corporation’s articles of the corporation.
          The articles of incorporation of each of Resort Management International, Inc. and Diamond Resorts International Marketing, Inc. eliminate the liability of the directors of the corporation for monetary damages and authorize the corporation to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.
          The bylaws of Diamond Resorts International Marketing, Inc. empower the corporation to indemnify any person who is or was a director, officer, employee or other agent of the corporation or of its predecessor, at the request of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted under law.
          The bylaws of Resort Management International, Inc. empower the corporation to indemnify any agent of the corporation if such agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any proceeding, whether by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. The corporation will also indemnify any person who is or was party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor because such person is or was an agent of the corporation. Any indemnification shall be made by the corporation, unless a determination is reasonably and promptly made by the board of directors by majority vote of a quorum consisting of directors who were not parties to such proceeding, or, if such quorum is not obtainable, by independent legal counsel or by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation. Costs, charges and expenses incurred by any agent in any proceeding shall be paid in advance of the final disposition of such matter if the agent undertakes to repay such amount in the event that it is ultimately determined that he or she is not entitled to indemnification. Any indemnification shall be made promptly, and in any event within (90) ninety days, upon the written request of the agent, unless a determination is reasonably and promptly made by the board of directors that such agent acted in a manner as to justify the corporation not indemnifying or making an advance to the agent.
          Lake Tahoe Resort Partners, LLC is a limited liability company organized under the laws of California.
          Section 17155 of the California Beverly-Killea Limited Liability Company Act provides that, except for a breach of a manager’s fiduciary duties of loyalty and care owed to the limited liability company and to its members, the articles of organization or written operating agreement of a California limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity.
     Delaware Registrants
          AKGI-St. Maarten N.V., Diamond Resorts Finance Holding Company, Diamond Resorts Developer and Sales Holding Company, Diamond Resorts Management & Exchange Holding Company and Diamond Resorts Centralized Services Company are incorporated under the laws of Delaware.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by, or in the right of, the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by, or in the right of, the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
          The Certificate of Incorporation of each of Diamond Resorts Finance Holding Company, Diamond Resorts Centralized Services Company and Diamond Resorts Management & Exchange Holding Company and the bylaws of each of Diamond Resorts Developer and Sales Holding Company provides that the respective corporation will indemnify officers, directors, employees and agents to the fullest extent permitted by the DGCL.
          The bylaws of AKGI-St. Maarten N.V. provide that the corporation will indemnify and hold harmless, to the fullest extent permitted by the applicable law, any officer or director of the corporation. The corporation will be required to indemnify an indemnitee, in connection with a proceeding commenced by such indemnitee, only if the commencement of such proceeding by the indemnitee was authorized by the board of directors. The corporation will pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified. If a claim for indemnification or payment of expenses is not paid in full within sixty (60) days after a written claim therefore by the indemnitee has been received by the corporation, the indemnitee may file a suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expenses of prosecuting such claim. The corporation’s obligation to indemnify may be reduced by any amount an indemnitee may collect as indemnification or advancement of expenses from any other corporation, partnership joint venture or enterprise.
          The bylaws of each of Diamond Resorts Finance Holding Company, Diamond Resorts Centralized Services Company and Diamond Resorts Management & Exchange Holding Company provide that the respective corporation may indemnify any director, officer, employee or agent of the corporation who is or was party to, or is threatened to be made a party to, any threatened, pending completed action, suit or proceeding, whether civil, criminal, administrative or investigative, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and had no reasonable cause to believe that his or her conduct was unlawful. The corporation may also indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. If a director or officer of the corporation has been successful on the merits or otherwise in the defense of any action, he or she shall be indemnified against expenses actually and reasonably incurred in connection therewith. Any indemnification will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct Such determination shall be made by a majority vote of the directors who are not parties to such action, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion or by the stockholders. Expenses incurred may be paid by the corporation in advance of the final disposition of any action upon receipt of any undertaking by or on behalf of the director or officer to repay such amount, if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Such expenses incurred by former directors or officers or other employees and agents may be so paid upon such terms and conditions as the board of directors deems appropriate.
          Cumberland Gate, LLC, Diamond Resorts California Collection Development, LLC, Diamond Resorts Coral Sands Development, LLC, Diamond Resorts Cypress Pointe I Development, LLC, Diamond Resorts Cypress Pointe II Development, LLC, Diamond Resorts Cypress Pointe III Development, LLC, Diamond Resorts Fall Creek Development, LLC, Diamond Resorts Grand Beach I Development, LLC, Diamond Resorts Grand Beach II Development, LLC, Diamond Resorts Greensprings Development, LLC, Diamond Resorts Hilton Head Development, LLC, Diamond Resorts Mortgage Holdings, LLC, Diamond Resorts Poco Diablo Development, LLC, Diamond Resorts Port Royal Development, LLC, Diamond Resorts Powhatan Development, LLC, Diamond Resorts Residual Assets Development, LLC, Diamond Resorts Residual Assets Finance, LLC, Diamond Resorts Residual Assets M&E, LLC, Diamond Resorts Ridge on Sedona Development, LLC, Diamond Resorts Ridge Pointe Development, LLC, Diamond Resorts San Luis Bay Development, LLC, Diamond Resorts Santa Fe Development, LLC, Diamond Resorts Sedona Springs Development, LLC, Diamond Resorts Sedona Summit Development, LLC, Diamond Resorts St. Croix Development, LLC, Diamond Resorts Steamboat Development, LLC, Diamond Resorts Tahoe Beach & Ski Development, LLC, Diamond Resorts Hawaii Collection Development, LLC, Diamond Resorts U.S. Collection Development, LLC, Diamond Resorts Villa Mirage Development, LLC, Diamond Resorts Villas of Sedona Development, LLC, Diamond Resorts West Maui Development, LLC, Ginger Creek, LLC, Grand Escapes, LLC, International Timeshares Marketing, LLC, Diamond Resorts Scottsdale Development, LLC, Diamond Resorts Poipu Development, LLC, Diamond Resorts Palm Springs Development, LLC, Diamond Resorts Las Vegas Development, LLC, Diamond Resorts Citrus Share Holding, LLC, Diamond Resorts Epic Mortgage Holdings, LLC, and Diamond Resorts Daytona Development, LLC are limited liability companies organized under the laws of Delaware.
          Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.
          The limited liability company operating agreement of each of Cumberland Gate, LLC, Diamond Resorts Coral Sands Development, LLC, Diamond Resorts Cypress Pointe I Development, LLC, Diamond Resorts Cypress Pointe II Development, LLC, Diamond Resorts Cypress Pointe III Development, LLC, Diamond Resorts Fall Creek Development, LLC, Diamond Resorts Grand Beach I Development, LLC, Diamond Resorts Grand Beach II Development, LLC, Diamond Resorts Greensprings Development, LLC, Diamond Resorts Hilton Head Development, LLC, Diamond Resorts Mortgage Holdings, LLC, Diamond Resorts Poco Diablo Development, LLC, Diamond Resorts Port Royal Development, LLC, Diamond Resorts Powhatan Development, LLC, Diamond Resorts Residual Assets Development, LLC, Diamond Resorts Residual Assets Finance, LLC, Diamond Resorts Residual Assets M&E, LLC, Diamond Resorts Ridge on Sedona Development, LLC, Diamond Resorts Ridge Pointe Development, LLC, Diamond Resorts San Luis Bay Development, LLC, Diamond Resorts Santa Fe Development, LLC, Diamond Resorts Sedona Springs Development, LLC, Diamond Resorts Sedona Summit Development, LLC, Diamond Resorts St. Croix Development, LLC, Diamond Resorts Steamboat Development, LLC, Diamond Resorts Tahoe Beach & Ski Development, LLC, Diamond Resorts Villa Mirage Development, LLC, Diamond Resorts Villas of Sedona Development, LLC, Diamond Resorts West Maui Development, LLC, Ginger Creek, LLC, Grand Escapes, LLC, International Timeshares Marketing, LLC, Diamond Resorts Scottsdale Development, LLC, Diamond Resorts Poipu Development, LLC, Diamond Resorts Palm Springs Development, LLC, Diamond Resorts

Las Vegas Development, LLC, Diamond Resorts Citrus Share Holding, LLC, Diamond Resorts Epic Mortgage Holdings, LLC and Diamond Resorts Daytona Development, LLC provides for indemnification of the managers and members from and against any loss, expense, damage or injury suffered or sustained in connection with the business of the company to the fullest extent provided or permitted by the Delaware Limited Liability Company Act.
          The limited liability company operating agreements of Diamond Resorts California Collection Development, LLC, Diamond Resorts U.S. Collection Development, LLC and Diamond Resorts Hawaii Collection Development, LLC provide that managing members, affiliates and members of the company will be indemnified to the fullest extent permitted by the Delaware Limited Liability Company Act; provided, however, that such persons will not be indemnified against any judgments, penalties, fines or settlements which arise in connection with any providing if such proceeding arises from bad faith, gross negligence or willful misconduct by such person.
          West Maui Resort Partners, L.P. is a limited partnership organized under the laws of Delaware.
          Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 17-303 provides that a limited partner is not liable for the obligations of a limited partnership unless he or she is also a general partner or, in addition to the exercise of the rights and powers of a limited partner, he or she participates in the control of the business. However, if the limited partner does participate in the control of the business, he or she is liable only to persons who transact business with the limited partnership reasonably believing, based upon such limited partner’s conduct, that such limited partner is a general partner of the company.
          Florida Registrants
          Diamond Resorts International Club, Inc. and MMG Development Corp. are incorporated under the laws of Florida.
          Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (d) in a proceeding by, or in the right of, the corporation to procure a judgment in its favor or by, or in the right of, a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by, or in the right of, someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
          Section 607.0850 of the FBCA provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify officers and directors in an action by, or in the right of, the corporation, under the same conditions set forth in the preceding sentence against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless judicially approved. Section 607.0850 of the FBCA also provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding, claim, issue or matter referred to above, he or she shall be indemnified against expenses actually and reasonably incurred.
          The articles of incorporation of Diamond Resorts International Club, Inc. provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as set forth in Section 607.0834 of the FBCA; or (iv) for any transaction from which the director derived an improper personal benefit.
          The bylaws of Diamond Resorts International Club, Inc. indemnify directors and officers against liability incurred in a proceeding if the director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceedings, he or she had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, settlement or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct necessary to obtain indemnification. The corporation will not indemnify a person in connection with a proceeding by, or in the right of, the corporation in which such person was adjudged liable to the corporation, or any proceeding in which such person was adjudged liable on the basis that he or she improperly received a personal benefit unless, and then only to the extent that, a court of competent jurisdiction determines that in view of the circumstances of the proceeding, such person is fairly and reasonably entitled to indemnification. Indemnification is limited to reasonable expenses incurred in connection with the proceeding. Furthermore, the corporation shall pay for or reimburse reasonable expenses incurred by a director or officer as a party to a proceeding in advance of final disposition of the proceeding, if such director or officer furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the required standard of conduct, and such director or officer furnishes the corporation a written undertaking to repay any advances, if it is ultimately determined that he or she is not entitled to indemnification. The corporation shall not indemnify a director or officer unless a separate determination has been made in the specific case that indemnification of such person is permissible in the circumstances because he or she has met the required standard of conduct; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or officer has been successful in the defense of any proceeding to which he or she was a party, the corporation shall indemnify him or her against reasonable expenses incurred by him or her in connection therewith. Such determination shall be made, at the election of the board of directors, by majority vote of a quorum consisting of directors not at the time parties to the proceeding. If a quorum cannot be obtained, then such determination shall be made by majority vote of a committee duly designated by the board of directors, consisting solely of two or more directors not at the time parties to the proceeding. A director or officer who is party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or another court of competent jurisdiction.
          The bylaws of MGM Development Corp. indemnify directors and officers to the fullest extent permitted by the law if such director or officer acted in good faith in the reasonable belief that his or her conduct was in the best interests of the corporation, and, in criminal proceedings, without reasonable ground for belief that such action was unlawful. Termination of any proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the director or officer did not act in good faith.
     Hawaii Registrant
          Poipu Resort Partners, L.P. is a limited partnership organized under the laws of Hawaii.
          The Hawaii Uniform Limited Partnership Act is silent as to indemnification.
          The limited partnership agreement of Poipu Resort Partners, L.P. provides that the partnership will indemnify each general partner, including any partners, shareholders or directors, officers or employees of any partners or shareholders of such general partner, against any liability or loss or threat of liability or loss, including legal fees, as a result of any claim or legal proceeding relating to the performance or non-performance of any act concerning the partnership; provided such general partner was acting in good faith within what such general partner reasonably believed to be the scope of such general partner’s authority, and for a purpose which such general partner reasonably believed to be in the best interests of the partnership. The partnership will not indemnify general partners for acts of willful or gross neglect, actual fraud, breach of fiduciary responsibility or willful misconduct.
          Missouri Registrants
          Foster Shores, LLC and Walsham Lake, LLC are limited liability companies organized under the laws of Missouri.
          The Missouri Limited Liability Company Act is silent as to indemnification. The limited liability company agreements of each of Foster Shores, LLC and Walsham Lake, LLC provide for indemnification of the respective company’s managers and members against any loss, expense, damage or injury sustained in connection with the business of the company to the fullest extend provided or permitted by the Missouri Limited Liability Company Act.
          Nevada Registrants
          Diamond Resorts Financial Services, Inc., Resorts Development International, Inc. and George Acquisition Subsidiary, Inc. are incorporated under the laws of Nevada.
          Chapter 78 of the Nevada Revised Statutes (the “NRS”) allows the directors and officers of a corporation to be indemnified against liabilities they may incur while serving in such capacities. A corporation may indemnify its directors or officers who were or are a party, or are threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that they are or were directors or officers of the corporation, or are or were serving at the request of the corporation as directors or officers of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by them in connection with such action, suit, or proceeding, unless it is ultimately determined by a court of competent jurisdiction that they breached their fiduciary duties by intentional misconduct, fraud, or a knowing violation of law or did not act in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the applicable statutory provisions mandate that the corporation indemnify its directors and officers who have been successful on the merits or otherwise in defense of any action, suit, or proceeding against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense. The corporation will advance expenses incurred by directors or officers in defending any such action, suit, or proceeding upon receipt of written confirmation from such officers or directors that they have met certain standards of conduct and an undertaking by or on behalf of such officers or directors to repay such advances if it is ultimately determined that they are not entitled to indemnification by the corporation.
          The articles of incorporation of Diamond Resorts Financial Services, Inc. provide that directors and officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law or the payment of distributions in violation of Section 78.300 of the NRS. The bylaws of Diamond Resorts Financial Services, Inc. provide that the corporation may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 78.751 of the NRS.
          The bylaws of Resorts Development International, Inc. provide that each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by or imposed upon him or her in connection with any action or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of the corporation. The corporation will not indemnify a director or officer who has been finally adjudged to have been derelict in the performance of his or her duties as a director or officer. Such right to indemnification shall include reimbursement of the amounts and expenses paid in settling any action or proceeding when settling appears to be in the interests of the corporation.

          The bylaws of George Acquisition Subsidiary, Inc. indemnify directors and officers against liability incurred in a proceeding if a director or officer acted in a manner he or she believed in a good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceedings, he or she had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, settlement or conviction, or upon a plea of nolo contendere is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct necessary to obtain indemnification. The corporation will not indemnify a person in connection with a proceeding by, or in the right of, the corporation in which such person was adjudged liable to the corporation, or a proceeding in which such person was adjudged liable on the basis that he or she improperly received a personal benefit unless, and then only to the extent that a court of competent jurisdiction determines pursuant to the NRS that, in view of the circumstances of the proceeding, such person is fairly and reasonably entitled to indemnification. Indemnification is limited to reasonable expenses incurred in connection with the proceeding. The corporation will pay for or reimburse reasonable expenses incurred by a director or officer who is made a party to a proceeding in advance of final disposition of the proceeding, if such director or officer furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the required standard of conduct and a written undertaking to repay any advances, if it is ultimately determined that he or she is not entitled to indemnification. The corporation will not indemnify a director or officer unless a separate determination has been made in the specific case that indemnification of such person is permissible in the circumstances because he or she has met the required standard of conduct; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or officer has been successful in the defense of any proceeding to which he or she was a party, the corporation shall indemnify him or her against reasonable expenses incurred by him or her in connection therewith. Such determination will be made, at the election of the board of directors, by majority vote of a quorum consisting of directors not at the time parties to the proceeding. If a quorum cannot be obtained, then such determination shall be made by majority vote of a committee duly designated by the board of directors, consisting solely of two or more directors not at the time parties to the proceeding. A director or officer who is party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or another court of competent jurisdiction.
          Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, Chestnut Farms, LLC and Diamond Resorts Polo Development, LLC are limited liability companies organized under the laws of Nevada.
          The Nevada Limited Liability Company Act, Section 86.411 of the NRS, generally allows a limited liability company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by, or in the right of, the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with the action, suit or proceeding.
          Section 86.421 of the NRS generally allows a limited liability company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by, or in the right of, the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company, except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. However, to be entitled to indemnification, the person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the limited liability company and, with respect to any criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful.
          NRS Section 86.431 provides that to the extent a manager, member, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any action described above, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.
          NRS Section 86.441 allows a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification by the company.
          NRS Section 86.461 permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s current and former managers, members, employees or agents, or any persons serving or who have served in certain capacities at the request of the limited liability company, for any liability or expense incurred by them in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him or her against such liability and expenses.
          The limited liability company agreements of each of Diamond Resorts Holdings, LLC, Chestnut Farms, LLC and Diamond Resorts Polo Development, LLC provides for the indemnification of the managers and members of each such company from and against any loss, expense, damage or injury suffered or sustained in connection with the business of the company to the fullest extent provided or permitted by the NRS.
          The limited liability company agreement of Diamond Resorts Parent, LLC indemnifies board members and officers against any loss, expense, damage or injury incurred by a board member or officer acting in a manner believed in good faith to be in the best interests of the company, in connection with the formation, operation and/or management of the company, the company’s purchase or operation of property, or as a result of the board member or officer agreeing to act as a board member or officer of the company or any subsidiary. The board member or officer will have a right to employ, at the expense of the company, separate counsel of such person’s choice in such action, suit or proceeding and the company shall advance the reasonable out-of-pocket expenses in connection therewith. The satisfaction of the obligations of the company’s indemnification obligations will be limited to the assets of the company, and no member will have any personal liability on account thereof. The company may indemnify and advance expenses to an employee or agent of the company who is not a board member or officer to the same or to a greater extent as the company may indemnify and advance expenses to a board member of officer.
          Washington Registrant
          Mazatlan Development Inc. is incorporated under the laws of Washington.
          Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify their directors, officers, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such person as a result of their service in such capacities. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation, bylaws or a shareholder resolution to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through 23B.08.550; provided, however that no such indemnification shall be made for or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions) or (c) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.
          The bylaws of Mazatlan Development Inc. provide that the corporation will indemnify directors and officers to the fullest extent authorized by the WBCA against all expense, liability and loss actually and reasonably incurred or suffered in connection with actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative. The corporation shall indemnify any such director or officer only if such proceeding was authorized by the board of directors of the corporation. The payment of all expenses in advance of the final disposition of a proceeding shall be made only on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. If a claim for indemnification is not paid in full by the corporation within sixty (60) days after a written claim has been received, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful, the claimant shall be entitled to be paid the expense of prosecuting such claim.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1*	Asset Purchase Agreement, dated as of August 31, 2010, by and between ILX Acquisition, Inc. and ILX Resorts Incorporated and certain related entities identified therein. (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Commission upon request)

2.2*	Securities Purchase Agreement, dated as of June 17, 2010, by and between Diamond Resorts Parent, LLC and DRP Holdco, LLC (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Commission upon request)

2.3*	Securities Purchase Agreement, dated as of February 18, 2011, by and between Diamond Resorts Parent, LLC and the purchasers named therein (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Commission upon request)

3.1*	Articles of Incorporation of Diamond Resorts Corporation, as amended (f/k/a Sunterra Corporation; f/k/a Signature Resorts, Inc.; f/k/a KGK Resorts, Inc.)

3.2**	Second Amended and Restated Bylaws of Diamond Resorts Corporation, (f/k/a Sunterra Corporation; f/k/a Signature Resorts, Inc.; f/k/a KGK Resorts, Inc.)

3.3*	Articles of Organization of Diamond Resorts Parent, LLC

3.4*	Third Amended and Restated Operating Agreement of Diamond Resorts Parent, LLC

3.5*	Articles of Organization of Diamond Resorts Holdings, LLC, as amended (f/k/a DR Resort Holdings, LLC)

3.6*	Operating Agreement of Diamond Resorts Holdings, LLC (f/k/a DR Resort Holdings, LLC)

3.7*	Certificate of Incorporation of AKGI-St. Maarten N.V.

3.8*	Bylaws of AKGI-St. Maarten N.V.

3.9*	Articles of Organization of Chestnut Farms, LLC

3.10*	Limited Liability Company Agreement of Chestnut Farms, LLC

3.11*	Certificate of Formation of Cumberland Gate, LLC

3.12*	Limited Liability Company Agreement of Cumberland Gate, LLC

3.13*	Certificate of Formation of Diamond Resorts California Collection Development, LLC, as amended (f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra Development II, LLC; f/k/a Club Sunterra Development St. Maarten, LLC; f/k/a Sunterra Texas Development, LLC)

3.14*	First Amended and Restated Limited Liability Company Operating Agreement of Diamond Resorts California Collection Development, LLC (f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra Development II, LLC; f/k/a Club Sunterra Development St. Maarten, LLC; f/k/a Sunterra Texas Development, LLC)

3.15*	Certificate of Formation of Diamond Resorts Citrus Share Holding, LLC, as amended (f/k/a Sunterra Citrus Share Holding, LLC; f/k/a Sunterra South Marketing, LLC)

3.16*	Limited Liability Company Agreement of Diamond Resorts Citrus Share Holding, LLC, as amended (f/k/a Sunterra Citrus Share Holding, LLC; f/k/a Sunterra South Marketing, LLC)

3.17*	Certificate of Formation of Diamond Resorts Coral Sands Development, LLC, as amended (f/k/a Sunterra Coral Sands Development, LLC)

3.18*	Limited Liability Company Agreement of Diamond Resorts Coral Sands Development, LLC (f/k/a Sunterra Coral Sands Development, LLC)

3.19*	Certificate of Formation of Diamond Resorts Cypress Pointe I Development, LLC, as amended (f/k/a Sunterra Cypress Pointe I Development, LLC)

3.20*	Limited Liability Company Agreement of Diamond Resorts Cypress Pointe I Development, LLC (f/k/a Sunterra Cypress Pointe I Development, LLC)

Exhibit	Description
3.21*	Certificate of Formation of Diamond Resorts Cypress Pointe II Development, LLC, as amended (f/k/a Sunterra Cypress Pointe II Development, LLC)

3.22*	Limited Liability Company Agreement of Diamond Resorts Cypress Pointe II Development, LLC (f/k/a Sunterra Cypress Pointe II Development, LLC)

3.23*	Certificate of Formation of Diamond Resorts Cypress Pointe III Development, LLC, as amended (f/k/a Sunterra Cypress Pointe III Development, LLC)

3.24*	Limited Liability Company Agreement of Diamond Resorts Cypress Pointe III Development, LLC (f/k/a Sunterra Cypress Pointe III Development, LLC)

3.25*	Certificate of Formation of Diamond Resorts Daytona Development, LLC, as amended (f/k/a Sunterra Daytona Development, LLC; f/k/a Sunterra Bent Creek Golf Course Development, LLC)

3.26*	Limited Liability Company Agreement of Diamond Resorts Daytona Development, LLC (f/k/a Sunterra Daytona Development, LLC; f/k/a Sunterra Bent Creek Golf Course Development, LLC)

3.27*	Certificate of Incorporation of Diamond Resorts Centralized Services Company, as amended (f/k/a Sunterra Centralized Services Company)

3.28*	Bylaws of Diamond Resorts Centralized Services Company (f/k/a Sunterra Centralized Services Company)

3.29*	Certificate of Incorporation of Diamond Resorts Developer and Sales Holding Company, as amended (f/k/a Sunterra Developer and Sales Holding Company; f/k/a Avcom International, Inc.; f/k/a American Vacation Company, Inc.)

3.30*	Bylaws of Diamond Resorts Developer and Sales Holding Company (f/k/a Sunterra Developer and Sales Holding Company; f/k/a Avcom International, Inc.; f/k/a American Vacation Company, Inc.)

3.31*	Certificate of Formation of Diamond Resorts Epic Mortgage Holdings, LLC, as amended (f/k/a Sunterra Epic Mortgage Holdings, LLC; f/k/a Sunterra KGK Partners Finance, LLC)

3.32*	Limited Liability Company Agreement of Diamond Resorts Epic Mortgage Holdings, LLC (f/k/a Sunterra Epic Mortgage Holdings, LLC; f/k/a Sunterra KGK Partners Finance, LLC)

3.33*	Certificate of Formation of Diamond Resorts Fall Creek Development, LLC, as amended (f/k/a Sunterra Fall Creek Development, LLC)

3.34*	Limited Liability Company Agreement of Diamond Resorts Fall Creek Development, LLC (f/k/a Sunterra Fall Creek Development, LLC)

3.35*	Certificate of Incorporation of Diamond Resorts Finance Holding Company, as amended (f/k/a Sunterra Finance Holding Company)

3.36*	Bylaws of Diamond Resorts Finance Holding Company (f/k/a Sunterra Finance Holding Company)

3.37*	Articles of Incorporation of Diamond Resorts Financial Services, Inc., as amended (f/k/a Sunterra Financial Services, Inc.)

3.38*	Bylaws of Diamond Resorts Financial Services, Inc. (f/k/a Sunterra Financial Services, Inc.)

3.39*	Certificate of Formation of Diamond Resorts Grand Beach I Development, LLC, as amended (f/k/a Sunterra Grand Beach I Development, LLC)

3.40*	Limited Liability Company Agreement of Diamond Resorts Grand Beach I Development, LLC (f/k/a Sunterra Grand Beach I Development, LLC)

3.41*	Certificate of Formation of Diamond Resorts Grand Beach II Development, LLC, as amended (f/k/a Sunterra Grand Beach II Development, LLC)

3.42*	Limited Liability Company Agreement of Diamond Resorts Grand Beach II Development, LLC (f/k/a Sunterra Grand Beach II Development, LLC)

3.43*	Certificate of Formation of Diamond Resorts Greensprings Development, LLC, as amended (f/k/a Sunterra Greensprings Development, LLC)

Exhibit	Description
3.44*	Limited Liability Company Agreement of Diamond Resorts Greensprings Development, LLC (f/k/a Sunterra Greensprings Development, LLC)

3.45*	Certificate of Formation of Diamond Resorts Hawaii Collection Development, LLC, as amended (f/k/a Club Sunterra Development Hawaii, LLC; f/k/a Club Sunterra Development III, LLC; f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra MergerClub, LLC; f/k/a Sunterra East Marketing, LLC)

3.46*	Amended and Restated Limited Liability Company Agreement of Diamond Resorts Hawaii Collection Development, LLC (f/k/a Club Sunterra Development Hawaii, LLC; f/k/a Club Sunterra Development III, LLC; f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra MergerClub, LLC; f/k/a Sunterra East Marketing, LLC)

3.47*	Certificate of Formation of Diamond Resorts Hilton Head Development, LLC, as amended (f/k/a Sunterra Hilton Head Development, LLC; f/k/a Sunterra Bent Creek Village Development, LLC)

3.48*	Limited Liability Company Agreement of Diamond Resorts Hilton Head Development, LLC (f/k/a Sunterra Hilton Head Development, LLC; f/k/a Sunterra Bent Creek Village Development, LLC)

3.49*	Articles of Incorporation of Diamond Resorts International Club, Inc., as amended (f/k/a Club Sunterra, Inc.)

3.50*	Bylaws of Diamond Resorts International Club, Inc. (f/k/a Club Sunterra, Inc.)

3.51*	Articles of Incorporation of Diamond Resorts International Marketing, Inc., as amended (f/k/a Resort Marketing International, Inc.)

3.52*	Bylaws of Diamond Resorts International Marketing, Inc., as amended (f/k/a Resort Marketing International, Inc.)

3.53*	Certificate of Formation of Diamond Resorts Las Vegas Development, LLC, as amended (f/k/a Sunterra Las Vegas Development, LLC; f/k/a Sunterra Polynesian Isles Development, LLC)

3.54*	Limited Liability Company Agreement of Diamond Resorts Las Vegas Development, LLC (f/k/a Sunterra Las Vegas Development, LLC; f/k/a Sunterra Polynesian Isles Development, LLC)

3.55*	Certificate of Incorporation of Diamond Resorts Management & Exchange Holding Company, as amended (f/k/a Sunterra Management and Exchange Holding Company)

3.56*	Bylaws of Diamond Resorts Management & Exchange Holding Company (f/k/a Sunterra Management and Exchange Holding Company)

3.57*	Articles of Incorporation of Diamond Resorts Management, Inc., as amended (f/k/a Sunterra Resort Management, Inc.; f/k/a RPM Management, Inc.)

3.58*	Bylaws of Diamond Resorts Management, Inc. (f/k/a Sunterra Resort Management, Inc.; f/k/a RPM Management, Inc.)

3.59*	Certificate of Formation of Diamond Resorts Mortgage Holdings, LLC, as amended (f/k/a Sunterra Mortgage Holdings, LLC)

3.60*	Limited Liability Company Agreement of Diamond Resorts Mortgage Holdings, LLC (f/k/a Sunterra Mortgage Holdings, LLC)

3.61*	Certificate of Formation of Diamond Resorts Palm Springs Development, LLC, as amended (f/k/a Sunterra Palm Springs Development, LLC; f/k/a Sunterra North Marketing, LLC)

3.62*	Limited Liability Company Agreement of Diamond Resorts Palm Springs Development, LLC, as amended (f/k/a Sunterra Palm Springs Development, LLC; f/k/a Sunterra North Marketing, LLC)

3.63*	Certificate of Formation of Diamond Resorts Poco Diablo Development, LLC, as amended (f/k/a Sunterra Poco Diablo Development, LLC)

3.64*	Limited Liability Company Agreement of Diamond Resorts Poco Diablo Development, LLC, as amended (f/k/a Sunterra Poco Diablo Development, LLC)

3.65*	Certificate of Formation of Diamond Resorts Poipu Development, LLC, as amended (f/k/a Sunterra Poipu Development, LLC; f/k/a Sunterra Lake Tahoe Development, LLC)

Exhibit	Description
3.66*	Limited Liability Company Agreement of Diamond Resorts Poipu Development, LLC (f/k/a Sunterra Poipu Development, LLC; f/k/a Sunterra Lake Tahoe Development, LLC)

3.67*	Articles of Organization of Diamond Resorts Polo Development, LLC, as amended (f/k/a Polo Sunterra Development, LLC)

3.68*	Operating Agreement of Diamond Resorts Polo Development, LLC (f/k/a Polo Sunterra Development, LLC)

3.69*	Certificate of Formation of Diamond Resorts Port Royal Development, LLC, as amended (f/k/a Sunterra Port Royal Development, LLC)

3.70*	Limited Liability Company Agreement of Diamond Resorts Port Royal Development, LLC (f/k/a Sunterra Port Royal Development, LLC)

3.71*	Certificate of Formation of Diamond Resorts Powhatan Development, LLC, as amended (f/k/a Sunterra Powhatan Development, LLC)

3.72*	Limited Liability Company Agreement of Diamond Resorts Powhatan Development, LLC (f/k/a Sunterra Powhatan Development, LLC)

3.73*	Certificate of Formation of Diamond Resorts Residual Assets Development, LLC, as amended (f/k/a Sunterra Residual Assets Development, LLC)

3.74*	Limited Liability Company Agreement of Diamond Resorts Residual Assets Development, LLC (f/k/a Sunterra Residual Assets Development, LLC)

3.75*	Certificate of Formation of Diamond Resorts Residual Assets Finance, LLC, as amended (f/k/a Sunterra Residual Assets Finance, LLC)

3.76*	Limited Liability Company Agreement of Diamond Resorts Residual Assets Finance, LLC (f/k/a Sunterra Residual Assets Finance, LLC)

3.77*	Certificate of Formation of Diamond Resorts Residual Assets M&E, LLC, as amended (f/k/a Sunterra Residual Assets M&E, LLC)

3.78*	Limited Liability Company Agreement of Diamond Resorts Residual Assets M&E, LLC (f/k/a Sunterra Residual Assets M&E, LLC)

3.79*	Certificate of Formation of Diamond Resorts Ridge on Sedona Development, LLC, as amended (f/k/a Sunterra Ridge on Sedona Development, LLC)

3.80*	Limited Liability Company Agreement of Diamond Resorts Ridge on Sedona Development, LLC, as amended (f/k/a Sunterra Ridge on Sedona Development, LLC)

3.81*	Certificate of Formation of Diamond Resorts Ridge Pointe Development, LLC, as amended (f/k/a Sunterra Ridge Pointe Development, LLC)

3.82*	Limited Liability Company Agreement of Diamond Resorts Ridge Pointe Development, LLC (f/k/a Sunterra Ridge Pointe Development, LLC)

3.83*	Certificate of Formation of Diamond Resorts San Luis Bay Development, LLC, as amended (f/k/a Sunterra San Luis Bay Development, LLC)

3.84*	Limited Liability Company Agreement of Diamond Resorts San Luis Bay Development, LLC (f/k/a Sunterra San Luis Bay Development, LLC)

3.85*	Certificate of Formation of Diamond Resorts Santa Fe Development, LLC, as amended (f/k/a Sunterra Santa Fe Development, LLC)

3.86*	Limited Liability Company Agreement of Diamond Resorts Santa Fe Development, LLC (f/k/a Sunterra Santa Fe Development, LLC)

3.87*	Certificate of Formation of Diamond Resorts Scottsdale Development, LLC, as amended (f/k/a Sunterra Scottsdale Development, LLC; f/k/a Sunterra Poipu GP Development, LLC)

3.88*	Limited Liability Company Agreement of Diamond Resorts Scottsdale Development, LLC (f/k/a Sunterra Scottsdale Development, LLC; f/k/a Sunterra Poipu GP Development, LLC)

Exhibit	Description
3.89*	Certificate of Formation of Diamond Resorts Sedona Springs Development, LLC, as amended (f/k/a Sunterra Sedona Springs Development, LLC)

3.90*	Limited Liability Company Agreement of Diamond Resorts Sedona Springs Development, LLC, as amended (f/k/a Sunterra Sedona Springs Development, LLC)

3.91*	Certificate of Formation of Diamond Resorts Sedona Summit Development, LLC, as amended (f/k/a Sunterra Sedona Summit Development, LLC)

3.92*	Limited Liability Company Agreement of Diamond Resorts Sedona Summit Development, LLC, as amended (f/k/a Sunterra Sedona Summit Development, LLC)

3.93*	Certificate of Formation of Diamond Resorts St. Croix Development, LLC, as amended (f/k/a Sunterra St. Croix Development, LLC)

3.94*	Limited Liability Company Agreement of Diamond Resorts St. Croix Development, LLC (f/k/a Sunterra St. Croix Development, LLC)

3.95*	Certificate of Formation of Diamond Resorts Steamboat Development, LLC, as amended (f/k/a Sunterra Steamboat Development, LLC)

3.96*	Limited Liability Company Agreement of Diamond Resorts Steamboat Development, LLC (f/k/a Sunterra Steamboat Development, LLC)

3.97*	Certificate of Formation of Diamond Resorts Tahoe Beach & Ski Development, LLC, as amended (f/k/a Sunterra Tahoe Beach & Ski Development, LLC)

3.98*	Limited Liability Company Agreement of Diamond Resorts Tahoe Beach & Ski Development, LLC (f/k/a Sunterra Tahoe Beach & Ski Development, LLC)

3.99*	Certificate of Formation of Diamond Resorts U.S. Collection Development, LLC, as amended (f/k/a Club Sunterra Development, LLC; f/k/a Club Sunterra, LLC)

3.100*	First Amended and Restated Limited Liability Company Operating Agreement of Diamond Resorts U.S. Collection Development, LLC (f/k/a Club Sunterra Development, LLC; Club Sunterra, LLC)

3.101*	Certificate of Formation of Diamond Resorts Villa Mirage Development, LLC, as amended (f/k/a Sunterra Villa Mirage Development, LLC)

3.102*	Limited Liability Company Agreement of Diamond Resorts Villa Mirage Development, LLC, as amended (f/k/a Sunterra Villa Mirage Development, LLC)

3.103*	Certificate of Formation of Diamond Resorts Villas of Sedona Development, LLC, as amended (f/k/a Sunterra Villas of Sedona Development, LLC)

3.104*	Limited Liability Company Agreement of Diamond Resorts Villas of Sedona Development, LLC, as amended (f/k/a Sunterra Villas of Sedona Development, LLC)

3.105*	Certificate of Formation of Diamond Resorts West Maui Development, LLC, as amended (f/k/a Sunterra West Maui Development, LLC; f/k/a Sunterra West Marketing, LLC)

3.106*	Limited Liability Company Agreement of Diamond Resorts West Maui Development, LLC, as amended (f/k/a Sunterra West Maui Development, LLC; f/k/a Sunterra West Marketing, LLC)

3.107*	Articles of Organization of Foster Shores, LLC

3.108*	Limited Liability Company Agreement of Foster Shores, LLC

3.109*	Articles of Incorporation of George Acquisition Subsidiary, Inc.

3.110*	Bylaws of George Acquisition Subsidiary, Inc.

3.111*	Certificate of Formation of Ginger Creek, LLC

3.112*	Limited Liability Company Agreement of Ginger Creek, LLC

3.113*	Certificate of Formation of Grand Escapes, LLC

3.114*	Limited Liability Company Agreement of Grand Escapes, LLC

3.115*	Certificate of Formation of International Timeshares Marketing, LLC, as amended

Exhibit	Description
3.116*	Limited Liability Company Agreement of International Timeshares Marketing, LLC, as amended

3.117*	Articles of Organization of Lake Tahoe Resort Partners, LLC

3.118*	Operating Agreement of Lake Tahoe Resort Partners, LLC, as amended

3.119*	Articles of Incorporation of Mazatlan Development, Inc., as amended (f/k/a Mazatlan Villas, Inc.)

3.120*	Bylaws of Mazatlan Development, Inc. (f/k/a Mazatlan Villas, Inc.)

3.121*	Articles of Incorporation of MMG Development Corp.

3.122*	Bylaws of MMG Development Corp.

3.123*	Certificate of Limited Partnership of Poipu Resort Partners, L.P., as amended (f/k/a Pointe Resort Partners)

3.124*	Amended and Restated Agreement of Limited Partnership of Poipu Resort Partners, L.P. (f/k/a Pointe Resort Partners)

3.125*	Articles of Incorporation of Resort Management International, Inc.

3.126*	Bylaws of Resort Management International, Inc., as amended

3.127*	Articles of Incorporation of Resorts Development International, Inc.

3.128*	Bylaws of Resorts Development International, Inc.

3.129*	Articles of Organization of Walsham Lake, LLC

3.130*	Limited Liability Company Agreement of Walsham Lake, LLC

3.131*	Second Amended and Restated Certificate of Limited Partnership of West Maui Resort Partners, L.P., as amended (f/k/a West Maui Partners, L.P.)

3.132*	Second Amended and Restated Agreement of Limited Partnership of West Maui Resort Partners, L.P. (f/k/a West Maui Partners, L.P.)

4.1*	Indenture, dated as of August 13, 2010, among Diamond Resorts Corporation, Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee

4.2*	Registration Rights Agreement, dated as of August 13, 2010, among Diamond Resorts Corporation, Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, the subsidiary guarantors named therein, Credit Suisse Securities (USA) LLC, as representative of the initial purchasers, Banc of America Securities LLC, as representative of the initial purchasers, and Guggenheim Securities, LLC, as representative of the initial purchasers

4.3*	Security Agreement, dated August 13, 2010, among Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, Diamond Resorts Corporation, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as collateral agent

4.4*	Form of 12.00% Senior Secured Notes due 2018 (included in Exhibit 4.1)

5.1**	Opinion of Katten Muchin Rosenman LLP

5.2*	Opinion of Ballard Spahr LLP

5.3**	Opinion of Holland & Knight LLP

5.4*	Opinion of Imanaka Kudo & Fujimoto

5.5*	Opinion of Summers Compton Wells PC

10.1*	Second Amended and Restated Sale Agreement, dated as of August 31, 2010, by and between Diamond Resorts Depositor 2008 LLC and Diamond Resorts Issuer 2008 LLC, and acknowledged and agreed to by Diamond Resorts Finance Holding Company

10.2*	Second Amended and Restated Purchase Agreement, dated as of August 31, 2010, by and between Diamond Resorts Finance Holding Company and Diamond Resorts Depositor 2008 LLC

Exhibit	Description
10.3*	Third Amended and Restated Indenture, dated as of August 31, 2010, by and among Diamond Resorts Issuer 2008 LLC, Diamond Resorts Financial Services, Inc., Wells Fargo Bank, National Association and Credit Suisse AG, Cayman Islands Branch

10.4**	Indenture, dated as of October 1, 2009, by and among Diamond Resorts Owner Trust 2009-1, Diamond Resorts Financial Services, Inc. and Wells Fargo Bank, National Association

10.5*	Note Purchase Agreement, dated as of October 9, 2009, by and between Diamond Resorts Owner Trust 2009-1 and Diamond Resorts Corporation, and confirmed and accepted by Credit Suisse Securities (USA) LLC

10.6*	Third Amended and Restated Securityholders Agreement, dated as of February 18, 2011, by and among Diamond Resorts Parent, LLC and the other parties named therein

10.7*	Amended and Restated Registration Rights Agreement, dated as of June 17, 2010, by and among Diamond Resorts Parent, LLC and the other parties named therein, as amended

10.8*	Receivables Loan and Security Agreement, dated as of August 31, 2010, by and between Textron Financial Corporation and ILX Acquisition, Inc.

10.9*	Inventory Loan and Security Agreement, dated as of August 31, 2010, by and between Textron Financial Corporation and ILX Acquisition, Inc.

10.10**	Loan Sale and Servicing Agreement, dated as of April 30, 2010, by and among DRI Quorum 2010 LLC, Quorum Federal Credit Union, Diamond Resorts Financial Services, Inc. and Wells Fargo Bank, National Association

10.11*	Purchase Agreement, dated as of April 30, 2010, by and between Diamond Resorts Finance Holding Company and DRI Quorum 2010 LLC

10.12**	Credit and Security Agreement, dated as of November 23, 2010, by and among Tempus Acquisition, LLC, the lenders from time to time party thereto and Guggenheim Corporate Funding, LLC

10.13*	Pledge Agreement, dated as of November 23, 2010, by and between Tempus Holdings, LLC and Guggenheim Corporate Funding, LLC, as administrative agent for the lenders identified therein

10.14*	Guaranty, dated as of November 23, 2010, by Diamond Resorts Corporation, in favor of Guggenheim Corporate Funding, LLC, as administrative agent for the lenders identified therein

10.15*	Lease, dated as of January 16, 2008, by and between H/MX Health Management Solutions, Inc. and Diamond Resorts Corporation

10.16*†	Terms of Engagement Agreement for Individual Independent Contractor, dated as of June 2009, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services USA, LLC, as amended by the Extension Agreement, effective as of June 1, 2010, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services Company, successor to Diamond Resorts Centralized Services USA, LLC, and the Amendment to Extension Agreement, dated as of January 1, 2011, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services Company, successor to Diamond Resorts Centralized Services USA, LLC

10.17*†	Terms of Additional Engagement Agreement for Individual Independent Contractor, dated as of January 1, 2011, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services Company

10.18**†	Homeowner Association Oversight, Consulting and Executive Management Services Agreement, dated as of December 31, 2010, by and between Diamond Resorts Corporation and Hospitality Management and Consulting Service, L.L.C.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1*	Subsidiaries of Diamond Resorts Parent, LLC

23.1**	Consent of BDO USA, LLP

23.2**	Consent of Katten Muchin Rosenman LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.3*	Consent of Ballard Spahr LLP (included as part of its opinion filed as Exhibit 5.2 hereto)

23.4**	Consent of Holland & Knight LLP (included as part of its opinion filed as Exhibit 5.3 hereto)

Exhibit	Description
23.5*	Consent of Imanaka Kudo & Fujimoto LLP (included as part of its opinion filed as Exhibit 5.4 hereto)

23.6*	Consent of Summers Compton Wells PC LLP (included as part of its opinion filed as Exhibit 5.5 hereto)

24.1*	Powers of Attorney

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, with respect to the Indenture governing the 12.00% Senior Secured Notes due 2018

99.1*	Form of Letter of Transmittal

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Previously filed

**	Filed herewith

†	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit to the registration statement

Item 22. Undertakings.
(a)	Each of the undersigned registrants hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	Each of the undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	Each of the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

DIAMOND RESORTS PARENT, LLC
By:	/s/ David F. Palmer
David F. Palmer
President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

	*	Chairman of the Board and Chief Executive Officer	June 20, 2011

	Stephen J. Cloobeck	(Principal Executive Officer)

	/s/ David F. Palmer	President, Chief Financial Officer	June 20, 2011

	David F. Palmer	(Principal Financial Officer) and Manager

	*	Chief Accounting Officer (Principal Accounting Officer) of	June 20, 2011

	Lisa M. Gann	Diamond Resorts Corporation, the subsidiary of Diamond Resorts Parent, LLC

	*	Manager	June 20, 2011

Lowell D. Kraff

	*	Manager	June 20, 2011

B. Scott Minerd

	*	Manager	June 20, 2011

Zachary Warren

* By:	/s/ David F. Palmer

David F. Palmer Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

DIAMOND RESORTS HOLDINGS, LLC
By:	/s/ David F. Palmer
David F. Palmer
President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

	*	Chairman of the Board and Chief Executive Officer	June 20, 2011

	Stephen J. Cloobeck	(Principal Executive Officer) and Sole Manager

	/s/ David F. Palmer	President and Chief Financial Officer	June 20, 2011

	David F. Palmer	(Principal Financial Officer)

	*	Chief Accounting Officer (Principal Accounting Officer) of	June 20, 2011

	Lisa M. Gann	Diamond Resorts Corporation, the subsidiary of Diamond Resorts Parent, LLC

* By:	/s/ David F. Palmer

David F. Palmer Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

DIAMOND RESORTS CORPORATION
By:	/s/ David F. Palmer
David F. Palmer
President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Sole Director	June 20, 2011
Stephen J. Cloobeck

/s/ David F. Palmer David F. Palmer	President and Chief Financial Officer (Principal Financial Officer)	June 20, 2011

* Lisa M. Gann	Chief Accounting Officer (Principal Accounting Officer)	June 20, 2011

*	By:	/s/ David F. Palmer
David F. Palmer Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

REGISTRANTS (as listed on the attached Schedule I of Subsidiary Registrants, the “Schedule I Registrants”)
By:	*
Stephen J. Cloobeck
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Stephen J. Cloobeck	Chief Executive Officer (Principal Executive Officer) of each of the Schedule I Registrants, and Sole Manager or Sole Director, as applicable, of each of the Schedule I Registrants	June 20, 2011

/s/ David F. Palmer David F. Palmer	Chief Financial Officer (Principal Financial Officer) of Diamond Resorts Corporation, the indirect parent of each of the Schedule I Registrants	June 20, 2011

* Lisa M. Gann	Chief Accounting Officer (Principal Accounting Officer) of Diamond Resorts Corporation, the indirect parent of each of the Schedule I Registrants	June 20, 2011

*	By:	/s/ David F. Palmer
David F. Palmer
Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

DIAMOND RESORTS FINANCIAL SERVICES, INC.
By:	*
David Womer
President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* David Womer	President (Principal Executive Officer) and Sole Director	June 20, 2011

/s/ David F. Palmer David F. Palmer	Chief Financial Officer (Principal Financial Officer) of Diamond Resorts Corporation, the indirect parent of Diamond Resorts Financial Services, Inc.	June 20, 2011

* Lisa M. Gann	Chief Accounting Officer (Principal Accounting Officer) of Diamond Resorts Corporation, the indirect parent of Diamond Resorts Financial Services, Inc.	June 20, 2011

*	By:	/s/ David F. Palmer
David F. Palmer
Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

POIPU RESORT PARTNERS, L.P.
By:	Diamond Resorts Poipu Development, LLC, its general partner

By:	*
Stephen J. Cloobeck
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer (Principal Executive Officer) of Diamond Resorts Poipu Development, LLC, the general partner of Poipu Resort Partners, L.P.	June 20, 2011
Stephen J. Cloobeck

/s/ David F. Palmer David F. Palmer	Chief Financial Officer (Principal Financial Officer) of Diamond Resorts Poipu Development, LLC, the general partner of Poipu Resort Partners, L.P.	June 20, 2011

* Lisa M. Gann	Chief Accounting Officer (Principal Accounting Officer) of Diamond Resorts Poipu Development, LLC, the general partner of Poipu Resort Partners, L.P.	June 20, 2011

*	By:	/s/ David F. Palmer
David F. Palmer Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of June, 2011.

WEST MAUI RESORT PARTNERS, L.P.
By:	Diamond Resorts West Maui Development, LLC, its general partner

By:	*
Stephen J. Cloobeck
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Stephen J. Cloobeck	Chief Executive Officer (Principal Executive Officer) of Diamond Resorts West Maui Development, LLC, the general partner of West Maui Resort Partners, L.P.	June 20, 2011

/s/ David F. Palmer David F. Palmer	Chief Financial Officer (Principal Financial Officer) of Diamond Resorts West Maui Development, LLC, the general partner of West Maui Resort Partners, L.P.	June 20, 2011

* Lisa M. Gann	Chief Accounting Officer (Principal Accounting Officer) of Diamond Resorts West Maui Development, LLC, the general partner of West Maui Resort Partners, L.P.	June 20, 2011

*	By:	/s/ David F. Palmer
David F. Palmer
Attorney-in-fact

SCHEDULE 1
SUBSIDIARY REGISTRANTS
AKGI-St. Maarten N.V.
Chestnut Farms, LLC
Cumberland Gate, LLC
Diamond Resorts California Collection Development, LLC
Diamond Resorts Centralized Services Company
Diamond Resorts Citrus Share Holding, LLC
Diamond Resorts Coral Sands Development, LLC
Diamond Resorts Cypress Pointe I Development, LLC
Diamond Resorts Cypress Pointe II Development, LLC
Diamond Resorts Cypress Pointe III Development, LLC
Diamond Resorts Daytona Development, LLC
Diamond Resorts Developer and Sales Holding Company
Diamond Resorts Epic Mortgage Holdings, LLC
Diamond Resorts Fall Creek Development, LLC
Diamond Resorts Finance Holding Company
Diamond Resorts Grand Beach I Development, LLC
Diamond Resorts Grand Beach II Development, LLC
Diamond Resorts Greensprings Development, LLC
Diamond Resorts Hawaii Collection Development, LLC
Diamond Resorts Hilton Head Development, LLC
Diamond Resorts International Club, Inc.
Diamond Resorts International Marketing, Inc.
Diamond Resorts Las Vegas Development, LLC
Diamond Resorts Management and Exchange Holding Company
Diamond Resorts Management, Inc.
Diamond Resorts Mortgage Holdings, LLC
Diamond Resorts Palm Springs Development, LLC
Diamond Resorts Poco Diablo Development, LLC
Diamond Resorts Poipu Development, LLC
Diamond Resorts Polo Development, LLC
Diamond Resorts Port Royal Development, LLC
Diamond Resorts Powhatan Development, LLC
Diamond Resorts Residual Assets Development, LLC
Diamond Resorts Residual Assets Finance, LLC

Diamond Resorts Residual Assets M&E, LLC
Diamond Resorts Ridge on Sedona Development, LLC
Diamond Resorts Ridge Pointe Development, LLC
Diamond Resorts San Luis Bay Development, LLC
Diamond Resorts Santa Fe Development, LLC
Diamond Resorts Scottsdale Development, LLC
Diamond Resorts Sedona Springs Development, LLC
Diamond Resorts Sedona Summit Development, LLC
Diamond Resorts St. Croix Development, LLC
Diamond Resorts Steamboat Development, LLC
Diamond Resorts Tahoe Beach & Ski Development, LLC
Diamond Resorts U.S. Collection Development, LLC
Diamond Resorts Villa Mirage Development, LLC
Diamond Resorts Villas of Sedona Development, LLC
Diamond Resorts West Maui Development, LLC
Foster Shores, LLC
George Acquisition Subsidiary, Inc.
Ginger Creek, LLC
Grand Escapes, LLC
International Timeshares Marketing, LLC
Lake Tahoe Resort Partners, LLC
Mazatlan Development Inc.
MMG Development Corp.
Resort Management International, Inc.
Resorts Development International, Inc.
Walsham Lake, LLC

EXHIBIT INDEX

Exhibit	Description
2.1*	Asset Purchase Agreement, dated as of August 31, 2010, by and between ILX Acquisition, Inc. and ILX Resorts Incorporated and certain related entities identified therein. (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Commission upon request)

2.2*	Securities Purchase Agreement, dated as of June 17, 2010, by and between Diamond Resorts Parent, LLC and DRP Holdco, LLC (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Commission upon request)

2.3*	Securities Purchase Agreement, dated as of February 18, 2011, by and between Diamond Resorts Parent, LLC and the purchasers named therein (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Commission upon request)

3.1*	Articles of Incorporation of Diamond Resorts Corporation, as amended (f/k/a Sunterra Corporation; f/k/a Signature Resorts, Inc.; f/k/a KGK Resorts, Inc.)

3.2**	Second Amended and Restated Bylaws of Diamond Resorts Corporation, (f/k/a Sunterra Corporation; f/k/a Signature Resorts, Inc.; f/k/a KGK Resorts, Inc.)

3.3*	Articles of Organization of Diamond Resorts Parent, LLC

3.4*	Third Amended and Restated Operating Agreement of Diamond Resorts Parent, LLC

3.5*	Articles of Organization of Diamond Resorts Holdings, LLC, as amended (f/k/a DR Resort Holdings, LLC)

3.6*	Operating Agreement of Diamond Resorts Holdings, LLC (f/k/a DR Resort Holdings, LLC)

3.7*	Certificate of Incorporation of AKGI-St. Maarten N.V.

3.8*	Bylaws of AKGI-St. Maarten N.V.

3.9*	Articles of Organization of Chestnut Farms, LLC

3.10*	Limited Liability Company Agreement of Chestnut Farms, LLC

3.11*	Certificate of Formation of Cumberland Gate, LLC

3.12*	Limited Liability Company Agreement of Cumberland Gate, LLC

3.13*	Certificate of Formation of Diamond Resorts California Collection Development, LLC, as amended (f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra Development II, LLC; f/k/a Club Sunterra Development St. Maarten, LLC; f/k/a Sunterra Texas Development, LLC)

3.14*	First Amended and Restated Limited Liability Company Operating Agreement of Diamond Resorts California Collection Development, LLC (f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra Development II, LLC; f/k/a Club Sunterra Development St. Maarten, LLC; f/k/a Sunterra Texas Development, LLC)

3.15*	Certificate of Formation of Diamond Resorts Citrus Share Holding, LLC, as amended (f/k/a Sunterra Citrus Share Holding, LLC; f/k/a Sunterra South Marketing, LLC)

3.16*	Limited Liability Company Agreement of Diamond Resorts Citrus Share Holding, LLC, as amended (f/k/a Sunterra Citrus Share Holding, LLC; f/k/a Sunterra South Marketing, LLC)

3.17*	Certificate of Formation of Diamond Resorts Coral Sands Development, LLC, as amended (f/k/a Sunterra Coral Sands Development, LLC)

3.18*	Limited Liability Company Agreement of Diamond Resorts Coral Sands Development, LLC (f/k/a Sunterra Coral Sands Development, LLC)

3.19*	Certificate of Formation of Diamond Resorts Cypress Pointe I Development, LLC, as amended (f/k/a Sunterra Cypress Pointe I Development, LLC)

3.20*	Limited Liability Company Agreement of Diamond Resorts Cypress Pointe I Development, LLC (f/k/a Sunterra Cypress Pointe I Development, LLC)

Exhibit	Description
3.21*	Certificate of Formation of Diamond Resorts Cypress Pointe II Development, LLC, as amended (f/k/a Sunterra Cypress Pointe II Development, LLC)

3.22*	Limited Liability Company Agreement of Diamond Resorts Cypress Pointe II Development, LLC (f/k/a Sunterra Cypress Pointe II Development, LLC)

3.23*	Certificate of Formation of Diamond Resorts Cypress Pointe III Development, LLC, as amended (f/k/a Sunterra Cypress Pointe III Development, LLC)

3.24*	Limited Liability Company Agreement of Diamond Resorts Cypress Pointe III Development, LLC (f/k/a Sunterra Cypress Pointe III Development, LLC)

3.25*	Certificate of Formation of Diamond Resorts Daytona Development, LLC, as amended (f/k/a Sunterra Daytona Development, LLC; f/k/a Sunterra Bent Creek Golf Course Development, LLC)

3.26*	Limited Liability Company Agreement of Diamond Resorts Daytona Development, LLC (f/k/a Sunterra Daytona Development, LLC; f/k/a Sunterra Bent Creek Golf Course Development, LLC)

3.27*	Certificate of Incorporation of Diamond Resorts Centralized Services Company, as amended (f/k/a Sunterra Centralized Services Company)

3.28*	Bylaws of Diamond Resorts Centralized Services Company (f/k/a Sunterra Centralized Services Company)

3.29*	Certificate of Incorporation of Diamond Resorts Developer and Sales Holding Company, as amended (f/k/a Sunterra Developer and Sales Holding Company; f/k/a Avcom International, Inc.; f/k/a American Vacation Company, Inc.)

3.30*	Bylaws of Diamond Resorts Developer and Sales Holding Company (f/k/a Sunterra Developer and Sales Holding Company; f/k/a Avcom International, Inc.; f/k/a American Vacation Company, Inc.)

3.31*	Certificate of Formation of Diamond Resorts Epic Mortgage Holdings, LLC, as amended (f/k/a Sunterra Epic Mortgage Holdings, LLC; f/k/a Sunterra KGK Partners Finance, LLC)

3.32*	Limited Liability Company Agreement of Diamond Resorts Epic Mortgage Holdings, LLC (f/k/a Sunterra Epic Mortgage Holdings, LLC; f/k/a Sunterra KGK Partners Finance, LLC)

3.33*	Certificate of Formation of Diamond Resorts Fall Creek Development, LLC, as amended (f/k/a Sunterra Fall Creek Development, LLC)

3.34*	Limited Liability Company Agreement of Diamond Resorts Fall Creek Development, LLC (f/k/a Sunterra Fall Creek Development, LLC)

3.35*	Certificate of Incorporation of Diamond Resorts Finance Holding Company, as amended (f/k/a Sunterra Finance Holding Company)

3.36*	Bylaws of Diamond Resorts Finance Holding Company (f/k/a Sunterra Finance Holding Company)

3.37*	Articles of Incorporation of Diamond Resorts Financial Services, Inc., as amended (f/k/a Sunterra Financial Services, Inc.)

3.38*	Bylaws of Diamond Resorts Financial Services, Inc. (f/k/a Sunterra Financial Services, Inc.)

3.39*	Certificate of Formation of Diamond Resorts Grand Beach I Development, LLC, as amended (f/k/a Sunterra Grand Beach I Development, LLC)

3.40*	Limited Liability Company Agreement of Diamond Resorts Grand Beach I Development, LLC (f/k/a Sunterra Grand Beach I Development, LLC)

3.41*	Certificate of Formation of Diamond Resorts Grand Beach II Development, LLC, as amended (f/k/a Sunterra Grand Beach II Development, LLC)

3.42*	Limited Liability Company Agreement of Diamond Resorts Grand Beach II Development, LLC (f/k/a Sunterra Grand Beach II Development, LLC)

3.43*	Certificate of Formation of Diamond Resorts Greensprings Development, LLC, as amended (f/k/a Sunterra Greensprings Development, LLC)

Exhibit	Description
3.44*	Limited Liability Company Agreement of Diamond Resorts Greensprings Development, LLC (f/k/a Sunterra Greensprings Development, LLC)

3.45*	Certificate of Formation of Diamond Resorts Hawaii Collection Development, LLC, as amended (f/k/a Club Sunterra Development Hawaii, LLC; f/k/a Club Sunterra Development III, LLC; f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra MergerClub, LLC; f/k/a Sunterra East Marketing, LLC)

3.46*	Amended and Restated Limited Liability Company Agreement of Diamond Resorts Hawaii Collection Development, LLC (f/k/a Club Sunterra Development Hawaii, LLC; f/k/a Club Sunterra Development III, LLC; f/k/a Club Sunterra Development California, LLC; f/k/a Club Sunterra MergerClub, LLC; f/k/a Sunterra East Marketing, LLC)

3.47*	Certificate of Formation of Diamond Resorts Hilton Head Development, LLC, as amended (f/k/a Sunterra Hilton Head Development, LLC; f/k/a Sunterra Bent Creek Village Development, LLC)

3.48*	Limited Liability Company Agreement of Diamond Resorts Hilton Head Development, LLC (f/k/a Sunterra Hilton Head Development, LLC; f/k/a Sunterra Bent Creek Village Development, LLC)

3.49*	Articles of Incorporation of Diamond Resorts International Club, Inc., as amended (f/k/a Club Sunterra, Inc.)

3.50*	Bylaws of Diamond Resorts International Club, Inc. (f/k/a Club Sunterra, Inc.)

3.51*	Articles of Incorporation of Diamond Resorts International Marketing, Inc., as amended (f/k/a Resort Marketing International, Inc.)

3.52*	Bylaws of Diamond Resorts International Marketing, Inc., as amended (f/k/a Resort Marketing International, Inc.)

3.53*	Certificate of Formation of Diamond Resorts Las Vegas Development, LLC, as amended (f/k/a Sunterra Las Vegas Development, LLC; f/k/a Sunterra Polynesian Isles Development, LLC)

3.54*	Limited Liability Company Agreement of Diamond Resorts Las Vegas Development, LLC (f/k/a Sunterra Las Vegas Development, LLC; f/k/a Sunterra Polynesian Isles Development, LLC)

3.55*	Certificate of Incorporation of Diamond Resorts Management & Exchange Holding Company, as amended (f/k/a Sunterra Management and Exchange Holding Company)

3.56*	Bylaws of Diamond Resorts Management & Exchange Holding Company (f/k/a Sunterra Management and Exchange Holding Company)

3.57*	Articles of Incorporation of Diamond Resorts Management, Inc., as amended (f/k/a Sunterra Resort Management, Inc.; f/k/a RPM Management, Inc.)

3.58*	Bylaws of Diamond Resorts Management, Inc. (f/k/a Sunterra Resort Management, Inc.; f/k/a RPM Management, Inc.)

3.59*	Certificate of Formation of Diamond Resorts Mortgage Holdings, LLC, as amended (f/k/a Sunterra Mortgage Holdings, LLC)

3.60*	Limited Liability Company Agreement of Diamond Resorts Mortgage Holdings, LLC (f/k/a Sunterra Mortgage Holdings, LLC)

3.61*	Certificate of Formation of Diamond Resorts Palm Springs Development, LLC, as amended (f/k/a Sunterra Palm Springs Development, LLC; f/k/a Sunterra North Marketing, LLC)

3.62*	Limited Liability Company Agreement of Diamond Resorts Palm Springs Development, LLC, as amended (f/k/a Sunterra Palm Springs Development, LLC; f/k/a Sunterra North Marketing, LLC)

3.63*	Certificate of Formation of Diamond Resorts Poco Diablo Development, LLC, as amended (f/k/a Sunterra Poco Diablo Development, LLC)

3.64*	Limited Liability Company Agreement of Diamond Resorts Poco Diablo Development, LLC, as amended (f/k/a Sunterra Poco Diablo Development, LLC)

3.65*	Certificate of Formation of Diamond Resorts Poipu Development, LLC, as amended (f/k/a Sunterra Poipu Development, LLC; f/k/a Sunterra Lake Tahoe Development, LLC)

Exhibit	Description
3.66*	Limited Liability Company Agreement of Diamond Resorts Poipu Development, LLC (f/k/a Sunterra Poipu Development, LLC; f/k/a Sunterra Lake Tahoe Development, LLC)

3.67*	Articles of Organization of Diamond Resorts Polo Development, LLC, as amended (f/k/a Polo Sunterra Development, LLC)

3.68*	Operating Agreement of Diamond Resorts Polo Development, LLC (f/k/a Polo Sunterra Development, LLC)

3.69*	Certificate of Formation of Diamond Resorts Port Royal Development, LLC, as amended (f/k/a Sunterra Port Royal Development, LLC)

3.70*	Limited Liability Company Agreement of Diamond Resorts Port Royal Development, LLC (f/k/a Sunterra Port Royal Development, LLC)

3.71*	Certificate of Formation of Diamond Resorts Powhatan Development, LLC, as amended (f/k/a Sunterra Powhatan Development, LLC)

3.72*	Limited Liability Company Agreement of Diamond Resorts Powhatan Development, LLC (f/k/a Sunterra Powhatan Development, LLC)

3.73*	Certificate of Formation of Diamond Resorts Residual Assets Development, LLC, as amended (f/k/a Sunterra Residual Assets Development, LLC)

3.74*	Limited Liability Company Agreement of Diamond Resorts Residual Assets Development, LLC (f/k/a Sunterra Residual Assets Development, LLC)

3.75*	Certificate of Formation of Diamond Resorts Residual Assets Finance, LLC, as amended (f/k/a Sunterra Residual Assets Finance, LLC)

3.76*	Limited Liability Company Agreement of Diamond Resorts Residual Assets Finance, LLC (f/k/a Sunterra Residual Assets Finance, LLC)

3.77*	Certificate of Formation of Diamond Resorts Residual Assets M&E, LLC, as amended (f/k/a Sunterra Residual Assets M&E, LLC)

3.78*	Limited Liability Company Agreement of Diamond Resorts Residual Assets M&E, LLC (f/k/a Sunterra Residual Assets M&E, LLC)

3.79*	Certificate of Formation of Diamond Resorts Ridge on Sedona Development, LLC, as amended (f/k/a Sunterra Ridge on Sedona Development, LLC)

3.80*	Limited Liability Company Agreement of Diamond Resorts Ridge on Sedona Development, LLC, as amended (f/k/a Sunterra Ridge on Sedona Development, LLC)

3.81*	Certificate of Formation of Diamond Resorts Ridge Pointe Development, LLC, as amended (f/k/a Sunterra Ridge Pointe Development, LLC)

3.82*	Limited Liability Company Agreement of Diamond Resorts Ridge Pointe Development, LLC (f/k/a Sunterra Ridge Pointe Development, LLC)

3.83*	Certificate of Formation of Diamond Resorts San Luis Bay Development, LLC, as amended (f/k/a Sunterra San Luis Bay Development, LLC)

3.84*	Limited Liability Company Agreement of Diamond Resorts San Luis Bay Development, LLC (f/k/a Sunterra San Luis Bay Development, LLC)

3.85*	Certificate of Formation of Diamond Resorts Santa Fe Development, LLC, as amended (f/k/a Sunterra Santa Fe Development, LLC)

3.86*	Limited Liability Company Agreement of Diamond Resorts Santa Fe Development, LLC (f/k/a Sunterra Santa Fe Development, LLC)

3.87*	Certificate of Formation of Diamond Resorts Scottsdale Development, LLC, as amended (f/k/a Sunterra Scottsdale Development, LLC; f/k/a Sunterra Poipu GP Development, LLC)

3.88*	Limited Liability Company Agreement of Diamond Resorts Scottsdale Development, LLC (f/k/a Sunterra Scottsdale Development, LLC; f/k/a Sunterra Poipu GP Development, LLC)

Exhibit	Description
3.89*	Certificate of Formation of Diamond Resorts Sedona Springs Development, LLC, as amended (f/k/a Sunterra Sedona Springs Development, LLC)

3.90*	Limited Liability Company Agreement of Diamond Resorts Sedona Springs Development, LLC, as amended (f/k/a Sunterra Sedona Springs Development, LLC)

3.91*	Certificate of Formation of Diamond Resorts Sedona Summit Development, LLC, as amended (f/k/a Sunterra Sedona Summit Development, LLC)

3.92*	Limited Liability Company Agreement of Diamond Resorts Sedona Summit Development, LLC, as amended (f/k/a Sunterra Sedona Summit Development, LLC)

3.93*	Certificate of Formation of Diamond Resorts St. Croix Development, LLC, as amended (f/k/a Sunterra St. Croix Development, LLC)

3.94*	Limited Liability Company Agreement of Diamond Resorts St. Croix Development, LLC (f/k/a Sunterra St. Croix Development, LLC)

3.95*	Certificate of Formation of Diamond Resorts Steamboat Development, LLC, as amended (f/k/a Sunterra Steamboat Development, LLC)

3.96*	Limited Liability Company Agreement of Diamond Resorts Steamboat Development, LLC (f/k/a Sunterra Steamboat Development, LLC)

3.97*	Certificate of Formation of Diamond Resorts Tahoe Beach & Ski Development, LLC, as amended (f/k/a Sunterra Tahoe Beach & Ski Development, LLC)

3.98*	Limited Liability Company Agreement of Diamond Resorts Tahoe Beach & Ski Development, LLC (f/k/a Sunterra Tahoe Beach & Ski Development, LLC)

3.99*	Certificate of Formation of Diamond Resorts U.S. Collection Development, LLC, as amended (f/k/a Club Sunterra Development, LLC; f/k/a Club Sunterra, LLC)

3.100*	First Amended and Restated Limited Liability Company Operating Agreement of Diamond Resorts U.S. Collection Development, LLC (f/k/a Club Sunterra Development, LLC; Club Sunterra, LLC)

3.101*	Certificate of Formation of Diamond Resorts Villa Mirage Development, LLC, as amended (f/k/a Sunterra Villa Mirage Development, LLC)

3.102*	Limited Liability Company Agreement of Diamond Resorts Villa Mirage Development, LLC, as amended (f/k/a Sunterra Villa Mirage Development, LLC)

3.103*	Certificate of Formation of Diamond Resorts Villas of Sedona Development, LLC, as amended (f/k/a Sunterra Villas of Sedona Development, LLC)

3.104*	Limited Liability Company Agreement of Diamond Resorts Villas of Sedona Development, LLC, as amended (f/k/a Sunterra Villas of Sedona Development, LLC)

3.105*	Certificate of Formation of Diamond Resorts West Maui Development, LLC, as amended (f/k/a Sunterra West Maui Development, LLC; f/k/a Sunterra West Marketing, LLC)

3.106*	Limited Liability Company Agreement of Diamond Resorts West Maui Development, LLC, as amended (f/k/a Sunterra West Maui Development, LLC; f/k/a Sunterra West Marketing, LLC)

3.107*	Articles of Organization of Foster Shores, LLC

3.108*	Limited Liability Company Agreement of Foster Shores, LLC

3.109*	Articles of Incorporation of George Acquisition Subsidiary, Inc.

3.110*	Bylaws of George Acquisition Subsidiary, Inc.

3.111*	Certificate of Formation of Ginger Creek, LLC

3.112*	Limited Liability Company Agreement of Ginger Creek, LLC

3.113*	Certificate of Formation of Grand Escapes, LLC

3.114*	Limited Liability Company Agreement of Grand Escapes, LLC

3.115*	Certificate of Formation of International Timeshares Marketing, LLC, as amended

Exhibit	Description
3.116*	Limited Liability Company Agreement of International Timeshares Marketing, LLC, as amended

3.117*	Articles of Organization of Lake Tahoe Resort Partners, LLC

3.118*	Operating Agreement of Lake Tahoe Resort Partners, LLC, as amended

3.119*	Articles of Incorporation of Mazatlan Development, Inc., as amended (f/k/a Mazatlan Villas, Inc.)

3.120*	Bylaws of Mazatlan Development, Inc. (f/k/a Mazatlan Villas, Inc.)

3.121*	Articles of Incorporation of MMG Development Corp.

3.122*	Bylaws of MMG Development Corp.

3.123*	Certificate of Limited Partnership of Poipu Resort Partners, L.P., as amended (f/k/a Pointe Resort Partners)

3.124*	Amended and Restated Agreement of Limited Partnership of Poipu Resort Partners, L.P. (f/k/a Pointe Resort Partners)

3.125*	Articles of Incorporation of Resort Management International, Inc.

3.126*	Bylaws of Resort Management International, Inc., as amended

3.127*	Articles of Incorporation of Resorts Development International, Inc.

3.128*	Bylaws of Resorts Development International, Inc.

3.129*	Articles of Organization of Walsham Lake, LLC

3.130*	Limited Liability Company Agreement of Walsham Lake, LLC

3.131*	Second Amended and Restated Certificate of Limited Partnership of West Maui Resort Partners, L.P., as amended (f/k/a West Maui Partners, L.P.)

3.132*	Second Amended and Restated Agreement of Limited Partnership of West Maui Resort Partners, L.P. (f/k/a West Maui Partners, L.P.)

4.1*	Indenture, dated as of August 13, 2010, among Diamond Resorts Corporation, Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee

4.2*	Registration Rights Agreement, dated as of August 13, 2010, among Diamond Resorts Corporation, Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, the subsidiary guarantors named therein, Credit Suisse Securities (USA) LLC, as representative of the initial purchasers, Banc of America Securities LLC, as representative of the initial purchasers, and Guggenheim Securities, LLC, as representative of the initial purchasers

4.3*	Security Agreement, dated August 13, 2010, among Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, Diamond Resorts Corporation, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as collateral agent

4.4*	Form of 12.00% Senior Secured Notes due 2018 (included in Exhibit 4.1)

5.1**	Opinion of Katten Muchin Rosenman LLP

5.2*	Opinion of Ballard Spahr LLP

5.3**	Opinion of Holland & Knight LLP

5.4*	Opinion of Imanaka Kudo & Fujimoto

5.5*	Opinion of Summers Compton Wells PC

10.1*	Second Amended and Restated Sale Agreement, dated as of August 31, 2010, by and between Diamond Resorts Depositor 2008 LLC and Diamond Resorts Issuer 2008 LLC, and acknowledged and agreed to by Diamond Resorts Finance Holding Company

10.2*	Second Amended and Restated Purchase Agreement, dated as of August 31, 2010, by and between Diamond Resorts Finance Holding Company and Diamond Resorts Depositor 2008 LLC

Exhibit	Description
10.3*	Third Amended and Restated Indenture, dated as of August 31, 2010, by and among Diamond Resorts Issuer 2008 LLC, Diamond Resorts Financial Services, Inc., Wells Fargo Bank, National Association and Credit Suisse AG, Cayman Islands Branch

10.4**	Indenture, dated as of October 1, 2009, by and among Diamond Resorts Owner Trust 2009-1, Diamond Resorts Financial Services, Inc. and Wells Fargo Bank, National Association

10.5*	Note Purchase Agreement, dated as of October 9, 2009, by and between Diamond Resorts Owner Trust 2009-1 and Diamond Resorts Corporation, and confirmed and accepted by Credit Suisse Securities (USA) LLC

10.6*	Third Amended and Restated Securityholders Agreement, dated as of February 18, 2011, by and among Diamond Resorts Parent, LLC and the other parties named therein

10.7*	Amended and Restated Registration Rights Agreement, dated as of June 17, 2010, by and among Diamond Resorts Parent, LLC and the other parties named therein, as amended

10.8*	Receivables Loan and Security Agreement, dated as of August 31, 2010, by and between Textron Financial Corporation and ILX Acquisition, Inc.

10.9*	Inventory Loan and Security Agreement, dated as of August 31, 2010, by and between Textron Financial Corporation and ILX Acquisition, Inc.

10.10**	Loan Sale and Servicing Agreement, dated as of April 30, 2010, by and among DRI Quorum 2010 LLC, Quorum Federal Credit Union, Diamond Resorts Financial Services, Inc. and Wells Fargo Bank, National Association

10.11*	Purchase Agreement, dated as of April 30, 2010, by and between Diamond Resorts Finance Holding Company and DRI Quorum 2010 LLC

10.12**	Credit and Security Agreement, dated as of November 23, 2010, by and among Tempus Acquisition, LLC, the lenders from time to time party thereto and Guggenheim Corporate Funding, LLC

10.13*	Pledge Agreement, dated as of November 23, 2010, by and between Tempus Holdings, LLC and Guggenheim Corporate Funding, LLC, as administrative agent for the lenders identified therein

10.14*	Guaranty, dated as of November 23, 2010, by Diamond Resorts Corporation, in favor of Guggenheim Corporate Funding, LLC, as administrative agent for the lenders identified therein

10.15*	Lease, dated as of January 16, 2008, by and between H/MX Health Management Solutions, Inc. and Diamond Resorts Corporation

10.16*†	Terms of Engagement Agreement for Individual Independent Contractor, dated as of June 2009, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services USA, LLC, as amended by the Extension Agreement, effective as of June 1, 2010, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services Company, successor to Diamond Resorts Centralized Services USA, LLC, and the Amendment to Extension Agreement, dated as of January 1, 2011, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services Company, successor to Diamond Resorts Centralized Services USA, LLC

10.17*†	Terms of Additional Engagement Agreement for Individual Independent Contractor, dated as of January 1, 2011, by and between Praesumo Partners, LLC and Diamond Resorts Centralized Services Company

10.18**†	Homeowner Association Oversight, Consulting and Executive Management Services Agreement, dated as of December 31, 2010, by and between Diamond Resorts Corporation and Hospitality Management and Consulting Service, L.L.C.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1*	Subsidiaries of Diamond Resorts Parent, LLC

23.1**	Consent of BDO USA, LLP

23.2**	Consent of Katten Muchin Rosenman LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.3*	Consent of Ballard Spahr LLP (included as part of its opinion filed as Exhibit 5.2 hereto)

23.4**	Consent of Holland & Knight LLP (included as part of its opinion filed as Exhibit 5.3 hereto)

Exhibit	Description
23.5*	Consent of Imanaka Kudo & Fujimoto LLP (included as part of its opinion filed as Exhibit 5.4 hereto)

23.6*	Consent of Summers Compton Wells PC LLP (included as part of its opinion filed as Exhibit 5.5 hereto)

24.1*	Powers of Attorney

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, with respect to the Indenture governing the 12.00% Senior Secured Notes due 2018

99.1*	Form of Letter of Transmittal

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Previously filed

**	Filed herewith

†	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit to the registration statement